                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BELLSOUTH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                PRELIMINARY COPY

                               PROXY STATEMENT OF

                             BELLSOUTH CORPORATION

                     SPECIAL MEETING OF SHAREHOLDERS TO BE
          HELD AT           A.M., LOCAL TIME, ON                , 2000
                             ---------------------

                                                                          , 2000

Dear Shareholder,

     You are cordially invited to attend a special meeting of BellSouth
shareholders, to be held at                     in Atlanta, Georgia.

     As part of our ongoing effort to create additional value for our shareholders, our board of directors requests your approval to amend our charter so that we can create a tracking stock that will reflect the performance of our Latin American businesses. We believe that the issuance of this stock, which we call Latin America Group stock, will help us to grow these businesses and achieve our strategic objectives.

     Upon approval of the tracking stock proposal, our board of directors will designate two series of common stock, BLS Group stock and Latin America Group stock. Initially, the BLS Group stock will be the only series of common stock outstanding, and will represent all of the economic interests in both the BLS Group and the Latin America Group. We currently intend to sell new shares of Latin America Group stock in an initial public offering, raising cash that will be used for expansion of our Latin American businesses.

     We expect to distribute the rest of the shares of the Latin America Group to the holders of BLS Group stock within six to twelve months following the initial public offering. The decision to make such a distribution and the precise timing will depend on market conditions and other factors. After full distribution of the Latin America Group stock, your ownership in BellSouth will then be represented by two stocks: Latin America Group stock -- which will reflect the performance of our Latin American businesses; and BLS Group stock -- which will reflect the performance of all of our non-Latin American businesses.

     We intend to pay a quarterly dividend of $.19 per share on the BLS Group stock, which is the current dividend amount on our existing common stock. We do not intend to pay dividends on the Latin America Group stock.

     We will be asking you to vote in favor of a proposed amendment to our charter to permit the creation and issuance of BLS Group stock and Latin America Group stock. Approval of the amendment will permit us to issue common stock in series, including the BLS Group stock and Latin America Group stock. We have called a special meeting of shareholders specifically for this purpose. The terms of the BLS Group stock and the Latin America Group stock, along with other important information, are included in this proxy statement.

     FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN CONNECTION WITH THE TRACKING STOCK PROPOSAL, SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROXY STATEMENT.

     At the special meeting, you also will be asked to consider and approve a companion proposal to adopt our amended and restated stock plan, which will reflect the tracking stock capital structure.

     Our board of directors unanimously recommends that you vote "FOR" the tracking stock proposal and the proposal to adopt our amended and restated stock plan.

     This proxy statement provides you with detailed information about the two proposals. We encourage you to read this entire document.

     I look forward to seeing you at the special meeting.

                                             Sincerely,

                                             F. Duane Ackerman
                                             Chairman of the Board, President
                                             and Chief Executive Officer

     This proxy statement is first being mailed to BellSouth shareholders on or
about             , 2000.

                      HOW YOU CAN OBTAIN MORE INFORMATION

     This proxy statement incorporates important information that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

                             BellSouth Corporation
                          1155 Peachtree Street, N.E.
                          Atlanta, Georgia 30309-3610
                      Attention: Office of the Controller
                           Telephone: (800) 969-2372

     To obtain timely delivery, you must make this request no later than five
business days before             , 2000, the date of the special meeting.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME:                          a.m., local time,           ,             , 2000

PLACE:
                               Atlanta, Georgia

PURPOSES OF MEETING:         In connection with our proposal to create tracking
                             stocks as described in the accompanying proxy statement to:

                             1) Consider and approve a proposal to amend our
                                articles of incorporation, which would:

                                - permit us to issue a total of 8.65 billion
                                  shares of BellSouth common stock in series, of which our board of directors intends initially to designate 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock" and
                                  2.25 billion shares as "BellSouth
                                  Corporation -- Latin America Group Common
                                  Stock;" and

                                - provide for each outstanding share of our
                                  existing common stock to be changed into one share of BLS Group stock.

                                   Approval of this proposal will also
                               constitute approval of the terms of these two series of tracking stock as described in the accompanying proxy statement. Proposed articles of amendment to our articles of incorporation to be voted on at the special meeting are included in Annex I to the accompanying proxy statement.

                             2) Consider and approve a proposal to adopt our
                                amended and restated stock plan.

WHO MAY VOTE:                You can vote if you were a shareholder of record on
                                           , 2000.

PROXY VOTING:                YOUR VOTE IS IMPORTANT. Please vote in one of these
                               ways:

                             1) use the toll-free telephone number shown on your
                                proxy card;

                             2) visit and cast your vote at the web site listed
                                on your proxy card; or

                             3) mark, sign, date and promptly return your proxy
                                card in the postage-paid envelope.

           This notice is issued by order of our board of directors.
                                (BellSouth Logo)

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS...................            1
PROXY STATEMENT SUMMARY.....................................            4
  BellSouth Corporation.....................................            4
  The Special Meeting.......................................            7
  Proposal 1 -- The Tracking Stock Proposal.................            7
  Proposal 2 -- The Adoption of the Amended and Restated
     BellSouth Corporation Stock Plan.......................           12
  Recommendation of Our Board of Directors..................           12
  Selected Historical Consolidated Financial Data of
     BellSouth Corporation..................................           13
  Selected Historical Combined Financial and Operating Data
     of the Latin America Group.............................           14
  Selected Pro Forma Condensed Combined Financial Data of
     the BLS Group (Unaudited)..............................           16
RISK FACTORS................................................           17
  Risk Factors Relating to Our Tracking Stock Capital
     Structure..............................................           17
  Risk Factors Relating to the Businesses of the Latin
     America Group..........................................           24
CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS...           36
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING............           37
  Date, Time and Place of the Special Meeting...............           37
  Proposals to be Considered at the Special Meeting.........           37
  Who Can Vote..............................................           37
  Shares Outstanding........................................           37
  Proxy Card................................................           37
  Voting of Shares..........................................           37
  Required Votes............................................           38
  How You Can Vote..........................................           38
  Revocation of Proxy.......................................           39
  Quorum....................................................           39
  Attendance at the Special Meeting.........................           39
  Solicitation of Proxies...................................           39
PROPOSAL 1 -- THE TRACKING STOCK PROPOSAL...................           40
  Description of the Tracking Stock Proposal................           40
  Background of and Reasons for the Tracking Stock
     Proposal...............................................           41
  Recommendation of Our Board of Directors..................           43
  Dividend Policy...........................................           43
  Description of BLS Group Stock and Latin America Group
     Stock..................................................           44
     Authorized and Outstanding Shares......................           44
     Reasons for Increase in Authorized Common Stock........           45
     Dividends..............................................           46
     Voting Rights..........................................           47
     Conversion and Redemption..............................           50
     Liquidation Rights.....................................           58
     Inter-Group Interest...................................           59
     Determinations by the Board of Directors...............           60
     Preemptive Rights......................................           60
     Additional Group Stock.................................           60

                                                                 PAGE
                                                                 ----
     Restated Rights Agreement..............................           61
     Anti-Takeover Provisions of Georgia Law, Our Restated
      Articles of Incorporation and
       By-laws and Our Restated Rights Agreement............           63
  United States Federal Income Tax Considerations...........           67
  Stock Exchange Listings...................................           68
  Stock Transfer Agent and Registrar........................           69
  Financial Advisor.........................................           69
  Effect on Existing Stock-Based Awards.....................           69
  No Dissenters' Rights.....................................           69
BUSINESS OF THE BLS GROUP...................................           70
INDUSTRY OVERVIEW...........................................           71
BUSINESS OF THE LATIN AMERICA GROUP.........................           75
MANAGEMENT OF THE LATIN AMERICA GROUP.......................           95
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF THE LATIN AMERICA GROUP......           97
RELATIONSHIP BETWEEN THE BLS GROUP AND THE LATIN AMERICA
  GROUP.....................................................          115
  General Policy............................................          115
  The Finance/Strategic Planning Committee..................          115
  Scope of the Business of the Groups; Competition..........          115
  Corporate Opportunities...................................          116
  Relationship Between the BLS Group and the Latin America
     Group..................................................          116
     Commercial Inter-Group Transactions....................          116
     Transfers of Other Assets and Liabilities..............          116
     Cash Management........................................          117
     Financing Arrangements.................................          117
     Intellectual Property..................................          117
  Dividend Policy...........................................          118
  Financial Reporting; Allocation Matters...................          118
     Shared Corporate Services..............................          118
     Taxes..................................................          118
  Amendment and Modification of the Policy Statement........          119
PROPOSAL 2 -- THE ADOPTION OF THE AMENDED AND RESTATED
  BELLSOUTH CORPORATION STOCK PLAN..........................          120
STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS.................          129
DIRECTOR COMPENSATION.......................................          130
EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES
  COMMITTEE REPORT ON EXECUTIVE COMPENSATION................          131
EXECUTIVE COMPENSATION......................................          135
FIVE-YEAR PERFORMANCE COMPARISON............................          140
INFORMATION ABOUT SHAREHOLDER PROPOSALS.....................          141
INDEPENDENT ACCOUNTANTS.....................................          141
WHERE YOU CAN FIND MORE INFORMATION.........................          141
INFORMATION INCORPORATED BY REFERENCE.......................          141

                                                                 PAGE
                                                                 ----
INDEX TO FINANCIAL STATEMENTS...............................          F-1
  The Latin America Group -- Report of Independent
     Accountants and Combined Financial Statements..........          F-2
  The BLS Group -- Unaudited Pro Forma Condensed Combined
     Financial Statements...................................         F-24
ANNEX I --
  Proposed Articles of Amendment to the Amended and Restated
     Articles of Incorporation of BellSouth Corporation.....    Annex I-1
ANNEX II --
  Policy Statement Regarding BLS Group and Latin America
     Group Matters..........................................   Annex II-1
ANNEX III --
  Amended and Restated BellSouth Corporation Stock Plan.....  Annex III-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q-1:    WHAT IS A TRACKING STOCK AND WHAT IS IT
        SUPPOSED TO DO?

A-1: A tracking stock is a separate class or series of a company's common stock that is designed to reflect the separate performance of a group of assets or specific business units, divisions, subsidiaries or equity investments of the company. Companies such as U S West and Sprint have issued tracking stock and AT&T has announced plans to do so.

Q-2:    WHAT TRACKING STOCKS ARE BEING PROPOSED?

A-2:    Latin America Group stock will be a
        separate series of BellSouth common stock intended to reflect the separate performance of the Latin America Group, consisting of our Latin American businesses. We provide a detailed description of the Latin America Group starting on page 75.

        BLS Group stock will be a separate series of BellSouth common stock intended to reflect the separate performance of the BLS Group, consisting of all of our other businesses and the BLS Group's ownership of the unsold and undistributed portion of the Latin America Group. We provide a summary description of the BLS Group starting on page 70.

        The holders of BLS Group stock and the holders of Latin America Group stock will be shareholders of BellSouth and will not be shareholders of separate corporations.

Q-3:    WHY IS BELLSOUTH PROPOSING TO CREATE
        TRACKING STOCKS?

A-3: We believe that separating the performance of the BLS Group and the Latin America Group and reflecting separately the operating results and growth prospects of each group will permit greater market recognition and more efficient valuation of the BLS Group and the Latin America Group.

        By separately tracking the performance of our Latin American businesses through the Latin America Group stock rather than our existing common stock, we can reduce the financial impacts on our current shareholders resulting from additional investment necessary to grow and expand our Latin American businesses.

        We also will have greater flexibility to take advantage of strategic opportunities for each group. We will be able to issue either BLS Group stock or Latin America Group stock for strategic investments, in acquisitions and for other transactions.

        We describe these and other reasons for the tracking stock proposal starting on page 41.

Q-4:    WHAT AM I BEING ASKED TO VOTE ON?

A-4: We are asking you to approve articles of amendment to permit us to issue a total of 8.65 billion shares of common stock in series, of which our board of directors will initially designate 6.4 million shares as BLS Group stock and 2.25 billion shares as Latin America Group stock.

        We are also asking you to approve an amended and restated stock plan to reflect our tracking stock structure.

Q-5:    SHOULD I VOTE "FOR" BOTH PROPOSALS?

A-5:    Yes. Our directors unanimously
        recommend that you vote "FOR" both proposals. We are soliciting your vote "FOR" both proposals with this proxy statement.

Q-6:    WHY DO YOU PLAN TO SELL LATIN AMERICA
        GROUP STOCK TO THE PUBLIC?

A-6: An initial public offering will create market recognition and a separate valuation of the America Group stock. It will also raise cash that will be used to grow and expand our Latin American businesses.

Q-7:    WHAT WILL HAPPEN TO MY SHARES OF
        BELLSOUTH COMMON STOCK?

A-7:    When the offering is completed, each of
        your existing shares will represent one share of BLS Group stock.

Q-8:    SHOULD I SEND IN MY STOCK CERTIFICATES?

A-8:    No. If the articles of amendment to our
        restated articles of incorporation are adopted, the shares of your existing common stock will be automatically changed into the same number of shares of BLS Group stock immediately before we complete the planned initial public offering of Latin America Group stock. At that time, the stock certificates representing your shares of existing common stock will represent ownership of the same number of shares of BLS Group stock.

Q-9:    WILL MY DIVIDEND STAY THE SAME?

A-9: Yes. We intend to pay a quarterly dividend of $.19 per share on the BLS Group stock, which is the same as the current dividend amount on our existing common stock. The payment of dividends on all common stock will remain a matter that is determined periodically by our board of directors. The payment of dividends on BLS Group stock will be at the discretion of our board of directors.

Q-10:    WILL I CONTINUE TO HAVE AN ECONOMIC
         INTEREST IN BELLSOUTH'S LATIN AMERICAN BUSINESSES?

A-10:    Yes. The BLS Group will hold the entire
         equity interest in the Latin America Group, other than the portion sold to the public in the planned initial public offering and for which the Latin America Group will receive the net cash proceeds. As a holder of BLS Group stock, you will have an economic interest in both the BLS Group and the Latin America Group.

         In addition, we intend to distribute all of the shares representing the BLS Group's equity interest in the Latin America Group to the holders of BLS Group stock. If we do so, you will own your economic interest in our Latin American businesses through your ownership of Latin America Group stock.

         If we do not complete the proposed distribution, you will continue to own the same economic interest in our Latin American businesses through your ownership of BLS Group stock.

Q-11:    DOES THE TRACKING STOCK PROPOSAL INVOLVE
         A SPIN-OFF OF A COMPANY?

A-11:    No. The holders of BLS Group stock and
         the holders of Latin America Group stock will continue to be shareholders of BellSouth and, as such, will be subject to the benefits and risks associated with an investment in BellSouth and all of its businesses, assets and liabilities.

Q-12:    WHY IS BELLSOUTH ISSUING A TRACKING
         STOCK INSTEAD OF SPINNING OFF THE LATIN AMERICA GROUP?

A-12: By issuing a tracking stock, we will retain the advantages of doing business as a single company and each group will be able to capitalize on relationships with the other group.

         Issuing a tracking stock will allow both groups to continue to benefit from common branding, shared managerial expertise, synergies relating to technology and purchasing arrangements and cost savings in corporate overhead expenses.

Q-13:    HOW WILL THE TRACKING STOCK PROPOSAL
         AFFECT FUTURE FINANCIAL STATEMENT PRESENTATION OF BELLSOUTH?

A-13:    We include in this proxy statement
         combined financial statements of the Latin America Group and pro forma financial information of the BLS Group. Our consolidated financial statements are incorporated by reference in this proxy statement. Following the issuance of Latin America Group stock, we will issue periodically combined financial statements of the Latin America Group, pro forma financial information for the BLS Group and consolidated financial statements of BellSouth. Presentation of the combined financial statements of the Latin America Group and pro forma financial information of the BLS Group will provide current and potential investors in each group with financial information regarding the underlying businesses of the BLS Group and the Latin America Group.

Q-14:    WHY IS THE NUMBER OF AUTHORIZED SHARES
         OF COMMON STOCK BEING INCREASED?

A-14:    We need to increase the number of
         authorized shares of common stock for the planned initial public offering of Latin America Group stock, the proposed distribution of Latin America Group stock to the holders of BLS Group stock, to grant awards for Latin America Group stock under our restated stock plan, and to issue Latin America Group stock in transactions consistent with our business strategy.

Q-15:    WHY IS BELLSOUTH AMENDING ITS STOCK
         PLAN?

A-15:    We are amending our stock plan to allow
         us to grant awards for BLS Group stock and Latin America Group stock. We intend to provide management of the BLS Group with awards based primarily on BLS Group stock and management of the Latin America Group with awards based primarily on Latin America Group stock.

Q-16:    HOW DO I VOTE ON THE PROPOSALS?

A-16:    You may vote by telephone or via the
         Internet. You may also mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Or, you may attend the special meeting, as we describe in this proxy statement on page 37. The special
         meeting will take place on                     , 2000.

Q-17:    IF I HOLD MY SHARES THROUGH A BROKER, HOW
         DO I VOTE ON THE TRACKING STOCK PROPOSAL?

A-17: You should have received with this proxy statement a voting instruction card. If you have further questions on voting, please contact your broker.

Q-18:    CAN I CHANGE MY VOTE?

A-18: Yes. If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by (1) voting again by telephone or on the Internet prior to the special meeting; (2) signing another proxy card with a later date and returning it to us prior to the special meeting; or (3) attending the special meeting in person and casting a ballot.

         If you own your shares through a broker, your broker can tell you how to change your vote or answer any other questions about voting.

Q-19:    WHAT HAPPENS IF I DO NOT VOTE ON THE
         TRACKING STOCK PROPOSAL?

A-19:    If you do not return a proxy card or
         otherwise vote on the tracking stock proposal, in effect you have voted "AGAINST" the proposal. We urge you to vote "FOR" the proposal.

Q-20:    WHOM CAN I CALL WITH QUESTIONS?

A-20:    If you have any questions about the
         tracking stock proposal or would like copies of any of the documents we refer to or the information that we incorporate by reference in this proxy statement, please call us at (800) 969-2372.

                            PROXY STATEMENT SUMMARY

     This summary, together with the "Questions and Answers About the Proposals" on the preceding pages, highlights important selected information from this proxy statement. To understand the tracking stock proposal fully and for a more complete description of the legal terms of the tracking stock proposal, you should read carefully this entire document and the documents we have referred you to. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

     In this proxy statement, "we," "us," "our," "ours" and "BellSouth" refer to BellSouth Corporation and its subsidiaries.

                             BELLSOUTH CORPORATION

     All of our businesses are included in either the BLS Group or the Latin America Group. Our principal executive offices are located at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309 and our telephone number is (404) 249-2000.

THE BLS GROUP

     The BLS Group provides communications services outside of Latin America to more than 39 million customers in nine countries and had $22.9 billion in revenues in the fiscal year ended December 31, 1999. The BLS Group has assets of more than $39 billion and employs almost 87,000 people. The primary lines of business of the BLS Group include its U.S. wireline and wireless communications businesses, non-Latin American international operations and its non-Latin American advertising and directory publishing operations.

     The BLS Group is the leading telephone service provider in the Southeastern U.S., serving substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. The BLS Group provides wireline voice and data communications services, including local exchange, network access and long distance services within the Southeastern U.S. The BLS Group also offers other wireline services, billing and collection services, customer premises equipment sales and maintenance services, provision of unbundled network elements to competitors and interconnection to unaffiliated wireline and wireless carriers.

THE LATIN AMERICA GROUP

     The Latin America Group is the leading pan-regional provider of wireless telecommunications services in Latin America. Over the past ten years, the Latin America Group has rapidly grown its core wireless telephone services business by adding customers in its existing licensed areas and extending its geographic footprint. The Latin America Group currently has operations in Venezuela, Brazil, Argentina, Peru, Chile, Panama, Ecuador, Uruguay and Nicaragua and plans to launch service in Guatemala in mid-2000. As of November 30, 1999, the Latin America Group's operating companies held licenses covering approximately 176 million total POPs, which is the population in a territory covered by an applicable license, and provided wireless services to approximately 6.2 million customers. Adjusting for the Latin America Group's ownership interest in its operating companies, these numbers represent approximately 124 million proportionate POPs and approximately 4.2 million proportionate customers.

     The Latin America Group's goal is to become the leading pan-regional integrated communications provider in Latin America by leveraging its existing wireless business. The Latin America Group's operating companies have constructed and continue to enhance networks that will allow them to offer a broad array of additional communications services when and as permitted by local regulation. Using these networks, the Latin America Group's operating companies are increasingly offering additional communications services, such as Internet access, wireless data services, long distance, data network services and wireless payphones. The operating companies also provide advertising and directory publishing services in Brazil and Peru. In addition, the Latin America Group's network services business provides wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.

     For the fiscal year ended November 30, 1999, the Latin America Group had, on a combined basis in accordance with U.S. GAAP, operating revenues of $2.4 billion, operating income before depreciation and amortization expense, or EBITDA, of $556 million and a net loss of $316 million.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths distinguish the Latin America Group from its competitors:

     - ESTABLISHED AND RAPIDLY GROWING BASE OF CUSTOMERS. Through its early entry into Latin America and successful growth, the Latin America Group has built a large and rapidly growing customer base. During fiscal year 1999, the Latin America Group's operating companies grew their customer base by 2.7 million customers, an increase of 78.3%, to 6.2 million.

     - STRONG PAN-REGIONAL PRESENCE. The Latin America Group is one of a few wireless telecommunications companies with a pan-regional presence in Latin America and its footprint is the largest in the region.

     - REPUTATION FOR PROVIDING SUPERIOR SERVICES. We believe the Latin America Group offers its customers the highest quality telecommunications services and customer care available within its markets and that it has developed a strong reputation for doing so.

     - HIGH-CAPACITY DIGITAL BACKBONE NETWORKS. The operating companies of the Latin America Group operate their own high-capacity digital networks in their major markets. We believe these networks will reduce costs and time to market in rolling out new Internet, data and voice services.

     - ESTABLISHED BRANDS. The brands established by the Latin America Group's operating companies are among the best known brands in their markets and are closely associated with high-quality wireless services in those markets.

     - EXPERIENCED MANAGEMENT TEAMS. The Latin America Group has been providing high-quality wireless services in Latin America since 1989 and has developed experienced management teams at the country level, which are supported by U.S.-based corporate management team.

     - STRONG RELATIONSHIP WITH THE BLS GROUP. We expect the Latin America Group to continue benefiting from its relationship with the BLS Group, including by leveraging BellSouth's extensive communications expertise and purchasing power.

BUSINESS STRATEGY

     To achieve its goal of becoming the leading pan-regional integrated communications provider in Latin America, the Latin America Group will leverage its competitive strengths and market position in wireless telecommunications by pursuing the following strategies:

     - CONTINUE TO RAPIDLY GROW EXISTING WIRELESS OPERATIONS. Industry sources estimate that the number of wireless subscribers in Latin America will triple over the next five years. With its established brands and reputation for quality customer service, we believe the Latin America Group is well positioned to benefit from this expected subscriber growth.

     - EXPAND PAN-REGIONAL FOOTPRINT. We seek to further develop the Latin America Group's position as the leading pan-regional wireless telecommunications provider by expanding its geographic footprint.

     - BROADEN EXISTING CAPABILITIES AND SERVICE OFFERINGS. We believe the Latin America Group's existing networks and operations provide it with a strong platform from which to offer a broad array of communications services.

     - REALIZE INCREASED SYNERGIES AMONG ITS EXISTING OPERATIONS. We believe the Latin America Group can utilize the collective assets and expertise of its operating companies to realize synergies unavailable to many of its competitors.

     - PURSUE SELECTIVE STRATEGIC TRANSACTIONS THAT COMPLEMENT ITS BUSINESS PLAN. We believe that, as in Europe and the U.S., the Latin American communications industry will experience increased consolidation. The Latin America Group will carefully evaluate opportunities for selective strategic acquisitions that cost-effectively either accelerate or implement its business strategy.

COMMUNICATIONS SERVICES

     The Latin America Group's operating companies offer a variety of communications services in their respective markets. The table below sets forth the primary services currently offered in each market:

                                                   COMMUNICATIONS SERVICES
                             -------------------------------------------------------------------
                                                                   DATA                                ADVERTISING
                               MOBILE      WIRELESS   INTERNET   NETWORK      LONG     WIRELESS            AND
COUNTRY                       WIRELESS       DATA     SERVICE    SERVICES   DISTANCE   PAYPHONES   DIRECTORY PUBLISHING
-------                      -----------   --------   --------   --------   --------   ---------   --------------------
Argentina..................        X           X          X          X          X
Brazil.....................        X           X                                                             X
Chile......................        X                      X                     X
Ecuador....................        X           X                                X           X
Guatemala(mid-2000)........        X           X
Nicaragua..................        X                                                        X
Panama.....................        X                      X
Peru.......................        X           X                     X          X           X                X
Uruguay....................        X                      X
Venezuela..................        X           X          X          X                      X

THE LATIN AMERICAN TELECOMMUNICATIONS INDUSTRY OPPORTUNITY

     Latin America represents one of the world's largest and most attractive telecommunications markets with a population of almost 500 million and a combined gross domestic product, or GDP, of approximately $1.7 trillion in 1999. Because penetration rates remain significantly below the levels of more developed countries, we believe the Latin American telecommunications industry has the potential to grow at a faster rate than the global telecommunications industry overall.

     According to industry sources, the Latin American telecommunications market is expected to experience compounded annual growth in:

          - total telecommunications revenues of approximately 16% from 1999 to 2004;

          - wireless subscribers of approximately 28% from 1999 to 2004;

          - wireless service revenues of approximately 21% from 1999 to 2004;
            and

          - active Internet accounts of approximately 87% from 1997 to 2002.

     As the leading pan-regional wireless telecommunications provider in Latin America, we believe the Latin America Group is well positioned to take advantage of this rapid growth.

                              THE SPECIAL MEETING

PROPOSALS TO BE CONSIDERED AT THE MEETING

     We are asking you to consider and vote upon the following proposals at the special meeting:

     - Proposal 1: The adoption of the articles of amendment to our restated articles of incorporation, set forth in Annex I. These articles of amendment authorize our board of directors to issue 8.65 billion shares of our common stock in series. Pursuant to these articles of amendment, our board of directors intends to create BLS Group stock and Latin America Group stock with the terms described under "Proposal 1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock." Your vote for Proposal 1 also will constitute approval of the change of your existing common stock into BLS Group stock and the terms of BLS Group stock and Latin America Group stock. (page 40)

     - Proposal 2: The adoption of the Amended and Restated BellSouth Corporation Stock Plan set forth in Annex III. (page 120)

VOTE REQUIRED TO APPROVE THE PROPOSALS (PAGE 38)

     The following shareholder votes are required for approval of the proposals:

     - Proposal 1: The favorable vote of a majority of the outstanding shares of our existing common stock.

     - Proposal 2: The favorable vote of a majority of the shares of our existing common stock represented at the special meeting and entitled to vote.

     Our directors and executive officers beneficially owned less than one percent of the outstanding shares of our existing common stock on April 1, 2000.

                                   PROPOSAL 1

                     THE TRACKING STOCK PROPOSAL (PAGE 40)

THE ARTICLES OF AMENDMENT

     The adoption of our articles of amendment to our restated articles of incorporation will:

     - permit us to issue a total of 8.65 billion shares of BellSouth common stock in series, of which our board of directors will initially designate
       6.4 billion shares as BLS Group stock and 2.25 billion shares as Latin America Group stock; and

     - provide for each outstanding share of our existing common stock to be changed into one share of BLS Group stock immediately before the completion of the planned initial public offering of Latin America Group stock.

     - Approval of this proposal will also constitute approval of the terms of these two series of tracking stock as described in "Proposal 1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock."

THE INITIAL PUBLIC OFFERING

     If our shareholders adopt our articles of amendment, we plan an initial public offering of shares of Latin America Group stock that will represent a portion of the equity value of the Latin America Group.

We will determine the amount to be issued based on capital requirements of the Latin America Group, market conditions at the time of the initial public offering and other factors. The Latin America Group will use the proceeds from the initial public offering to continue its expansion in Latin America and for other general purposes of the Latin America Group.

     We expect to complete the initial public offering promptly following shareholder approval of our articles of amendment. If subsequent considerations arise, our board of directors can decide not to create BLS Group stock and Latin America Group stock and change its plans for the initial public offering, even if our shareholders have approved the articles of amendment.

THE INTER-GROUP INTEREST AND THE PROPOSED DISTRIBUTION

     Prior to the completion of the planned initial public offering of Latin America Group stock, the BLS Group will hold 100% of the equity value of the Latin America Group. The Latin America Group will receive the net proceeds from the planned offering. The number of shares of Latin America Group stock representing 100% of the equity value of the Latin America Group will increase by the number of shares sold in the planned offering.

     Immediately following the planned initial public offering, the equity value of the Latin America Group not represented by Latin America Group stock sold in the offering will continue to be held by the BLS Group and will be reflected in the combined financial statements of the BLS Group as an "inter-group interest" in the Latin America Group.

     We expect to distribute all of the shares representing the BLS Group's ownership of the Latin America Group to the holders of BLS Group stock within six to 12 months after the initial public offering. The decision to make such a distribution and the precise timing will depend on market conditions and other factors that our board of directors considers relevant. Even if we complete the planned initial public offering, we cannot assure you that the proposed distribution will occur.

REASONS FOR THE TRACKING STOCK PROPOSAL (PAGE 41)

     We expect the tracking stock proposal to:

     - Increase market recognition: Separating the performance of the BLS Group and the Latin America Group will permit greater market recognition and more efficient valuation of the BLS Group and the Latin America Group.

     - Enhance strategic flexibility: By separately tracking the performance of our Latin American businesses through the Latin America Group stock rather than our existing common stock, we can reduce the financial impacts on our current shareholders resulting from additional investment necessary to grow and expand our Latin American businesses. Having two different equity securities that track the performance of separate business groups will provide BellSouth greater flexibility to take advantage of strategic opportunities for each group. BellSouth will be able to issue either BLS Group stock or Latin America Group stock for strategic investments, in acquisitions, for purchases of interests of partners and for other transactions.

     - Increase financial flexibility: We expect that the creation of Latin America Group stock will assist the Latin America Group in meeting its capital requirements by creating an additional publicly traded equity security that we can use to raise capital.

     - Increase the effectiveness of management incentives: Latin America Group stock will permit us to structure distinctive and more effective incentive and retention programs for our management and employees.

For additional reasons for the tracking stock proposal, see "Proposal 1 -- The Tracking Stock Proposal -- Background of and Reasons for the Tracking Stock Proposal."

COMPARISON OF EXISTING COMMON STOCK WITH BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK (PAGE 44)

     We have compared below our existing common stock and BLS Group stock and Latin America Group stock. You should keep in mind that you will remain shareholders of a single company. The BLS Group and the Latin America Group will not be separate legal entities. As a result, you will continue to be subject to benefits and risks associated with an investment in BellSouth and all of its businesses, assets and liabilities. Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group.

  DIVIDENDS

     Existing Common Stock. Historically, we have paid dividends on our existing common stock, and our current quarterly dividend amount is $.19 per share. Dividends are paid at the discretion of our board of directors.

     Tracking Stocks. We intend to pay a quarterly dividend of $.19 per share on the BLS Group stock, which is the same as the current dividend amount on our existing common stock. We do not intend to pay dividends for the foreseeable future on Latin America Group stock. The payment of dividends on both series will be at the discretion of our board of directors.

  VOTING RIGHTS

     Existing Common Stock. The holders of existing common stock have one vote per share.

     Tracking Stocks. The holders of BLS Group stock will have one vote per share.

     The voting rights per share of Latin America Group stock will vary depending on the relative average market values of the two series of common stock during a specified period prior to each record date. However, if the average market values calculation results in the holders of Latin America Group stock holding more than 35% of the total voting power of all outstanding shares of common stock, the vote of each share of Latin America Group stock will be reduced so that all of the outstanding shares of Latin America Group stock represent only 35% of the total voting power of all outstanding shares of common stock. Depending on relative market values, the holders of Latin America Group stock may have more than, less than or exactly one vote per share.

     The holders of the two series of common stock will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except in the limited circumstances provided under Georgia law, as required by stock exchange rules or as determined by our board of directors.

  CONVERSION AT OPTION OF BELLSOUTH

     Existing Common Stock. We do not have the option of converting shares of our existing common stock into any other security of BellSouth.

     Tracking Stocks. We may convert all outstanding shares of Latin America Group stock into shares of BLS Group stock, based on the average market values of the two series of common stock during a specified period before the conversion, at some or no premium.

     The premium will be 20% during the first year after the completion of the planned initial public offering of Latin America Group stock. Beginning on the first anniversary but before the second anniversary of the completion of the planned initial public offering, the premium will be 15%. Beginning on the second anniversary of the completion of the planned initial public offering, the premium will be:

     - 10% if the market capitalization of Latin America Group stock is less than 40% of the combined market capitalization of the two series of common stock; and

     - 0% if the market capitalization of Latin America Group stock is 40% or more, but less than 60%, of the combined market capitalization of the two series of common stock.

     Beginning on the second anniversary of the completion of the planned initial public offering of Latin America Group stock, we may convert all outstanding shares of BLS Group stock into Latin America Group stock, based on the average market values of the two series of common stock during a specified period before the conversion, at either a 10% premium or without any premium. A conversion of BLS Group stock into Latin America Group stock would be subject to the same premium provisions that would apply to a conversion of Latin America Group stock into BLS Group stock. Prior to the second anniversary of the completion of the planned initial public offering, we may not convert BLS Group stock into Latin America Group stock.

     Beginning on the second anniversary of the completion of the planned initial public offering of Latin America Group stock, we may convert Latin America Group stock into BLS Group stock only if the market capitalization of Latin America Group stock is less than 60% of the combined market capitalization of the two series of common stock. Similarly, we may convert BLS Group stock into Latin America Group stock only if the market capitalization of BLS Group stock is less than 60% of the combined market capitalization of the two series of common stock.

     If we create additional series of common stock, we can also convert all outstanding shares of BLS Group stock or Latin America Group stock into one of those series. Any conversion of BLS Group stock or Latin America Group stock into an additional series of common stock would be subject to the same premium and market capitalization provisions that would apply to a conversion of Latin America Group stock into BLS Group stock or BLS Group stock into Latin America Group stock.

     If we choose to exercise our conversion right as a result of a "tax event," as that term is defined under "Proposal 1 -- The Tracking Stock
Proposal -- Description of BLS Group Stock and Latin America Group
Stock -- Conversion and Redemption -- Conversion of Common Stock at Our Option at Any Time," we will convert shares of one group's stock into the other group's stock without any premium.

  REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

     Existing Common Stock. We do not have the option of redeeming shares of our existing common stock.

     Tracking Stocks. We will have the right at any time to redeem BLS Group stock for stock of one or more of our wholly-owned subsidiaries that holds all of the assets and liabilities of the BLS Group. Similarly, we will have the right at any time to redeem Latin America Group stock for stock of one or more of our wholly-owned subsidiaries that holds all of the assets and liabilities of the Latin America Group.

  RIGHTS ON SALE OF ALL OR SUBSTANTIALLY ALL ASSETS OF A GROUP

     Existing Common Stock. The holders of existing common stock have no special rights triggered by a sale of all or substantially all of the assets of a group.

     Tracking Stocks. If we sell all or substantially all -- that is, at least 80% -- of the assets attributed to either group, subject to some exceptions, we must either:

     - distribute to the holders of that group's stock by a special dividend or redemption an amount equal to the net proceeds of the sale; or

     - convert each share of that group's stock into a number of shares of the other group's stock, based on the average market values of the two series of common stock during a specified period after the sale, at a 10% premium.

     If we sell substantially all -- but not all -- of the assets attributed to a group and we distribute the net proceeds by special dividend or partial redemption, then at any time within two years after completing the distribution we will have the right to convert the remaining outstanding shares of that group's stock into shares of the other group's stock at a 10% premium or without any premium. The premium will be 10% unless we would be entitled to convert without any premium as described under "Conversion at Option of BellSouth." In that event, there will be no premium. To determine the conversion rate, we will value BLS Group stock and Latin America Group stock based on their average market values during a specified period before the conversion.

     If we create additional series of common stock, we can convert the series of stock of the group whose assets are disposed of into one of those series. Any conversion of BLS Group stock or Latin America Group stock into an additional series of common stock would be subject to the same premium provisions that would apply to a conversion of Latin America Group stock into BLS Group stock or BLS Group stock into Latin America Group stock.

  DISSOLUTION

     Existing Common Stock. If BellSouth is dissolved, the holders of existing common stock would share assets remaining for distribution to holders of common stock in equal amounts per share of existing common stock.

     Tracking Stocks. The holders of BLS Group stock and the holders of Latin America Group stock will share assets remaining for distribution to the holders of common stock on a per share basis in proportion to the liquidation units per share. Each outstanding share of BLS Group stock will have one liquidation unit. Each outstanding share of Latin America Group stock will have .25 of one liquidation unit.

TRACKING STOCK POLICY STATEMENT (PAGE 115)

     Our board of directors has adopted the tracking stock policy statement set forth in Annex II. It provides that we will resolve all material matters as to which the holders of BLS Group stock and the holders of Latin America Group stock may have potentially divergent interests in a manner that our board of directors or the finance/strategic planning committee of our board of directors determines to be in the best interests of BellSouth. The tracking stock policy statement provides that fair consideration will be given to the potentially divergent interests and all other relevant interests of the separate series of common stock of BellSouth.

     Our tracking stock policy statement also provides that BellSouth will seek to manage the BLS Group and the Latin America Group in a manner intended to maximize the operations, unique assets and value of both groups, and with complementary deployments of personnel, capital and facilities, with the continuing goal of positioning BellSouth as a unified source of telecommunications and related services and products.

     Our tracking stock policy statement establishes guidelines to help us allocate debt, shared corporate services, interest and taxes on an objective basis.

     Our tracking stock policy statement also provides for:

     - commercial transactions between the groups in the ordinary course of their businesses on arm's-length terms;

     - the transfer of assets and liabilities between groups not in the ordinary course of their businesses at fair value;

     - the requirement that the groups generally provide telecommunications and related services and products only in their respective geographic regions;

     - the allocation of corporate opportunities in the overall best interests of BellSouth; and

     - access by the groups to BellSouth's names and marks and other intellectual property.

     Our board of directors may amend, modify or rescind our tracking stock policy statement, adopt additional or other policies or make exceptions with respect to the application of these policies, in its sole discretion and without shareholder approval. However, our board of directors has no present intention to do so.

     See "Relationship Between the BLS Group and the Latin America Group."

RISK FACTORS (PAGE 17)

     When evaluating the tracking stock proposal, you should be aware of the risk factors we describe under "Risk Factors" starting on page 17.

FEDERAL INCOME TAX CONSIDERATIONS (PAGE 67)

     We have been advised by our counsel that changing our existing common stock into BLS Group stock under the tracking stock proposal will not be taxable to you. We also expect that the proposed distribution of all of the shares representing the BLS Group's ownership of the Latin America Group to the holders of BLS Group stock will not be taxable to you. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the terms of stock similar to those of BLS Group stock and Latin America Group stock. The Internal Revenue Service has also announced that it will not issue rulings on the characterization of stock with characteristics similar to BLS Group stock and Latin America Group stock. Therefore, the tax treatment of the tracking stock proposal is subject to some uncertainty.

     In addition, the Clinton Administration proposed legislation in February 2000 that, if enacted, would impose a tax on shareholders that receive stock similar to BLS Group stock or Latin America Group stock in exchange for other stock in the corporation or in a distribution by the corporation. If this proposal is enacted, you could be subject to tax on your receipt of BLS Group stock or Latin America Group stock. If our shareholders approve the tracking stock proposal, our board of directors will evaluate legislative developments relating to this tax proposal prior to creating any tracking stock proposal. See "Proposal 1 -- The Tracking Stock Proposal -- United States Federal Income Tax Considerations."

LISTING (PAGE 68)

     Our existing common stock is listed on the New York, Boston, Chicago, Pacific, Philadelphia, London, Frankfurt, Amsterdam and Swiss Stock Exchanges. We expect to list BLS Group stock on the New York Stock Exchange and some of these other exchanges under the trading symbol "BLS." We expect to list Latin America Group stock on the New York Stock Exchange under the trading symbol "BLS.L."

                                   PROPOSAL 2

THE ADOPTION OF THE AMENDED AND RESTATED BELLSOUTH CORPORATION STOCK PLAN (PAGE
                                      120)

     We are also asking you to vote on a related proposal to adopt our Amended and Restated BellSouth Corporation Stock Plan. Our restated stock plan would, among other things, reflect the tracking stock proposal by authorizing us to grant to our employees, officers and directors awards based on shares of BLS Group stock and Latin America Group stock. We intend to grant awards to employees based primarily on the group for which our employees work.

                    RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has carefully considered each of these proposals and believes that the approval of these proposals by the shareholders is advisable and in the best interests of BellSouth. Our board of directors unanimously recommends that you vote "FOR" each of these proposals.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                            OF BELLSOUTH CORPORATION

     We derived the selected financial data presented below from our consolidated financial statements and related notes, which include the Latin America Group and BLS Group. Our audited consolidated financial statements for each of the years ended December 31, 1997, 1998 and 1999 are incorporated by reference in this proxy statement. You should read the selected financial data together with our audited consolidated financial statements and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this proxy statement.

     PricewaterhouseCoopers LLP, independent accountants, audited our consolidated financial statements for each of the years in the five-year period ended December 31, 1999.

Significant events affecting our historical earnings trends include the following:

- 1995 results include charges for the discontinuance of Statement on Financial Accounting Standards No. 71 and the refinancing of long-term debt issues which reduced net income by $2,796 million ($1.41 per share). 1995 also includes a work force reduction charge which increased operating expense by $1,082 million and reduced net income by $663 million ($.33 per share).

- 1996 results include a gain from the sale of a paging business which increased net income by $344 million ($.17 per share).

- 1997 results include gains resulting from the sale of our interests in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352 million ($.18 per share), $128 million ($.06 per share) and $23 million ($.01 per share). 1997 results also include the effect of a regulatory settlement in South Carolina, which reduced operating revenues by $72 million and net income by $47 million ($.02 per share), as well as a loss of $9 million incurred in connection with the early redemption of long-term debt.

- 1998 results include net income of $110 million ($.06 per share) from the sale of BellSouth New Zealand, net income of $96 million ($.05 per share) related to the receipt of additional proceeds from the sale of ITT World Directories, and $62 million ($.03 per share) of net income related to contingent interest and prepayment penalties associated with the repayment of a loan receivable.

- 1999 results include foreign currency losses related to the devaluation of the Brazilian Real which reduced net income by $308 million ($.16 per share), an asset impairment loss which reduced net income by $187 million ($.10 per share), the recognition of certain foreign investment tax credits generated in prior years which increased net income by $95 million ($.05 per share) and a gain on the sale of Honolulu Cellular, which increased net income by $23 million ($.01 per share).

                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------
                                                   1995      1996      1997      1998      1999
                                                  -------   -------   -------   -------   -------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..............................  $17,886   $19,040   $20,561   $23,123   $25,224
Operating expenses..............................   14,594    14,261    15,185    17,219    18,787
Operating income................................    3,292     4,779     5,376     5,904     6,437
Net income (loss)...............................   (1,232)    2,863     3,261     3,527     3,448
Operating income margin.........................     18.4%     25.1%     26.1%     25.5%     25.5%
Diluted earnings (loss) per share:
  Before extraordinary losses...................  $   .79   $  1.44   $  1.64   $  1.78   $  1.80
  After extraordinary losses....................     (.62)     1.44      1.64      1.78      1.80
Diluted weighted-average common shares
  outstanding (millions)........................    1,989     1,992     1,989     1,984     1,916
Dividends declared per common share.............  $   .71   $   .72   $   .72   $   .73   $   .76
Operating cash flow.............................  $ 5,443   $ 5,863   $ 7,039   $ 7,741   $ 8,199
Total assets....................................   31,880    32,568    36,301    39,410    43,453
Long-term debt..................................    7,924     8,116     7,348     8,715     9,113
Shareholders' equity............................   11,825    13,249    15,165    16,110    14,815

           SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA
                           OF THE LATIN AMERICA GROUP

     We derived the selected financial data presented below from the Latin America Group's combined financial statements and related notes. The Latin America Group's audited combined financial statements for each of the years ended November 30, 1997, 1998 and 1999 are included in this proxy statement. You should read the selected financial data together with the Latin America Group's audited combined financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Latin America Group."

     1999 results include the following items that affect comparability:

     - foreign currency losses related to the devaluation of the Brazilian Real which reduced net income by $308 million (these losses are included in net earnings (losses) of equity affiliates); and

     - the recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million.

                                                                        AT OR FOR THE
                                                                   YEAR ENDED NOVEMBER 30,
                                                             ------------------------------------
                                                                1997         1998         1999
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues:
  Communications revenues..................................  $      940   $    1,907   $    2,336
  Advertising and directory publishing revenues............          --           --           69
                                                             ----------   ----------   ----------
          Total operating revenues.........................         940        1,907        2,405
                                                             ----------   ----------   ----------
Operating expenses:
  Cost of services, products and equipment.................         344          607          867
  Selling, general and administrative......................         455          766          982
  Depreciation and amortization............................         140          338          450
                                                             ----------   ----------   ----------
          Total operating expenses.........................         939        1,711        2,299
                                                             ----------   ----------   ----------
Operating income...........................................           1          196          106
Interest expense...........................................          46           53           88
Other income (expense), net................................          --           (1)          (5)
                                                             ----------   ----------   ----------
Income (loss) before income taxes..........................         (45)         142           13
Provision (benefit) for income taxes.......................           1          103         (116)
                                                             ----------   ----------   ----------
Income (loss) before net earnings (losses) of equity
  affiliates and minority interests........................         (46)          39          129
Net earnings (losses) of equity affiliates.................          14          (57)        (354)
Minority interests in income of subsidiaries...............           4          (50)         (91)
                                                             ----------   ----------   ----------
Net loss...................................................  $      (28)  $      (68)  $     (316)
                                                             ==========   ==========   ==========
OTHER:
EBITDA.....................................................  $      141   $      534   $      556
EBITDA margin..............................................        15.0%        28.0%        23.1%

---------------

     We have not presented any historical earnings per share or share data because the Latin America Group stock was not outstanding during the periods presented. After completion of the planned initial public offering of Latin America Group stock, we will report earnings per share data for the BLS Group and the Latin America Group separately. We will not report earnings per share data for our existing common stock after the completion of the planned initial public offering because it will no longer be outstanding.

                                                        (continued on next page)

           SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA
                   OF THE LATIN AMERICA GROUP -- (CONTINUED)

     The "combined" amounts under the caption "Operating Data" represent the total customers, POPs, billed minutes of use and ARPU of the Latin America Group's operating companies in Argentina, Chile, Ecuador, Peru and Venezuela which are the businesses included in the combined financial statements included elsewhere in this proxy statement. Data for the businesses in Brazil, Guatemala, Nicaragua, Panama and Uruguay are not presented because, with less than 50% ownership, the Latin America Group does not combine the results of these operations in its financial statements.

                                                                        AT OR FOR THE
                                                                   YEAR ENDED NOVEMBER 30,
                                                             ------------------------------------
                                                                1997         1998         1999
                                                             ----------   ----------   ----------
OPERATING DATA: (in thousands, except ARPU)
Customers..................................................       1,624        2,598        4,230
POPs.......................................................      60,900       79,400      111,700
Billed minutes of use......................................   3,066,145    5,183,254    6,655,884
Average revenue per user (ARPU)............................  $       84   $       73   $       52
CASH FLOW DATA (dollars in millions):
Cash flows from operating activities.......................  $       55   $      476   $      568
Capital expenditures.......................................         448          697          647
Investments and advances to equity affiliates..............         679          248           77
BALANCE SHEET DATA (dollars in millions):
Cash and cash equivalents..................................  $      177   $      171   $      287
Investment in equity affiliates............................         684          805          348
Licenses and other intangible assets, net..................         651        1,059        1,471
Total assets...............................................       3,098        4,171        4,674
Long-term debt, including current maturities...............         436          678          638
Group equity...............................................       1,414        2,119        2,345

     "EBITDA" is defined as operating income before depreciation and amortization expense. EBITDA is an indicator used by management to measure the Latin America Group's performance and ability to generate cash flow. EBITDA does not represent cash flows for the period and is not an alternative to operating income as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Latin America Group's computation of EBITA and EBITDA margin may not be comparable to the computation of similarly titled measures reported by other wireless companies.

     Average revenue per user is calculated by dividing average monthly revenue by average customers. Average monthly revenue includes activation fees, access, airtime, roaming(net), long distance and value added services.

                     SELECTED PRO FORMA CONDENSED COMBINED
                        FINANCIAL DATA OF THE BLS GROUP
                                  (UNAUDITED)

     The following table presents selected unaudited pro forma condensed combined financial data of the BLS Group assuming that the Latin America Group was a separate group as of January 1, 1999 for income statement purposes, and as of December 31, 1999 for balance sheet and other operating data purposes.

     You should not rely on the selected unaudited pro forma condensed combined financial data as an indication of the results of operations or financial position that would have been achieved had the Latin America Group been a separate group.

     The unaudited pro forma condensed combined financial statements of the BLS Group are included in this proxy statement.

     The results of operations for the year ended December 31, 1999 include an asset impairment loss that reduced net income by $187 million and a gain on the sale of Honolulu Cellular that increased net income by $23 million.

                                                                  AT OR FOR THE
                                                                    YEAR ENDED
                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                                  (IN MILLIONS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenues........................................         $22,895
  Operating expenses........................................          16,564
  Operating income..........................................           6,331
  Income attributable to BLS Group..........................           3,764
  Diluted weighted average shares outstanding of BLS Group
     stock..................................................           1,916
  Diluted earnings per share................................         $  1.96
  Dividends declared per share of BLS Group stock...........             .76
CASH FLOW DATA:
  Operating cash flow.......................................         $ 7,635
  Capital expenditures......................................           5,553
FINANCIAL POSITION:
  Total assets..............................................         $38,956
  Long-term debt............................................           8,638
  Group equity..............................................          12,470
OTHER:
  EBITDA....................................................          10,872
  EBITDA margin.............................................            47.5%

                                  RISK FACTORS

     You should carefully consider the following risks and other information contained in this proxy statement before deciding to vote in favor of the tracking stock proposal.

RISK FACTORS RELATING TO OUR TRACKING STOCK CAPITAL STRUCTURE

YOU WILL REMAIN SHAREHOLDERS OF ONE COMPANY AND, THEREFORE, FINANCIAL EFFECTS FROM ONE GROUP COULD ADVERSELY AFFECT THE OTHER

     The holders of BLS Group stock and the holders of Latin America Group stock will be shareholders of a single company. The BLS Group and the Latin America Group will not be separate legal entities. As a result, shareholders will be subject to all of the risks of an investment in BellSouth and all of its businesses, assets and liabilities. The issuance of BLS Group stock and Latin America Group stock and the allocation of assets, liabilities and shareholders' equity between the BLS Group and the Latin America Group will not result in a distribution or spin-off to shareholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group.

     Financial effects arising from one group that affect BellSouth's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group or the market price of the stock relating to the other group. In addition, if BellSouth or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of BellSouth and its subsidiaries. This, in turn, could increase the borrowing costs of the other group and BellSouth as a whole. Net losses of either the BLS Group or the Latin America Group and dividends paid on shares of BLS Group stock or Latin America Group stock will reduce the dividends we can pay on each series of common stock under Georgia law. For these reasons, you should read our consolidated financial information incorporated by reference in this proxy statement with the combined financial information we provide for each group included in this proxy statement.

HOLDERS OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK WILL HAVE SHAREHOLDER RIGHTS SPECIFIC TO THEIR GROUP ONLY IN LIMITED CIRCUMSTANCES

     The holders of BLS Group stock and the holders of Latin America Group stock generally will not have shareholder rights specific to their corresponding groups. Instead, holders will have customary shareholder rights relating to BellSouth as a whole. For example, the holders of BLS Group stock and the holders of Latin America Group stock will vote together as a single voting group on any proposal to approve a sale of all or substantially all of the assets of BellSouth.

     The holders of BLS Group stock and the holders of Latin America Group stock will only have the following rights with respect to their particular group:

     - a right to a dividend, redemption or conversion if the sale of all or substantially all of the assets of their group occurs; and

     - a right to vote on matters as a separate voting group in the circumstances described under "Proposal 1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock -- Voting Rights."

LIMITS EXIST ON THE VOTING POWER OF BLS GROUP STOCK AND LATIN AMERICA GROUP
STOCK

     IN CIRCUMSTANCES WHERE HOLDERS OF BLS GROUP STOCK AND HOLDERS OF LATIN AMERICA GROUP STOCK VOTE TOGETHER AS A SINGLE VOTING GROUP, HOLDERS OF LATIN AMERICA GROUP STOCK WILL NOT BE ABLE TO CONTROL THE OUTCOME OF SHAREHOLDER VOTING

     The holders of BLS Group stock, to the extent they vote the same way, could control the outcome of a vote -- even if the matter involves a divergence from or conflict with the interests of the holders of BLS Group stock and the holders of Latin America Group stock. These matters may include mergers and other extraordinary transactions. This control results because the multiple series of stock will generally vote as a single voting group, except in limited circumstances requiring a vote of a single series voting as a separate voting group.

     BLS Group stock will retain a substantial majority of the combined voting power of BLS Group stock and Latin America Group stock because:

     - the relative voting power per share of BLS Group stock and Latin America Group stock is based on the relative average market values of outstanding BLS Group stock and outstanding Latin America Group stock and we expect that initially BLS Group stock will have a substantially larger market value than Latin America Group stock; and

     - the aggregate voting power of all outstanding shares of Latin America Group stock is limited to 35% of the total voting power of all outstanding shares of common stock, regardless of the market value of Latin America Group stock.

As a result, the shareholders that own only Latin America Group stock will not have sufficient voting power to protect their interests.

     IN CIRCUMSTANCES WHERE A SEPARATE SERIES VOTE IS REQUIRED, THE SERIES OF COMMON STOCK WITH LESS THAN MAJORITY VOTING POWER CAN BLOCK ACTION

     If either Georgia law, stock exchange rules or our board of directors requires a separate vote on a matter by the holders of either BLS Group stock or Latin America Group stock, those holders could prevent approval of the matter -- even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as one voting group, were to vote in favor of it.

     IN CIRCUMSTANCES WHERE HOLDERS OF LATIN AMERICA GROUP STOCK WOULD HOLD MORE THAN 35% OF THE TOTAL VOTING POWER OF ALL OUTSTANDING SHARES OF COMMON STOCK, THE VOTING POWER OF EACH SHARE OF LATIN AMERICA GROUP STOCK WILL BE REDUCED

     The holders of Latin America Group stock could hold more than 35% of the total voting power of all outstanding shares of common stock as a result of:

     - the issuance of shares of Latin America Group stock in addition to those issued in the planned initial public offering;

     - an increase in average market value of outstanding Latin America Group stock relative to BLS Group stock;

     - the repurchase of shares of BLS Group stock; and/or

     - a decrease in average market value of outstanding BLS Group stock relative to Latin America Group stock.

In that event, the voting power of each share of Latin America Group stock will be reduced so that all outstanding shares of Latin America Group stock represent only 35% of the total voting power of all outstanding shares of common stock.

     Our plans to distribute all of the shares representing the BLS Group's ownership of the Latin America Group to the holders of BLS Group stock and to issue additional shares of Latin America Group stock for strategic investments, in acquisitions, for purchases of interests of partners and for other transactions could cause reductions in the voting power of each share of Latin American Group stock. As a result of a reduction, the holders of BLS Group stock and the holders of Latin America Group stock would hold voting power in BellSouth that is not consistent with their relative economic interests in BellSouth.

     HOLDERS OF ONE GROUP'S STOCK WILL NOT BE ENTITLED TO VOTE ON A SALE OF THE ASSETS ATTRIBUTED TO THAT GROUP, EXCEPT IN LIMITED CIRCUMSTANCES

     Georgia law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. Because the assets attributed to either group represent less than substantially all of the assets of BellSouth as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount, including all or substantially all, of the assets attributed to that group. In exercising its discretion, our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of stock of the group whose assets are being sold or with the smallest effect on the stock of the other group.

     In addition, under Georgia law, our board of directors could decline to sell the assets attributed to a group, despite the request of a majority of the holders of the stock of that group.

POTENTIAL CONFLICTS OF INTEREST EXIST BETWEEN HOLDERS OF BLS GROUP STOCK AND HOLDERS OF LATIN AMERICA GROUP STOCK THAT MAY BE DIFFICULT FOR OUR BOARD OF DIRECTORS TO RESOLVE OR THAT MAY BE RESOLVED ADVERSELY TO ONE OF THE SERIES

     The existence of separate series of common stock could give rise to occasions when the interests of the holders of BLS Group stock and the holders of Latin America Group stock diverge, conflict or appear to diverge or conflict.

     OPERATIONAL AND FINANCIAL DECISIONS COULD FAVOR ONE GROUP OVER THE OTHER

     Our board of directors could, in its sole discretion and from time to time, make operational and financial decisions or implement policies that affect disproportionately the businesses of a group. These decisions could include:

     - allocation of financing opportunities in the public markets;

     - allocation of business opportunities, resources and personnel; and

     - transfers of funds, assets or liabilities between groups and other inter-group transactions.

In each case, the opportunity, resources or personnel allocated, or funds, assets or liabilities transferred, to one group may be equally suitable for the other group. Furthermore, any such decision may benefit one group more than the other. For example, the decision to borrow funds for one group may adversely affect the ability of the other group to borrow funds sufficient to implement its growth strategies or may increase the cost of those funds.

     PROCEEDS FROM ANY OFFERING OF LATIN AMERICA GROUP STOCK COULD BE ALLOCATED EITHER TO THE BLS GROUP, TO THE EXTENT THE BLS GROUP HOLDS AN INTER-GROUP INTEREST IN THE LATIN AMERICA GROUP, OR THE LATIN AMERICA GROUP

     The proceeds from the planned initial public offering of Latin America Group stock will be allocated to the Latin America Group. To the extent the BLS Group holds an inter-group interest in the Latin America Group, our board of directors could choose to sell shares of Latin America Group stock issuable with respect to the BLS Group's inter-group interest in the Latin America Group. In that event, our board of directors would allocate the proceeds from the offering of those shares of Latin America Group stock to the BLS Group. Any such decision to sell shares issuable with respect to the BLS Group's inter-group interest could disadvantage the Latin America Group because it could adversely affect its ability to obtain funds to finance its growth strategies.

     PROCEEDS OF A MERGER MAY BE ALLOCATED UNFAVORABLY

     Because our articles of amendment do not specify how consideration to be received in a merger involving BellSouth will be allocated between the holders of BLS Group stock and the holders of Latin America Group stock, our board of directors will make that determination. That determination could favor the holders of one group's stock at the expense of the holders of the other group's stock.

     OUR BOARD OF DIRECTORS MAY PAY MORE OR LESS DIVIDENDS ON ONE GROUP'S STOCK THAN IF THAT GROUP WERE A SEPARATE COMPANY

     Subject to some limitations, our board of directors has the authority to declare and pay dividends on BLS Group stock and Latin America Group stock in any legal amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on BLS Group stock, exclusively on Latin America Group stock, or on both, in equal or unequal amounts. Our board of directors could pay more dividends on one group's stock than would be financially prudent if that group were a stand-alone corporation.

     HOLDERS OF EITHER SERIES OF COMMON STOCK MAY BE ADVERSELY AFFECTED BY AN OPTIONAL CONVERSION OF ONE GROUP'S STOCK INTO THE OTHER GROUP'S STOCK

     Our board of directors could, in its sole discretion and without shareholder approval:

     - decide to convert shares of Latin America Group stock into shares of BLS Group stock; or

     - beginning on the second anniversary of the completion of the planned initial public offering of Latin America Group stock, decide to convert shares of BLS Group stock into shares of Latin America Group stock.

Because certain conversions would be at a premium and because our board of directors could decide to effect a conversion at a time when either or both series of common stock may be considered to be under-or over-valued, any conversion may be disadvantageous to the holders of one series of common stock. A conversion also would preclude the holders of both series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. In addition, a conversion at a premium would dilute the interests in BellSouth of the holders of the series of common stock being issued in the conversion. For additional information on the terms and conditions of a conversion of one series of common stock into the other, see "Proposal 1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock -- Conversion and Redemption -- Conversion of Common Stock at Our Option at Any Time."

     OUR BOARD OF DIRECTORS WILL HAVE THE ABILITY TO CONTROL TRANSFERS OF CASH, OTHER ASSETS OR LIABILITIES BETWEEN THE BLS GROUP AND THE LATIN AMERICA GROUP

     Our board of directors may decide to transfer cash, other assets or liabilities between groups, which may result in:

     - a corresponding change in the BLS Group's inter-group interest in the Latin America Group; or

     - a loan, or repayment of a loan, from one group to the other group.

     Any increase or decrease in the inter-group interest resulting from a transfer of cash, other assets or liabilities from the Latin America Group to the BLS Group would be determined by reference to the then-current market value of Latin America Group stock. Such an increase or decrease could occur, however, at a time when such shares are considered under- or over-valued. After the BLS Group's inter-group interest in the Latin America Group has been eliminated, the Latin America Group could acquire an inter-group interest in the BLS Group. In that case, similar considerations would apply to transfers made between the groups.

     Under our tracking stock policies, the BLS Group may make loans to the Latin America Group at interest rates and on other terms and conditions designed to reflect the interest rates, terms and conditions that the Latin America Group would be able to obtain from third parties. Similarly, the Latin America Group may make loans to the BLS Group at interest rates and on other terms and conditions designed to reflect the interest rates, terms and conditions that the BLS Group would be able to obtain from third parties. Our tracking stock policies contemplate that loans from one group to the other group will be made on this basis, regardless of the interest rates, terms and conditions on which those funds may have been acquired. In addition, we expect that the Latin America Group might be able to loan funds to third parties at interest rates higher than interest rates paid to the Latin America Group by the BLS Group.

HOLDERS OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK MAY NOT HAVE ANY REMEDIES IF ANY ACTION BY DIRECTORS OR OFFICERS HAS AN ADVERSE EFFECT ON THE STOCK OF THEIR GROUP

     Shareholders may not have any remedies if any action or decision of our directors or officers has an adverse effect on the holders of one series of common stock compared to the other series of common stock. Although we are not aware of any Georgia court adjudicating such an action in the context of our anticipated capital structure, recent cases in Delaware involving tracking stocks have indicated that decisions by directors or officers involving treatment of tracking stock shareholders should be judged under the business judgment rule unless self-interest is shown. The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to BellSouth if that person acts in a manner he or she believes in good faith to be in the best interests of BellSouth. Nevertheless, a Georgia court hearing a case involving such a challenge may decide in any such case to apply principles of Georgia law that are different from the principles of Delaware law that are discussed above, or may develop new principles of law.

OUR BOARD OF DIRECTORS MAY CHANGE OR MAKE EXCEPTIONS TO OUR TRACKING STOCK POLICIES TO THE DETRIMENT OF ONE GROUP WITHOUT SHAREHOLDER APPROVAL

     Our board of directors intends to adopt the tracking stock policy statement, which we describe in this proxy statement under "Relationship Between the BLS Group and the Latin America Group," to govern the relationship between the BLS Group and the Latin America Group. Our board of directors may modify or rescind, or make exceptions to, the policies set forth in the tracking stock policy statement with respect to the allocation of corporate opportunities, financing arrangements, shared corporate services, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without shareholder approval. It is likely that our board of directors would amend these policies or adopt new policies if it decides to issue an additional series of common stock. A decision to modify, rescind or make exceptions to these policies or adopt additional policies, could have different effects on the holders of BLS Group stock and the holders of Latin America Group stock or could adversely affect the holders of one series of common stock compared to the holders of the other series of common stock.

DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT MARKET VALUES COULD ADVERSELY AFFECT VOTING AND CONVERSION RIGHTS

     The number of shares of one series of common stock issuable upon the conversion of the other series of common stock and the relative voting power per share of each series of common stock will vary depending upon the relative market values of BLS Group stock and Latin America Group stock. The market value of either or both series of common stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one series of common stock compared to the other series of common stock. These decisions could involve changes to our tracking stock policies, transfers of assets and liabilities between groups, allocations of corporate opportunities between groups or changes in dividend policies.

BELLSOUTH MAY CAUSE A MANDATORY SEPARATION OF ONE GROUP

     BellSouth may declare that all outstanding shares of either series of common stock will be exchanged for shares of one or more wholly-owned subsidiaries of BellSouth that own all of the assets and liabilities of that group's stock. Such an exchange would result in the subsidiary or subsidiaries becoming independent of BellSouth and the holders of the series of common stock exchanged owning shares directly in that subsidiary or those subsidiaries. If BellSouth chooses to exchange one series of common stock, the market value of subsidiary shares received in that exchange could be or become less than the market value of the series of common stock exchanged.

HOLDERS OF ONE SERIES OF COMMON STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THEIR GROUP THAN IF THEIR GROUP WERE A SEPARATE COMPANY

     Our articles of amendment provide that if we sell all or substantially all of the assets attributed to either group, we must, subject to some exceptions:

     - distribute to the holders of that group's stock by special dividend or redemption an amount equal to the net proceeds of the sale; or

     - convert the outstanding shares of that group's stock into a number of shares of the other group's stock, based on the average market values of the two series of common stock during a specified period after the sale.

     If the group whose assets are sold were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of the group's stock. In addition, we cannot assure you that the net proceeds per share of that group's stock will be equal to or more than the market value per share of the series of common stock prior to or after announcement of a sale. For additional information on the terms and conditions of the mandatory dividend, redemption or conversion upon a sale of the assets of a group, see "Proposal 1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock -- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of Stock if Disposition of Group Assets Occurs."

IN THE FUTURE, WE MAY ISSUE ADDITIONAL SERIES OF COMMON STOCK, WITHOUT SHAREHOLDER APPROVAL, INCLUDING BY REALLOCATING ASSETS AND LIABILITIES FROM AN EXISTING GROUP TO A NEW GROUP

     If we issue an additional series of common stock, we may establish a new group to which that series of common stock relates by allocating to it newly acquired assets or by reallocating to it some of the assets and liabilities from either or both of the BLS Group or the Latin America Group. If our board of directors decides to reallocate assets and liabilities from an existing group to a new group, the group or groups to which those assets and liabilities were previously allocated would hold an inter-group interest in the new group representing the reallocated assets and liabilities, unless the new group paid for those assets and liabilities with other consideration.

     The issuance of an additional series of common stock will make our capital structure and decisions relating to inter-group transactions and related matters more complicated. In addition, our board of directors would likely amend our tracking stock policy statement at that time to provide for the new group and transactions between it and the BLS Group and the Latin America Group.

     BLS Group stock and Latin America Group stock could be convertible into any new series of common stock. Also, the terms of the new series of common stock could provide for the convertibility into either BLS Group stock or, beginning on the second anniversary of the completion of the planned initial public offering, Latin America Group stock at premiums and on the terms determined by our board of directors.

     In the event our board of directors issues an additional series of common stock, the risk factors discussed in this proxy statement would then also apply to the new series of common stock and the new groups created in relation to BLS Group stock and Latin America Group stock.

INTERNAL REVENUE SERVICE COULD ASSERT THAT THE RECEIPT OF TRACKING STOCK IS TAXABLE

     While we believe the change of our existing common stock into BLS Group stock under the tracking stock proposal will not be taxable to you, there are no court decisions or other authorities bearing directly on the effect of the features of BLS Group stock and Latin America Group stock. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to BLS Group stock and Latin America Group stock. It is possible, therefore, that the IRS could successfully assert that the change of our existing common stock into BLS Group stock as well as the subsequent conversion of one series of common stock into another could be taxable to you and/or to us.

CLINTON ADMINISTRATION PROPOSAL COULD HAVE ADVERSE TAX CONSEQUENCES FOR US OR FOR HOLDERS OF BLS GROUP STOCK OR LATIN AMERICA GROUP STOCK

     The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as BLS Group stock and Latin America Group stock. This proposal would, among other things, treat the receipt of stock similar to BLS Group stock and Latin America Group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of BLS Group stock, or, if we make the proposed distribution, on your receipt of Latin America Group stock. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock.

     We may convert shares of Latin America Group stock into shares of BLS Group stock and, beginning on the second anniversary of the completion of the planned initial public offering of Latin America Group stock, shares of BLS Group stock into Latin America Group stock if there is more than an insubstantial risk of adverse United States federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action. Any conversion would be without any premium. See "Proposal 1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock -- Conversion and
Redemption -- Conversion of Common Stock at Our Option at Any Time" and
"-- United States Federal Income Tax Considerations."

WE CANNOT ASSURE YOU THAT THE COMBINED MARKET PRICES OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK WILL EQUAL OR EXCEED THE MARKET PRICE OF OUR EXISTING COMMON STOCK

     We cannot assure you that investors will value BLS Group stock and Latin America Group stock based on the reported financial results and prospects of their respective groups or the dividend policies established by our board of directors with respect to each group.

     Further, we cannot assure you that:

     - the market value of BLS Group stock following the planned initial public offering of Latin America Group stock, but before the proposed distribution to the holders of BLS Group stock of all of the shares representing the BLS Group's ownership of the Latin America Group; or

     - the combined market value of BLS Group stock and Latin America Group stock after the proposed distribution will equal or exceed the market value of our existing common stock. In addition, during the period following the planned initial public offering and before any distribution of Latin America Group stock to the holders of BLS Group stock, the market value of Latin America Group stock could be adversely affected by the anticipated distribution. This, in turn, may adversely impact the market value of BLS

Group stock. Until an orderly market develops for Latin America Group stock, trading prices of BLS Group stock and Latin America Group stock may fluctuate significantly. In addition, investors may discount the value of BLS Group stock and Latin America Group stock because they are part of a common enterprise rather than stand-alone entities.

FUTURE SALES, DISTRIBUTIONS AND/OR ISSUANCES OF LATIN AMERICA GROUP STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE AND THE LATIN AMERICA GROUP'S ACCESS TO CAPITAL IN THE FUTURE

     The market price of Latin America Group stock could be materially adversely affected by any sales, distributions and/or issuances of substantial amounts of Latin America Group stock in the public market, whether as a result of:

     - the planned initial public offering of Latin America Group stock;

     - the proposed distribution to the holders of BLS Group stock of all of the shares representing the BLS Group's ownership of the Latin America Group; or

     - any issuances of Latin America Group stock in acquisitions, for strategic investments, for purchases of interests of minority partners and for other transactions;

or the perception that these sales, distributions and/or issuances might occur. If the market price of Latin America Group stock is depressed as a result of these factors, it could hurt the Latin America Group's access to capital in the future.

WE CANNOT ASSURE YOU THAT WE WILL COMPLETE ANY OR ALL OF THE TRANSACTIONS

     This proxy statement describes our current plan with respect to the articles of amendment and issuance of Latin America Group stock. These transactions, including the planned initial public offering and the proposed distribution of Latin America Group stock to the holders of BLS Group stock, are subject to various conditions and uncertainties. Further, our board of directors reserves the right not to amend our restated articles of incorporation to create the tracking stock capital structure, even if shareholders approve the articles of amendment. We cannot assure you that we will complete all or any of the transactions we describe, or that we will complete them on the terms or in the time frame we describe in this proxy statement.

RISK FACTORS RELATING TO THE BUSINESSES OF THE LATIN AMERICA GROUP

THE LATIN AMERICA GROUP COMPETES WITH AN INCREASING NUMBER OF TELECOMMUNICATIONS PROVIDERS IN MOST OF ITS MARKETS. THE LATIN AMERICA GROUP'S FAILURE TO COMPETE EFFECTIVELY COULD RESULT IN THE LOSS OF CURRENT AND POTENTIAL CUSTOMERS, REVENUES AND PROFITABILITY

     The Latin America Group's operations are subject to significant competition, typically from at least one other wireless provider, and increasingly from multiple providers. Wireless providers compete on price, call quality and reliability, services and features offered, including plans, coverage and customer service.

    COMPETITION CAN CAUSE DOWNWARD PRICE PRESSURE, WHICH COULD DECREASE THE LATIN AMERICA GROUP'S PROFITABILITY

     The Latin America Group anticipates that wireless service prices will continue to decline due to increased competition, particularly from new competitors. If the Latin America Group's operating companies are unable to compensate for declining prices by adding new customers and increasing usage and through the offering of new services, the Latin America Group's revenues and profitability will decline.

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     COMPETITION CAN INCREASE CUSTOMER CHURN, WHICH CAN IN TURN REDUCE REVENUES
     AND PROFITS, SLOW CUSTOMER GROWTH AND INCREASE THE LATIN AMERICA GROUP'S MARKETING AND DISTRIBUTION COSTS

     The wireless industry is characterized by a high rate of customer disconnection of services -- referred to as customer "churn" -- which is driven higher by additional competition. Customer churn is the result of several competitive factors, including network coverage and reliability issues, and non-use of phones, affordability and customer care concerns. Churn reduces the revenues and profits of the Latin America Group's operating companies, slows customer growth and increases marketing and distribution costs.

     THE LATIN AMERICA GROUP ANTICIPATES THAT COMPETITION WILL INCREASE IN THE FUTURE, THUS MAGNIFYING COMPETITIVE RISKS AND PRESSURES

     The Latin America Group expects that competition will intensify in the future, both from new entrants and existing competitors. These competitors could:

     - offer or provide increased handset subsidies;

     - offer lower prices, more attractive plans or better service and features;

     - bundle more attractive offerings of wireline services and other services;

     - deploy and expand their networks faster; and

     - develop and deploy improved wireless technologies faster.

     THE LATIN AMERICA GROUP'S OPERATING COMPANIES MAY FACE DISADVANTAGES WHEN COMPETING AGAINST GOVERNMENT-OWNED OR -AFFILIATED TELECOMMUNICATIONS COMPANIES AND WIRELINE MONOPOLY OPERATORS

     In markets where the Latin America Group's operating companies compete against an incumbent government-owned telecommunications company, or a company in which the government retains a significant interest, the operating companies may be at a competitive disadvantage. Government-owned or - affiliated competitors may have:

     - close ties with national regulatory authorities;

     - control over connections to local telephone lines; or

     - the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

     To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. Such companies may also continue to enjoy the legacy of their pre-privatization privileges. The Latin America Group's operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

     In virtually every market, the Latin America Group's operating companies compete against an incumbent monopoly wireline company in the provision of certain services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of the Latin America Group's operating companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that the government-owned and -affiliated providers enjoy. As a result, the Latin America Group's operating companies may be at a competitive disadvantage to monopoly providers offering a broader range of services, particularly as the operating companies seek to offer new telecommunications services, such as domestic and international long distance service.

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

IF THE LATIN AMERICA GROUP'S OPERATING COMPANIES CANNOT CONTINUE TO SUCCESSFULLY BUILD THEIR NETWORKS, OR BUILD THEM ON A TIMELY AND COST-EFFECTIVE BASIS, THEIR COMPETITIVE POSITION AND REVENUES COULD BE ADVERSELY AFFECTED

     If the Latin America Group's operating companies cannot satisfactorily complete the planned build-out of their wireless and fiber networks, or do so in a timely manner, they could lose potential and current customers to competitors, and their revenues will consequently suffer. As the Latin America Group's operating companies continue to develop their networks, they must:

     - obtain cell and switch sites;

     - obtain rights of way, government approvals and permits for network construction;

     - complete radio frequency design for each developing market;

     - design and install switching systems, radio systems, interconnection facilities and operating support systems;

     - expand and maintain customer care, network management and management and administrative systems; and

     - obtain additional radio spectrum.

     We cannot guarantee that the Latin America Group will be able to successfully execute these tasks -- many of which are not under its control -- on a timely basis or at all. The operating companies' ability to develop their networks is also affected by other factors described in this section, including the availability of capital, relations with capable suppliers and vendors, political or regulatory factors and foreign currency fluctuations.

IF THE LATIN AMERICA GROUP CANNOT MEET ITS SUBSTANTIAL CAPITAL REQUIREMENTS, ITS NETWORK OPERATIONS AND EXPANSION, MARKETING AND OTHER OPERATIONS WILL SUFFER, RESULTING IN THE LOSS OF REVENUES

     Operating, expanding and modernizing the wireless and fiber networks of the Latin America Group's operating companies, and the marketing and distribution of their related products and services, requires substantial capital. The Latin America Group also requires a significant amount of capital for:

     - acquisition or construction of additional network capacity;

     - license acquisitions;

     - development of new services;

     - development and implementation of planned wireless and wireline technologies; and

     - potential acquisitions of and investments in other communications companies, or acquisitions of the interests of its partners.

     Historically, the Latin America Group has relied on assistance from the BLS Group to help satisfy its capital requirements, including an aggregate of $2.6 billion in capital contributions in fiscal years 1997, 1998 and 1999. The BLS Group is not obligated, however, to serve as a source of financing in the event the Latin America Group cannot meet its own capital needs. If the BLS Group declines to assist at some time in the future, particularly during an economic crisis in Latin America, any problems the Latin America Group encounters in addressing a capital shortfall will be aggravated. Moreover, if the Latin America Group's partners in its operating companies are unwilling to fund their pro rata share of the capital requirements of the operating companies, the Latin America Group may decide to contribute a disproportionate amount of debt or equity to the operating company relative to its partners' ownership. However, the Latin America Group may decide not to contribute at a disproportionate level, or at all, in which case the operating company may not be able to meet its capital needs and its business may suffer.

     In addition, the Latin America Group may not be able to respond quickly, or at all, to new, unexpected capital requirements, which could impede its business and development. Some of the factors that could cause significant unanticipated capital needs are:

     - regulatory changes;

     - engineering design and new technological changes;

     - foreign currency fluctuation; and

     - significant departures from the current business plan.

IF THE LATIN AMERICA GROUP INCURS ADDITIONAL DEBT TO MEET ITS CAPITAL NEEDS, ITS PROFITABILITY COULD BE NEGATIVELY AFFECTED

     If the capital requirements of the Latin America Group increase significantly, the Latin America Group and its operating companies may be obliged to raise capital through more extensive borrowings or other external financing activities. The Latin America Group's operating companies often, where possible, borrow funds from financing sources within Latin America. Because of historical political and economic uncertainty in the region, indebtedness in Latin America typically carries significantly higher interest rates and shorter maturities than borrowings in the U.S. As a result, the Latin America Group's operating companies will experience higher borrowing costs, which will reduce profitability. We cannot guarantee you that the Latin America Group will be able to arrange any needed additional financing to fund its capital requirements on acceptable terms, or at all. Moreover, financing may be more difficult to obtain on reasonable terms, or at all, in the markets that need significant capital, such as those in which the Latin America Group has substantial network expansion to execute. If the Latin America Group borrows funds from the BLS Group, these borrowings would be made at interest rates and on other terms and conditions designed to reflect the interest rates and terms that the Latin America Group would be able to obtain from third parties.

     Increased indebtedness may have a number of negative effects on the Latin America Group's operations, including:

     - increased difficulty in obtaining future financing;

     - increased difficulty in claiming a foreign tax credit for U.S. federal income tax purposes;

     - allocation of increasing amounts of income to debt repayments; and

     - restrictions on the Latin America Group's capital resources or operations imposed by lenders.

     Additional capital may also be raised through future private or public offerings of Latin America Group stock. In that event, your ownership would be diluted.

IF THE LATIN AMERICA GROUP CANNOT WORK IN A COOPERATIVE FASHION WITH ITS PARTNERS, IT WILL BE UNABLE TO CARRY OUT ITS GROWTH STRATEGY

     The operations of the Latin America Group are mostly conducted through operating companies in which the Latin America Group owns a significant ownership interest. In some of these operations, including in Venezuela, Brazil and Argentina, the Latin America Group does not have absolute control over the operations of the venture, even where it owns a majority of the venture. The particular governance rights of the Latin America Group vary from venture to venture, and often are dependent upon the size of its investment relative to other investors and the preferences or requirements of foreign governments that local owners hold an interest in licensed telecommunications operators. As a result, the Latin America Group must generally obtain the cooperation of its partners in order to implement and expand upon its business strategies. For instance, approval of operating and capital expenditure budgets and distributions to and capital contributions from partners typically require the consent of the Latin America Group's partners. The refusal of any of these partners to approve funding or to fund their pro rata share of capital contributions could force the Latin America Group to contribute on a disproportionate basis in situations where the governing partnership agreement does not allow a corresponding increase in the Latin America Group's ownership percentage. We cannot assure you that all of the Latin America Group's relations with its partners will be harmonious and successful, and disagreements with partners could impede the execution of the Latin America Group's strategy and work to the favor of its competitors.

IF CONSUMERS CHOOSE COMPETING WIRELESS TECHNOLOGIES, OR IF THE LATIN AMERICA GROUP CANNOT KEEP PACE WITH DEVELOPING WIRELESS TECHNOLOGIES, ITS BUSINESS WILL SUFFER

     The Latin America Group's operating companies offer both analog and digital cellular service in their markets. The operating companies' digital networks are outfitted with either time division multiple access, or TDMA, or code division multiple access, or CDMA, for their digital transmission technologies. However, other wireless service providers have chosen the global system for mobile communications, or GSM, as their digital wireless technology. Although there is some ability to roam on analog networks, the three digital transmission standards are not compatible with one another. We cannot assure you that the Latin America Group has selected the ideal combination of wireless technologies, or that consumers will not ultimately prefer providers offering different technologies. Wireless service users may select providers with other technologies for a host of reasons, including communication quality and reliability, features, price and coverage area or popular perceptions relating to these concerns. If consumers predominantly select other technologies, the Latin America Group's investment in its current networks could be lost, in whole or in part, and its revenues could sharply decline.

     The wireless communications industry is experiencing significant technological change. Wireless service providers are in the process of selecting the next generation of wireless technologies, which may be a combination of GSM and either TDMA or CDMA. If the next generation technology that the Latin America Group selects does not gain widespread consumer acceptance, its business could suffer. Significant capital investments may not be recouped and revenues could drop as current and potential customers opt for alternative providers and technologies. Also, alternative technologies may develop for the provision of wireless services to customers that may prove superior to those currently projected. We cannot assure you that unforeseen technological developments will not render its services unpopular with customers or obsolete.

THE LATIN AMERICA GROUP RELIES ON A SMALL NUMBER OF KEY SUPPLIERS AND VENDORS FOR EQUIPMENT AND SERVICES; IF THESE COMPANIES EXPERIENCE PROBLEMS OR FAILURES, OR SUPPLY OR SERVE COMPETITORS BETTER, THE LATIN AMERICA GROUP'S BUSINESS COULD BE ADVERSELY AFFECTED

     The Latin America Group depends on a small number of companies for significant products and services, such as customer equipment and network infrastructure. If these suppliers experience interruptions or other problems delivering these products on a timely basis, the Latin America Group's business and results of operations could be hurt. Similarly, interruptions in the supply of telecommunications equipment for the networks of the Latin America Group's operating companies could impede network development and expansion. The Latin America Group also relies on various companies to assist it in designing and building these networks, and its growth strategy could be hindered by poor performance by these vendors and contractors.

     The Latin America Group's operating companies rely largely on Nokia, Ericsson, Motorola, Gradient, Samsung and Philips Electronics to furnish, on a timely basis, adequate quantities of wireless handsets that feature the latest technological innovations favored by customers. If suppliers fail to develop and deliver handsets that are on a par with or better than the handsets produced by competitors' suppliers, current and potential customers may select those competitors' wireless services and handsets instead of those of the Latin America Group's operating companies. Moreover, these suppliers also supply handsets to some of the competitors of the Latin America Group's operating companies. To the extent these competitors have better relationships with the same suppliers or are otherwise afforded preferential treatment, they may obtain larger quantities of newer, more desirable handsets more quickly than the Latin America Group's operating companies.

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

     In addition, the initial choice of a network infrastructure supplier by the Latin America Group's operating companies can, where proprietary technology of the supplier is an integral component of the network, cause the operating companies to be effectively locked into one or a few suppliers for key network components. Substituting suppliers under those circumstances could require significant expenditures to change network infrastructure. As a result, the operating companies have become reliant upon a limited number of network equipment manufacturers, including Lucent, Nortel, Cisco and Corning. We cannot assure you that the Latin America Group would be able to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis or at all in the event it was necessary to seek alternative suppliers and vendors.

THE LATIN AMERICA GROUP MAY NOT SUCCESSFULLY DEVELOP NEW COMMUNICATIONS SERVICES ON A TIMELY BASIS OR AT ALL, WHICH COULD IMPEDE ITS GROWTH STRATEGY AND CAUSE THE LOSS OF CAPITAL INVESTMENTS

     An element of the Latin America Group's strategy is to provide new communications services, including Internet services, wireless data and data network services. We cannot assure you that these initiatives will be profitable. If they are not, the Latin America Group's growth strategy could be impaired and it could lose its capital investments in these new services. These initiatives could fail for any number of reasons, including insufficient capital resources or competitive factors. In addition, the Latin America Group's ability to introduce new services depends on whether and on what terms the new services are permitted by local laws and regulations.

     MARKET DEMAND FOR SOME OF THESE NEW COMMUNICATIONS SERVICES IS UNPROVEN AND MAY NOT DEVELOP

     Demand for some of these new communications services is unproven, and we cannot guarantee that demand for these services will ever develop. The Latin America Group may incur significant rollout and deployment costs to develop services for which there is less demand than anticipated. In addition, even if there is significant demand, it may be at price levels that do not allow an adequate return on investment.

     THE TECHNOLOGY AND CONSUMER APPLICATIONS FOR SOME OF THESE NEW COMMUNICATIONS SERVICES IS UNPROVEN AND IS STILL DEVELOPING

     The Latin America Group's ability to deploy and deliver some of these new communications services relies, in many instances, on new and unproven technology. This technology may not perform as expected, or compare favorably in performance to competing technologies. Even if the technology is effective, the Latin America Group may not be able to economically deliver these services, particularly in comparison to competing technologies.

     The success of these new services is also substantially dependent on the development, manufacture and distribution of end-user devices and applications that support the services. We cannot assure you that vendors and manufacturers will successfully develop and build these devices and applications or offer them to potential end-users at acceptable prices.

     PROVIDING THESE ADDITIONAL SERVICES WILL REQUIRE ADDITIONAL
     TELECOMMUNICATIONS SPECTRUM

     The ability of the Latin America Group's operating companies to introduce new communications services will in many cases require the operating companies to acquire additional radio spectrum to provide sufficient capacity. Even where the operating companies have spectrum capable of carrying additional types of communications services, they may not have sufficient capacity due to existing traffic. In other cases the operating companies' current spectrum may not be capable of carrying the additional services. In both cases, the operating companies of the Latin America Group will likely need to acquire additional radio spectrum. We cannot assure you, however, that the Latin America Group will be able to acquire additional spectrum at a reasonable cost, or at all.

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

ACQUIRING AND INTEGRATING NEW OPERATIONS AND SERVICES MAY BE COSTLY, DIFFICULT AND TIME CONSUMING; IF THE LATIN AMERICA GROUP FAILS AT THESE TASKS, IT MAY NOT BE ABLE TO EXPAND AND IMPROVE ITS NETWORKS, AND IT MAY LOSE CUSTOMERS AND REVENUES

     The Latin America Group may expand and improve its operations through the acquisition of new licenses, systems and telecommunications providers. We cannot assure you that the Latin America Group can successfully complete needed acquisitions on acceptable terms, or at all. The Latin America Group's failure to expand and improve its service and product offerings through acquisitions may render it at a competitive disadvantage to other telecommunications providers. Customers may choose these competitors over the Latin America Group, leading to a loss of revenues.

     The Latin America Group may encounter difficulties in integrating acquired operations and technologies into its own operations and technologies. Remedial actions could prove costly and time consuming and could divert management's attention from other business matters.

IF THE LATIN AMERICA GROUP IS UNABLE TO OBTAIN OR MAINTAIN FAVORABLE ROAMING ARRANGEMENTS WITH ACCEPTABLE WIRELESS PROVIDERS, ITS BUSINESS MAY BE IMPAIRED

     In countries where the Latin America Group's operating companies do not have nationwide coverage, roaming is an important feature to some of their customers. The Latin America Group's customers can access another provider's wireless system only if the other provider allows the Latin America Group's customers to roam on its network. The operating companies rely on agreements to provide roaming capability to their customers in Latin America, the United States and elsewhere in areas that their networks do not serve. Some competitors may have more extensive coverage through their own networks and be less dependent on roaming arrangements. In addition, competitors may be able to obtain roaming rates that are lower than rates obtained by the Latin America Group, giving these competitors a pricing advantage. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service the Latin America Group provides, and the Latin America Group's customers may not be able to use the advanced features that they enjoy when making calls on the Latin America Group's networks.

     The Latin America Group's operating companies are also dependent upon roaming agreements with other providers as a source of revenues when the other providers' customers roam in the operating companies' territories. If these roaming agreements were to terminate, or if the other providers deploy incompatible technologies, the operating companies' revenues would decrease.

REGULATION OF THE WIRELESS INDUSTRY MAY RESULT IN THE LOSS OF LATIN AMERICA GROUP LICENSES, CONCESSIONS OR MARKETS OR AN INCREASE IN COMPETITION, COMPLIANCE COSTS OR CAPITAL EXPENDITURES FOR NETWORK DEVELOPMENT

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless telecommunications systems in Latin America are regulated to varying degrees by government authorities. Any of these authorities having jurisdiction over the Latin America Group's business could adopt regulations or take other actions that could adversely affect the business of the Latin America Group. These actions could include revocation of a license to offer wireless service in a market, failure to renew such licenses or other actions. New regulations can also increase the costs of regulatory compliance.

    THE LATIN AMERICA GROUP'S OPERATIONS REQUIRE LICENSES, CONCESSIONS OR PERMITS FROM GOVERNMENT AUTHORITIES, COMPLIANCE WITH WHICH CAN BE DIFFICULT AND COSTLY

     The Latin America Group's operating companies require licenses or concessions from the governments of the countries in which they operate. These licenses and concessions outline the types of communications businesses permitted under each license or concession. The continued existence and terms of the Latin America Group's licenses or concessions are subject to review by regulatory authorities in each country and to interpretation, modification or termination by such authorities. The terms of these licenses or concessions range from five to 50 years, and although they generally are renewable upon expiration, we cannot assure you that they will be renewed or that any renewal will be on acceptable terms. In addition, many of these concessions and licenses are revocable for public policy reasons.

     The construction, ownership and operation of the Latin America Group's networks, the maintenance and renewal of its licenses and the pricing of its services and related matters are subject to substantial regulation in each country in which it operates. Regulation of the Latin America Group's activities, including the regulation of rates charged by operators for their services, could have a material adverse effect on the Latin America Group. The Latin America Group's operating companies also typically require government permits, including permits from local building and planning commissions for the construction and operation of cell sites. Some of the Latin America Group's operating companies have not been able to obtain all required permits. Although we do not believe such noncompliance would have a material adverse effect on the business of the Latin America Group as a whole, we cannot assure you that there will not be claims or regulatory actions relating to past or future noncompliance with these permitting requirements.

     The Latin America Group's wireless licenses or concessions typically also require the operator to maintain minimum quality, service and coverage criteria specified in the applicable license, and failure to comply with these criteria can result in fines or revocation of licenses. We cannot assure you that the Latin America Group and its operating companies will be able to fully comply with the terms of these licenses.

    DIFFICULT NETWORK BUILD-OUT SCHEDULES COULD ADVERSELY AFFECT THE LATIN AMERICA GROUP

     The rules of many of the government regulatory authorities having jurisdiction over the Latin America Group's operating companies require wireless licensees to meet specified network build-out requirements and schedules. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of the license for that area or the imposition of fines. Moreover, the need to meet scheduled deadlines may cause the Latin America Group to expend more capital resources than otherwise budgeted for a particular network build-out.

    THE POLICIES OF REGULATORY AUTHORITIES COULD INCREASE COMPETITION

     The policies of many of the countries in which the Latin America Group operates generally favor increasing competition in the communications industry. For instance, a carrier holding a license to provide wireless service in a territory in a certain portion of the radio frequency spectrum may have limited eligibility for a license covering the same territory in a different portion of the spectrum. As more of the radio spectrum is made available for wireless communications, regulatory authorities may adopt methods, procedures or requirements that may have the effect of discriminating against a Latin America Group bid for a new radio spectrum license in favor of a new entrant. Consequently, the Latin America Group expects competition in wireless service to increase, thus intensifying competitive risks.

UNPREDICTABLE REGULATORY SHIFTS, PARTICULARLY THOSE RELATING TO THE COMMUNICATIONS INDUSTRY IN THE COUNTRIES IN WHICH THE LATIN AMERICA GROUP OPERATES, COULD IMPEDE OR STOP DEVELOPMENT OF THOSE MARKETS

     The Latin America Group's operations are subject to greater regulatory risks than the BLS Group's U.S. business. Most Latin American countries are executing programs to deregulate and privatize the provision of communications services, including wireless services. However, these programs are still developing, and we cannot guarantee that changes in political administrations will not lead to the adoption of different policies concerning competition and privatization of communications services that may be detrimental to the Latin America Group. Such restrictions, which may take the form of a preference for local over foreign ownership of communications licenses and assets, or government over private ownership, may make it impossible for the Latin America Group to continue to develop its international communications services. This could cause losses of revenues and capital investments. Some restrictions currently exist, usually in the form of percentage limits on the Latin America Group's equity ownership in joint ventures in foreign markets. In addition, many of these markets impose significant taxes on wireless services in their countries.

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THE LATIN AMERICA GROUP MAY NOT BE ABLE TO COLLECT AMOUNTS DUE FROM OTHER
COMMUNICATIONS CARRIERS

     In most of the Latin America Group's markets, the calling party pays for the airtime on a call to a wireless number. For instance, if a caller places a call over a landline to one of the Latin America Group's wireless customers, the caller's wireline communications provider collects the amounts due for the Latin America Group's wireless airtime and pays them to the Latin America Group's operating company. From time to time, the Latin America Group has encountered difficulties collecting such amounts from some communications companies. Some of these companies may also be competitors of the Latin America Group. If the Latin America Group cannot collect amounts due from other communications providers on a timely basis, or at all, it could incur material losses. Difficulties in collecting could also increase administrative costs and risks from foreign exchange fluctuations.

GENERAL ECONOMIC AND POLITICAL CONDITIONS IN LATIN AMERICA POSE NUMEROUS RISKS TO THE LATIN AMERICA GROUP'S OPERATIONS

     Substantially all of the revenues of the Latin America Group are derived from operations in Latin America. Most countries in Latin America where the Latin America Group operates have experienced political and social instability and unfavorable economic trends in recent years. Moreover, negative economic or political developments in one country in Latin America, or even in other emerging markets such as Russia or Asia, can lead to or exacerbate economic or political crises in Latin American markets. Pressures on the local currencies in the countries in which the Latin America Group operates are likely to hurt its customers, which can decrease its revenues, and expose it to foreign currency risk. Volatility in local currencies and capital markets can also have an adverse effect on the Latin America Group's ability to access international capital markets to raise capital, and may adversely affect the Latin America Group's stock price regardless of its operating performance.

     Historically, volatility in local currencies and capital markets has been caused by:

     - changes in monetary, foreign exchange or fiscal policies;

     - changes in policies with regard to foreign investment;

     - significant government influence over many aspects of local economies;

     - political instability;

     - unexpected changes in regulatory requirements;

     - social unrest;

     - slow or negative economic growth;

     - imposition of trade barriers;

     - changes in wage and price controls; and

     - price inflation in local currencies.

     The Latin America Group has no control over these matters. Volatility resulting from these matters may create uncertainty regarding the Latin America Group's operating climate and adversely affect its business. In addition, lower per capita income, socio-economic stratification and negative economic growth may adversely affect the growth prospects of the Latin America Group.

     THE 1998-1999 LATIN AMERICAN INSTABILITY. Instability and volatility in the world financial markets, which began with a crisis in Asia in 1998 and spread to Russia, negatively affected most of the economies and financial markets in Latin America in 1999. Latin American instability occurred principally in Brazil, the region's most populous country and the world's tenth largest economy. Excessive outflows of foreign currency reserves in 1998 pressured the Brazilian government in early 1999 to devalue the Brazilian Real and abandon its policy of exchanging it for the U.S. Dollar within a fixed range, instead permitting the Real to float freely against the U.S. Dollar. This resulted in increased interest rates, market volatility and

                                       32
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a decline in investor confidence throughout the region. Effects of the instability are still felt in Latin America.

     BRAZIL. Throughout the 1980s and into the 1990s, the Brazilian economy suffered from periods of extremely high rates of inflation and recession. Historically, Brazil's currency has frequently depreciated in relation to the U.S. Dollar. At the end of 1998, foreign exchange reserves in Brazil had declined to approximately $40 billion from nearly $70 billion at the end of August 1998. These outflows, which resulted from the Asian and Russian economic crises (and the subsequent impact on risk perception of investments in emerging market countries in general) and doubts concerning Brazil's willingness to maintain the fixed exchange rate system, put pressure on the Brazilian Real. The Brazilian government permitted the Real to float freely against the U.S. Dollar in January 1999. Since that time, the Real has devalued to a low of R$2.17 = $1.00 on March 3, 1999. At March 27, 2000, the Real traded at a rate of R$1.749 = $1.00. We cannot assure you that the Real will not again fluctuate significantly relative to the U.S. Dollar. Because of Brazil's regional significance, a continued downturn in Brazil's economy could further affect other Latin American countries through the loss of investor confidence and disruptions to intra-regional trade.

     ARGENTINA. In the first nine months of 1999, Argentina suffered a recession resulting primarily from the effects of the economic difficulties in Brazil, Argentina's largest trading partner. In addition, Argentina experienced a decline in investor confidence as a result of domestic political and economic developments. In October 1999, the credit rating agency Moody's downgraded Argentina's long-term foreign currency rating. The recession in Argentina has likely adversely affected the Latin America Group's business, financial condition and results of operations. In addition, we cannot assure you that the Argentine monetary authorities will continue to support the existing 1:1 Argentinian Peso-to-U.S. Dollar exchange rate.

     VENEZUELA. The Venezuelan government exercises significant control over the Venezuelan economy. This control has included extensive regulation, including foreign exchange and price controls. In the last 15 years, Venezuela has experienced periods of recession or slow or negative growth, high inflation, currency devaluations and limited availability of foreign exchange. Venezuela's ongoing budget deficit, due in part to a general decline in international oil prices in 1998 and the first half of 1999, has put pressure on the Venezuelan economy. Venezuela has experienced high levels of inflation during the past decade. The general rate of inflation, as measured by the consumer price index, was 103.2% in 1996, 37.6% in 1997 and 29.9% in 1998. The Venezuelan economy is estimated to have declined by 7.6% in 1999.

     In addition, Venezuela experienced a period of political uncertainty in 1999 as a result of the actions of a Constitutional Assembly that was elected to propose a new constitution. This project is part of a program by Venezuela's recently elected President, Mr. Hugo Chavez, to reform the Venezuelan political system. To date, the Constitutional Assembly has declared constitutional emergencies and taken steps to exert authority over and replace Venezuela's judiciary and Congress. In December 1999, a new constitution was approved by national referendum and the Venezuelan Congress was dissolved. Elections for President, a new unicameral legislature and governorships are expected to occur in the first half of 2000. Mr. Chavez is expected to run for President in the new elections. The heightened tensions between the executive branch and the Constitutional Assembly, on the one hand, and the Venezuelan legislature, on the other hand, and elements of the new constitution, have made investors reluctant to invest funds in Venezuela. We cannot assure you that the implementation of a new constitution will not have a material adverse effect on the Venezuelan economy and business, results of operations and prospects of the Latin America Group.

     In December 1999, mudslides destroyed significant areas throughout the northern coastal region of Venezuela. The impact of the natural disaster on the Venezuelan economy has not yet been fully determined, although the Venezuelan government has stated that it will take a minimum of two years to rebuild the affected areas at an estimated cost of $1 billion.

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

     OTHER LATIN AMERICAN COUNTRIES. The economies in the other countries in Latin America in which the Latin America Group operates generally have experienced similar inflation patterns and economic and political volatility in recent years.

     We cannot assure you of fundamental improvements in macroeconomic conditions in Latin America. Nor can we assure you that economic difficulties in Latin America will cease, or that crises like that which occurred in 1998-99 will not happen again. Such crises could negatively impact the Latin America Group's revenues and expenses, result in the loss of capital investments and depress the market price of the Latin America Group stock.

FLUCTUATIONS IN FOREIGN EXCHANGE RATES COULD DIMINISH THE LATIN AMERICA GROUP'S REVENUES AND DEVALUE ITS FOREIGN INVESTMENTS

     The Latin America Group's reporting currency is the U.S. Dollar. In most cases, however, the Latin America Group's customers are billed in local currencies. A significant weakening against the U.S. Dollar of the currency of a country where the Latin America Group generates revenues and earnings may adversely impact its results. Any such weakening could also have a negative effect on cash flows if the relevant operating company has significant non-local currency-denominated costs or obligations. The Latin America Group does not typically use foreign currency hedging contracts.

     Many of the Latin America Group's operating companies are subject to rate regulation by government authorities and may not be permitted to adjust rates in response to a currency devaluation. Even if permitted to increase rates, substantial or continued devaluations in local currencies relative to the U.S. Dollar could have a material adverse effect on the ability of the Latin America Group's customers to absorb the costs of a devaluation. In addition, Latin American economies have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. Dollars. These restrictions could limit the Latin America Group's ability to deploy capital effectively by using the excess cash flow of operating companies generating excess cash to fund the capital needs of other operating companies. Currency devaluations in one country may have adverse effects in another country. For example, in late 1994 and 1995, several Latin American countries were adversely affected by the devaluation of the Mexican peso. The Asian and Russian economic crises had an adverse effect on the financial and foreign exchange markets of emerging market countries in general, leading to increased pressures on local interest rates and currencies, including in Argentina and Brazil. These pressures, in turn, have inhibited the ability of companies operating in emerging markets to obtain necessary financing and increase prices. Any devaluation of local currencies in the countries where the Latin America Group operates, or restrictions on the expatriation of earnings or capital from such countries, could have a material adverse effect on the Latin America Group's business, results of operations and financial condition and the market price of the Latin America Group stock.

THE LATIN AMERICA GROUP MAY INCUR SIGNIFICANT COSTS FROM WIRELESS FRAUD

     The Latin America Group incurs costs associated with the unauthorized use of its wireless networks, particularly its analog cellular networks. These costs include administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also impacts interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming. Although the Latin America Group strives to combat this problem through the deployment of anti-fraud technologies and other measures, we cannot guarantee that these efforts will be effective or that fraud will not result in material costs for the Latin America Group in the future.

     Cloning, which is one form of wireless fraud, involves the use of scanners and other electronic devices to illegally obtain telephone numbers and electronic serial numbers during cellular transmission. These stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain improper access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from one of the Latin America Group's customers is used to place fraudulent calls from another carrier's market, resulting in a roaming fee charged to the Latin America Group that cannot be collected from the customer.

WE ARE SUBJECT TO THE FOREIGN CORRUPT PRACTICES ACT, AND COMPETE AGAINST COMPANIES THAT ARE NOT SUBJECT TO THE ACT, WHICH MAY GIVE THEM A COMPETITIVE ADVANTAGE. IN ADDITION, THE LATIN AMERICA GROUP MAY FACE LIABILITY FOR THE ACTS OF ITS PARTNERS, OVER WHICH THE LATIN AMERICA GROUP MAY HAVE LITTLE OR NO CONTROL

     As a U.S. company, we are subject to the Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Many of the Latin America Group's competitors are not subject to the Foreign Corrupt Practices Act. To the extent the Latin America Group's competitors can use improper payments to help secure licenses, concessions, preferential treatment or other advantages, the Latin America Group's business may suffer.

     Although the Latin America Group has instituted an employee compliance program to comply with the Act, there can be no assurance that this program and the other precautions the Latin America Group employs will protect us against liability under the Act, particularly as a result of actions which may in the past have been taken or which may be taken in the future by agents and other intermediaries for whom the Latin America Group may have exposure under the Act. Although the application of the law in this context is uncertain, it is possible that the Latin America Group may be held responsible for actions taken by local partners even though the Latin America Group may have little or no ability to control them. Any determination that the Latin America Group has violated the Act could have a material adverse effect on it.

THE WIRELESS INDUSTRY MAY BE HARMED BY MEDIA REPORTS SUGGESTING THAT RADIO FREQUENCY EMISSIONS CAUSE VARIOUS HEALTH PROBLEMS AND INTERFERE WITH VARIOUS MEDICAL DEVICES

     Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations can cause various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. If consumers harbor health concerns over radio frequency emissions, they may be discouraged from using wireless handsets and regulators may impose restrictions on the location of base stations. These concerns could have an adverse effect on the wireless communications industry and possibly expose wireless providers to litigation. We cannot assure you that further research and studies will not demonstrate a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. Furthermore, if such a link is demonstrated, we cannot assure you that government authorities will not increase regulation of wireless handsets and base stations as a result of these concerns or that wireless companies will not be liable for costs or damages associated with these concerns.

                         CAUTIONARY LANGUAGE CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This proxy statement and the information incorporated by reference in this proxy statement include forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for these forward-looking statements.

     A number of important factors, including those risks and uncertainties described under "Risk Factors," could affect future operating results and financial position and cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties set forth under "Risk Factors" are not exhaustive. These and other developments could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. We have no obligation, and we do not intend, to publicly release the results of any revisions to these forward-looking statements to reflect subsequent events or circumstances.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     We are providing this proxy statement to you in connection with the solicitation of proxies by our board of directors for use at the special
meeting. The special meeting will be held on                , 2000, at
          a.m., local time, at                                      , Atlanta,
Georgia. This proxy statement is first being mailed to our shareholders on or
about                , 2000.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

     You will be asked to consider and vote on the two proposals described in this proxy statement.

     If Proposal 1 is approved, we intend to implement it whether or not Proposal 2 is approved. If Proposal 1 is not approved, we will not implement Proposal 2.

     We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment.

WHO CAN VOTE

     You are entitled to vote if you were a holder of record of our existing
common stock as of the close of business on                , 2000. Your shares
can be voted at the meeting only if you are present or represented by a valid proxy.

SHARES OUTSTANDING

     On February 29, 2000, 1,879,878,983 shares of our existing common stock were outstanding and entitled to vote. This total includes shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes. We do not know of any shareholder who beneficially owned more than five percent of BellSouth stock as of February 29, 2000.

PROXY CARD

     Our board of directors has designated a Directors' Proxy Committee, which will vote the shares represented by proxies at the special meeting. Its members are Messrs. James H. Blanchard and John G. Medlin, Jr.

     If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Directors' Proxy Committee for Proposal 1 and for Proposal 2. The Directors' Proxy Committee will vote at its discretion on any other matter that may properly come before the special meeting.

     If you wish to assign your proxy to someone other than the Directors' Proxy Committee, you should cross out both names appearing on the proxy card and insert the name(s) of up to two other people. The person or persons representing you must present your signed proxy card and a ballot at the special meeting in order to vote your shares.

VOTING OF SHARES

     Each share of BellSouth stock represented at the special meeting is entitled to one vote on each matter properly brought before the special meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the special meeting, and not revoked or superseded, will be voted at the special meeting in accordance with the instructions indicated on those proxies.

     BELLSOUTH DIRECT INVESTMENT PLAN: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

     FOR BELLSOUTH EMPLOYEES: If you are a registered shareholder and/or own stock in one or more of the following employee payroll-based plans and the accounts are registered in the same name, you will receive one proxy card which will serve as voting instructions to the Directors' Proxy Committee, if applicable, and also to the trustees of those plans:

     - BellSouth Employee Stock Ownership Plan (PAYSOP)

     - BellSouth Employee Stock Investment Plan (ESIP)

     - BellSouth Employee Stock Purchase Plan (ESPP)

     - BellSouth Savings and Security Plan (SSP)

     - BellSouth Retirement Savings Plan (BRSP)

     The trustee will vote plan shares in the PAYSOP, the SSP and the BRSP represented by proxy cards which are not signed and returned in the same proportion as shares for which signed cards are returned for each plan. Shares in the ESIP and ESPP are not voted unless the card is signed and returned.

REQUIRED VOTES

     Proposal 1 requires the favorable vote of a majority of the outstanding shares of our existing common stock. As a result, abstentions and broker non-votes on Proposal 1 will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

     Proposal 2 requires a favorable vote of a majority of the shares of our existing common stock represented at the special meeting and entitled to vote. As a result, abstentions and broker non-votes on Proposal 2 will have the same effect as negative votes.

HOW YOU CAN VOTE

     You may vote by proxy or in person at the special meeting. To vote by proxy, you may select one of the following options:

     VOTE BY TELEPHONE

     You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours-a-day, seven days-a-week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

     VOTE BY INTERNET

     You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours-a-day, seven days-a-week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card.

     VOTE BY MAIL

     If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

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

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by:

     - voting again by telephone or on the Internet prior to the meeting;

     - signing another proxy card with a later date and returning it to us prior to the meeting; or

     - attending the meeting in person and casting a ballot.

QUORUM

     Forty percent of the outstanding shares of BellSouth common stock must be present, either in person or represented by proxy, in order to conduct the special meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

ATTENDANCE AT THE SPECIAL MEETING

     If you plan to attend the special meeting, please keep the admission ticket and map attached to the proxy card. If you come to the special meeting and do not have an admission ticket, or if your shares are held by brokers or other institutions, you will be admitted upon presentation of proper identification at the door.

SOLICITATION OF PROXIES

     We will pay the cost of soliciting proxies. We have retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, for a fee of $125,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, we have retained Morrow to answer telephone call inquiries from shareholders for a fee of $3.00 per call. Employees of BellSouth also may solicit proxies on behalf of BellSouth.

                                   PROPOSAL 1
                          THE TRACKING STOCK PROPOSAL

DESCRIPTION OF THE TRACKING STOCK PROPOSAL

     ARTICLES OF AMENDMENT

     We are asking you to consider and approve articles of amendment to our restated articles of incorporation, which would:

     - permit us to issue a total of 8.65 billion shares of BellSouth common stock in series, of which our board of directors intends initially to designate 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock" and 2.25 billion shares as "BellSouth Corporation -- Latin America Group Common Stock;" and

     - provide for each outstanding share of our existing common stock to be changed into one share of BLS Group stock which will occur immediately before the completion of the planned initial public offering of Latin America Group stock.

     The articles of amendment we are asking you to consider and approve are set forth in Annex I. If our shareholders approve these articles of amendment, our board of directors intends to adopt additional articles of amendment without shareholder approval as permitted by Georgia law. These articles of amendment will designate 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock" and 2.25 billion shares as "BellSouth Corporation -- Latin America Group Common Stock" and establish the terms of these two series. Our shareholders' approval of the articles of amendment set forth in Annex I will also constitute approval of the terms of BLS Group stock and Latin America Group stock described under "-- Description of BLS Group Stock and Latin America Group Stock." As described above, each outstanding share of our existing common stock will be changed into one share of BLS Group stock immediately before the completion of the planned initial public offering of Latin America Group stock.

     If the tracking stock proposal is implemented, your rights as shareholders will continue to be governed by our restated articles of incorporation as amended by the proposed articles of amendment submitted to the shareholders attached as Annex I, the proposed articles of amendment planned to be adopted by the board of directors and our amended by-laws, all of which will have been filed with the SEC, and by Georgia law.

     If the articles of amendment are approved and we complete our planned initial public offering of Latin America Group stock, we will file the articles of amendment with the Secretary of State of the State of Georgia. No state or federal regulatory approvals are required for the consummation of the tracking stock proposal.

     THE INITIAL PUBLIC OFFERING

     Subject to shareholder approval of the proposed articles of amendment set forth in Annex I, we plan an initial public offering of shares of Latin America Group stock that will represent a portion of the equity value of the Latin America Group. We will determine the amount to be issued based on capital requirements of the Latin America Group, market conditions at the time of the initial public offering and other factors. The Latin America Group will use the proceeds from the initial public offering to continue its expansion in Latin America and for its other general purposes.

     We currently expect to complete the initial public offering promptly following shareholder approval of our articles of amendment. If subsequent considerations arise, our board of directors can decide not to create BLS Group stock and Latin America Group stock and change its plans for the initial public offering, even if our shareholders have approved the articles of amendment.

     THE PROPOSED DISTRIBUTION

     We expect to distribute all of the shares representing the BLS Group's ownership of the Latin America Group to the holders of BLS Group stock within six to 12 months after the planned initial public offering. The decision to make such a distribution and the precise timing will depend on market conditions and other factors that our board of directors considers relevant. In addition, even if we complete the initial public offering, we cannot assure you that the proposed distribution will occur.

BACKGROUND OF AND REASONS FOR THE TRACKING STOCK PROPOSAL

     BellSouth continually reviews each of its businesses and BellSouth as a whole to determine ways to increase shareholder value. As a result of this review process, we concluded that a different capital structure would improve our ability to execute our business strategies and achieve a proper valuation of the businesses of each of the groups. As a result, in late 1999, we engaged a financial advisor and began to evaluate the creation of a tracking stock.

     At a meeting of our board of directors on January 24, 2000, our directors discussed the creation of a BellSouth tracking stock for some or all of our wireless businesses. At meetings on February 27 and 28 and March 27, 2000, our board of directors discussed the creation of a tracking stock for our Latin American businesses. After extensive discussions with our senior management, legal counsel and financial advisors, our board of directors at its meeting on March 27, 2000, determined that the issuance of a tracking stock for our Latin American businesses would increase market awareness of our Latin American businesses and provide for more efficient valuation of all of our businesses, advance our strategic and financial objectives and create flexibility for our overall future growth.

     In making this determination, our directors determined that implementation of the tracking stock proposal would have the following advantages:

     - GREATER MARKET RECOGNITION AND MORE EFFICIENT VALUATION. Separating the performance of the BLS Group and the Latin America Group and reflecting separately the operating results and growth prospects of each group will permit greater market recognition of the BLS Group and the Latin America Group. Separate public information about the Latin America Group should result in broader and more focused coverage by research analysts. As a result, investors should better understand the Latin America Group and BellSouth as a whole. Wireless businesses are valued based on multiples of cash flow and POPs and subscribers, and traditional telephone companies are valued based on multiples of earnings and on dividends. Having two publicly traded equity securities will allow equity investors to apply different and more specific criteria in valuing the BLS Group and the Latin America Group.

     - GREATER STRATEGIC FLEXIBILITY. By separately tracking the performance of our Latin American businesses through the Latin America Group stock rather than our existing common stock, we can reduce the financial impacts on our current shareholders resulting from additional investment necessary to grow and expand our Latin American businesses. Having two different equity securities that track the performance of separate business groups will provide BellSouth greater flexibility to take advantage of strategic opportunities for each group. BellSouth will be able to issue either BLS Group stock or Latin America Group stock for strategic investments, in acquisitions, for purchases of interests of partners and for other transactions. In addition, shareholders of an entity acquired by either the BLS Group or the Latin America Group will be able to continue to own an investment in familiar businesses with similar dynamics rather than in the much larger and diversified BellSouth.

     - INCREASED FINANCIAL FLEXIBILITY. BellSouth also expects that Latin America Group stock will assist the Latin America Group in meeting its capital requirements by creating an additional publicly traded equity security that BellSouth can use to raise capital. In addition, because BellSouth does not expect to pay dividends on Latin America Group stock for the foreseeable future, our issuance of Latin America Group stock, in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for strategic investments.

     - INCREASED SHAREHOLDER CHOICE. The creation of tracking stock will allow investors to invest in BellSouth by owning either or both series of common stock, depending on their particular investment objectives. Some investors may want to own BLS Group stock with more predictable and stable earnings growth and dividends, while other investors may desire to own Latin America Group stock with higher risk and growth profiles. Others may want to own both BLS Group stock and Latin America Group stock.

     - MORE EFFECTIVE MANAGEMENT INCENTIVES. Latin America Group stock will permit us to structure distinctive and more effective incentive and retention programs for our management and employees. Stock options and other incentive awards to management and employees who work principally for the Latin America Group or the BLS Group will be tied more directly to the performance of the particular group for which they work.

     - ADVANTAGES OF DOING BUSINESS UNDER COMMON OWNERSHIP. In contrast to a spin-off, the tracking stock proposal will retain for us the advantages of doing business as a single company and allow each group to capitalize on relationships with the other group. As part of a single organization, we expect to continue to take advantage of the strategic and operational benefits of common branding, shared managerial expertise, synergies relating to technology and purchasing arrangements and cost savings in corporate overhead expenses.

     - PRESERVES CAPITAL STRUCTURE FLEXIBILITY. The tracking stock proposal retains future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as spin-offs and split-offs, and the creation and issuance of other tracking stocks reflecting other unique business groups, if we decide that action is appropriate. The proposal also preserves our ability to modify our capital structure by unwinding the tracking stock structure.

     Our board of directors also considered that the implementation of the tracking stock proposal is not expected to be taxable for U.S. federal income tax purposes to BellSouth or to you. In addition, our board of directors considered the performance of similar equity securities issued by other telecommunications companies, such as U S West, Inc. and Sprint Corporation, as well as the approval by the shareholders of AT&T of a tracking stock for its wireless businesses.

     Our board of directors also considered the following potential negative consequences of the tracking proposal:

     - UNCERTAINTY OF MARKET VALUATION.  BellSouth cannot predict exactly:

        - the degree to which the market price of BLS Group stock and Latin America Group stock will reflect the separate performances of the BLS Group and the Latin America Group;

        - the impact of the tracking stock proposal on the market price of our existing common stock prior to the special meeting of shareholders;

        - the impact of the issuance of Latin America Group stock on the market price of BLS Group stock upon the completion of the planned initial public offering of Latin America Group stock or the proposed distribution of the BLS Group's inter-group interest in the Latin America Group; or

        - whether the issuance of BLS Group stock and Latin America Group stock will increase the total market capitalization of BellSouth.

     - MORE COMPLEX CORPORATE GOVERNANCE. The tracking stock proposal introduces additional corporate governance issues, such as the fiduciary obligation of our board of directors to holders of different series of common stock representing different lines of business. Interests of the two groups could diverge or conflict, or appear to diverge or conflict, and issues could arise in resolving conflicts with the result that our board of directors may benefit one group more than the other group with respect to any particular issue.

     - COMPLEX CAPITAL STRUCTURE. The tracking stock proposal will make the corporate structure of BellSouth more complex and could confuse investors, thereby adversely affecting their valuation of our businesses.

     - UNCERTAINTY OF MARKET REACTION TO TRACKING STOCK DECISIONS. The market values of BLS Group stock and Latin America Group stock could be affected by the market reaction to decisions by our board of directors and management that investors perceive as affecting differently one series of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups and the allocation of assets, expenses, liabilities and corporate opportunities and financing resources.

     - POTENTIAL ADVERSE EFFECTS IN CONNECTION WITH ACQUISITIONS. The use of a tracking stock in connection with future acquisitions could have various adverse effects, such as the possible inability or increased difficulty of obtaining a ruling from the Internal Revenue Service for an acquisition designed to be tax-free.

     - POTENTIAL ADVERSE TAX CONSEQUENCES. The Internal Revenue Service could successfully assert that the change of our existing common stock into BLS Group stock could be taxable to you and/or us. In addition, the Clinton Administration's Fiscal Year 2001 Budget Proposal included a provision that would treat the receipt of stock similar to BLS Group stock and Latin America Group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this provision is enacted following creation of our tracking stock, BellSouth might decide to change its capital structure by unwinding the tracking stock to avoid adverse tax consequences.

     Our board of directors determined that, on balance, the potential advantages of the tracking stock proposal far outweigh any potentially negative consequences.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has carefully considered the tracking stock proposal and believes that the approval of this proposal by the shareholders is advisable and in the best interests of BellSouth. Our board of directors unanimously recommends that you vote for this proposal.

DIVIDEND POLICY

     BLS GROUP STOCK. We currently intend to pay a quarterly dividend of $.19 per share on BLS Group stock, which is the same as the current dividend amount on our existing common stock. The payment of dividends on BLS Group stock will be a business decision to be made by our board of directors from time to time based primarily upon the results of operations, financial condition and capital requirements of the BLS Group and of BellSouth as a whole, and such other factors as our board of directors considers relevant.

     LATIN AMERICA GROUP STOCK. Because the Latin America Group is expected to require significant capital commitments to finance its operations and fund its future growth, BellSouth does not expect to pay any dividends on shares of Latin America Group stock for the foreseeable future. If and when our board of directors does determine to pay any dividends on shares of Latin America Group stock, this determination will be based primarily on the results of operations, financial condition and capital requirements of the Latin America Group and of BellSouth as a whole, and such other factors as our board of directors considers relevant.
                                ---------------

     In making its dividend decisions, our board of directors will rely on our consolidated financial statements and the combined financial statements of each group.

     Georgia law and our articles of amendment limit the amount of dividends that we can pay on either group's stock. See "-- Description of BLS Group Stock and Latin America Group Stock -- Dividends."

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

DESCRIPTION OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK

     We have summarized below the material terms of BLS Group stock and Latin America Group stock, the terms of which will be contained in the articles of amendment to be adopted by our board of directors.

     The following summary refers in many places to "the BLS Group's inter-group interest in the Latin America Group." This represents the equity value of the Latin America Group that is held by the BLS Group and is therefore not represented by outstanding shares of Latin America Group stock sold to the public. This summary also refers to the "outstanding interest fraction." The outstanding interest fraction indicates the portion of the equity value of the Latin America Group owned by the public. It is calculated by dividing the number of outstanding shares of Latin America Group stock sold to the public by the sum of the number of outstanding shares of Latin America Group stock sold to the public plus the number of shares of Latin America Group stock that the BLS Group is deemed to hold as a result of its inter-group interest in the Latin America Group. The outstanding interest fraction will equal one, and the inter-group interest will equal zero, at any time that all of the equity value of the Latin America Group is represented by the outstanding shares of Latin America Group stock.

     The BLS Group's inter-group interest and the outstanding interest fraction may change in the future if we:

     - issue additional shares of Latin America Group stock;

     - pay share dividends on Latin America Group stock in Latin America Group stock;

     - repurchase Latin America Group stock; or

     - transfer cash, other assets or liabilities between the Latin America Group and the BLS Group.

These actions and the effect they would have on the holders of BLS Group stock and the holders of Latin America Group stock are further described in "-- Inter-Group Interest."

     AUTHORIZED AND OUTSTANDING SHARES

     OUR CURRENT CAPITAL STRUCTURE

     Our current articles of incorporation authorize us to issue 4.5 billion shares of stock, consisting of 4.4 billion shares of common stock, par value $1 per share, and 100 million shares of first preferred stock, par value $1 per share. Of the 100 million shares of first preferred stock, our board of directors has designated 30 million shares as Series B First Preferred Stock in connection with our existing rights agreement. As of February 29, 2000, approximately 1,879,878,983 shares of our existing common stock and no shares of first preferred stock were issued and outstanding.

     OUR PROPOSED CAPITAL STRUCTURE

     The articles of amendment will authorize us to issue 8.75 billion shares of stock as follows: 8.65 billion shares of common stock in series, par value $1 per share, and 100 million shares of first preferred stock in series, par value $1 per share. Of the 8.65 billion shares of common stock, our board of directors will initially designate 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock" and 2.25 billion shares as "BellSouth Corporation -- Latin America Group Common Stock." Of the 100 million shares of first preferred stock, our board of directors will initially designate five million shares as "Series C First Preferred Stock" and two million shares as "Series D First Preferred Stock" in connection with our restated rights agreement. The restated rights agreement will be effective upon the completion of the planned initial public offering of Latin America Group stock. See "-- Restated Rights Agreement." The articles of amendment also will change each outstanding share of our existing common stock into one share of BLS Group stock effective upon the creation of BLS Group stock, which will occur at the time of the completion of the planned initial public offering.

     ISSUANCES OF COMMON STOCK WITHOUT SHAREHOLDER APPROVAL

     After the completion of the planned initial public offering of Latin America Group stock, our board of directors may issue the authorized but unissued shares of BLS Group stock and Latin America Group stock from time to time for any proper corporate purposes. Although our board of directors does not currently have any plan to do so, our board of directors also may decide to authorize the issuance of shares of one or more series of common stock relating to an additional business group as described below, in addition to BLS Group stock and Latin America Group stock. Our board of directors will have the authority under our articles of amendment, to issue additional shares of Latin America Group stock or BLS Group stock or shares of an additional series of common stock without shareholder approval, except as may be required by Georgia law or the rules of any stock exchange on which any series of outstanding common stock may then be listed.

     If our board of directors decides to issue an additional series of common stock, BellSouth may establish a new group to which such new series of common stock relates either by allocating to it newly acquired assets or by reallocating to it some of the assets and liabilities from any one or more of the BLS Group, the Latin America Group and any previously created additional group. If our board of directors decides to reallocate assets and liabilities from an existing group to a new group, the group or groups to which those assets and liabilities were previously allocated would initially hold an inter-group interest in the new group representing the reallocated assets and liabilities, unless the new group paid for those assets and liabilities with other consideration.

     Our board of directors may at any time increase the number of shares in any series of common stock so long as the number of shares in all series of common stock immediately after the increase does not exceed the total number of shares of common stock authorized by our restated articles of incorporation in effect at that time. Our board of directors also may decrease the number of shares in any series of common stock that it has previously designated, but not below the number of shares of that series then outstanding.

     Prior to the completion of the planned initial public offering of Latin America Group stock, our board of directors will, based on the advice of our financial advisor, designate the initial number of shares of Latin America Group stock issuable with respect to the BLS Group's inter-group interest in the Latin America Group. See "-- Inter-Group Interest."

     REASONS FOR INCREASE IN AUTHORIZED COMMON STOCK

     Our board of directors believes that an increase in the number of authorized shares of common stock at this time is in the best interests of BellSouth so that we can implement the tracking stock proposal and have available the number of shares needed for capital raising, possible acquisitions, potential share dividends, future conversions and our restated stock plan which is to be effective upon the completion of the planned initial public offering of Latin America Group stock.

     As described under "-- Conversion and Redemption," our board of directors will have the right to convert Latin America Group stock into BLS Group stock at specified premiums payable in shares of that group's stock. Similarly, our board of directors will have the right to convert BLS Group stock into Latin America Group stock at specified premiums payable in shares of that group's stock. The number of shares issuable in a conversion will vary based on the relative market values of the two series of common stock and the number of outstanding shares of common stock being converted. Our board of directors also may pay a dividend in shares of a series of common stock. If our board of directors determines that a conversion or a share dividend is in the best interests of BellSouth, but at that time sufficient authorized shares of common stock are not available, approval by our shareholders would be required to approve an amendment to our restated articles of incorporation.

     We also have reserved           shares of our existing common stock for
issuance under our restated stock plan which is to be effective upon the completion of the planned initial public offering of Latin America Group stock. For additional information on the effect of the tracking stock proposal on outstanding awards under the BellSouth Corporation Stock Plan, see "-- Effect on Existing Stock-Based Awards."

     Other than the issuance of shares of Latin America Group stock in the planned initial public offering, the issuance of Latin America Group stock in the proposed distribution to the holders of BLS Group stock and the issuance of shares of BLS Group stock and Latin America Group stock under our restated stock plan, we have no present understanding or agreement for the issuance of any additional shares of BLS Group stock or Latin America Group stock or for the issuance of any series of additional group stock. Although our board of directors has no present intention of doing so, the additional shares or additional series of common stock that would be authorized for issuance if the tracking stock proposal is implemented could be issued in one or more transactions that would make a takeover of BellSouth more difficult and, therefore, less likely, even though a takeover might be financially beneficial to BellSouth and our shareholders. For additional information on provisions of Georgia law, our restated articles of incorporation, our by-laws and our restated rights agreement that might deter a takeover, see
"-- Anti-Takeover Provisions of Georgia Law, Our Restated Articles of Incorporation and By-laws and Our Restated Rights Agreement." We have no knowledge of any person or entity that intends to seek a controlling interest in BellSouth or to make a takeover proposal.

     DIVIDENDS

     Dividends on our existing common stock are limited to the funds of BellSouth legally available for distributions under Georgia law and subject to the prior payment of dividends on any preferred stock.

     Our articles of amendment provide that dividends on BLS Group stock or Latin America Group stock will be limited to the lesser of:

     - the funds of BellSouth legally available for distributions under Georgia law; and

     - the available distribution amount for the BLS Group or the Latin America Group, as the case may be.

The available distribution amount for a particular group is the same amount that would be legally available for the payment of dividends on that group's stock if that group were a separate company under Georgia law. The available distribution amount for the relevant group is calculated by multiplying:

     - the outstanding interest fraction for that group, if applicable,

     times

     - the lesser of:

      - any amount in excess of the minimum amount necessary to pay debts attributed to that group as they become due in the usual course of business; and

      - the total assets attributed to that group less the sum of the total liabilities attributed to that group plus the amount that would be needed to satisfy the preferential rights upon dissolution of shares of stock, if any, attributed to that group that are superior to that group's stock.

     Under Georgia law, the amount of legally available funds of BellSouth is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of:

     - any net losses of each group, including any additional groups that are subsequently created;

     - any distributions on BLS Group stock, Latin America Group stock, any additional group stock that is subsequently created or any preferred stock; and

     - any repurchases of BLS Group stock, Latin America Group stock, any additional group stock that is subsequently created or any preferred stock.

     Payment of dividends on BLS Group stock or Latin America Group stock also may be restricted by loan agreements, indentures and other agreements or obligations entered into by BellSouth from time to time.

     If the BLS Group still holds an inter-group interest in the Latin America Group at the time of any dividend on the outstanding shares of Latin America Group stock, we will credit to the combined financial statements of the BLS Group, and charge against the combined financial statements of the Latin America Group, an amount that would be payable if the shares issuable with respect to the BLS Group's inter-group interest in the Latin America Group were outstanding shares. If the BLS Group's inter-group interest in the Latin America Group has been eliminated and the Latin America Group has acquired an inter-group interest in the BLS Group, at the time of any dividend on the outstanding shares of BLS Group stock, we will credit to the combined financial statements of the Latin America Group, and charge against the combined financial statements of the BLS Group, an amount that would be payable if the shares issuable with respect to the Latin America Group's inter-group interest in the BLS Group were outstanding shares.

     VOTING RIGHTS

     Currently, the holders of our existing common stock have one vote per share on all matters submitted to shareholders.

     The holders of BLS Group stock and the holders of Latin America Group stock, as well as the holders of any additional group stock that is subsequently created and entitled to vote, will be entitled to vote on any matter on which our shareholders are, by Georgia law or by the provisions of our restated articles of incorporation or our by-laws or as determined by our board of directors, entitled to vote.

     The holders of BLS Group stock and the holders of Latin America Group stock, as well as the holders of any additional group stock that is subsequently created and entitled to vote, will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except as described below.

     On all matters as to which all series of common stock will vote together as a single voting group:

     - each share of BLS Group stock will have one vote; and

     - each share of Latin America Group stock will have a number of votes, including a fraction of one vote, equal to the quotient of the average market value of one share of Latin America Group stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the holders of stock entitled to vote, divided by the average market value of one share of BLS Group stock during the same period. However, if this calculation results in the holders of Latin America Group stock holding more than 35% of the total voting power of all outstanding shares of common stock, the vote of each share of Latin America Group stock will be reduced so that all of the outstanding shares of Latin America Group stock represent only 35% of the total voting power of all outstanding shares of common stock. The 35% limitation on the total voting power of all outstanding shares of common stock will be eliminated if the outstanding shares of BLS Group stock are converted into shares of Latin America Group stock.

     If we issue additional group stock, each share of additional group stock will have a number of votes, including a fraction of one vote or no vote, as our board of directors determines at the time of issuance. A group's inter-group interest in another group will not have any voting rights.

     Accordingly, the relative per share voting rights of BLS Group stock, Latin America Group stock and any additional group stock that is subsequently created and entitled to a number of votes per share based on market values will fluctuate depending on changes in the relative market values of shares of the series of common stock.

     Upon implementation of the tracking stock proposal, BLS Group stock will retain a substantial majority of the combined voting power of BLS Group stock and Latin America Group stock because:

     - we expect that initially the aggregate market value of the outstanding shares of BLS Group stock will be substantially greater than the aggregate market value of the outstanding shares of Latin America Group stock; and

     - the aggregate voting power of all outstanding shares of Latin America Group stock is limited to 35% of the total voting power of all outstanding shares of common stock, regardless of the market value of Latin America Group stock.

     We will set forth the number of outstanding shares of BLS Group stock, Latin America Group stock and additional group stock, if any, in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a shareholders' meeting the number of outstanding shares and per share voting rights of BLS Group stock, Latin America Group stock and additional group stock, if any.

     If shares of only one series of common stock are outstanding, each share of that series will have one vote. If any series of common stock is entitled to vote as a separate voting group with respect to any matter, each share of that series will, for purpose of such vote, have one vote on such matter.

     The holders of BLS Group stock and the holders of Latin America Group stock will not have any rights to vote separately as a voting group on any matter coming before our shareholders, except in the limited circumstances provided under Georgia law described below, by stock exchange rules or as determined by our board of directors. In addition to the approval of the holders of a majority of the voting power of all shares of common stock voting together as a single voting group, the approval of a majority of the outstanding shares of BLS Group stock or Latin America Group stock, voting as a separate voting group, would be required under Georgia law to approve any amendment to our restated articles of incorporation that would, among other things, change the designation, rights, preferences or limitations of the shares of that series, unless the amendment affects both series in the same or a substantially similar way.

     The following illustration demonstrates the calculation of the number of votes to which each share of Latin America Group stock would be entitled on all matters on which the holders of BLS Group stock and the holders of Latin America Group stock vote as a single voting group, where the average market values calculation does not result in the holders of Latin America Group stock holding more than 35% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of Latin America Group stock is not required.

     If:

     - 2 billion shares of BLS Group stock and 200 million shares of Latin America Group stock were outstanding;

     - the average market value for the 20-trading day valuation period for Latin America Group stock was $25 per share; and

     - the average market value for the 20-trading day valuation period for BLS Group stock was $50 per share;

then each share of BLS Group stock would have one vote and each share of Latin America Group stock would have .5 votes based on the following calculation:

     average market value of
    Latin America Group stock                         $25 per share                      .5 votes per share of
---------------------------------          =       ------------------          =       Latin America Group stock
     average market value of                          $50 per share
         BLS Group stock

As a result, the shares of BLS Group stock would represent 2 billion votes, which would equal 95.24% of our total voting power, and the shares of Latin America Group stock would represent 100 million votes, which would equal 4.76% of our total voting power. These amounts are calculated as follows:

    1 vote per share              X              2 billion shares of                 =           2 billion votes for
   of BLS Group stock                              BLS Group stock                                 BLS Group stock

   .5 votes per share                          200 million outstanding                          100 million votes for
 of Latin America Group           X                shares of Latin                   =        Latin America Group stock
          stock                                  America Group stock

             2 billion votes
           for BLS Group stock                                 95.24% of total voting power held
------------------------------------------         =                   by BLS Group stock
          100 million votes for
       Latin America Group stock +
   2 billion votes for BLS Group stock

          100 million votes for
        Latin America Group stock                               4.76% of total voting power held
------------------------------------------         =              by Latin America Group stock
          100 million votes for
       Latin America Group stock +
   2 billion votes for BLS Group stock

     The following illustration demonstrates the calculation of the number of votes to which each share of Latin America Group stock would be entitled on all matters on which the holders of BLS Group stock and the holders of Latin America Group stock vote as a single voting group, where the average market values calculation does result in the holders of Latin America Group stock holding more than 35% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of Latin America Group stock is required.

     If:

     - 2 billion shares of BLS Group stock and 800 million shares of Latin America Group stock were outstanding;

     - the average market value for the 20-trading day valuation period for Latin America Group stock was $100 per share; and

     - the average market value for the 20-trading day valuation period for BellSouth group stock was $50 per share;

then each share of BLS Group stock would have one vote and each share of Latin America Group stock would have 1.346 votes based on the following series of calculations:

     average market value of
    Latin America Group stock                          $100 per share                       2 votes per share of
---------------------------------         =        ---------------------        =           Latin America Group
     average market value of                           $50 per share                               stock
         BLS Group stock

                                      800 million
 2 votes per share of                 outstanding                                                    44.44% of total
    Latin America          X        shares of Latin         =       1.6 billion           =          voting power of
     Group stock                        America                        votes                           common stock
                                      Group stock

     Because the total voting power of Latin America Group stock would exceed the 35% limitation, we would calculate the maximum number of votes which the holders of Latin America Group stock are entitled in the aggregate by using this formula:

       x                          35% of total voting power
---------------          =             of common stock
     x + y

     where:

x      =      the maximum number of total votes to which the holders of
              outstanding shares of Latin America Group stock are entitled; and

y      =      the number of total votes to which the holders of the outstanding shares of BLS Group stock are entitled in the aggregate, based on one vote per share.

Applied to the foregoing facts, this formula results in the following:

      x
-------------         =               .35
x + 2 billion

      x               =       .35 (x + 2 billion)

      x               =       .35x + 700 million

  x - .35x            =           700 million

    .65x              =           700 million

                              1,076,923,077 votes
      x               =        for Latin America
                                  Group stock

     We then calculate the maximum number of votes per share of Latin America Group stock as follows:

               x                                1,076,923,077                     1.346 votes per share
-------------------------------         =       -------------         =       of Latin America Group stock
 the number of shares of Latin                   800,000,000
America Group stock outstanding

     CONVERSION AND REDEMPTION

     Our current articles of incorporation do not provide for either mandatory or optional conversion or redemption of our existing common stock. The articles of amendment will permit the conversion or redemption of BLS Group stock and Latin America Group stock as described below.

     CONVERSION OF COMMON STOCK AT OUR OPTION AT ANY TIME

     CONVERSION OF LATIN AMERICA GROUP STOCK INTO BLS GROUP STOCK. Our board of directors may at any time convert each share of Latin America Group stock into a number of shares of BLS Group stock equal to a percentage, set forth below under "-- Conversion Ratios," of the ratio of the average market value of one share of Latin America Group stock to the average market value of one share of BLS Group stock during a 20-trading day period. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

     However, after the second anniversary of the completion of the planned initial public offering, our board of directors may effect a conversion of Latin America Group stock into BLS Group stock only if, as of the close of business of the 20th trading day of the 20-trading day period during which the number of shares of BLS Group stock into which Latin America Group stock is to be converted is calculated, the market capitalization of Latin America Group stock is less than 60% of the combined market capitalization of Latin America Group stock and BLS Group stock.

     CONVERSION OF BLS GROUP STOCK INTO LATIN AMERICA GROUP STOCK. Beginning on the second anniversary of the completion of the planned initial public offering, our board of directors may convert each share of BLS Group stock into a number of shares of Latin America Group stock equal to a percentage, set forth below under "-- Conversion Ratios," of the ratio of the average market value of one share of BLS Group stock to the average market value of one share of Latin America Group stock during a 20-trading day period. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

     However, our board of directors may effect a conversion of BLS Group stock into Latin America Group stock only if, as of the close of business of the 20th trading day of the 20-trading day period during which the number of shares of Latin America Group stock into which BLS Group stock is to be converted is calculated, the market capitalization of BLS Group stock is less than 60% of the combined market capitalization of BLS Group stock and Latin America Group stock.

     CONVERSION RATIOS. The percentage of the ratio of the average market values will be 120% during the first year after the completion of the planned initial public offering of Latin America Group stock. Beginning on the first anniversary but before the second anniversary of the completion of the planned initial public offering, the percentage will be 115%. Beginning on the second anniversary of the completion of the planned initial public offering, the percentage will be:

     - 110% if the market capitalization of the series of common stock to be converted is less than 40% of the combined market capitalization of the series of common stock to be converted and the series of common stock into which it is to be converted during the specified period described below; and

     - 100% if the market capitalization of the series of common stock to be converted is 40% or more, but less than 60%, of the combined market capitalization of the series of common stock to be converted and the series of common stock into which it is to be converted during the specified period described below.

     The market capitalization of Latin America Group stock and the combined market capitalization of the series of common stock to be converted and the series of common stock into which it is to be converted will be determined based on market values for the majority of trading days during the 20-trading day period during which the number of shares of the series of common stock into which the other series of common stock is to be converted is calculated. If we have the right, on the date on which we mail the conversion notice, to effect the conversion without any premium, we will not lose that right even if the market capitalization of the series of common stock to be converted subsequently becomes less than 40% of the combined market capitalization.

     CONVERSION OF LATIN AMERICA GROUP STOCK OR BLS GROUP STOCK INTO ADDITIONAL GROUP STOCK. If our board of directors has issued one or more additional series of common stock, our board of directors may convert each share of Latin America Group stock or BLS Group stock into a number of shares of the additional series of common stock equal to a percentage, set forth above "-- Conversion Ratios," of the ratio of the average market value of one share of Latin America Group stock or BLS Group stock, as the case may be, to the average market value of one share of the additional series of common stock during a 20-trading day period. A conversion of BLS Group stock or Latin America Group stock into an additional series of common stock would be subject to the same premium and market capitalization provisions that would apply to a conversion of Latin America Group stock into BLS Group stock or BLS Group stock into Latin America Group stock.

     TAX EVENT. If a tax event occurs at any time, the percentage of the ratio of the average market values will be 100%. This means that the holders of the series of common stock to be converted will not receive any premium in a conversion that is effected as a result of a tax event.

     The term "tax event" means the receipt by BellSouth of an opinion of its tax counsel to the effect that, as a result of any amendment to, clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of the United States or any political subdivision or taxing authority thereof or therein, including:

     - the enactment of any legislation; or

     - the publication of any judicial or regulatory decision, determination or pronouncement; or

     - any announced proposed change in law by an applicable legislative committee or the chair thereof,

regardless of whether the amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving us, the BLS Group or the Latin America Group and regardless of whether the amendment, clarification, change or proposed change is subject to appeal, there is more than an insubstantial risk that:

     - for tax purposes, any issuance of BLS Group stock or Latin America Group stock would be treated as a sale or other taxable disposition by us or any of our subsidiaries of any of the assets, operations or relevant subsidiaries to which BLS Group stock or Latin America Group stock relates;

     - the issuance or existence of BLS Group stock or Latin America Group stock would subject us, our subsidiaries or affiliates, or our or their successors or shareholders to tax or other adverse tax consequences; or

     - for tax purposes, either BLS Group stock or Latin America Group stock is not, or at any time in the future will not be, treated solely as common stock of BellSouth.

          PURPOSES OF OPTIONAL CONVERSION PROVISIONS; SHAREHOLDER CONSIDERATIONS. These provisions allow us the flexibility to recapitalize BLS Group stock and Latin America Group stock into one series of common stock that would, after the recapitalization, represent an equity interest in the combined businesses of the BLS Group and the Latin America Group. The optional conversion could be exercised at any future time if our board of directors determines that, under particular facts and circumstances then existing, an equity structure consisting of these two series of stock was no longer in the best interests of BellSouth. A conversion could be exercised, however, at a time that is disadvantageous to the holders of one group's stock. For additional information on the risks of a conversion, see "Risk Factors -- Risk Factors Relating to Our Tracking Stock Capital Structure -- Holders of BLS Group stock and Latin America Group stock may not have any remedies if any action by directors or officers has an adverse effect on the stock of their group" and "-- Potential conflicts of interest exist between holders of BLS Group stock and holders of Latin America Group stock that may be difficult for our board of directors to resolve or that may be resolved adversely to one of the series."

     Conversion would be based upon the relative market values of BLS Group stock and Latin America Group stock. Many factors could affect the market values of BLS Group stock and Latin America Group stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values also could be affected by decisions by our board of directors or our management that investors perceive to affect differently one group's stock compared to the other. These decisions could include changes to our tracking stock policies, transfers of assets and liabilities between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

     The following illustration demonstrates the calculation of the number of shares issuable upon conversion of Latin America Group stock into shares of BLS Group stock at our option during the third year after the completion of the planned initial public offering of Latin America Group stock.

     If:

     - a tax event has not occurred;

     - 2 billion shares of BLS Group stock and 200 million shares of Latin America Group stock were outstanding immediately prior to the conversion;

     - the average market value of one share of Latin America Group stock over the 20-trading day valuation period was $25 per share;

     - the average market value of one share of BLS Group stock over the same valuation period was $50 per share; and

     - the market capitalization of the outstanding Latin America Group stock is less than 40% of the combined market capitalization of Latin America Group stock and BLS Group stock for 11 days during the 20-trading day period;

then each share of Latin America Group stock could be converted into .55 shares of BLS Group stock based on the following calculation:

                            average market value of
                           Latin America Group stock
    110%          X    ---------------------------------       =
                            average market value of
                                BLS Group stock

                                 $25 per share
    1.1           X    ---------------------------------       =      .55 shares
                                 $50 per share

     REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

     Our board of directors may at any time redeem on a pro rata basis all of the outstanding shares of BLS Group stock or Latin America Group stock for shares of the common stock of one or more of our wholly-owned subsidiaries that own all of the assets and liabilities attributed to the relevant group.

     These provisions are intended to give us increased flexibility with respect to spinning-off the assets of one of the groups by transferring all of the assets of that group to one or more wholly-owned subsidiaries. As a result of any such redemption, the holders of BLS Group stock and the holders of Latin America Group stock would hold securities of separate legal entities operating in distinct lines of business. We currently do not have any intention of spinning-off the assets of either the BLS Group or the Latin America Group; however, this redemption could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of BLS Group stock and Latin America Group stock is no longer in the best interests of BellSouth and a spin-off is desirable.

     If at the time of any such redemption the BLS Group still holds an inter-group interest in the Latin America Group, the number of shares of those subsidiaries that we will exchange for Latin America Group stock in such redemption will be equal to the product of the outstanding interest fraction and the number of shares of common stock of each subsidiary that will be outstanding immediately after the redemption. We will retain the balance of the shares of those subsidiaries for the BLS Group or distribute them to the holders of BLS Group stock.

     If the BLS Group's inter-group interest in the Latin America Group has been eliminated and the Latin America Group has acquired an inter-group interest in the BLS Group, at the time of any such redemption of Latin America Group stock, we will exchange, in addition to shares of one of more subsidiaries that own all of the assets and liabilities attributed to the Latin America Group, a number of shares of BLS Group stock equal to the number of shares issuable with respect to the Latin America Group's inter-group interest in the BLS Group to either the holders of Latin America Group stock or one or more of those Latin America Group subsidiaries.

     We may redeem shares of BLS Group stock or Latin America Group stock for subsidiary stock only if we have legally available funds under Georgia law.

     The following illustration demonstrates the application of the provisions with respect to a redemption of all Latin America Group stock in exchange for shares of the common stock of one of our wholly-owned subsidiaries that owns all of the assets and liabilities attributed to the Latin America Group.

     If:

     - 2 billion shares of BLS Group stock and 200 million shares of Latin America Group stock were outstanding;

     - the BLS Group holds an 80% inter-group interest in the Latin America Group, resulting in a 20% outstanding interest fraction; and

     - 400 million shares of common stock of that Latin America Group subsidiary will be outstanding immediately after the redemption;

then we will exchange 80 million shares of common stock of that Latin America Group subsidiary for Latin America Group stock based on the following calculation:

                                            the number of shares of common stock of that
      outstanding               X            Latin America Group subsidiary that will be            =
   interest fraction                        outstanding immediately after the redemption

           .2                   X                   400 million        =        80 million shares

     As a result of the BLS Group's 80% inter-group interest, we will retain the remaining 320 million shares of common stock of that Latin America Group subsidiary for the BLS Group or distribute them to the holders of BLS Group stock.

     MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF STOCK IF DISPOSITION OF GROUP ASSETS OCCURS

     If we dispose of all or substantially all -- that is, at least 80% -- of the properties and assets attributed to either the BLS Group or the Latin America Group in a transaction or series of related transactions other than those described below under "-- Exceptions to the Mandatory Dividend, Redemption or Conversion Requirement if a Disposition Occurs," we are required to take action that returns the value of the net proceeds of those assets to the holders of that group's stock. That action could take the form of a dividend, a redemption of shares or a conversion into another series of common stock.

     Accordingly, if we dispose of all or substantially all of the properties and assets attributed to the BLS Group or the Latin America Group in a transaction or series of related transactions other than those described below under "-- Exceptions to the Mandatory Dividend, Redemption or Conversion Requirement if a Disposition Occurs," we will do one of the following:

     - pay a dividend to the holders of shares of that group's stock in cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

     - if the disposition involves:

      - all of the properties and assets, redeem all outstanding shares of that group's stock in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

      - if the disposition involves substantially all -- but not all -- of the properties and assets, redeem a number of whole shares of that group's stock in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; the number of shares so redeemed will have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 26th trading day following the disposition date, closest to the net proceeds; or

     - convert each outstanding share of that group's stock into a number of shares of the other group's stock equal to 110% of the ratio of the average market value of one share of that group's stock to the average market value of one share of the other group's stock during the ten-trading day period beginning on the 26th trading day following the disposition date. Alternatively, if our board of directors has issued one or more additional series of common stock, our board of directors may convert each share of that group's stock into a number of shares of an additional series of common stock. The same premium provisions would apply.

     We may only pay a dividend or redeem shares of BLS Group stock or Latin America Group stock if we have legally available funds under Georgia law and the amount to be paid to holders is less than or equal to the available distribution amount for the group. We will pay the dividend or complete the redemption or conversion on or prior to the 95th trading day following the disposition date.

     For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to either group means a portion of the properties and assets that represents at least 80% of the then fair value of the properties and assets attributed to that group.

     The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

     - any taxes we estimate will be payable by us, or which we estimate would have been payable but for the utilization of tax benefits attributable to another group, in respect of the disposition or in respect of any resulting dividend or redemption;

     - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

     - any liabilities attributed to the group whose assets are disposed, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of any preferred stock attributed to that group.

     We may elect to pay the dividend or redemption price either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the fair value of the net proceeds.

     The following illustration demonstrates the application of the provisions requiring a mandatory dividend, redemption or conversion if a disposition occurs.

     If:

     - 2 billion shares of BLS Group stock and 200 million shares of Latin America Group stock were outstanding;

     - the BLS Group holds an 80% inter-group interest in the Latin America Group, resulting in a 20% outstanding interest fraction;

     - the net proceeds of the sale of substantially all -- but not all -- of the assets attributed to the Latin America Group equals $22 billion;

     - the average market value of Latin America Group stock during the ten-trading day valuation period was $25 per share; and

     - the average market value of BLS Group stock during the same valuation period was $50 per share;

then we could do any one of the following:

(1) pay a dividend to the holders of Latin America Group stock equal to:

 outstanding interest                             net proceeds
       fraction                X       ---------------------------------          =
                                          number of outstanding shares
                                          of Latin America Group stock

                                                  $22 billion
          .2                   X       ---------------------------------          =       $22 per share
                                               200 million shares

     As a result of the BLS Group's 80% inter-group interest, we will credit to the combined financial statements of the BLS Group, and charge against the combined financial statements of the Latin America Group, $17.6 billion (.8 X $22 billion).

(2) redeem for $25 per share a number of shares of Latin America Group stock equal to:

 outstanding interest                             net proceeds
       fraction                X       ---------------------------------          =
                                            average market value of
                                           Latin America Group stock

                                                  $22 billion
          .2                   X       ---------------------------------          =       176 million shares
                                                 $25 per share

     At the same time, as a result of the BLS Group's 80% inter-group interest, we will effectively treat as redeemed 704 million shares that the BLS Group is deemed to hold as a result of its inter-group interest in the Latin America Group for $25 per share by crediting to the combined financial statements of the BLS Group, and charging against the combined financial statements of the Latin America Group, $17.6 billion.

(3) convert each outstanding share of Latin America Group stock into a number of shares of BLS Group stock equal to:

                             average market value of
 110%           X           Latin America Group stock              =
                             average market value of
                                 BLS Group stock

                                  $25 per share
  1.1           X       ---------------------------------          =       .55 shares
                                  $50 per share

     Our board of directors may, prior to the second anniversary of the payment of a dividend or redemption following a disposition of substantially all -- but not all -- of the properties and assets attributed to the BLS Group or the Latin America Group, convert each outstanding share of that group's stock into a number of shares of the other group's stock equal to 110% of the ratio of the average market values of one share of stock of the group whose assets are disposed of to one share of the other group's stock over a 20-trading day period. Following the second anniversary of the completion of the planned initial public offering, the number of shares to be received as a result of a conversion will equal 100% of the applicable ratio if we would be entitled to convert without any premium pursuant to the optional conversion provisions described under "Conversion of Common Stock at Our Option at Any Time;" otherwise, the number of shares to be received will continue to equal 110% of the applicable ratio. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

     Alternatively, if our board of directors has issued one or more additional series of common stock, our board of directors may convert each share of stock of the group whose assets were disposed of into a number of shares of an additional series of common stock. A conversion of BLS Group stock or Latin America Group stock into an additional series of common stock would be subject to the same premium provisions that would apply to a conversion of Latin America Group stock into BLS Group stock or BLS Group stock into Latin America Group stock.

     The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one group's stock into shares of the other group's stock within two years after a dividend following a disposition of substantially all of one group's assets.

     If:

     - 2 billion shares of BLS Group stock and 200 million shares of Latin America Group stock were outstanding;

     - the BLS Group holds an 80% inter-group interest in the Latin America Group, resulting in a 20% outstanding interest fraction;

     - the average market value of Latin America Group stock during the 20-trading day valuation period was $5 per share; and

     - the average market value of BLS Group stock during the same valuation period was $50 per share;

then each share of Latin America Group stock could be converted into .11 shares of BLS Group stock based on the following calculation:

                             average market value of
                            Latin America Group stock
 110%           X       ---------------------------------          =
                             average market value of
                                 BLS Group stock

                                  $25 per share
  1.1           X       ---------------------------------          =       .55 shares
                                  $50 per share

     EXCEPTIONS TO THE MANDATORY DIVIDEND, REDEMPTION OR CONVERSION REQUIREMENT IF A DISPOSITION OCCURS. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to either group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity:

     - that acquires those properties or assets or succeeds to the business conducted with those properties or assets or that controls such acquirer or successor; and

     - that is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

The purpose of this exception is to enable us technically to "dispose" of properties or assets of a group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a redemption or conversion of, the series of stock of that group, so long as we receive an equity interest in that entity. We are not required to control that entity, whether by ownership or contract provisions.

     In addition, we are not required to effect a dividend, redemption or conversion if a disposition is:

     - of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution and the distribution of our assets to shareholders;

     - on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of the stock of the group whose assets are disposed and, to the extent that the group not subject to the disposition holds an inter-group interest in the group whose assets are being disposed, the group not subject to the disposition;

     - made to any person or entity controlled by us, as determined by our board of directors; or

     - a disposition conditioned upon the affirmative vote of a majority of the votes entitled to be cast by the holders of that group's stock, voting as a separate voting group.

     NOTICES IF DISPOSITION OF GROUP ASSETS OCCURS. Not later than the 20th trading day after the consummation of a disposition, we will announce publicly by press release:

     - the net proceeds of the disposition;

     - the number of shares outstanding of the stock of the group whose assets are disposed;

     - the number of shares of that group's stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities; and

     - if applicable, the outstanding interest fraction on the date of the notice.

     Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will pay a dividend or redeem shares of stock with the net proceeds of the disposition or convert the shares of stock of the group whose assets are disposed into another series of common stock.

     We will mail to each holder of shares of the group whose assets are disposed the additional notices and other information required by our articles of amendment.

     SELECTION OF SHARES FOR REDEMPTION

     If fewer than all of the outstanding shares of a series of stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of that series of stock or by such other method as may be determined by our board of directors to be equitable.

     FRACTIONAL INTERESTS; TRANSFER TAXES

     We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either series of stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

     We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities to the holders of record on redemption or conversion of shares.

     LIQUIDATION RIGHTS

     Currently, in the event of our dissolution after payment or provision for payment of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, the holders of existing common stock are entitled to share equally in our remaining net assets.

     Under our articles of amendment, in the event of our dissolution, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled, the holders of BLS Group stock, the holders of Latin America Group stock and the holders of any additional group stock that is subsequently created will be entitled to receive our assets remaining, if any, for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such series.

     The liquidation rights of the series of common stock will be as follows:

     - each outstanding share of BLS Group stock will have one liquidation unit; and

     - each outstanding share of Latin America Group stock will have .25 of one liquidation unit.

     If we issue additional group stock, each share of additional group stock will have a number of liquidation units, including a fraction of one liquidation unit, as our board of directors determines at the time of issuance.

     The number of liquidation units to which each share of Latin America Group stock is entitled will not be changed without the approval of the holders of each series of common stock voting as a separate voting group, except in the limited circumstances described below. As a result, the liquidation rights of the holders of the respective series of common stock may not bear any relationship to the relative market values or the relative voting rights of the series of common stock.

     No holder of BLS Group stock will have any special right to receive specific assets of the BLS Group and no holder of Latin America Group stock will have any special right to receive specific assets of the Latin America Group in the case of our dissolution.

     If we subdivide or combine the outstanding shares of a series of common stock or declare a dividend or other distribution of shares of a series of common stock to holders of that series of common stock, the number of liquidation units of the other series of common stock will be appropriately adjusted. This adjustment will be made by our board of directors to avoid any dilution in the relative liquidation rights of any series of common stock.

     Neither a merger or share exchange of BellSouth into or with any other corporation, nor any sale, lease, exchange or other disposition of all or substantially all of our assets, will, alone, cause the dissolution of BellSouth, for purposes of these liquidation provisions.

     INTER-GROUP INTEREST

     Prior to the completion of the planned initial public offering of Latin America Group stock, the BLS Group will hold 100% of the equity value of the Latin America Group. The number of shares of Latin America Group stock that, if issued, would represent 100% of the equity value of the Latin America Group
equals      . That number will be determined by our financial advisor, subject to the approval of our board of directors, based on:

     - the estimated equity value of the Latin America Group; and

     - the initial offering price of Latin America Group stock.

     We anticipate that the Latin America Group will use the net proceeds from the planned initial public offering. As a result, the number of shares of Latin America Group stock representing 100% of the equity value of the Latin America Group will increase by the number of shares sold in the initial public offering.

     The BLS Group's inter-group interest in the Latin America Group represents the equity value of the Latin America Group that is held by the BLS Group and is therefore not represented by outstanding shares of Latin America Group stock sold to the public. The outstanding interest fraction indicates the portion of the equity value of the Latin America Group owned by the public. It is calculated by dividing the number of outstanding shares of Latin America Group stock sold to the public by the sum of the number of outstanding shares of Latin America Group stock sold to the public plus the number of shares of Latin America Group stock that the BLS Group is deemed to hold as a result of its inter-group interest in the Latin America Group. The outstanding interest fraction will equal one, and the inter-group interest will equal zero, at any time that all of the equity value of the Latin America Group is represented by the outstanding Latin America Group stock.

     At any time the BLS Group holds an inter-group interest in the Latin America Group, the outstanding interest fraction will be used, in effect, to allocate to the BLS Group any dividend or redemption payment made to the holders of Latin America Group stock.

     The following illustration demonstrates the calculation of the outstanding interest fraction.

     If:

     - 100 million shares of Latin America Group stock were outstanding as a result of the initial public offering; and

     - 400 million shares of Latin America Group stock were issuable with respect to the BLS Group's inter-group interest in the Latin America Group (that is, the BLS Group held a 80% inter-group interest in the Latin America Group), then the outstanding interest fraction with respect to the Latin America Group stock would equal .20 based on the following calculation:

          number of shares of
 Latin America Group stock outstanding
---------------------------------------
          number of shares of                   =
Latin America Group stock outstanding +
    number of shares issuable with
respect to the BLS Group's interest in
        the Latin America Group

          100 million shares
---------------------------------------         =       .20
100 million shares + 400 million shares

     The number of shares of Latin America Group stock issuable with respect to the BLS Group's inter-group interest in the Latin America Group would be increased or decreased to reflect transactions in Latin America Group stock, including purchases and sales for the account of the BLS Group, and certain transfers of assets or liabilities to the Latin America Group or the BLS Group, and under other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     Any group may hold an inter-group interest in any other group, unless our board of directors determines otherwise at the time of issuance. However, no group can hold an inter-group interest in any other group if the two groups would then hold an inter-group interest in each other.

     DETERMINATIONS BY THE BOARD OF DIRECTORS

     Any determinations made in good faith by our board of directors with respect to a series of common stock will be final and binding on all of our shareholders.

     PREEMPTIVE RIGHTS

     The holders of any series of common stock will not have any preemptive rights.

     ADDITIONAL GROUP STOCK

     Although our board of directors does not currently have any plan to issue any additional series of common stock, our board of directors may decide to authorize the issuance of shares of one or more series of common stock in addition to BLS Group stock and Latin America Group stock. Our board of directors will have the authority under our articles of amendment to issue additional series of common stock without shareholder approval, unless shareholder approval is required by Georgia law or the rules of any stock exchange on which any series of outstanding common stock may then be listed.

     If our board of directors decides to issue an additional series of common stock, BellSouth may establish a new group to which such new series of common stock relates either by allocating to it newly acquired assets or by reallocating to it some of the assets and liabilities from any one or more of the BLS Group, the Latin America Group or any previously created additional group. If our board of directors decides to reallocate assets and liabilities from an existing group to a new group, the group or groups to which those assets and liabilities were previously allocated would hold an inter-group interest in the new group representing the reallocated assets and liabilities unless the new group paid for those assets and liabilities with other consideration.

     At the time of issuance of any series of additional group stock, our board of directors will determine the dividend, voting and liquidation rights and conversion, redemption and other provisions applicable to that additional group stock. Any additional group stock issued may be convertible into either BLS Group stock or Latin America Group stock on such terms as may be determined by our board of directors.

     Our board of directors also may determine at the time of issuance of any additional group stock that the additional group may acquire an inter-group interest in either the BLS Group or the Latin America Group, or both. Similarly, our board of directors may provide for the BLS Group or the Latin America Group, or both, to acquire an inter-group interest in the additional group.

     RESTATED RIGHTS AGREEMENT

     Under our current rights agreement, each share of our existing common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a purchase price of $200, subject to adjustment, "units" of one one-thousandth of a share of Series B first preferred stock under circumstances provided for in our current rights agreement. Under our current articles of incorporation, a holder of a unit of the Series B first preferred stock would be entitled to voting, dividend and other rights substantially similar to those of a holder of one share of our existing common stock.

     Our board of directors has determined that, if our shareholders approve the tracking stock proposal, effective upon our completion of the planned initial public offering of Latin America Group stock, BellSouth will amend and restate our current rights agreement to reflect our new equity structure. As a result, instead of rights currently applicable to our existing common stock:

     - each share of BLS Group stock will have associated with it a right to purchase a "unit" of one ten-thousandth of a share of Series C first preferred stock at a purchase price of $200, subject to adjustment; and

     - each share of Latin America Group stock will have associated with it a right to purchase a "unit" of one ten-thousandth of a share of Series D first preferred stock at a purchase price of $200, subject to adjustment.

     Our board of directors will designate shares of our first preferred stock as "Series C First Preferred Stock" and "Series D First Preferred Stock" in connection with the restated rights agreement. A holder of a Series C unit would be entitled to voting, dividend and other rights substantially similar to those of a holder of a share of BLS Group stock. Similarly, a holder of a Series D unit would be entitled to voting, dividend and other rights substantially similar to those of a holder of a share of Latin America Group stock.

     As is the case with the existing rights, until a "distribution date" occurs, the BLS Group rights and the Latin America Group rights will not be exercisable, will be represented by the same certificate that represents the shares with which the rights are associated and will trade together with those shares. Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of BLS Group stock and Latin America Group stock.

     A "distribution date" would occur upon the earlier of:

     - the first day on which a person publicly announces that the person has become an "acquiring person," or on which we publicly announce that a person has become an "acquiring person;" or

     - the tenth day, or a later day determined by our board of directors, after a person, alone or together with a group, commences or announces its intention to commence a tender or exchange offer that, if successful, would result in a person, alone or together with a group, becoming an "acquiring person."

     Under the restated rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of:

     - 20% or more of the outstanding shares of BLS Group stock;

     - 20% or more of the outstanding shares of Latin America Group stock; or

     - 10% or more of the total voting power of all of our common stock.

For these purposes, the voting power of a person or group will be determined at any time and from time to time as if the day on which the determination is made is the record date for a vote of shareholders. Under our current rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 10% or more of the outstanding voting power of the existing common stock.

     If any person becomes an acquiring person:

     - each holder of a BLS Group right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of Series C units having a market value two times the purchase price; and

     - each holder of a Latin America Group right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of Series D units having a market value two times the purchase price.

     For these purposes, we will assume that each Series C unit has the same market value as a share of BLS Group stock, and each Series D unit has the same market value as a share of Latin America Group stock.

     Under our current rights agreement, if a person becomes an acquiring person, each holder of one of our existing rights would be entitled to purchase, at the purchase price, a number of Series B units having a market value two times the purchase price.

     If a person becomes an acquiring person, our board of directors may, at its option, exchange the BLS Group rights and the Latin America Group rights, other than rights owned by the acquiring person, at an exchange ratio of two Series C units for each BLS Group right and two Series D units for each Latin America Group right. Our current rights agreement includes a similar exchange provision.

     If, following a public announcement that a person has become an acquiring person:

     - BellSouth merges or enters into any similar business combination transaction and BellSouth is not the surviving corporation;

     - another entity merges or enters into any similar transaction with BellSouth and all or part of our common stock is converted or exchanged for other securities, cash or property; or

     - 30% or more of BellSouth's assets or earning power is sold or transferred,

each holder of a BLS Group right and each holder of a Latin America Group right will be entitled to purchase, at the purchase price, a number of shares of common stock of the surviving entity in any merger or other business combination, or of the purchaser in any sale or transfer of assets or earning power, having a market value two times the purchase price. Our current rights agreement includes a similar provision.

     As is the case with our existing rights, the BLS Group rights and the Latin America Group rights will expire on December 11, 2009, unless we extend or terminate them.

     Also, as with our existing rights, at any time until a public announcement that a person has become an acquiring person, our board of directors may redeem all of the BLS Group rights and the Latin America Group rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

     A holder of BLS Group rights or Latin America Group rights will not, as such, have any rights as a shareholder of BellSouth, including rights to vote or to receive dividends.

     At any time prior to the public announcement that a person has become an acquiring person, we may, without the approval of any holders of rights, supplement or amend any provision of the restated rights agreement in any manner, whether or not such supplement or amendment is or would be adverse to any holders of the rights. From and after the public announcement that a person has become an acquiring person, we may, without the approval of any holders of rights, supplement or amend the restated rights agreement only:

     - to cure any ambiguity;

     - to correct or supplement any provision that may be defective or inconsistent; and

     - in any manner that we may deem necessary or desirable and which does not adversely affect the interests of the holders of rights, other than an acquiring person.

     Like our current rights agreement, the restated rights agreement will contain provisions designed to prevent the inadvertent triggering of the rights.

     The purpose of the rights is to:

     - give our board of directors the opportunity to negotiate with any persons seeking to obtain control of BellSouth;

     - deter acquisitions of voting control of BellSouth, or of any series of our common stock, without assurance of fair and equal treatment to all of our shareholders or all holders of that series of common stock, as applicable; and

     - prevent a person from acquiring in the market a sufficient amount of BellSouth voting power, or a sufficient number of shares of a series of our common stock, to be in a position to block an action sought to be taken by our shareholders or by the holders of that series of common stock, as applicable.

     ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW, OUR RESTATED ARTICLES OF INCORPORATION AND BY-LAWS AND OUR RESTATED RIGHTS AGREEMENT

     The following discussion concerns certain provisions of Georgia law, our restated articles of incorporation and by-laws and our restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of BellSouth.

     BUSINESS COMBINATIONS

     The Georgia legislature has enacted legislation which generally prohibits a corporation which has adopted a by-law electing to be covered thereby, which BellSouth has done, from engaging in any "business combination" with an "interested shareholder" for a period of five years from the date such person becomes an interested shareholder, unless the interested shareholder:

     - prior to becoming an interested shareholder, obtained the approval of our board of directors for either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

     - becomes the owner of at least 90% of the outstanding voting stock of the corporation in the same transaction in which the interested shareholder became an interested shareholder, excluding for purposes of determining the number of shares outstanding those shares owned by officers, directors, subsidiaries and certain employee stock plans of the corporation; or

     - subsequent to the acquisition of 10% or more of the outstanding voting stock of the corporation, acquires additional shares resulting in ownership of at least 90% of the outstanding voting stock of the corporation and obtains approval of the business combination by the holders of a majority of the shares of voting stock of the corporation, other than those shares held by an interested shareholder, officers, directors, subsidiaries and certain employee stock plans of the corporation.

     The term "business combination" refers to a merger, consolidation or other specified corporate transaction. The term "interested shareholder" refers to a 10% shareholder or an affiliate of the corporation which was a 10% shareholder at any time within the preceding two years.

     BellSouth's "business combinations" by-law may be repealed only by an affirmative vote of two-thirds of the continuing directors and a majority of the votes entitled to be cast by the shareholders, other than interested shareholders, and shall not be effective until 18 months after that shareholder vote. The Georgia statute provides that a Georgia corporation which has thus repealed such a by-law may not thereafter readopt that by-law.

     FAIR PRICE PROVISIONS

     The "fair price" provisions contained in the Georgia statute and our restated articles of incorporation require, generally, in connection with a merger or similar transaction between BellSouth and an "interested shareholder," the unanimous approval of BellSouth's directors not affiliated with the interested shareholder or the affirmative vote of two-thirds of these directors and a majority of the outstanding shares held by disinterested shareholders, unless:

     - within the past three years the interested shareholder has not increased its shareholdings by more than 1% in any 12-month period; or

     - all shareholders receive at least the same consideration for their shares as the interested shareholder previously paid.

     For purposes of the fair price provisions, the term "interested shareholder" refers to the interested shareholder, as defined under the business combinations provisions, which is a party to, or an affiliate which is a party to, the business combination in question.

     The fair price provisions may be revised or rescinded only upon the affirmative vote of at least two-thirds of the directors not affiliated with an interested shareholder and a majority of the outstanding shares held by disinterested shareholders.

     AUTHORIZED SHARES OF STOCK

     Our restated articles of incorporation will provide that we may from time to time issue shares of common and first preferred stock in one or more series, the terms of which will be determined by our board of directors. Our restated articles of incorporation will authorize 100 million shares of first preferred stock, of which five million shares will have been designated as "Series C First Preferred Stock" and two million shares of "Series D First Preferred Stock." The shares of Series C first preferred stock and Series D first preferred stock will be reserved for issuance in connection with our restated shareholder rights agreement. We will not solicit approval of our shareholders for issuance of common and first preferred stock unless our board of directors believes that approval is advisable or is required by stock exchange rules or Georgia law.

     The existence of authorized, unissued and unreserved common and first preferred stock could enable our board of directors to issue shares to persons friendly to current management, which could render more difficult, or discourage, an attempt to obtain control of BellSouth by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the share ownership of persons seeking to obtain control of BellSouth.

     SHAREHOLDER NOMINATIONS AND PROPOSALS

     Our by-laws provide that any shareholder may present a nomination for a directorship or a proposal at an annual meeting of shareholders only if advance notice of such nomination or proposal has been delivered to BellSouth not less than 75 days or more than 120 days prior to date which is 12 months after the anniversary of the annual meeting of shareholders held in the prior year.

     The foregoing notices must describe:

     - as to each nominee for director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors;

     - as to any proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and his or her material interest in the proposal, if any;

     - personal information regarding the shareholder giving the notice; and

     - the number of shares owned by the shareholder.

These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

     STAGGERED BOARD

     Our board of directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors.

     The classification of directors makes it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our board of directors. The classification provisions of our by-laws could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of BellSouth.

     CHANGE IN THE NUMBER OF DIRECTORS

     Our by-laws provide that the number of directors may be increased or decreased either by:

     - the affirmative vote of a majority of our board of directors; or

     - the affirmative vote of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single voting group;

provided that such number may not be less than nine.

     These requirements make it more difficult for shareholders to change the composition of our board of directors.

     REMOVAL OF DIRECTORS

     Our by-laws provide that any director or all directors may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote in the election of directors, voting together as a single voting group.

     These requirements make it more difficult for shareholders to change the composition of our board of directors.

     FILLING VACANCIES

     Our by-laws provide that any vacancy on our board of directors that occurs by reason of the removal of a director may be filled:

     - by our shareholders; or,

     - if authorized by our shareholders, by the remaining directors.

     Any other vacancy that occurs, including any vacancy arising by reason of an increase in the number of directors, may only be filled:

     - by the affirmative vote of a majority of the remaining directors, though less than a quorum; or

     - if the vacancy is not so filled or if no director remains, by our shareholders.

     SPECIAL MEETINGS OF SHAREHOLDERS

     Our by-laws provide that we must call a special meeting of the shareholders if called by our board of directors or our chief executive officer, or upon the written request to our chief executive officer or our secretary signed by the holders of at least 75% of the outstanding shares entitled to vote at the proposed special meeting.

     The written request must describe:

     - a brief description of the purpose of the proposed meeting and the business to be brought before the meeting and material interest, if any, in the proposal of the shareholders requesting the special meeting;

     - if the shareholders requesting the special meeting propose to nominate one or more nominees for director, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors;

     - personal information regarding the shareholder giving the notice;

     - the number of shares owned by the shareholder; and

     - the shareholders' intent, if any, to solicit proxies from our shareholders.

These procedural requirements could have the effect of delaying or preventing a request by shareholders for a special meeting.

     RESTRICTIONS ON AMENDMENTS OF OUR BY-LAWS

     Amendments to our by-laws may be approved by a majority of our board of directors. However, the shareholders may prescribe that any by-law or by-laws adopted by them shall not be altered, amended or repealed by our board of directors.

     Amendments to our by-laws also may be approved by the affirmative vote of the holders of a majority of the shares entitled to vote generally in the election of directors, voting together as a single voting group. However, the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single voting group, is required to amend or repeal any provision of our by-laws relating to:

     - the number of members of our board of directors;

     - the classification of our board of directors;

     - the removal of directors; and

     - the amendment of the by-law providing for super-majority voting with respect to the number of members of our board of directors, the classification of our board of directors and the removal of directors.

     OUR RESTATED RIGHTS AGREEMENT

     As described under "-- Restated Rights Agreement," in the event that a person or group acquires, without the approval of our board of directors, 20% or more of the shares of BLS Group stock, 20% or more of the shares of Latin America Group stock or shares of common stock having more than 10% or more of the total voting power of BellSouth without approval of our board of directors; our restated rights agreement will permit all other shareholders to acquire additional shares, or equivalent units, of BellSouth or of an acquiring company at a substantial discount.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain material United States federal income tax consequences of the implementation of the tracking stock proposal. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to BLS Group stock or Latin America Group stock, or the Treasury could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the implementation of the tracking stock proposal.

     This discussion addresses only those of you who hold your existing common stock and would hold your BLS Group stock as a capital asset. This discussion does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances. This discussion does not apply to you if you are a foreign person, a dealer in securities or currencies, a trader in securities that has elected the mark-to-market method of accounting for your securities, a tax-exempt organization, an S corporation or other pass-through entity, a mutual fund, a small business investment company, a regulated investment company, an insurance company or other financial institution, a broker-dealer, a United States person whose "functional currency" is not the U.S. dollar, or are otherwise subject to special treatment under the federal income tax laws. This discussion also does not apply to those of you who hold your existing common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

     TAX IMPLICATIONS TO YOU OF THE IMPLEMENTATION OF THE TRACKING STOCK
PROPOSAL

     In the opinion of Simpson Thacher & Bartlett, our counsel, for federal income tax purposes, BLS Group stock will be considered common stock. This means that:

     - you will not recognize any income, gain or loss on the reclassification of your existing common stock for shares of BLS Group stock;

     - your basis in BLS Group stock received will equal your basis in your existing common stock exchanged therefor;

     - your holding period of BLS Group stock will include the holding period of the existing common stock; and

     - any gain or loss recognized upon a subsequent sale or exchange of BLS Group stock will be capital gain or loss.

     TAX IMPLICATIONS OF THE PROPOSED DISTRIBUTION OF LATIN AMERICA GROUP STOCK

     We expect that the proposed distribution of Latin America Group stock to the holders of BLS Group stock will be tax-free to you. However, the exact tax consequences will depend on the form of the distribution and other facts in existence at the time of the distribution.

     TAX IMPLICATIONS TO YOU OF A CONVERSION OF BLS GROUP STOCK OR LATIN AMERICA GROUP STOCK

     Generally, you will not recognize any income, gain or loss if we exercise any of our options to convert one series of common stock into the other series of common stock, and you will have a carryover adjusted tax basis in the shares of common stock that you receive and generally a holding period that includes the holding period of the common stock you surrendered in the conversion.

     NO IRS RULING

     No ruling has been sought from the IRS. The IRS has announced that it will not issue any advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Simpson Thacher & Bartlett's opinion is not binding on the IRS. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of BLS Group stock and Latin America Group stock. It is possible, therefore, that the IRS could assert that the receipt of BLS Group stock as well as the proposed distribution of Latin America Group stock or any subsequent conversion of one series of common stock into the other series of common stock could be taxable to you and to us.

     CLINTON ADMINISTRATION PROPOSAL

     The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as BLS Group stock and Latin America Group stock. This proposal would, among other things, treat the receipt of stock similar to BLS Group stock and Latin America Group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of BLS Group stock or Latin America Group stock after the date of enactment. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock. We may convert BLS Group stock or Latin America Group stock into shares of the other series without any premium on such conversion if there is more than an insubstantial risk of adverse United States federal income tax developments. See "-- Conversion and Redemption -- Conversion of Common Stock at Our Option at Any Time." The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action. If our shareholders approve the tracking stock proposal, our board of directors will evaluate legislative developments relating to the proposal of the Clinton Administration prior to creating any tracking stock proposal.

STOCK EXCHANGE LISTINGS

     We expect BLS Group stock to be listed on the New York Stock Exchange. BLS Group stock may also be listed on the Boston, Chicago, Pacific, Philadelphia, London, Frankfurt, Amsterdam or Swiss Stock Exchanges. BLS Group stock will be listed under the symbol BLS.

     We expect Latin America Group stock to be listed on the New York Stock Exchange. Latin America Group stock will be listed under the symbol BLS.L.

STOCK TRANSFER AGENT AND REGISTRAR

     Our existing stock transfer agent and registrar, ChaseMellon Shareholder Services, L.L.C., will act as the stock transfer agent and registrar for both BLS Group stock and Latin America Group stock.

FINANCIAL ADVISOR

     Evercore Partners Inc. is acting as financial advisor in connection with the tracking stock proposal. We have agreed to pay $2.3 million in fees to it. We have also agreed to reimburse Evercore Partners Inc. for its reasonable out-of-pocket expenses, including the fees and expenses of its lawyers, and to indemnify it against liabilities under the Securities Act and certain other liabilities.

EFFECT ON EXISTING STOCK-BASED AWARDS

     If we implement the tracking stock proposal, each outstanding award for our existing common stock under our existing stock plans will change into an award for the same number of shares of BLS Group stock effective upon the creation of BLS Group stock at the time of the completion of the planned initial public offering and, where applicable, at the same purchase price. In addition, if we effect the proposed distribution of Latin America Group stock to the holders of BLS Group stock, each outstanding award for BLS Group stock will be converted into separate awards for a number of shares of BLS Group stock and a number of shares of Latin America Group stock determined based on the proposed distribution. The purchase price of the original outstanding award, if applicable, will be allocated between the resulting BLS Group stock award and the Latin America Group stock award.

NO DISSENTERS' RIGHTS

     Under Georgia law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.

                           BUSINESS OF THE BLS GROUP

     The primary lines of business of the BLS Group include all of BellSouth's operations outside of Latin America, including its domestic wireline and wireless communications businesses, non-Latin American international operations and its non-Latin American advertising and publishing operations.

WIRELINE COMMUNICATIONS

     The BLS Group is the leading telephone service provider in the Southeastern U.S., serving substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. The BLS Group provides wireline voice and data communications services, including local exchange, network access and long distance services within the Southeastern U.S. The BLS Group also offers other wireline services, billing and collection services, customer premises equipment sales and maintenance services, provision of unbundled network elements to competitors and interconnection to unaffiliated wireline and wireless carriers.

     Other wireline services include dial-up and dedicated Internet and Intranet connections to consumers and business through BellSouth.net. This service is deployed on local Internet protocol networks across our nine-state region.

     Wireline communications operations provided 76% of the total operating revenues of the BLS Group in 1999.

DOMESTIC WIRELESS

     The BLS Group is a major domestic wireless communications provider. The BLS Group offers service in 12 states, encompassing approximately 78 million total POPs. The BLS Group's proportionate share of those POPs, based on the percentage of its ownership interests in less than wholly-owned systems, was approximately 59 million. This extensive wireless footprint includes some of the top wireless markets in the country, including Los Angeles, Houston, Miami-Fort Lauderdale, Atlanta and Tampa-St. Petersburg. The BLS Group ended 1999 with approximately
5.3 million cellular and PCS customers on a proportionate basis. The BLS Group's penetration rate at December 31, 1999 was 9.4% of the POPs in its operational licensed markets.

     One of the key competitive strengths of the BLS Group's wireless service is the BellSouth brand. We believe our brand identity is a significant factor in the BLS Group's success because of BellSouth's high name recognition and reputation for providing superior coverage, network reliability and customer service.

     Domestic wireless operations provided 14% of the total operations revenues of the BLS Group in 1999.

ADVERTISING AND DIRECTORY PUBLISHING

     The BLS Group owns a group of companies that publish, print, sell advertising in and perform related services concerning, alphabetical and classified telephone directories in both paper and electronic formats. Advertising and publishing revenues are derived primarily from sales of directory advertising. The BLS Group owns one of the leading telephone directory publishing businesses in the United States. In 1999, it published white page and yellow page directories in over 500 of the BLS Group's local markets.

     The BLS Group's advertising and publishing operations provided 8% of the total revenues of the BLS Group in 1999.

OTHER

     The BLS Group owns interests in consortia that hold licenses for wireless telephone systems in Germany, Israel, Denmark, India and China covering approximately 100 million POPs and providing wireless service to a total of approximately 5.6 million international customers. Proportionate POPs covered by the BLS Group's international wireless systems outside Latin America was approximately 24.4 million persons at November 30, 1999. The BLS Group's proportionate share of those customers was approximately 1.6 million customers.

     The BLS Group owns interest in four wireless data communications networks worldwide utilizing L.M. Ericsson's Mobitex technology. The networks provide services in the United States, the United Kingdom, the Netherlands and Belgium and enable wireless data applications for interactive paging, corporate transactions, access to information and messaging. The BLS Group also develops, implements and manages wireless video systems covering more than one million homes in Atlanta, New Orleans and Orlando. Programming content for the video systems is provided by americast(R), a joint venture partnership which the BLS Group is a part owner.

     Revenues from these businesses comprised 2% of the total operating revenues of the BLS Group in 1999.

                               INDUSTRY OVERVIEW

     The global telecommunications industry is undergoing rapid change fueled by privatization, deregulation, increased competition, the expansion of wireless services, the growth of the Internet, the increased use of data-intensive applications and the deployment of high-bandwidth digital networks. From 1991 to 1999, worldwide wireless revenues grew at a compound annual rate of 36.7%, and total telecommunications revenues grew at a rate of 12.6%. The Latin American telecommunications industry has participated in these global trends, with wireless revenues growing at a compound annual rate of 63.5%, and total telecommunications revenues growing at a rate of 13.6%, over the same period. Moreover, given that penetration rates remain significantly below the levels of more developed countries, we believe the Latin American telecommunications industry has the potential to grow at a faster rate than the global telecommunications industry overall. As the leading pan-regional wireless telecommunications provider in Latin America, we believe the Latin America Group is well positioned to take advantage of this rapid growth.

THE LATIN AMERICAN TELECOMMUNICATIONS OPPORTUNITY

     OVERVIEW

     Latin America is one of the world's largest and most attractive telecommunications markets with a population of almost 500 million and a combined gross domestic product, or GDP, of approximately $1.7 trillion in 1999. According to industry sources, the Latin American telecommunications market is expected to experience compounded annual growth in:

     - total telecommunications revenues of approximately 16% from 1999 to 2004;

     - wireless subscribers of approximately 28% from 1999 to 2004;

     - wireless service revenues of approximately 21% from 1999 to 2004; and

     - active Internet accounts of approximately 87% from 1997 to 2002.

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

     The following table shows, for the ten Latin American countries in which the Latin America Group operates or is licensed to operate, wireline and wireless penetration and population for 1999. Wireline and wireless penetration for the United States and Western Europe is given for 1999. Population for the United States and Western Europe, and all Internet penetration information is given for 1998.

                    SELECTED TELECOMMUNICATIONS PENETRATION

                                                               WIRELINE         WIRELESS         INTERNET
COUNTRY                                     POPULATION(1)   PENETRATION(1)   PENETRATION(1)   PENETRATION(2)
-------                                     -------------   --------------   --------------   --------------
                                            (IN MILLIONS)
United States.............................      272.1            66.1%            31.3%                22.1%
Western Europe............................      387.3            53.2             24.2                  9.5
Brazil....................................      163.8            15.4              8.9                  0.8
Argentina.................................       35.8            20.7             12.2                  0.6
Peru......................................       25.2             6.5              4.0                  0.5
Venezuela.................................       23.2            11.3             14.3                  0.6
Chile.....................................       15.1            22.7             14.7                  0.4
Ecuador...................................       12.4             7.3              3.6                  0.1
Guatemala.................................       11.9             5.4              1.8                  0.2
Nicaragua.................................        4.9             3.2              1.4                  N/A
Uruguay...................................        3.3            27.5              9.9                  N/A
Panama....................................        2.8            16.9             12.3                  N/A

---------------

(1) Source for Latin American information: Pyramid Research; source for United States and Western Europe information: International Telecommunications Union.
(2) Source for Latin American Information: The Yankee Group; source for United States and Western Europe information: International Telecommunications Union.

     Penetration rates above and elsewhere in this prospectus represent the number of subscribers in any given territory expressed as a percentage of the total population in that territory.

     THE LATIN AMERICAN WIRELESS OPPORTUNITY

     Due to historical underinvestment in fixed-line infrastructure, the quality of fixed-line telecommunications services in Latin America remains poor relative to the United States and Western Europe, and customers often have experienced long waiting periods for the installation of telephone lines and service. Low levels of wireline penetration have presented an opportunity for wireless service providers to satisfy the substantial unmet demand for telecommunications services in many parts of Latin America, contributing to rapid initial growth. Continued growth of wireless services is expected to result from increased penetration and usage as service costs decline, wireless network coverage and capacity expands and service functionality increases. As wireless providers acquire customers and build their own high-capacity networks, they are positioned to provide a broader array of wireless services, such as Internet access, e-mail and other data applications like short messaging service.

     Since its introduction in Latin America in the 1980s, wireless service has experienced significant growth. For example, wireless providers experienced compound annual growth rates, or CAGRs, of approximately 56% for revenues and 77% for subscribers from 1996 through 1998 in Latin America. As illustrated in the following chart, industry sources expect that growth will continue:

               LATIN AMERICAN WIRELESS MARKET GROWTH PROJECTIONS

                                                1999    2000E   2001E   2002E   2003E   2004E   CAGR
                                                -----   -----   -----   -----   -----   -----   -----
Total service revenues (in billions)..........  $13.5   $20.7   $25.1   $29.2   $32.4   $35.0    21.0%
Average subscribers (in millions).............   29.0    45.5    60.4    74.2    86.4    97.7    27.5%
End-of-Period penetration.....................    8.1%   11.1%   14.0%   16.3%   18.5%   20.3%   20.2%

---------------

Source: Pyramid Research.

     THE LATIN AMERICAN INTERNET AND DATA OPPORTUNITY

     The Yankee Group estimates that data traffic will account for over 50% of global wireless traffic by 2005. The data market in Latin America has historically been constrained by prohibitive pricing and inadequate local and international network infrastructure. Deregulation, increased competition and the deployment of modern networks are resulting in increased availability of data services, lower prices and greater end-user demand. Wireless operations in Latin America are positioned to capitalize on this demand.

     Key contributors to growth in the Internet and data markets within Latin America include the improving telecommunications infrastructure, the development of local content and the increasing penetration of Internet-capable devices. As illustrated in the following chart, the Yankee Group expects that growth, based on the number of Internet accounts, will continue:

               LATIN AMERICAN INTERNET MARKET GROWTH PROJECTIONS

                                                    1997   1998   1999E   2000E   2001E   2002E   CAGR
                                                    ----   ----   -----   -----   -----   -----   ----
Internet accounts (in millions)...................  1.1    2.5     3.8     6.6    13.2    26.4    87.4%
Penetration.......................................  0.3%   0.6%    0.8%    1.4%    2.8%    5.4%   83.5%

     In the corporate market, demand is increasing for high speed corporate enterprise networks, local area and wide area networks, and Internet Protocol, or IP, based virtual private networks. The migration to flexible and efficient transport technologies such as Frame Relay, Asynchronous Transfer Mode, or ATM, and IP, is facilitating the shift from narrowband to broadband applications. This development of broadband networks throughout Latin America is expected to significantly reduce the cost of carrying Internet and data traffic.

INDUSTRY TRENDS

     Growth in the Latin American telecommunications industry, and particularly wireless telecommunications, has been shaped by a number of underlying trends that are likely to cause this growth to continue.

     - MARKET LIBERALIZATION. Privatization and demonopolization of the Latin American telecommunications market has resulted in increased competition for substantially all telecommunications products and services. Governments within the region are increasingly demonstrating a pro-competition approach to the market, as evidenced by the upcoming PCS spectrum auctions announced in Brazil, El Salvador and Honduras, and the anticipated opening of the markets for basic telecommunications services, such as local access and long distance, in such countries as Venezuela and Argentina. Further, the countries representing the six largest telecommunications markets in Latin America are each signatories to the World Trade Organization Agreement on Basic Telecommunication Services, which mandates liberalization. Competition has facilitated the availability of advanced telecommunications services and generally reduced prices, which has in turn increased demand.

     - EXPANDING PENETRATION. The number of wireless subscribers and wireless penetration levels have steadily increased in Latin America. For example, the number of wireless subscribers in Latin America increased from 6.4 million at year end 1996 to 38.0 million at year end 1999 as penetration increased from 1.4% to 8.1%. Penetration is expected to increase to 20.3% by 2004. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over a greater number of users, thereby increasing network utilization rates and reducing the unit cost of providing wireless service. As the cost of wireless service has declined, it has become an affordable service for a significantly larger percentage of the Latin American population and has increased both minutes of use and revenues.

     - DIGITAL TECHNOLOGY LOWERS COSTS AND INCREASES UTILITY AND
       FUNCTIONALITY. Latin American telecommunications providers are increasingly employing digital technology in their networks. Digital wireless systems achieve greater capacity and lower network costs per subscriber than analog systems. Digital wireless systems offer improved call privacy and security, extended battery life, more robust data transmission features and value-added services. Wireless service providers are also investing in network technologies designed to facilitate wireless Internet and data services. The combination of lower unit costs, increased functionality and expanded wireless Internet and data services should produce continuing growth of total wireless communications services revenues.

     - PREPAID PLANS EXPAND ADDRESSABLE MARKET. Most wireless communications service providers in Latin America offer prepaid service plans. Prepaid customers typically purchase calling cards that are available in various denominations. Prepaid service plans expand the addressable market by making it easier to initiate subscription for wireless service, and offer benefits both for customers and service providers. From a customer perspective -- and particularly for customers without ready access to credit -- prepaid service is attractive as it does not require any fixed-term contract, monthly fee or credit reference check. Prepaid service also offers a number of benefits for wireless system operators, including:

      - reduced bad debt exposure;

      - higher per minute charges;

      - lower customer acquisition costs; and

      - lower billing expenses.

     - CALLING PARTY PAYS BILLING SYSTEM INCREASES WIRELESS SERVICE
       USAGE. Regulators in most Latin American markets have mandated a "calling party pays" system, under which wireless service charges associated with a call are billed to the person that initiates the call. In Latin America, calling party pays programs increase wireless service usage, as subscribers tend to leave on their wireless handsets and encourage others to call them on their wireless phones, as they do not pay for inbound calls.

       We believe the combination of prepaid service plans and the calling party pays system are two significant factors driving increased wireless penetration and usage in Latin America. With this combination, prepaid customers can enjoy the convenience of receiving calls to a mobile handset without having to pay fixed monthly charges.

                      BUSINESS OF THE LATIN AMERICA GROUP

OVERVIEW

     The Latin America Group is the leading pan-regional provider of wireless telecommunications services in Latin America. Over the past ten years, the Latin America Group has rapidly grown its core wireless telephone services business by adding customers in existing licensed areas, extending its geographic footprint in its existing countries of operation and expanding into additional Latin American countries. The Latin America Group currently has operations in Venezuela, Brazil, Argentina, Peru, Chile, Panama, Ecuador, Uruguay and Nicaragua, and plans to launch service in Guatemala in mid-2000. As of November 30, 1999, the Latin America Group's operating companies held licenses covering approximately 176 million total POPs and provided wireless services to approximately 6.2 million customers. Adjusting for the Latin America Group's ownership interest in its operating companies, these numbers represented approximately 124 million proportionate POPs and approximately 4.2 million proportionate customers.

     The Latin America Group's goal is to become the leading pan-regional integrated communications provider in Latin America by leveraging our existing wireless business. The Latin America Group's operating companies have constructed and continue to enhance networks that will allow them to offer a broad array of additional communications services when and as permitted by local regulation. Using these networks, the Latin America Group's operating companies are increasingly offering additional communications services, such as Internet access, wireless data services, long distance, data network services and wireless payphones. The operating companies also provide advertising and directory publishing services in Brazil and Peru. In addition, the Latin America Group's network services business provides wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.

     The table below sets forth a summary overview of the Latin America Group's operating companies as of November 30, 1999 (on a total basis, as if each operating company were owned 100% by the Latin America Group):

                                                                           LATIN
                                                                          AMERICA                        TOTAL
                                                              START-UP     GROUP         TOTAL          WIRELESS
COUNTRY                                       AREA              DATE     INTEREST        POPS          CUSTOMERS
-------                              ----------------------   --------   ---------   -------------   --------------
                                                                                     (IN MILLIONS)   (IN THOUSANDS)
COMMUNICATIONS:
  Argentina........................       Buenos Aires           11/89      65.0%         13.4           1,171
                                        Rest of Country       mid-2000      65.0          22.4              --
  Brazil...........................     Metro Sao Paulo           5/98      44.5          18.1           1,291
                                        Northeast Region          6/98      46.8          26.6             440
  Chile............................   Santiago, Valparaiso        3/89     100.0           7.5             339
                                        Rest of Country          12/99     100.0           7.6              13
  Ecuador..........................        Nationwide            11/93      89.4          12.4             186
  Guatemala........................        Nationwide         mid-2000      60.0          11.9              --
  Nicaragua........................         Managua,
                                         Pacific Coast           11/93      49.0(2)        2.9              39
  Panama...........................        Nationwide             6/96      43.7           2.8             120
  Peru.............................           Lima                6/90      96.8           7.3             295
                                        Rest of Country           8/99      96.8          17.9               7
  Uruguay..........................     Coastal Corridor         11/91      46.0           2.1             116
  Venezuela........................        Nationwide            11/91      78.2          23.2           2,219
                                                                                         -----           -----
    Communications subtotal:.......                                                      176.1           6,236
ADVERTISING AND DIRECTORY
  PUBLISHING.......................

OTHER..............................

  TOTAL (OPERATING COMPANIES)......

                                          YEAR ENDED
                                       NOVEMBER 30, 1999
                                     ---------------------
COUNTRY                               REVENUE      EBITDA
-------                              ----------   --------
                                         (IN MILLIONS)
COMMUNICATIONS:
  Argentina........................  $    799.5   $  234.0(1)
                                             --         --
  Brazil...........................       692.8      155.4
                                          103.0      (35.7)
  Chile............................       139.4       (4.8)(1)
                                             --         --
  Ecuador..........................        85.4       22.2
  Guatemala........................          --         --
  Nicaragua........................
                                           31.1       11.6
  Panama...........................       107.9       56.2
  Peru.............................       152.1       24.3
                                            0.7       (5.5)
  Uruguay..........................        80.0       34.9
  Venezuela........................     1,108.8      374.4
                                     ----------   --------
    Communications subtotal:.......     3,300.7
                                                     867.0
ADVERTISING AND DIRECTORY                  73.7
  PUBLISHING.......................
                                                     (19.9)
                                     ----------   --------
OTHER..............................        50.2
                                                     (85.2)
                                     ----------   --------
  TOTAL (OPERATING COMPANIES)......  $  3,424.6
                                                  $  761.9
                                     ==========   ========

---------------

(1) Includes development costs associated with new operations in the rest of the country and long distance service.
(2) The Latin America Group expects to exercise an existing fully paid option to acquire an additional 40%.

     For fiscal year 1999, the Latin America Group's operating companies in aggregate produced total revenues of $3.4 billion and operating income before depreciation and amortization expense, or EBITDA, of $762 million. As of November 30, 1999, the Latin America Group's proportionate share of each of its operating companies' debt amounted to $1.9 billion.

     The financial data presented above represents the total operating results of each of the Latin America Group's combined and uncombined operating companies. This presentation is not permitted under, and is not intended to replace the combined operating results prepared and presented in accordance with, generally accepted accounting principles in the United States. However, since the Latin America Group has significant interests in wireless businesses that are not presented on a combined basis, we believe that this data facilitates a more detailed understanding and assessment of the combined operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of the Latin America Group" and the Latin America Group's combined financial statements and related notes appearing elsewhere in this proxy statement.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths distinguish the Latin America Group from its competitors:

     - ESTABLISHED AND RAPIDLY GROWING BASE OF CUSTOMERS. Through its early entry into Latin America and successful growth, the Latin America Group has built a large and rapidly growing customer base. As of November 30, 1999, the Latin America Group's operating companies served an aggregate of 6.2 million customers. During fiscal year 1999, the Latin America Group grew its customer base by 2.7 million customers, an increase of 78.3% to 6.2 million. We believe the Latin America Group's large customer base provides it with several key advantages, including facilitating strategic partnering arrangements, scale sufficient to roll out new wireless services profitably and a platform for entering new lines of business, such as Internet and data services.

     - STRONG PAN-REGIONAL PRESENCE. The Latin America Group is one of a few wireless telecommunications companies with a pan-regional presence in Latin America and its footprint is the largest in the region. We believe the Latin America Group's experience and proven success in establishing, growing and operating wireless businesses in multiple markets within the region allow it to better anticipate future market trends and the needs of its customers. The Latin America Group is well positioned to increasingly offer its services on a pan-regional basis where permitted by local regulation. For example, the Latin America Group is currently deploying a pan-regional satellite and fiber ATM- and IP-based network to interconnect each of its operating companies and support voice, Internet and data services.

     - REPUTATION FOR PROVIDING SUPERIOR SERVICES. We believe the Latin America Group offers its customers the highest quality telecommunications services and customer care available within its markets and that it has developed a strong reputation for doing so. As competition in the industry grows, we believe the Latin America Group's reputation for superior customer service will continue to enable it to attract and retain high-quality customers without competing primarily on the basis of price. The Latin America Group benefits from the customer service expertise of the BLS Group, which has won 11 J.D. Power & Associates awards for superior customer service in the last four years.

     - HIGH-CAPACITY DIGITAL BACKBONE NETWORKS. The operating companies of the Latin America Group operate their own high-capacity digital networks in major markets. We believe these backbone networks enable the Latin America Group's operating companies to provide high-quality service, reduce interconnection costs and increase call completion rates. In addition, these backbone networks facilitate the offering of value-added wireless services, which may not be supported by another carrier's network. Moreover, we believe these established high-capacity networks will reduce costs and time to market in rolling out new Internet, data and voice services.

     - ESTABLISHED BRANDS. The brands established by the Latin America Group's operating companies are among the best known brands in their markets, and are closely associated with high-quality wireless services in those markets. As competition in the wireless communications industry intensifies, we believe the power of a strong brand will play an increasingly important role in consumers' purchasing decisions. Further, as the Latin America Group expands its footprint and offers new services, we believe the strength of its brands will assist it in successfully and rapidly penetrating these markets.

     - EXPERIENCED MANAGEMENT TEAMS. The Latin America Group has been providing high-quality wireless services in Latin America since 1989 and has developed experienced management teams at the country level, which are supported by its U.S.-based corporate management team. On average, the general manager of each of the Latin America Group's operating companies has approximately nine years of experience in the communications industry.

     - STRONG RELATIONSHIP WITH THE BLS GROUP. We expect the Latin America Group to continue benefiting from its relationship with the BLS Group. Such benefits include:

      -- access to the BLS Group's managerial resources, including its world class expertise and experience in all areas of telecommunications services;

      -- ability to leverage the combined purchasing power of the BLS and Latin
         America Groups; and

      -- enhanced ability to access capital.

BUSINESS STRATEGY

     To achieve its goal of becoming the leading pan-regional integrated communications provider in Latin America, the Latin America Group will leverage its competitive strengths and market position in wireless telecommunications by pursuing the following strategies:

     - CONTINUE TO RAPIDLY GROW EXISTING WIRELESS OPERATIONS. We believe there are considerable opportunities for long-term growth of the Latin America Group's wireless telecommunications businesses in their existing markets. For example, the Latin America Group's operation in Venezuela increased its customer base by over one million customers, or almost 90%, in 1999, its eighth year of operation. Industry sources estimate that the number of wireless subscribers in Latin America will triple over the next five years. With its established brands and reputation for quality customer service, the Latin America Group is well positioned to benefit from this expected subscriber growth. And, in order to derive greater revenues from existing customers, the Latin America Group plans to offer a variety of value-added services, including wireless Internet and other wireless data applications.

     - EXPAND PAN-REGIONAL FOOTPRINT. We seek to further develop the Latin America Group's position as the leading pan-regional wireless telecommunications provider through expansion into new geographic markets. The Latin America Group plans to expand its footprint by bidding for new licenses and by pursuing selective acquisitions of existing service providers, both in countries in which it currently operates and in new countries.

      -- In-country expansion opportunities. The Latin America Group intends to expand its wireless footprint within selected countries in which it currently operates but lacks a nationwide presence. In the last two years for example, the Latin America Group's operating companies acquired licenses for the remainder of Argentina, Chile and Peru to give them a nationwide presence in each of those markets, adding a total of approximately 47 million POPs. Other attractive in-country expansion opportunities include Brazil and Uruguay, which together possess over 120 million total POPs outside the Latin America Group's existing licensed areas.

      -- New-country expansion opportunities. The Latin America Group will also focus on expanding its operations into selected Latin American countries in which it is not currently operating. The Latin America Group will primarily focus on establishing operations in countries of strategic importance to its pan-regional operations, such as Colombia, El Salvador, Honduras and Costa Rica. The Latin America Group will also consider entry into other countries when it is economically attractive to do so. In 1999 for example, the Latin America Group acquired a nationwide license with a Latin American partner to provide wireless service in Guatemala to approximately 11.9 million POPs.

     - BROADEN EXISTING CAPABILITIES AND SERVICE OFFERINGS. We believe the Latin America Group's existing networks and operations provide it with a strong platform from which to offer a broad array of communications services. The Latin America Group is building on this platform in two fundamental respects:

      -- In its larger markets, such as Venezuela, Argentina and Peru, the Latin
         America Group is augmenting its access to customers, especially large corporate customers and multiple-family residences, with various "last mile" technologies, including wireless broadband local loop. Where justified by traffic volume, the Latin America Group intends to provide broadband access through fiber optic cable. High bandwidth local access technologies will position the Latin America Group to offer advanced data services with high growth potential, such as Internet access and data network services.

      -- The Latin America Group is in the process of deploying, via owned or leased capacity, an international network to interconnect its operating companies' networks and provide direct connectivity within Latin America and to and from North America and Europe. This network will enable the Latin America Group's operating companies to offer international long distance services, Internet access and transport and end-to-end managed data services.

     - REALIZE INCREASED SYNERGIES AMONG ITS EXISTING OPERATIONS. We believe the Latin America Group can utilize the collective assets and expertise of its operating companies to realize synergies unavailable to many of its competitors. Existing efforts to realize such synergies include leveraging the collective purchasing power of all of the Latin America Group's operating companies; sharing information, ideas and experience among the Latin America Group's operating companies through a best practices program; and planning to centrally manage its properties in Panama, Guatemala and Nicaragua.

     - PURSUE SELECTIVE STRATEGIC TRANSACTIONS THAT COMPLEMENT ITS BUSINESS PLAN. We believe that, as in Europe and the U.S., the Latin American telecommunications industry will experience increased consolidation, with single-market providers combining or aligning with pan-regional operators. The Latin America Group will carefully evaluate opportunities for selective strategic acquisitions that cost-effectively either accelerate or implement the Latin America Group's business strategy. Such acquisitions may expand the Latin America Group's footprint, enhance its service capabilities or increase economies of scale. The Latin America Group will also consider opportunities to increase its ownership in selected markets by acquiring the interests of its partners.

COMMUNICATIONS SERVICES

     The Latin America Group's operating companies offer a variety of communication services in their respective markets. The table below sets forth the primary services currently offered in each market:

                                                     COMMUNICATIONS SERVICES
                                 ----------------------------------------------------------------
                                                                    DATA                             ADVERTISING
                                  MOBILE    WIRELESS   INTERNET   NETWORK      LONG     WIRELESS    AND DIRECTORY
COUNTRY                          WIRELESS     DATA     SERVICE    SERVICES   DISTANCE   PAYPHONES     PUBLISHING
-------                          --------   --------   --------   --------   --------   ---------   --------------
Argentina......................     X          X          X          X          X
Brazil.........................     X          X                                                          X
Chile..........................     X                     X                     X
Ecuador........................     X          X                                X           X
Guatemala (mid-2000)(1)........     X          X
Nicaragua......................     X                                                       X
Panama.........................     X                     X
Peru...........................     X          X                     X          X           X             X
Uruguay........................     X                     X
Venezuela......................     X          X          X          X                      X

     Other services offered in selected markets include web hosting, vehicle location services and, to the extent permitted by law, local access service.

     MOBILE WIRELESS

     Mobile wireless telecommunication is the primary business of the Latin America Group and is offered in all of its markets. Mobile wireless includes cellular, personal communications service, or PCS, and enhanced specialized mobile radio systems, or ESMR. Each of these technologies generally operates at different radio frequencies. However, each of these technologies is capable of providing two-way voice and data communication between handheld and vehicle-mounted radio telephones and, through interconnection with other networks, two-way communication with fixed-line devices. The Latin America Group's operating companies offer wireless service using cellular frequencies in all of their current countries of operation. In addition, wireless services using PCS and ESMR frequencies are offered in Argentina, and the license recently obtained in Guatemala is for PCS frequencies. We believe that, from a customer's perspective, any significant difference in features and functionality of the three technologies results from the handset capabilities and network infrastructure deployed in a particular system, rather than any difference in the properties of the particular radio frequencies. For example, all three technologies are capable of providing value-added services and roaming.

     VALUE-ADDED SERVICES. The Latin America Group's operating companies' digital wireless networks allow a number of advanced services and features to be offered with wireless service, including voice mail, caller ID, call forwarding, call waiting and three-way calling. These services increase the utility to customers and typically increase usage and service revenues for the Latin America Group's operating companies.

     ROAMING. Intra-country roaming is available in certain markets where the Latin America Group does not have full geographic coverage, such as Brazil and Uruguay. These services are facilitated through agreements with other intra-country wireless operators to permit customers to use their wireless handsets outside of their provider's geographic territory. The Latin America Group's operating companies offer automatic wireless international roaming services to and from many areas of Latin America and North America as well as selected destinations in Asia. These services are provided pursuant to agreements with other wireless service providers. Northbound roaming from Latin America to North America and intra-Latin America roaming was initiated in early 1999. Southbound roaming is currently available between North America and Sao Paulo, Brazil; Argentina; Chile; Colombia; El Salvador; Guatemala; Nicaragua; Panama; Peru; Uruguay and areas in the Caribbean. The Latin America Group intends to continue to expand roaming service both within and outside of Latin America.

     WIRELESS INTERNET AND DATA

     Wireless Internet and data applications and new broadband services represent opportunities for new revenue streams and enhanced customer retention. The Latin America Group currently offers wireless data services, such as short messaging service, in a number of markets. Short messaging service allows a wireless handset to send, receive and store short alphanumeric messages and pages. In addition, the Latin America Group plans widespread deployment of wireless Internet service and currently offers this service in Argentina. The Latin America Group intends to leverage its large customer base to provide web-based value-added services, including browsing, electronic scheduling, information services, e-commerce and more. Moreover, the Latin America Group believes it can be successful in offering broadband wireless Internet and data. We believe the wireless medium will become a primary means of access to the Internet using wireless handsets, personal digital assistants, personal computers, Internet appliances and other devices. We believe this will hold true in Latin America, particularly considering its relatively low wireline penetration.

     INTERNET SERVICE

     The Latin America Group's operating companies have launched Internet service providers, or ISPs, in Argentina, Chile, Panama, Uruguay and Venezuela. These local ISPs offer dial-up Internet access and support dedicated lines to serve residential and business customers. ISPs for all markets are planned, when and as permitted by local regulation. In addition to providing access to the Internet, the Latin America Group's ISPs intend to provide value-added Internet services. Services such as web hosting, portals and e-commerce applications will be offered either independently or through alliances with strategic partners. The Latin America Group's operating company in Venezuela is currently offering these services.

     DATA NETWORK SERVICES AND PRIVATE NETWORKS

     Data network services include dedicated Internet access, leased lines, frame relay and ATM-based services. Private networks connect the various buildings and offices of corporate customers with one another and with the service provider's backbone network using a combination of microwave transceivers and fiber optic cables. Currently, data network services and private networks are provided by the Latin America Group's operating companies in Argentina, Venezuela and Peru. The variety and quality of network services available to customers is augmented by the pan-regional satellite and fiber ATM- and IP-based network currently being deployed by the Latin America Group. As the countries in which the Latin America Group has operations liberalize their telecommunications laws, the Latin America Group plans to provide data network and private network services in additional markets.

     DOMESTIC AND INTERNATIONAL LONG DISTANCE

     The Latin America Group's operating companies provide both domestic and international long distance services in several major markets in Latin America, including Argentina, Chile and Peru. The Latin America Group intends to offer both domestic and international long distance service in each of its other markets when and as permitted by local regulation. Domestic long distance traffic will be carried over the backbone networks of the Latin America Group's operating companies. To support international long distance service, the Latin America Group is deploying a pan-regional satellite and fiber ATM- and IP-based network. This network interconnects with other Latin American and international carriers and will interconnect with the backbone networks of each of the operating companies, to the extent the Latin America Group's operating companies are permitted by local law to originate and terminate international long distance traffic.

     ADVERTISING AND DIRECTORY PUBLISHING

     The Latin America Group is one of the largest publishers of classified and yellow page directories in Latin America. Its operating companies in Brazil and Peru publish over 130 titles annually and also offer electronic advertising services. Revenues are principally derived from sales of advertising in directories and from telephone companies paying for listing services. In addition to print products, the Latin America Group offers Internet-based directory services and e-commerce applications. The Latin America Group plans to develop its advertising and publishing business in existing markets, build upon its Latin American Internet-based advertising and directory businesses and evaluate opportunities to expand this business into new geographic markets.

     LOCAL ACCESS SERVICES

     The Latin America Group's operating companies, when and as permitted by law, are beginning to offer local fixed access service through various "last mile" access technologies, including wireless broadband local loop in some markets. Where justified by traffic volume, the Latin America Group intends to provide broadband access through fiber optic cable. Such high bandwidth local access technologies connect customers to the backbone networks of the local operating companies and allow for the provision of Internet and high-speed data services as well as traditional voice services. Currently, local access service is provided in Argentina and Peru, and in Venezuela for data services only. A number of Latin American markets have announced plans to liberalize local service provision, including Venezuela and Brazil.

     INTERACTIVE AND BASIC PAGING

     Interactive paging provides two-way radio transmission of text messages, such as e-mail, between handheld devices, computers and similar appliances. Basic paging provides one-way transmission of brief alphanumeric messages, such as a telephone number, to a handheld device from a telephone or computer. Information services, including stock quotes, news headlines and sports scores, are also supported by interactive and basic paging. Currently, interactive paging is offered in Venezuela.

     HANDSETS AND ACCESSORIES

     The Latin America Group's operating companies sell wireless handsets and other communication devices such as pagers. Manufacturers of the handsets sold by the Latin America Group's operating companies include Nokia, Ericsson and Motorola. While handset sales can generate significant revenues, such sales are typically made at or below cost as part of a package that includes subscription for wireless service. The operating companies also offer a variety of handset accessories, such as chargers, headsets, hands-free kits for vehicles, belt clips, faceplates and batteries. Unlike prices for handsets, prices for accessories typically are not subsidized.

     INTERNATIONAL ROAMING CLEARINGHOUSE

     The Latin America Group's network services division is the leading provider of automatic roaming services in Latin America. The network services division provides a suite of services to facilitate automatic international roaming using its intelligent signaling network to provide connectivity to wireless carriers in South, Central and North America, the Caribbean and selected markets in Asia. It also provides fraud management services and services that facilitate the provision of customer care and technical support to customers roaming outside the network operator's territory. The network services division also operates an international roaming clearinghouse for the BLS Group's U.S. wireless companies. Although the automatic roaming services and clearinghouse businesses are not a significant source of revenues for the Latin America Group, they do support roaming arrangements between carriers and allow for settlement of inter-carrier payments, which is necessary to permit wireless users to roam in the region.

NETWORKS AND TECHNOLOGY

     NETWORKS

     Each of the Latin America Group's operating companies operates a cellular or PCS network to support its core wireless telephone services. The basic architecture of existing cellular and PCS networks includes cell site radio base stations, switching machines and fixed telecommunications facilities. The cell site base stations contain the radio transmitters and receivers. These are strategically placed to ensure that

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

the service area specified by customer demand and government requirements is covered with radio signals of sufficient strength to provide high-quality service. Switching machines serve as the control and interconnect medium of the system. All cell sites connect to a switching machine that controls the interaction between cell sites. When a customer moves from an area served by one cell site to another, the switch controls the handoff of service between cell sites. The switch also controls and establishes the interconnection with other networks. Fixed communications facilities connect the cell sites to the switches, and the switches to other communications networks. These facilities can be comprised of any suitable transmission medium, including microwave radio, fiber optic cable and copper cable. Microwave is typically used to provide the fixed network for most new cellular or PCS systems. Subsequently, as traffic within the network increases, microwave can be supplemented or replaced with fiber optic cable to improve the capacity and reliability of the connection. Fixed telecommunications facilities can be constructed and owned by the wireless company or leased from either the local telephone company or a competing carrier.

     The Latin America Group's operating companies interconnect with both wireline and other wireless operators in their markets. Carriers charge one another for calls that are carried over their networks, and typically the further a carrier must carry a call over its network, the higher the interconnection charge. Carriers consequently have an incentive to carry as much of their own traffic as possible and to interconnect with other carriers at numerous points to minimize the interconnection and carriage charges from other carriers. The Latin America Group's operating companies' high-capacity network backbones reduce interconnection costs, increase call completion rates and enable them to offer value-added services. The Latin America Group's operations in markets such as Argentina, Chile, Ecuador, Panama, Peru and Venezuela have significantly reduced interconnection fees and reliance on competitors' networks and, we believe, increased customer service quality.

     While the networks of the Latin America Group's operating companies are built to support their core wireless services, the existence of the networks enables the operating companies to offer other services. As the operating companies develop into fully integrated communications providers, in many cases they already have in place a high-capacity network to support additional services and telecommunications traffic. For example, offering high-speed data and local calling requires that the Latin America Group only build a "last mile" -- that is, a connection from the nearest point on the network to the customer. For the Latin America Group's existing wireless customers, cellular or PCS wireless telecommunications provides the last mile. The Latin America Group intends to supplement this "last mile" solution with other technologies, including "fixed wireless" technologies such as Local Multipoint Distribution System, or LMDS, or third generation cellular technology currently under development. Where justified by traffic volume, the Latin America Group intends to provide broadband access through fiber optic cable.

     As part of its plans to interconnect the networks of its operating companies with each other and with North America and Europe, the Latin America Group has begun deploying an international network utilizing ATM and IP transmission protocols over satellite and fiber optic facilities. This network provides the operating companies with the capacity to offer international long distance services and global Internet connectivity. The network consists of satellite-based connectivity provided via leased transponder capacity on the Intelsat, SatMex-5 and Solidaridad-2 satellites. To access these satellites, the Latin America Group utilizes earth station facilities located in Argentina, Venezuela, Peru, Chile, Ecuador and the United States. The network also provides high-capacity connectivity directly to North America on several submarine cable systems, including Americas I, PanAm and Maya-1. These submarine systems are connected to the Latin America Group's carrier-grade, international gateway switches located in Santiago, Chile and Florida. Connectivity to Europe is then provided via capacity on the TAT-14 and AC-1 submarine systems, which are linked to the Latin America Group's carrier-grade, international gateway switches in New Jersey and London. Finally, the network is monitored and managed on an end-to-end basis from a single network operations center based in Atlanta, Georgia.

     TECHNOLOGY

     Cellular carriers in Latin America typically choose from among four technologies for cellular communications -- two analog and two digital. The earlier analog standards include Advanced Mobile
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

Phone Service, or AMPS, and narrowband AMPS, or N-AMPS. The digital technologies include Time Division Multiple Access, or TDMA, and Code Division Multiple Access, or CDMA. Digital technologies offer more capacity and lower network costs per subscriber than the older analog technologies and allow carriers to offer more value-added services. The two different digital standards are incompatible with each other. TDMA and CDMA handsets typically include AMPS transceivers to facilitate roaming into areas where the digital technology of the subscriber's home system is not available. A third digital cellular technology that is commonly deployed in Europe and some other parts of the world is Global System for Mobile Communications, or GSM. The most recent competitors in the Venezuelan wireless service market have deployed GSM technology.

     The Latin America Group's operating companies have deployed digital technologies in all of their current markets except for Uruguay, where digital service at PCS frequencies is expected to supplement the existing analog network by the end of the year. The Latin America Group is also installing an all-digital network using PCS frequencies in its newest operation in Guatemala. The Latin America Group's operating companies use either TDMA or CDMA in their operations, selecting the type of digital technology for each particular market that optimizes the combination of cost, quality and capacity available at the time. We do not believe the choice of digital technology, whether TDMA or CDMA, plays any role in the decision by a material number of potential customers in our Latin American markets when selecting a wireless service provider. However, while roaming capability is available, whether through utilization of AMPS technology or the digital network of a competitor, the lack of a common digital technology across all of the Latin America Group's operating companies means that customers will not presently be able to roam onto the digital networks of all of the other operating companies in the Latin America Group.

OVERVIEW OF COUNTRY OPERATIONS

     The Latin America Group owns a substantial interest in each of its operating companies. Its largest operations by revenue are in Venezuela, Brazil and Argentina. The Latin America Group also has operations in Chile, Ecuador, Nicaragua, Panama, Peru and Uruguay, and will commence operations during mid-2000 in Guatemala.

     The Latin America Group typically plays a lead role in the management and direction of its operating companies. In some cases, the ownership structure of these companies reflects government requirements that local owners hold an interest in the companies' telecommunications licenses. When entering new markets, the Latin America Group typically seeks to build strong relationships with one or more local partners who are more familiar with the country's business and political environment.

     In structuring its investments, the Latin America Group exercises operating influence through board representation, the right to appoint certain key members of management and consent rights with respect to significant matters, including amounts of capital contributions. In addition, the Latin America Group tries to assure its ability to maintain a position of influence in the venture, if not outright control, by obtaining rights of first refusal on future sales of a partner's interest and on equity issuances by the venture. The particular governance rights of the Latin America Group vary from venture to venture, and often are dependent upon the size of its investment relative to other investors. Under the governing documents for some of these ventures, certain key matters such as the approval of business plans and decisions as to the timing and amount of cash distributions require the consent of the Latin America Group's partners. The Latin America Group will likely enter into similar arrangements to pursue additional opportunities in Latin America.

     VENEZUELA

     The Latin America Group conducts its Venezuelan operations through its 78.2% interest in Telcel, which operates a nationwide wireless network. Telcel commenced operations in 1991. Telcel is the leading wireless provider in Venezuela and also offers a wide variety of communications services, including Internet access and data network services. The Telcel brand is one of the most recognized in Venezuela.

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In early 2000, a limited co-branding campaign was initiated, introducing the
BellSouth brand alongside Telcel. The Latin America Group plans to gradually increase co-branding activities during the year and expects the Telcel/BellSouth brand to be widely used by early 2001.

     Telcel's customer base grew to over 2.2 million wireless customers in 1999, its eighth year of operation. This represented an increase of approximately 90% over 1998 despite a decline in GDP of almost 8% in 1999. As of December 31, 1999, Telcel's wireless network had coverage of over 90% of the Venezuelan population. Telcel has successfully grown its core wireless telephone business and leveraged its operations and customer base to offer an expanding array of communications services. The company operates one of the leading Internet service providers in Venezuela, providing dial-up service to over 85,000 customers and dedicated data links for approximately 100 corporate accounts at November 30, 1999. Telcel also maintains an Internet portal and launched the first Internet shopping mall in Venezuela. In November 1999, Telcel introduced a two-way interactive paging service that allows customers to receive e-mail on mobile handheld devices and to send messages to a variety of communications devices, including fax machines, computers and pagers.

     The following table shows several key statistics concerning Telcel's operations for the fiscal years ended November 30, 1997, 1998 and 1999, and nationwide wireless penetration and GDP growth for 1997, 1998 and 1999:

                                                                FISCAL YEAR ENDED NOVEMBER 30,
                                                              ----------------------------------
                                                                1997        1998         1999
                                                              --------    --------    ----------
                                                              (DOLLARS IN MILLIONS; CUSTOMERS IN
                                                                          THOUSANDS)
Total Operating Company:
  Revenue...................................................   $452.4      $806.2      $1,108.8
  EBITDA....................................................   $190.8      $373.4      $  374.4
  Licensed POPs.............................................     21.9        22.7          23.2
  Telcel Wireless Customers.................................      697       1,168         2,219
Proportionate:
  Revenue...................................................   $247.3      $556.2      $  866.6
  EBITDA....................................................    104.1       257.4         292.6
  Licensed POPs.............................................     12.6        17.7          18.1
  Telcel Wireless Customers.................................      400         913         1,734

Penetration (all carriers)(1)...............................      4.6%        8.0%         14.3%
GDP Growth(2)...............................................      5.9%       (0.7)%        (7.6)%

---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.

     MARKET DEMOGRAPHICS. Venezuela represents one of the largest markets in Latin America, with a population of approximately 23.2 million as of 1999. Over 90% of the population resides in cities. In 1999, wireline penetration was approximately 11.3% and wireless penetration was approximately 14.3%

     BUSINESS OPPORTUNITY. In order to improve its existing services and be able to expand its service offerings, Telcel upgraded its wireless network to CDMA digital technology in 1999. The improved capacity of the digital service, together with Telcel's established brand and the promotion of prepaid plans, allowed it to increase customers by 90% in 1999. We believe Telcel has further potential to increase its wireless customers. Moreover, the improved functionality of the CDMA handsets allows Telcel to offer a wider array of value-added services, including short messaging service and other data applications. We believe these value-added services will improve customer retention and produce additional service revenues.

     In building out its wireless network, Telcel installed a technologically advanced network and deployed it further into the interior of Venezuela than its competitors. Its high-capacity network backbone, which was recently upgraded to fiber optic cable for several major links, allows it to carry its wireless customers' traffic economically. The backbone network, augmented by microwave and fiber optic local access

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technologies, supports a variety of services, including data network services and dedicated high-speed Internet access. Telcel plans to provide a full suite of telecommunications services, including local and long distance voice services following the opening of these markets to competition, which is scheduled to occur in November 2000. Telcel is testing several local access technologies, including wireless broadband local loop, to provide a "last mile" local access solution.

     SALES AND MARKETING. Telcel concentrates its marketing efforts on serving the needs of the corporate segment and the mass market. For corporate customers, Telcel has a dedicated sales force to meet their needs for wireless, Internet and data services. For the mass market, Telcel provides a variety of services to meet customers' needs. Telcel seeks to make its products valuable and convenient to customers. With over 1,000 authorized agents, 40 service centers and 20,000 prepaid card distribution points, Telcel has a wide presence in Venezuela.

     Telcel has been recognized as one of the ten most admired companies in Venezuela, and the Telcel brand has achieved nearly universal brand recognition in Venezuela. Telcel maintains a high corporate profile with strong community ties, and consumers identify the Telcel brand as prestigious, innovative and technologically advanced. The company frequently launches special promotions using radio, billboards and newspapers to generate awareness and attention to its brand.

     MANAGEMENT TEAM. Telcel has assembled a strong management team to help it execute its business strategy. At January 2000, Telcel had approximately 2,600 employees. Telcel's senior management team includes:

          Oswaldo Cisneros, Chairman and Chief Executive Officer. Mr. Cisneros has served as Telcel's Chairman and Chief Executive Officer since 1991. Prior to joining Telcel, Mr. Cisneros served as President of Pepsi Cola's Venezuelan operations, President of Central Azucarero Portuguesa, President of the Produvisa Glass Manufacturing Company and President of Coca-Cola Venezuela.

          Enrique Garcia, Executive President and Chief Operating Officer. Mr. Garcia has served as Telcel's Executive President and Chief Operating Officer since 1996, and has been with Telcel in various capacities since 1992. Prior to joining Telcel, Mr. Garcia was employed with Cellular One of Puerto Rico, Unisys, Coopers & Lybrand and Pepsi Cola. Mr. Garcia has more than 28 years of experience in telecommunications, information technology, general management, marketing and finance.

          Ricardo Mata, Executive Vice President, Administration and
     Finance. Mr. Mata has served as Telcel's Executive Vice President for Administration and Finance since 1997. Prior to joining Telcel, Mr. Mata was the Corporate Finance Vice-President for Oficina Central de Asesoria y Ayuda Tecnica C.A. with responsibilities for Pepsi Cola's Venezuelan operations, Produvisa Glass Manufacturing Company and Central Azucarero Portuguesa.

          Gustavo Enrique Reyes Reverol, Technology and Information Vice President. Mr. Reyes has served as Telcel's Technology and Information Vice President since 1993 and has been with Telcel in various capacities since 1992. Mr. Reyes previously worked for 15 years in management of the construction of the Itaipu Hydroelectric Power Plant.

     STRATEGIC PARTNERS. Telcel's other major shareholder is Argenta Finance, which is controlled by Telcel's Chairman, Mr. Oswaldo Cisneros. Argenta holds an indirect 21% interest in Telcel. Under certain circumstances, Argenta has the right to require the Latin America Group to purchase, and the Latin America Group has the right to require Argenta to sell to the Latin America Group, approximately half of Argenta's interest in Telcel.

     COMPETITION. Telcel's principal competitor is CANTV's wireless subsidiary, Movilnet. CANTV is partially owned by GTE Corporation. CANTV also competes with Telcel in the data network services and Internet service businesses. In 1997, the Venezuelan government awarded regional licenses to three new entrants to provide wireless service, which collectively comprise a nationwide footprint. The three new

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

entrants each deployed the same digital technology and are entitled to provide wireless service in the metropolitan areas within their respective regions, after meeting rural area coverage requirements. At least one of these new entrants is already adding customers in metropolitan areas. The Venezuelan government has also announced plans to award new nationwide wireless licenses in the future.

     REGULATORY ENVIRONMENT. Since 1991, telecommunications in Venezuela have been regulated by CONATEL, an agency under the Ministry of Infrastructure, formerly the Ministry of Transportation and Communications. CONATEL coordinates and approves expansion, modernization and improvement of Venezuela's telecommunications system. CONATEL also monitors Telcel's compliance with its various concessions and is responsible for establishing the range of rates Telcel can charge for its services, including usage, activation and service charges. Venezuela is scheduled to open its telecommunications market to full competition in November 2000.

     CONCESSIONS. Telcel holds four nationwide concessions from CONATEL and the Ministry of Infrastructure, as set forth below:

                                                                        INITIAL TERM
                                                              GRANTED     EXPIRES
                                                              -------   ------------
Cellular service............................................   1991         2011
Value Added Services, including Internet service............   1995         2005
Private networks............................................   1993         2003
Wireless data...............................................   1994         2014

     Telcel's cellular concession imposes network build-out requirements and quality standards, subjects Telcel to rate range regulation by CONATEL and imposes a special tax on Telcel, which reached in 1996 its maximum level of 10% of Telcel's gross income from services offered under the concession. The concession may be extended for additional 20-year terms if Telcel complies with its obligations under the concession and agrees to any new conditions which the Ministry of Infrastructure may establish in view of the national public interest. Additionally, the concession currently prohibits Telcel from competing directly with CANTV in providing landline local, domestic long distance -- except for its own wireless customers -- and international long distance telephone service.

     Telcel's other concessions may each be extended for an additional 10- or 20-year period, provided Telcel has complied with all conditions of the particular concession. In determining whether to agree to the extension of any of the other concessions, CONATEL will take the national public interest into account.

     BRAZIL

     The Latin America Group and its Brazilian partners operate two wireless telecommunications companies in Brazil under the BCP brand name. In 1997, BCP purchased cellular concessions for metropolitan Sao Paulo, as well as six Northeastern states for $2.4 billion and $497 million, respectively. The Latin America Group owns 44.5% of the Sao Paulo operations and 46.8% of the Northeast operations. BCP began providing digital cellular service in metropolitan Sao Paulo in May 1998 and in the Northeast in June 1998. After a rapid build-out of its network, BCP signed up nearly one million customers by calendar year end 1998, and had in excess of 1.7 million customers at November 30, 1999. BCP has quickly distinguished itself as the premium provider of cellular services in its territories. In less than two years, BCP has achieved market shares of approximately 44% in metropolitan Sao Paulo and 31% in the Northeast region despite significant competition from the incumbent cellular provider. The following table shows several key statistics concerning BCP's metropolitan Sao Paulo and Northeast operations for the

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

fiscal years ended November 30, 1997, 1998 and 1999, and nationwide wireless penetration and GDP growth in Brazil for 1997, 1998 and 1999:

                                                                FISCAL YEAR ENDED NOVEMBER 30,
                                                              -----------------------------------
                                                                1997         1998         1999
                                                              ---------    ---------    ---------
                                                              (DOLLARS IN MILLIONS; CUSTOMERS IN
                                                                          THOUSANDS)
Total Operating Company:
  Revenue...................................................       --       $482.6       $795.8
  EBITDA....................................................   $(56.5)      $ 44.7       $119.7
  Licensed POPs.............................................     44.3         44.6         44.7
  BCP Wireless Customers....................................       --          780        1,731
Proportionate:
  Revenue...................................................   $   --       $200.1       $356.3
  EBITDA....................................................    (25.1)        17.9         52.4
  Licensed POPs.............................................     18.6         20.5         20.5
  BCP Wireless Customers....................................       --          350          780

Penetration (all carriers)(1)...............................      2.9%         4.5%         8.9%
GDP Growth(2)...............................................      3.7%         0.1%        (1.0)%

---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.

     The Latin America Group also operates two advertising and publishing companies in Brazil which together have a market share of approximately 55% in the Brazilian directory advertising market. Listel, a wholly-owned operating company, is Brazil's largest yellow pages company and publishes directories which cover approximately 85% of Brazil, including Sao Paulo state. OESP Midia Direta, in which the Latin America Group has a 40% interest, is Brazil's second largest yellow pages company and publishes directories in the city of Sao Paulo and the state of Rio de Janeiro, as well as a national business-to-business directory. Both companies also sell Internet-based directory and advertising products and services.

     MARKET DEMOGRAPHICS. Brazil is the most populous country in Latin America, with approximately 163.8 million people, and is the tenth largest economy in the world. As the largest Latin American market based on size, population and GDP, we believe Brazil provides the region's best telecommunications opportunities. Wireline penetration in Brazil in 1999 was approximately 15.4% while wireless penetration was approximately 8.9%.

     With a total population of more than 18.1 million, metropolitan Sao Paulo is viewed as one of the most attractive wireless markets in Latin America. The metropolitan Sao Paulo region served by BCP is one of the most affluent urban regions in Latin America and includes 25 communities with populations of more than 100,000 people. The Northeast region is populated by approximately 26.6 million people and has more than 24 communities with populations of more than 100,000 people, including Recife and Fortaleza, Brazil's fifth and eighth largest cities.

     BUSINESS OPPORTUNITY. Opportunities for growth in BCP's cellular business in both the Sao Paulo metropolitan area and the Northeast are significant, particularly in light of relatively low landline and wireless penetration in these areas. BCP believes that it is well positioned to take advantage of the growth opportunities in these regions due to its extensive customer base, reputation for superior service and strong brand.

     As a result of its reputation for customer service and its robust wireless network, BCP expects to be in a position to offer additional services to its customer base, including Internet and data services such as e-mail, information services and electronic commerce applications. BCP has also put in place an advanced information technology system designed to allow it to launch products and services quickly and efficiently. BCP was the first operator in Brazil to offer automatic roaming to the United States, the first to offer roaming for prepaid customers and the first nonincumbent operator to offer short messaging service. BCP

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received a license in June 1999 that will permit it to provide data network services to the corporate market, and eventually to offer fixed data and voice services to key corporate users.

     The Brazilian government has indicated that it intends to auction PCS licenses across Brazil in 2000 or 2001. BCP may participate in these auctions, if permitted, potentially providing an opportunity for BCP to expand its national footprint or to acquire additional radio spectrum in its current territories. In addition, Brazil is obligated by international treaty to open all of its telecommunications market segments to competition over the next four years. BCP may consider expanding its footprint by pursuing selective strategic acquisitions of other wireless operators.

     SALES AND MARKETING. BCP pursues a marketing strategy that emphasizes the quality and reliability of its cellular services and product differentiation under the BCP brand name. BCP markets its services and products both through its own direct sales force of sales representatives and its network of independent distributors. BCP has approximately 1,000 points of sale in its metropolitan Sao Paulo and Northeast markets, including over 30 BCP-owned retail stores. BCP also has over 5,000 sales points for its prepaid cards. In 1999, BCP began to actively promote the availability of prepaid wireless services to encourage subscription by broader demographic segments not previously targeted. In the Sao Paulo metropolitan area, prepaid service was launched in May 1999 and is adding an average of more than 1,500 customers per day.

     MANAGEMENT TEAM. BCP has assembled a strong management team to help it execute its business strategy. As of January 2000, BCP had almost 2,700 employees. BCP's senior management team includes:

          Roberto Peon, President and Chief Executive Officer. Mr. Peon has served as BCP's President and Chief Executive Officer since August 1997 and has over 22 years experience in the telecommunications industry. Prior to 1997, he served as President -- Latin America for BellSouth International where he was responsible for operations in five countries, as well as new business development in Brazil. Prior to joining BellSouth International, Mr. Peon worked for InteCom Inc. and Contel Cellular Inc.

          Michel Levy, Regional Vice President. Mr. Levy has served as Regional Vice President for BCP's metropolitan Sao Paulo and Northeast operations since 1997. Prior to joining BCP, Mr. Levy founded a computer start-up and was employed at Motorola-International Networks Division and LH of Brazil Ltd.

          Carlos Boschetti, Chief Technical Officer. Mr. Boschetti joined BCP in 1999. Prior to that, he served as Information Technology and Process Director for Volkswagen of Brazil. Mr. Boschetti previously was employed by Mercedes-Benz of Brazil.

          George Edward Hill III, Vice President, Engineering and Technical Operations. Mr. Hill has served as Vice President of Engineering and Technical Operations since July 1997. Prior to that, Mr. Hill was employed in various technology positions at BellSouth International. Mr. Hill has over 18 years experience in telecommunications, including 13 years of experience in cellular communications in more than 10 countries.

     STRATEGIC PARTNERS. The Latin America Group's primary partner in Brazil is Grupo Safra, one of the largest conglomerates in Brazil, with interests in banking, pulp and paper, agriculture and telecommunications. Grupo Safra owns the same percentages of the BCP operating companies as the Latin America Group. One of BCP's minority partners has the right to acquire an additional 4.1% non-voting equity interest from each of the Latin America Group and Grupo Safra under certain circumstances.

     COMPETITION. Brazil's wireless industry is currently structured as a duopoly, with one incumbent and one nonincumbent wireless service provider licensed in each of ten regions. The incumbent companies are the successor companies of the 1998 privatization and breakup of the former state-owned telecommunications monopoly, Telebras. The nonincumbent service providers, including BCP, received their licenses in auctions during 1997 and 1998.

     BCP's principal competitor in its Sao Paulo market is Telesp Celular, the incumbent service provider whose service territory includes all of Sao Paulo state, both the metropolitan and interior areas. Telesp
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Celular is an affiliate of Portugal Telecom. Telefonica, the Latin America
Group's most significant pan-regional competitor, also owns an interest in Telesp Celular. In the northeast region of Brazil, BCP's principal competitor is Tele Nordeste Celular, another successor of the Telebras breakup. Tele Nordeste is an affiliate of Telecom Italia, another major pan-regional competitor to the Latin America Group.

     Beyond BCP's direct in-region competitors, there are currently over a dozen other wireless companies operating in the other regions in Brazil. Several of these companies are affiliates of either Telefonica or Telecom Italia. While not currently direct competitors to BCP, these companies could become competitors should they successfully bid for any of the new PCS licenses expected to be auctioned in BCP's regions, or should BCP successfully bid for PCS licenses in their regions. After the PCS auctions, BCP is likely to face additional wireless competitors in its markets.

     REGULATORY ENVIRONMENT. In conjunction with the breakup and privatization of the Telebras monopoly, Brazil officially opened its cellular mobile telephone service industry to private enterprise. Starting in 1997, ten cellular licenses covering all of Brazil were auctioned to wireless operators to compete against the eight incumbent providers that emerged from the Telebras breakup and were subsequently auctioned to private enterprises. In July 1997, Brazil revised its telecommunications code to affirm Brazil's commitment to privatize the Telebras system, promote competition among service providers and establish an independent regulatory agency, ANATEL, to regulate its telecommunications industry. ANATEL issues licenses for both wireless and wireline operators. It also mandates specific targets for delivering telephone services to the Brazilian population, including current mandates intended to increase penetration to 20% by 2005. ANATEL has the authority to grant concessions and licenses for public telecommunications services.

     CONCESSIONS. BCP holds cellular concessions for the Sao Paulo and Northeastern territories that were granted in 1997 and expire in 2012. The concessions are generally renewable for 15-year periods. Among other provisions, the concessions prescribe network build-out schedules and quality standards, establish price caps and set forth termination provisions. The cellular concessions allow BCP to adjust prices for inflation once a year. Concession provisions that guaranteed BCP exclusive territories for its wireless services (other than from the incumbent competitors) expired on December 31, 1999. Consequently, ANATEL is expected to grant new concessions in BCP's markets. In 1999, BCP was granted a nationwide concession to provide domestic and international data network services to corporations, encompassing voice, data and video.

     ARGENTINA

     The Latin America Group conducts its business in Argentina through its 65% interest in Movicom, a consortium that launched Argentina's first cellular network in 1989. Beginning in 1999, the operations were co-branded under the Movicom/BellSouth name. Movicom/BellSouth is a leading wireless telecommunications services provider in Argentina, with a market share of approximately 57% in its primary coverage area of greater metropolitan Buenos Aires. As of November 30, 1999, Movicom/ BellSouth served almost 1.2 million wireless customers, representing an increase of approximately 32% during 1999. From 1996 through 1999, Movicom/BellSouth's customer base grew at a compound annual growth rate of almost 70%.

     Movicom/BellSouth acquired the rights to provide wireless service in Argentina in 1988 from the Argentine government based on its technical competence and without the requirement of a license fee. Movicom/BellSouth recently acquired three PCS licenses that will permit it to extend wireless service nationwide, for which it committed to pay approximately $263 million in license fees, and a basic telephone service license that allows it to provide local and long distance services. PCS service is currently offered in Buenos Aires and service outside of Buenos Aires is expected to launch this year and expand to cover all major cities in Argentina by mid-2001. In addition to wireless voice services using cellular, PCS and ESMR frequencies, Movicom/BellSouth offers long distance, data network services, Internet, wireless data, and paging.

     The following table shows several key statistics concerning
Movicom/BellSouth's operations for the three fiscal years ended November 30, 1999, and nationwide wireless penetration and GDP growth in Argentina for 1997, 1998 and 1999:

                                                            FISCAL YEAR ENDED NOVEMBER 30,
                                                           --------------------------------
                                                             1997        1998        1999
                                                           --------    --------    --------
                                                                (DOLLARS IN MILLIONS;
                                                               CUSTOMERS IN THOUSANDS)
Total Operating Company:
  Revenue................................................   $554.5      $721.2      $799.5
  EBITDA.................................................   $123.0      $203.3      $234.0
  Licensed POPs..........................................     13.1        13.1        35.8
  Movicom Wireless Customers.............................      629         885       1,171
Proportionate:
  Revenue................................................   $342.3      $468.8      $519.7
  EBITDA.................................................     75.5       132.1       152.1
  Licensed POPs..........................................      8.5         8.5        23.3
  Movicom Wireless Customers.............................      409         575         761

Penetration (all carriers)(1)............................      5.7%        7.5%       12.2%
GDP Growth(2)............................................      8.1%        3.9%       (3.0)%

---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.

     MARKET DEMOGRAPHICS. Argentina is one of Latin America's largest countries with a population of approximately 36 million people. Argentina is also one of its largest economies with an estimated 1999 GDP of $308 billion. We believe Argentina represents a highly attractive telecommunications opportunity due to its relatively low wireline penetration of 20.7% and wireless penetration of 12.2% as of 1999. The Buenos Aires metropolitan area, our primary existing service area, is the most affluent urban areas in all of Latin America.

     BUSINESS OPPORTUNITY. The launch of Movicom/BellSouth's PCS service later this year in the Argentine interior represents a substantial opportunity to grow the Latin America Group's mobile customer base in Argentina. Moreover, with both landline and wireless penetration remaining relatively low, opportunities for growth are present throughout Argentina. In addition to customer growth, Movicom will continue to deploy value-added services including voice mail, call waiting, conference calling, handset warranties, fax, e-mail, call transfer and caller ID. We believe value-added services increase revenue per customer and promote customer loyalty.

     We believe Movicom/BellSouth's strong market position, well-known brand and reputation for high-quality service position the company well to market new lines of business to its customers. To capitalize on this opportunity, Movicom/BellSouth launched an Internet service provider and, during the third quarter of 1999, a data transmission operation. Additionally, Movicom/BellSouth is exploring opportunities to facilitate e-commerce transactions and provide call center solutions for corporate customers. Finally, with Argentina opening its local and long-distance markets to competition, we intend to begin marketing these services as well. Accordingly, in 1999, a subsidiary of Movicom/BellSouth received a license to offer local basic telephone service as well as domestic and international long distance services.

     SALES AND MARKETING. Movicom/BellSouth focuses its sales and marketing efforts on corporate accounts and high use customers, but has also had success penetrating the mass market with the introduction of prepaid cellular products and the calling party pays billing system. Movicom/BellSouth markets its services through direct and indirect sales agents, including some of the largest retail outlets in Buenos Aires. At December 31, 1999, Movicom/BellSouth had 11 service and sales centers, a direct sales force of 216 salespersons and approximately 1,950 third party distribution points, including retail stores and sales agents.

     Movicom/BellSouth focuses its advertising efforts on maintaining its positive corporate image and brand name. By taking advantage of its early entry into the Buenos Aires market, it has established its market position as the premium cellular service provider in Buenos Aires. As part of the Latin America Group's regional branding strategy, Movicom/BellSouth in 1999 commenced a new series of ads introducing the co-brand with the message "la nueva comunicacion tiene nombre y apellido -- Movicom/BellSouth" ("the new communication has a first and last name -- Movicom/BellSouth"). The campaign unites the two brands as one provider with the capability to offer a broader range of telecommunications services including: wireless telecommunications; residential, local and long distance services; and Internet access service and data transmission. The advertisements are designed to raise consumer awareness of the companies' strong relationship and "one-stop shopping" service benefits.

     MANAGEMENT TEAM. Movicom/BellSouth has assembled a strong management team to help it execute its business strategy. At January 2000, Movicom/BellSouth had approximately 2,300 employees. A significant number of Movicom/BellSouth's senior management team have been with the company for over ten years. Movicom/BellSouth's senior management team includes:

          Mauricio Elias Wior, President and Chief Executive Officer. Mr. Wior has served as President and Chief Executive Officer of Movicom/BellSouth since 1991 and has over 18 years experience in the telecommunications sector. Mr. Wior also serves as the President, Latin America -- South overseeing the Latin America Group's operations in Argentina, Chile, Peru, Ecuador and Uruguay. Mr. Wior began his career with Movicom/BellSouth as its Chief Financial Officer. Prior to joining BellSouth, he served as the Director of Finance for Motorola Israel Ltd. Mr. Wior is the President of ALACEL, the Latin American Cellular Association.

          Federico R.C. Rava, General Director and Chief Operating Officer. Mr. Rava has served as Movicom/BellSouth's General Director and Chief Operating Officer since 1997 and has been employed with the company since 1989.

          Horacio G. Goldenberg, Technology Executive Director. Mr. Goldenberg has served as Movicom/BellSouth's Technology Executive Director since he commenced employment with Movicom/BellSouth in 1988.

          Ernesto D. Gardelliano, Chief Financial Officer. Mr. Gardelliano has served as Movicom/BellSouth's Chief Financial Officer since 1997 and has been employed by the company since 1993. Prior to that, he served as Auditing Manager at the accounting firm of Coopers & Lybrand/Harteneck, Lopez y Cia.

     STRATEGIC PARTNERS. The Latin America Group's primary partner in Movicom/BellSouth is Motorola, which holds a 25% interest. In addition, BGH, an Argentine telecommunications equipment provider, holds a 10% interest.

     COMPETITION. Movicom/BellSouth competes with many telecommunications providers throughout Argentina, most of which are affiliated with well-capitalized international telecommunications companies. Its principal competitor is Telefonica Argentina, which in turn is an affiliate of Telefonica, the Latin America Group's principal pan-regional competitor. Telefonica Argentina offers wireless services in the Buenos Aires metropolitan area and the Southern region of Argentina. Recently, Telefonica Argentina was granted a license to offer PCS services in the Northern region of the country. It is expected that Telefonica Argentina will begin offering service in the new concession area this year. Telefonica Argentina competes with Movicom/BellSouth in most of its other lines of businesses, including Internet and data services.

     Another significant competitor is Telecom Argentina, which is owned by a consortium controlled by France Telecom and Telecom Italia, another significant pan-regional competitor of the Latin America Group. Telecom Argentina offers wireless services in the Buenos Aires metropolitan area and the Northern region of Argentina. Recently, Telecom Argentina was granted a license to offer PCS services in the Southern region of the country. Telecom Argentina is expected to begin offering service in the new concession area this year. Telecom Argentina competes with Movicom/BellSouth in most of its other lines of businesses.

     CTI has become the fourth nationwide wireless operator, with its new PCS license for the Buenos Aires metropolitan area. CTI is expected to begin offering service in the new concession area this year. Movicom/BellSouth will be competing against CTI and the two former wireline monopolists, Telefonica Argentina and Telecom Argentina, in providing basic telephone service pursuant to its new license. By the end of the year, it is anticipated that the market for domestic and international long distance will be opened to additional competitors.

     Movicom/BellSouth also competes to a more limited degree with providers of enhanced specialized mobile radio systems, or ESMR. ESMR is being offered by Movicom/BellSouth and Nextel Argentina.

     REGULATORY ENVIRONMENT. Argentina dissolved the Entel monopoly in 1990, transferring basic wireline telephone services for the Southern and Northern regions of the country to Telefonica Argentina and Telecom Argentina, respectively. Those companies no longer have exclusive rights to the provision of basic telephone service. While ultimate supervision of the telecommunications industry is the responsibility of the Secretariat of Communications, general oversight and supervision is the province of the National Communications Commission, a regulatory agency created in 1997. The National Communications Commission, among other powers, supervises compliance with licenses, approves changes to mandatory goals and service requirements and grants new licenses.

     CONCESSIONS. Movicom/BellSouth holds various licenses to provide the following services. The years of grant of the licenses are shown parenthetically.

    - cellular service (1988 and 1995)            - PCS service (1999)
    - basic telephone service (1999)              - paging (1994)
    - ESMR (1994)                                 - Value Added Services, including
                                                    Internet (1995)

     The terms of the licenses are indefinite. All of the licenses are nationwide, except for Movicom/BellSouth's cellular service license which covers only the Buenos Aires metropolitan area. The basic telephone service license was granted to an over-90% owned subsidiary of Movicom/BellSouth in March 1999, and permits the offering of local fixed telephone service and national and international long distance and data service commencing in November 1999. That license provides for a review of Movicom/BellSouth's compliance with license conditions in five years. Movicom/BellSouth's licenses generally address issues such as network build-out requirements and quality standards.

     CHILE

     The Latin America Group, through its wholly-owned operating company, BellSouth Chile, offers wireless communications to Chile's total population of approximately 15.1 million people. BellSouth Chile began providing wireless service in Chile in 1989 in the region that includes Santiago, Valparaiso and the resort area of Vina del Mar and their surrounding areas. The company acquired a license in February 1999 that allowed it to expand its wireless service in Chile nationwide and double its potential customer base. BellSouth Chile has also operated a long distance network in Chile since 1995, and was the first of the Latin America Group's operating companies to offer international long distance. BellSouth Chile also offers Internet access services.

     BellSouth Chile offers its TDMA-based wireless services in the Santiago area pursuant to a license expiring in 2032. Its wireless license for the rest of Chile and its licenses for national and international long distance and Internet services have no expiration dates. Chile's telecommunications market was one of the first in Latin America to privatize, starting in 1989. BellSouth Chile's principal competitors are CTC Startel, an affiliate of Telefonica, and Entel, in which Telecom Italia has an interest.

     Although Chile's GDP contracted 0.4% in 1999, BellSouth Chile's customers increased from 192,000 to 352,000, an increase of 83%. Penetration in the Chilean wireless market was approximately 14.7% in 1999. Wireline penetration in 1999 was approximately 22.7%.

     PERU

     In January 1997, the Latin America Group entered Peru with the acquisition of a 59% interest in Tele 2000, a Peruvian wireless service provider which commenced operations in 1990. The Latin America Group has since increased its ownership position in Tele 2000 to 96.8%. The Latin America Group markets services in Peru under the BellSouth brand.

     BellSouth Peru holds a cellular license covering approximately 7.3 million POPs in metropolitan Lima and portions of western Peru, and launched service during the third quarter of 1999 under a separate cellular license covering Peru's remaining 17.9 million POPs, giving it a nationwide license. Cellular service is provided using a TDMA-based network. BellSouth Peru is actively taking steps to become an integrated communications provider in Peru. The company obtained concessions for local telephone service in the Lima area in June 1999, and for domestic and international long distance services in January 1999. BellSouth Peru also holds concessions to offer public telephone and data services. In addition, the Latin America Group publishes telephone directories and offers Internet-based advertising and directory products in Peru.

     The telecommunications industry in Peru has been liberalized since 1998. BellSouth Peru's licenses expire on various dates from 2011 until 2020, with its Lima area and interior cellular licenses expiring in 2011 and 2018, respectively. The company's primary wireless competitor is Moviline, and the incumbent wireline operator is Telefonica de Peru, both Telefonica affiliates.

     GDP growth in Peru was 3.0% in 1999. In that year, BellSouth Peru's customers increased from 238,000 to 302,000, a 27% increase. Wireless penetration in 1999 was approximately 4.0% and wireline penetration was approximately 6.5%.

     PANAMA

     In 1996, a consortium led by the Latin America Group won a nationwide license to build and operate Panama's first cellular telephone network. BellSouth Panama, in which the Latin America Group holds a 43.7% interest, operates a fully digital TDMA network that launched service in June 1996. BellSouth Panama also holds concessions for data and Internet services, and in 1999 launched its Internet service provider business. Its cellular concession expires in 2016 and its various other concessions expire in 2018. Liberalization of telecommunications in Panama is expected in 2003. BellSouth Panama's principal competitor is Cable & Wireless Movil, jointly owned by the Panamanian government and Cable & Wireless.

     Panama has a population of approximately 2.8 million people. GDP grew 3.3% in 1999. Panama's wireline penetration in 1999 was approximately 16.9% while wireless penetration was approximately 12.3%. BellSouth Panama more than doubled its customer base in 1999, from 52,000 to 120,000.

     ECUADOR

     In 1997, the Latin America Group acquired a majority interest in a nationwide wireless telephone company that had been operating since 1994, and in July 1998, increased its stake in BellSouth Ecuador to 89.4%. Since 1997, the company has tripled its number of wireless customers. BellSouth Ecuador's network provides both analog and TDMA digital service to all of the country's main cities. BellSouth Ecuador's license, which expires in 2008, also permits it to provide domestic and international long distance service to its cellular customers. Local and wireline long distance telephone service is monopolized by two regional operators. BellSouth Ecuador competes with Conacel, currently the only other cellular operator in Ecuador.

     Ecuador has a population of approximately 12.4 million. Although Ecuador's GDP contracted 7.0% in 1999, BellSouth Ecuador's customers increased from 115,000 to 186,000, a 62% increase. Wireline penetration was approximately 7.3% and wireless penetration was about 3.6% in 1999.

     URUGUAY

     The Latin America Group commenced operations in Uruguay in 1991 through its 46% interest in Movicom/BellSouth. Movicom/BellSouth provides wireless service to Montevideo and to the Southern zone of Uruguay, which includes the resort center of Punta del Este. These areas cover a market of 2.1 million POPs of the country's total population of 3.3 million. Movicom/BellSouth derives a significant portion of its service revenues from the high volumes of roaming traffic between Uruguay and Argentina and benefits from a close affiliation with the Latin America Group's Argentinian operations with which it shares a common brand name. Movicom/BellSouth is in the process of supplementing its existing analog cellular network with a CDMA-based digital network providing service over PCS frequencies. The digital PCS network is expected to be in operation by the end of 2000.

     Movicom/BellSouth's cellular license expires in 2006, and can be renewed for an additional five-year period, provided Uruguay's telecommunications regulatory agency does not oppose renewal. Basic telephone services are provided by a state-owned monopoly, although services such as wireless broadband local loops and public phones, in addition to cellular service, may be granted to private companies. Movicom/BellSouth's competition in Uruguay is Ancel, which is owned by the government.

     Although Uruguay's GDP contracted approximately 2% in 1999,
Movicom/BellSouth's customers more than doubled from 52,000 to 116,000. Wireline penetration was approximately 27.5% and wireless penetration was about 9.9% in 1999.

     NICARAGUA

     In 1997, the Latin America Group acquired 49% of an existing cellular operator in Nicaragua, and has a fully-paid option to acquire an additional 40% interest. The Latin America Group's partner has an option to acquire 8% of the Latin America Group's interest. With a license covering the capital city of Managua and the Pacific coastal region, the operating company's licensed area covers 2.9 million POPs and is Nicaragua's only wireless telephone company. Since the acquisition, the Latin America Group rebranded the company under the BellSouth name and replaced the legacy analog network with an all-digital TDMA system. A state-owned company holds the monopoly over basic telephone service, although it is scheduled to be privatized in 2000.

     Nicaragua has a population of 4.9 million. GDP grew 6.0% in 1999. Wireline penetration was approximately 3.2% in 1999 and wireless penetration was about 1.4%. BellSouth Nicaragua increased customers from 16,000 to 39,000 in 1999, a 144% increase.

     GUATEMALA

     The Latin America Group led a partnership that submitted the winning bid at auction for a license to provide wireless service to Guatemala in October 1999. The company expects to begin providing wireless service with an all-digital, CDMA system by mid-2000 under the BellSouth brand. BellSouth Guatemala obtained 60 megahertz of radio spectrum, a range which will be more than adequate to build a high capacity network and facilitate the offering of data networks services, Internet, data and other advanced services. Guatemala's telecommunications market was liberalized in 1998. BellSouth Guatemala will face competition from the incumbent government-owned wireless operator and two other wireless service providers, including an affiliate of Telefonica. Guatemala is populated by approximately 11.9 million and GDP growth in 1999 was approximately 3.9%. Its telecommunications markets are open to competition. Wireless penetration was approximately 1.8% and landline penetration was approximately 5.4% in 1999.

PATENTS AND TRADEMARKS

     BellSouth has numerous trademarks registered throughout the world. We consider many of our trademarks to be valuable assets, particularly the BellSouth brand name and logo. The Latin America Group is entitled to use the BellSouth brand on a royalty-free basis. The Latin America Group's operating companies will be permitted to operate under the BellSouth mark and other BellSouth-owned marks for appropriate business activities in their capacities as indirect subsidiaries or joint ventures of BellSouth. Use of the marks is authorized under a license agreement with each operating company. These agreements require the operating companies to cooperate with BellSouth's corporate branding strategy, policies, graphic standards, advertising policies and quality control. They also prohibit sublicensing without BellSouth approval.

     BellSouth and its subsidiaries own numerous patents in the United States and foreign countries. The foreign patents are counterparts of our U.S. patents. Rights under these patents will be made available to the Latin America Group under license agreements on terms to be determined. Each operating company owns its own patents. Each of the Latin America Group and BellSouth will continue to manage these patents in the manner they have done historically.

     The Latin America Group and the BLS Group may collaborate to achieve enterprise objectives with respect to the licensing or sale of patents and other intellectual property to third parties. Any fees obtained through the sale or licensing of such intellectual property will be principally allocated to the group that paid to develop the intellectual property sold or licensed. If such intellectual property was not predominantly developed by any one group, then any fees obtained through such sales or licensing will be allocated using the same general allocation as BellSouth's overhead expenses. The Latin America Group does not consider any individual BLS Group patents to be material to its business operation.

EMPLOYEES

     At January 2000, the Latin America Group and its operating companies employed approximately 11,900 individuals in their operations, substantially all of whom are located outside of the United States in Central and South America. The Latin America Group employed approximately 300 of the total at its headquarters in Atlanta, Georgia.

LEGAL PROCEEDINGS

     The Latin America Group's operating companies are involved in various legal proceedings arising in the ordinary course of business. While it is not possible to determine the ultimate disposition of each of these proceedings, we believe the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the Latin America Group's financial condition or results of operations.

                     MANAGEMENT OF THE LATIN AMERICA GROUP

     The following table sets forth the names, ages and positions of the senior management of the Latin America Group effective as of the creation of the Latin America Group stock.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Charles C. Miller III......................  47    President
Mark E. Droege.............................  46    Chief Financial Officer
Roberto Peon...............................  50    President -- Brazil
Mauricio Wior..............................  43    President, Latin America Group -- South
George Daniel Smith........................  53    Executive Vice President, Latin America --
                                                   North
J. Alberto Gonzalez-Pita...................  43    Vice President, Secretary and General
                                                   Counsel

     The following summarizes the prior work experience of the management of the Latin America Group, including their current positions with BellSouth or its affiliates.

     Charles C. Miller III. Mr. Miller has served as President of BellSouth International since January 1995. Prior to that, Mr. Miller was Vice
President -- Strategic Planning and Development of BellSouth Corporation. Prior to that, Mr. Miller served as Vice President -- Corporate Development of BellSouth Enterprises and Director -- Strategic Transactions of BellSouth Enterprises.

     Mark E. Droege. Mr. Droege has served as Vice President -- Financial Management and Treasurer for BellSouth Corporation since 1996. Prior to that, Mr. Droege served as Executive Director -- Financial and Business Planning for BellSouth Corporation. Since joining BellSouth in 1986, Mr. Droege has held positions including President -- BellSouth Interactive Media Services, Chief Financial Officer of Dataserv, Director of Investor Relations for BellSouth Corporation. Mr. Droege serves on the board of directors of BellSouth Foundation and is a member of the advisory boards of Warburg Pincus and the Financial Services Institute at Clark Atlanta University.

     Roberto Peon. Mr. Peon has served as President -- Brazil Operations of BellSouth International since 1994 and President and Chief Executive Officer of BCP since 1997. Prior to that, Mr. Peon served with BellSouth International for ten years in positions such as President -- Latin America and Executive Director -- Business Development. Mr. Peon has over 22 years experience in the telecommunications industry.

     Mauricio Wior. Mr. Wior has served as President -- Latin America -- South of BellSouth International since 1995 and Chief Executive Officer of Movicom/BellSouth since 1991. Prior to that, he served as Movicom/BellSouth's General Manager and Chief Financial Officer. Prior to joining Movicom/ BellSouth, Mr. Wior served as Director of Finance of Motorola Israel, Ltd.

     George Daniel Smith. Mr. Smith has served as Vice President of Latin America -- North of BellSouth International since 1998. Prior to that, Mr. Smith served as Vice President -- Sales and Marketing of BellSouth Cellular Corp. from 1996 to 1998. Mr. Smith has over 15 years of experience in the cellular industry.

     J. Alberto Gonzalez-Pita. Mr. Gonzales-Pita has served as Vice President and Group Counsel -- International of BellSouth Corporation since 1999. Prior to that, he was an executive partner at White & Case, an international law firm, where he was chair of the Privatization and Latin America Practice Groups.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                           OF THE LATIN AMERICA GROUP

OVERVIEW OF OPERATIONS

     The Latin America Group is the leading pan-regional provider of wireless telecommunications services in Latin America. Over the past ten years, the Latin America Group has rapidly grown its core wireless telephone services business by adding customers in its existing licensed areas and extending its geographic footprint. The Latin America Group currently has operations in Venezuela, Brazil, Argentina, Peru, Chile, Panama, Ecuador, Uruguay and Nicaragua and plans to launch service in Guatemala in mid-2000. As of November 30, 1999, the Latin America Group's operating companies held licenses covering approximately 176 million total POPs, which is the population in a territory covered by an applicable license, and provided wireless services to approximately 6.2 million customers. Adjusting for the Latin America Group's ownership interests in its operating companies, these numbers represent approximately 124 million proportionate POPs and approximately 4.2 million proportionate customers.

     The Latin America Group's goal is to become the leading pan-regional integrated communications provider in Latin America by leveraging its existing wireless business. The Latin America Group's operating companies have constructed and continue to enhance networks that will allow them to offer a broad array of additional communications services when and as permitted by local regulation. Using these networks, the Latin America Group's operating companies are increasingly offering additional communications services, such as Internet access, wireless data services, long distance, data network services and wireless payphones. The operating companies also provide advertising and directory publishing services in Brazil and Peru. In addition, the Latin America Group's network services business provides wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.

PRESENTATION

     The combined financial statements of the Latin America Group reflect a fiscal year ending November 30 to facilitate timely reporting of the consolidated financial results of BellSouth. In accordance with generally accepted accounting principles, the Latin America Group combines the revenues and expenses of controlled subsidiaries. The Latin America Group uses the equity method of accounting to record the operating results of entities over which it exercises significant influence, but does not have a controlling interest.

     The following table summarizes the Latin America Group's equity ownership percentages as of the end of the period and the accounting method for its investments, by country:

                                                               AS OF NOVEMBER 30,
                                                              ---------------------
                                                              1997    1998    1999
                                                              -----   -----   -----
COMBINED OPERATIONS:
  Communications:
     Argentina..............................................   65.0%   65.0%   65.0%
     Venezuela..............................................   57.3    78.2    78.2
     Peru...................................................   59.0    59.0    96.8
     Chile..................................................  100.0   100.0   100.0
     Ecuador................................................   61.2    89.4    89.4
  Advertising and directory publishing:
     Brazil -- Listel-Listas Telefonicas....................     --      --   100.0
     Peru...................................................   59.0   100.0   100.0

                                                               AS OF NOVEMBER 30,
                                                              ---------------------
                                                              1997    1998    1999
                                                              -----   -----   -----
EQUITY AFFILIATES:
  Communications:
     Brazil -- Northeast....................................   42.5%   46.8%   46.8%
     Brazil -- Sao Paulo....................................   41.0    44.5    44.5
     Uruguay................................................   46.0    46.0    46.0
     Panama.................................................   42.0    42.0    43.7
     Nicaragua..............................................   49.0    49.0    49.0
     Guatemala..............................................     --      --    60.0
  Advertising and directory publishing:
     Brazil -- OESP Midia Direta............................     --      --    40.0

     The Latin America Group expects to exercise an existing fully paid option to purchase an additional 40% interest in BellSouth Nicaragua. The Latin America Group's investment in Guatemala is accounted for under the equity method due to the existence of significant minority rights that limit the Latin America Group's ability to exercise unilateral control over the operation.

SEGMENT REPORTING

     The Latin America Group operates in two business segments: Communications and Advertising and Directory Publishing.

  COMMUNICATIONS SEGMENT

     Venezuela. The Latin America Group is the leading cellular provider in Venezuela, operating a nationwide cellular network with a license area covering
23.2 million POPs. In September 1997, the Latin America Group took a controlling stake and increased its ownership to 57.3%, and later increased its ownership to 78.2% in an August 1998 purchase from a minority partner. The Latin America Group also has an extensive data backbone and provides private network services, as well as Internet access services that at November 30, 1999 served approximately 85,000 customers.

     Brazil. In July 1997, a consortium led by the Latin America Group and Grupo Safra won cellular licenses for metropolitan Sao Paulo with 18.1 million POPs and a six-state region in northeastern Brazil that has 26.6 million POPs. Service was launched on newly constructed digital networks in both markets by June 1998.

     Argentina. Movicom/BellSouth has been providing cellular service to metropolitan Buenos Aires, with 13.4 million POPs, since 1989. In June 1999, Movicom/BellSouth purchased new PCS licenses auctioned by the government that provide nationwide coverage and additional spectrum in Buenos Aires. These licenses cover an additional 22.4 million POPs serving the rest of the country. Movicom/BellSouth began offering long distance in November 1999 under a new license awarded by the government.

     Chile. The Latin America Group acquired 100% of this operation in 1991 and has since rebranded the business BellSouth Chile. The original license area included the capital Santiago and contains 7.5 million POPs. BellSouth Chile completed its nationwide footprint during late 1999 with the purchase of an additional cellular license providing 7.6 million additional POPs. In addition to its wireless business, BellSouth Chile operates a nationwide long distance network serving the country's 15.1 million POPs.

     Peru. The Latin America Group acquired 59% of cellular provider Tele2000 in January 1997, increased its ownership to 96.8% in 1999 and rebranded the service BellSouth Peru. BellSouth Peru holds a cellular license serving 7.3 million POPs in Lima and portions of western Peru. In May 1998, it obtained an additional cellular license covering the remainder of the country with a total of 17.9 million POPs and initiated service in selected markets in that area in the third quarter of 1999.

     Panama. In January 1996, the Latin America Group led a consortium that won Panama's first cellular license covering 2.8 million POPs, and launched service within six months on a newly constructed digital network. Service is branded under the BellSouth name.

     Ecuador. The Latin America Group acquired a controlling interest in the nationwide cellular provider Otecel in March 1997, and increased that stake to 89.4% in August 1998. BellSouth Ecuador provides both analog and digital service over its network and its license covers the country's 12.4 million POPs.

     Uruguay. Movicom/BellSouth provides cellular service in the coastal corridor of Uruguay, including Montevideo and the resort center of Maldonado and Punta del Este, an area covering 2.1 million POPs. Movicom/BellSouth launched service in 1991.

     Nicaragua. In March 1997, the Latin America Group acquired 49% of this operation and expects to exercise a fully paid option to purchase an additional 40%. With a license covering the capital city of Managua and the Pacific coastal region, the company's license area covers 2.9 million POPs. The company's all-digital service is branded under the BellSouth name.

     Guatemala. The Latin America Group acquired a 60% non-controlling stake in a Guatemalan partnership that in 1999 won a nationwide license to provide wireless communications service within Guatemala. The license area covers 11.9 million POPs, and service is expected to be launched on an all-digital network by mid-2000 under the BellSouth brand.

     In addition to the country-specific operations, the Latin America Group provides wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.

     ADVERTISING AND DIRECTORY PUBLISHING SEGMENT

     Brazil. During 1999, the Latin America Group acquired interests in the two largest directory publishing companies in Brazil. In January, the Latin America Group acquired 40% of directory-publisher OESP Midia Direta. This was followed by the acquisition of 100% of directory-publisher Listel-Listas Telefonicas in May. In addition to print products, these companies are currently marketing Internet-based directory services and e-commerce applications.

     Peru. The Latin America Group owns 100% of a directory publishing business in Peru that was an integrated unit of Tele2000.

OPERATING IN EMERGING ECONOMIES

     In late 1998, the international financial crisis triggered by the turmoil in Asia and Russia affected the economies of countries in South America. Falling earnings from commodity exports and high interest rates resulting from efforts to defend currencies sent Brazil, Argentina, Chile, Colombia, Ecuador and Venezuela into recessions. Brazil's currency devaluation in January 1999 exacerbated the problems, especially for Argentina, a major trading partner. Ecuador's inability to meet its debt obligations further shook investor confidence in the region. Peru narrowly avoided recession because of government spending related to the recovery from the effects of El Nino but domestic demand was stagnant. The economies of Central America grew modestly throughout 1999.

     Strong economic recoveries are underway in Peru and Chile and economic indicators have turned positive for Argentina and Brazil. In Brazil, the recession helped to avoid the high inflation that normally accompanies devaluation, though the threat of mild inflation has kept interest rates high. Colombia and Venezuela have been bolstered by higher oil prices, but those economies are not yet showing signs of recovery. Ecuador also experienced significant economic and political difficulties, including a 40% devaluation in its currency.

     Despite severe economic recession in several countries in which it operates, the Latin America Group was able to grow its customer base and revenues significantly during 1999. There is no assurance, however, that in the future similar conditions will not have material adverse effects on the Latin America Group's business, results of operations or financial condition or the market price of the Latin America Group stock. Although the Latin America Group believes that its geographic diversification provides some protection against economic downturns in any single country, the results of operations and business prospects are influenced by the overall financial, social, political and economic conditions in Latin America.

     Generally, the Latin America Group's operating companies generate revenues that are paid in their local currency. However, at least a portion of the operating expenses and liabilities of most of these operating companies are denominated in U.S. Dollars. As a result, a significant devaluation of the local currency against the U.S. Dollar could result in a significant increase in the relevant operating company's operating expenses and a material adverse effect on the results of operations of the Latin America Group. In addition to this ongoing increase in operating expenses, to the extent an operating company has liabilities, such as debt or other obligations or contracts with equipment suppliers, denominated in U.S. Dollars, any such devaluation will result in an accounting charge based on the increase in such dollar-denominated liabilities and obligations when converted into the local currency used in the financial statements of such operating company. Fluctuations in currency exchange rates also result in adjustments to investments in its combined entities and equity affiliates, which could negatively impact the carrying value of the Latin America Group's ownership interests in its operating companies. In 1999, Brazil and Ecuador experienced significant devaluations of their local currency and such devaluations may occur again in the future in these or other markets.

OPERATING REVENUES AND EXPENSES

     Operating revenues include wireless service revenues, equipment sales, long distance, advertising and directory publishing and other.

     - Wireless service revenues consist primarily of charges for incoming and outgoing airtime use, monthly network access fees, activation services, long distance, value-added services and net roaming charges.

     - Equipment sales consist of revenues from sales of wireless handsets and accessories. Equipment sales are ancillary to the Latin America Group's wireless service. It sells wireless handsets at subsidized prices, which are often at or below cost, as an incentive for new customers to subscribe to its service.

     - Long distance represents revenues from a fixed-line national and international long distance business in Chile. The Latin America Group recently received licenses in Argentina, Peru and Ecuador to provide fixed-line long distance services.

     - Advertising and directory publishing revenues consist of revenues generated from the sale of directory advertising and publishing and electronic distribution of directory advertising.

     - Other consists of revenues associated with wholesale long distance voice, data access and transport and an international roaming clearinghouse operation, Internet access and other miscellaneous revenues.

     The Latin America Group has two basic types of wireless customers: postpaid and prepaid. Postpaid customers incur a fixed access charge and incur charges for airtime used, roaming, long distance and value-added services for which the Latin America Group bills on a monthly basis. Prepaid customers purchase calling cards in various denominations entitling them to airtime without fixed monthly charges for access, fixed-term contracts or the need for credit reference checks. Revenue associated with the sale of prepaid calling cards is deferred and recognized as the airtime is utilized or when the unused balances on calling cards expire.

     Operating expenses include cost of services, products and equipment, selling, general and administrative expenses and depreciation and amortization expenses.

     - Cost of services, products and equipment consist primarily of cellular network operating costs, interconnection fees assessed by wireline and wireless providers, royalties paid to government entities, leased transport capacity, cost of materials and the cost of equipment and accessories sold. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of cellular calls, consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks.

     - Selling, general and administrative expenses consist primarily of costs associated with sales and marketing activities, customer service and general and administrative functions. This line item also includes an allocation of BellSouth's shared corporate services costs.

     - Depreciation and amortization charges consist primarily of depreciation recorded for the Latin America Group's cellular networks and equipment and amortization of intangibles such as wireless license costs, customer lists, goodwill and capitalized software.

     Customer acquisition costs, which primarily consist of the cost of handsets and sales commissions, are recognized in the period that the Latin America Group acquires a new customer. Accordingly, in periods of high customer growth, significant cash operating expenses precede the recognition of the associated revenue.

     The Latin America Group expects significant growth in prepaid customers in all markets as a result of customer demand, its marketing plans and the intent to expand customer growth in the mass consumer market segment. Deeper penetration into the mass market has an impact on average minutes of use, and therefore operating revenues per customer, because these customers generally use fewer minutes. However, as prepaid represents a higher percentage of this segment, the decline in average usage per customer is offset to a large degree by higher per-minute prices, minimal bad debt, lower acquisition costs, no billing expense generally and lower customer service expenses. As a result of these combined factors, prepaid customers provide a profitable growth opportunity for the Latin America Group.

FOREIGN CURRENCY

     The Latin America Group reports its financial statements in U.S. Dollars. The operating companies and equity affiliates record transactions in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. Dollar and the applicable local currency will affect the Latin America Group's results of operations as well as the value of its ownership interests in the operating companies and equity affiliates.

     The following table presents the average exchange rates for local currencies to the U.S. Dollar in the countries in which the Latin America Group operates. In some instances, the Latin America Group is able to mitigate unfavorable changes in exchange rates by instituting rate increases for its services or indexing its prices to the U.S. Dollar. As shown below, foreign currencies have weakened against the U.S. Dollar in all cases except Argentina and Panama where the exchange rate is pegged to the U.S. Dollar.

                                                                           1998 VS. 1997    1999 VS. 1998
                                           1997       1998       1999      % DEPRECIATION   % DEPRECIATION
                                         --------   --------   ---------   --------------   --------------
Argentinean Peso.......................     .9995      .9995       .9995           --               --
Brazilian Real.........................     1.078      1.161       1.815         (7.1)%          (36.0)%
Chilean Peso...........................    419.30     460.29      508.78         (8.9)            (9.5)
Ecuadorian Sucre.......................   3,998.3    5,446.6    11,786.8        (26.6)           (53.8)
Nicaraguan Cordoba Oro.................      9.45      10.58       11.81        (10.7)           (10.4)
Panamanian Balboa......................      1.00       1.00        1.00           --               --
Peruvian Nuevo Sol.....................     2.664      2.930       3.383         (9.1)           (13.4)
Uruguayan Peso.........................     9.442     10.472      11.339         (9.8)            (7.6)
Venezuelan Bolivar.....................   488.635    547.556     605.717        (10.8)            (9.6)

COMBINED RESULTS OF OPERATIONS

     The following table sets forth income statement data for the Latin America Group for the three years ended November 30, 1997, 1998 and 1999. The table also includes unaudited pro forma income statement data that reflects the 1997 results adjusted for the Latin America Group's September 1997 acquisition of a controlling interest in its wireless operation in Venezuela. Subsequent to gaining a controlling interest, the Latin America Group began combining the operating results and cash flows of the Venezuelan operations. Prior to the acquisition, the results of this operation were reflected in net earnings of equity affiliates at the Latin America Group's ownership interest. Although the unaudited pro forma 1997 presentation is not in accordance with generally accepted accounting principles, we believe it presents the most meaningful basis of comparison. The unaudited pro forma financial information presented below may not necessarily reflect the results of operations that would have occurred had the acquisition been completed on December 1, 1996.

                                                                    YEAR ENDED NOVEMBER 30,
                                                              ------------------------------------
                                                              ACTUAL   PRO FORMA       ACTUAL
                                                               1997     1997(1)     1998     1999
                                                              ------   ---------   ------   ------
                                                                     (DOLLARS IN MILLIONS)
Communications revenues.....................................   $940     $1,270     $1,907   $2,336
Advertising and directory publishing revenues...............     --         --         --       69
                                                               ----     ------     ------   ------
          Total operating revenues..........................    940      1,270      1,907    2,405
                                                               ----     ------     ------   ------
Cost of services, products and equipment....................    344        418        607      867
Selling, general and administrative.........................    455        568        766      982
                                                               ----     ------     ------   ------
EBITDA(2)...................................................    141        284        534      556
Depreciation and amortization...............................    140        214        338      450
                                                               ----     ------     ------   ------
Operating income............................................      1         70        196      106
Interest expense............................................     46         51         53       88
Other income (expense), net.................................     --          1         (1)      (5)
Provision (benefit) for income taxes........................      1         13        103     (116)
Net earnings (losses) of equity affiliates..................     14        (16)       (57)    (354)
Minority interests..........................................      4        (24)       (50)     (91)
                                                               ----     ------     ------   ------
Net loss....................................................   $(28)    $  (33)    $  (68)  $ (316)
                                                               ====     ======     ======   ======

EBITDA margin...............................................   15.0%      22.4%      28.0%    23.1%
Capital expenditures........................................   $448     $  572     $  697   $  647

(1) The Venezuela acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. The above unaudited pro forma amounts assume that the acquisition took place on December 1, 1996; therefore amortization of intangible assets and net loss have been increased by $8 million and $5 million, respectively, for the year ended November 30, 1997.

(2) "EBITDA" is defined as operating income before depreciation and amortization expense. EBITDA is an indicator used by management to measure the Latin America Group's performance and ability to generate cash flow. EBITDA does not represent cash flows for the period and is not an alternative to operating income as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Latin America Group's computation of EBITDA and EBITDA margin may not be comparable to the computation of similarly titled measures reported by other wireless companies.

COMMUNICATIONS SEGMENT

                                                                 YEAR ENDED NOVEMBER 30,
                                                              ------------------------------
                                                              PRO FORMA         ACTUAL
                                                                1997       1998       1999
                                                              ---------   -------   --------
RESULTS OF OPERATIONS: (dollars in millions)
Wireless service revenues...................................   $ 1,152    $ 1,784   $  2,084
Equipment sales.............................................        58         47        133
Long distance...............................................        29         27         22
Other revenues..............................................        31         49         97
                                                               -------    -------   --------
Total communications operating revenues.....................     1,270      1,907      2,336
Cost of services, products and equipment....................       418        601        833
Selling, general and administrative.........................       568        766        944
                                                               -------    -------   --------
EBITDA......................................................       284        540        559
Depreciation and amortization...............................       214        338        446
                                                               -------    -------   --------
Operating income............................................        70        202        113
Interest expense............................................        51         53         87
Other income (expense), net.................................         1         (1)        (3)
Provision (benefit) for income taxes........................        13        105       (116)
Net losses of equity affiliates.............................       (16)       (57)      (349)
Minority interests..........................................       (24)       (50)       (91)
                                                               -------    -------   --------
Segment net loss............................................   $   (33)   $   (64)  $   (301)
                                                               =======    =======   ========
EBITDA margin...............................................      22.4%      28.3%      23.9%
Capital expenditures........................................   $   572    $   697   $    646

OPERATING DATA: (in thousands, except ARPU)
Customers at end of period(1)
  Venezuela.................................................       697      1,168      2,219
  Argentina.................................................       629        885      1,171
  Other.....................................................       298        545        840
                                                               -------    -------   --------
                                                                 1,624      2,598      4,230
                                                               =======    =======   ========
Average revenue per user (ARPU)(2)..........................   $    84    $    73   $     52

---------------

(1) Represents the total customers, POPs, billed minutes of use and ARPU of the Latin America Group's operating companies in Argentina, Chile, Ecuador, Peru and Venezuela, which are the businesses included in the combined financial statements included elsewhere in this prospectus. Data for the businesses in Brazil, Guatemala, Nicaragua, Panama and Uruguay are not represented because, with less than 50% ownership, the Latin America Group does not combine the results of these operations in our financial statements.
(2) Average revenue per user is calculated by dividing average monthly revenue by average customers. Average monthly revenue includes activation fees, access, airtime, roaming (net), long distance and value-added services.

                             ---------------------

  Year Ended November 30, 1999 Compared to Year Ended November 30, 1998

     OPERATING REVENUES

                                                              1998     1999    $ CHANGE   % CHANGE
                                                             ------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela..................................................  $  806   $1,109     $303       37.6%
Argentina..................................................     721      799       78       10.8%
Other......................................................     380      428       48       12.6%
                                                             ------   ------     ----
          Total operating revenues.........................  $1,907   $2,336     $429       22.5%
                                                             ======   ======     ====

     WIRELESS SERVICE REVENUES. Wireless service revenues increased $300 million, or 16.8%, from $1,784 million to $2,084 million. Venezuela accounted for $213 million, or 71.0%, of the increase and Argentina accounted for $71 million, or 23.7%. These increases were principally related to customer growth. Despite economic recessions in both countries during 1999, Venezuela grew its customer base by 90.0%, and Argentina grew its customer base by 32.3%.

     While customer growth was strong in Venezuela and Argentina, the impact on revenues was partially offset by total billed minutes of use growing at a lower rate due to declining usage per customer. Usage increased at a lower rate as compared to customer growth as a result of depressed economic conditions and deeper penetration into the mass-market consumer segment. The Latin America Group has increased its penetration in the mass market through its prepaid cellular offerings. The 9.6% average decline of the Venezuelan Bolivar against the U.S. Dollar also had a negative impact on revenues.

     Chile accounted for $19 million of the increase in revenues. Customer growth of 83.3% from 192,000 to 352,000 was offset by a 40.0% decline in average revenue per minute. The decline in average revenue per minute resulted from intense competition in the market. The 9.5% average decline in the Chilean Peso against the U.S. Dollar also had a negative impact on revenues.

     Revenues in Peru decreased $2 million due to a 28.6% decline in average usage per customer. The decline relates primarily to lower incoming minutes resulting from difficult local economic conditions. The 13.4% average decline in the Peruvian Nuevo Sol against the U.S. Dollar also had a negative impact on revenues. The decline was partially offset by customer growth of 26.9% from 238,000 to 302,000.

     Revenues in Ecuador were flat for the period as a result of the 53.8% average decline of the Ecuadorian Sucre against the U.S. Dollar and related turbulent economic and political conditions. Customer growth of 61.4% and a related increase in billed minutes of use of 28.6% partially offset the impact of negative economic conditions on revenues.

     EQUIPMENT SALES. Revenues from equipment sales increased $86 million, or 183.0%, from $47 million to $133 million. The increase was almost entirely attributable to the Venezuelan operations. The increase in Venezuela is attributable to a 117.4% increase in gross customer additions and a 175.5% increase in average equipment revenue per customer. The increase in average equipment revenue per customer is directly related to the increase in prepaid customers, who generally pay higher prices for equipment.

     LONG DISTANCE. Long distance revenues are derived primarily from the provision of fixed long distance services in Chile. These revenues declined $5 million, or 18.5%, from $27 million in 1998 to $22 million in 1999 as a result of changes in long distance rates in response to competition. The 9.5% average decline in the Chilean Peso against the U.S. Dollar also had a negative impact on revenues.

     OTHER. Other revenues increased $48 million, or 98.0%, from $49 million to $97 million. The increase is primarily attributable to revenues from wholesale long distance voice, data access and transport and Internet access.

     CASH OPERATING EXPENSES

                                                              1998     1999    $ CHANGE   % CHANGE
                                                             ------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela..................................................  $  433   $  734     $301       69.5%
Argentina..................................................     518      565       47        9.1%
Other......................................................     416      478       62       14.9%
                                                             ------   ------     ----
          Total cash operating expenses....................  $1,367   $1,777     $410       30.0%
                                                             ======   ======     ====

     Cash operating expenses include the cost of services, products and equipment and selling, general and administrative expenses. Cash operating expenses increased $410 million, or 30.0%, from $1,367 million to $1,777 million. The most significant contributors to the increase were operations in Venezuela, with an increase of $301 million, and operations in Argentina, with an increase of $47 million.

     Cost of services, products and equipment increased $232 million, or 38.6%, from $601 million to $833 million. The primary factors driving the change were:

     - An increase of $86 million in cost of equipment sold which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross prepaid customer additions. Of the gross prepaid customer additions, 79.7% were related to new prepaid customers in Venezuela. The increase in the cost of equipment sold was partially offset by a 9.0% decrease in the average cost of equipment per customer addition resulting from lower cost of handsets.

     - Cost of services and products accounted for the remaining $146 million of the increase. This increase was primarily related to higher volumes of traffic on the network in Venezuela and Argentina, resulting from customer growth, costs associated with continued expansion of the Latin America Group's wireless footprint and networks and expenses related to the wholesale long distance and roaming businesses.

     Selling, general and administrative costs increased $178 million, or 23.2%, from $766 million to $944 million. Of the increase, $96 million was related to sales and marketing expenses associated with the 68.1% increase in gross customer additions. Customer service expenses increased $50 million as a result of the expansion of operations to meet customer growth. Venezuela and Argentina accounted for the principal portion of the increase in these expenses. General and administrative expenses increased $32 million, primarily related to growth in all markets.

     Included in selling, general and administrative expenses was an allocation of BellSouth's shared corporate services costs that amounted to $62 million for 1999 and $47 million for 1998. These charges related to certain selling, general and administrative services and shared services provided on a centralized basis.

     Operating expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar.

     EBITDA

                                                              1998   1999   $ CHANGE   % CHANGE
                                                              ----   ----   --------   --------
                                                              (DOLLARS IN MILLIONS)
Venezuela...................................................  $373   $374     $  1        0.3%
Argentina...................................................   203    234       31       15.3%
Other.......................................................   (36)   (49)     (13)      36.1%
                                                              ----   ----     ----
          Total EBITDA......................................  $540   $559     $ 19        3.5%
                                                              ====   ====     ====

     EBITDA increased $19 million, or 3.5%, from $540 million to $559 million. Higher revenues and increased economies of scale associated with the customer base had a positive effect on EBITDA. Higher acquisition costs related to the 68.1% increase in gross customer additions, the impact of start-up costs resulting from the Latin America Group's entry into long distance in Argentina and costs associated with the expansion of the Latin America Group's footprint in Peru, Chile and Argentina all served as offsets. Cash operating expenses related to these initiatives in 1999 were approximately $41 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $108 million, or 32.0%, from $338 million to $446 million. Depreciation expense increased $78 million due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. This included amounts expended for the conversion of Venezuela's network to CDMA technology. Amortization expense increased $30 million in 1999 as a result of higher intangible assets. These intangibles arose primarily from purchases of additional ownership interests in Peru and Venezuela.

     INTEREST EXPENSE. Interest expense increased $34 million, or 64.2%, from $53 million to $87 million. This increase reflected the capitalization in 1998 of interest related to start-up operations in Brazil. Average borrowings remained flat when compared to 1998. The average interest rate on the Latin America Group's indebtedness was 8.2%, compared to 8.3% in 1998.

     OTHER INCOME (EXPENSE), NET. Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income was flat. Higher net foreign currency losses, primarily in Chile and Ecuador, were offset by the effect of a $25 million asset impairment loss taken in 1998 in Peru.

     PROVISION (BENEFIT) FOR INCOME TAXES. The benefit for income taxes for 1999 was $116 million compared to a provision of $105 million in 1998, a $221 million decrease in the provision.

     Of the decrease in the provision, $167 million was related to the recognition of investment tax credits in Venezuela. Of the $167 million, $72 million was earned during 1999 and $95 million was earned during previous years. In years preceding 1999, the Latin America Group had established a reserve for investment tax credits due to assessments from and court actions by the Venezuelan tax authorities. However, based on a favorable ruling by a Venezuelan court, which is being appealed, this reserve was reversed in 1999.

     Other items that influenced the tax provision (benefit) for the Latin America Group included:

     - Valuation allowances recorded for tax losses incurred in Chile, Ecuador and Peru. Factors considered in establishing the valuation allowances include the maturity of the businesses, the carryforward period, as well as other factors.

     - Differences between the U.S. tax rate of 35.0% and the statutory tax rates of the five combined operating companies of the Latin America Group.

     - Changes in foreign country tax laws in reaction to changing economic conditions.

     NET LOSSES OF EQUITY AFFILIATES. Net losses of equity affiliates increased by $292 million from $57 million to $349 million, primarily as a result of factors surrounding the devaluation of the Brazilian Real against the U.S. Dollar and the resulting impact on the local economy. A summary of the factors affecting Brazil's results were as follows:

     - Foreign currency losses on U.S. Dollar-denominated debt caused by the January 1999 devaluation of the Brazilian Real resulted in pretax losses of $1,132 million.

     - Revenues increased $313 million, or 64.8%, from $483 million to $796 million, due to 122.0% growth in customers and full-year accounting for Brazil in 1999 as compared with six months in 1998 from the date of initiation of service. The devaluation of the Real had a negative impact on revenues reported in U.S. Dollars.

     - EBITDA increased $75 million, or 166.7%, from $45 million to $120 million as a result of growth in revenues and the increased economies of scale resulting from the operation transitioning from its start-up phase in 1998 to being fully operational in 1999. This was partially offset by the acquisition costs associated with 1.3 million gross customer additions.

     - Interest expense increased $136 million, primarily as a result of higher average debt balances in 1999 and the fact that a portion of interest expense was capitalized in 1998 during the build-out of the network.

     - Depreciation and amortization expense increased $100 million as a result of higher investment in depreciable plant and equipment and the fact that 1998 represented only a half year of operations for Brazil from the date of initiation of service.

     Brazilian Real-denominated operating expenses reported in U.S. Dollars were favorably impacted by the devaluation of the Brazilian Real.

     The Latin America Group's operations in Brazil continue to be affected by weakness in the local economy related to the uncertainty surrounding proposed government economic reforms. The Latin America Group expects that its earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by its Brazilian businesses.

     Net earnings of other equity affiliates increased to $27 million from $9 million in the prior year. The improvement relates to better performance in each of these operations resulting from increased revenues and economies of scale associated with larger customer bases.

     MINORITY INTERESTS. Deductions for minority interests' share in income increased by $41 million during 1999 primarily related to operations in Venezuela and Peru. The increase in Venezuela was attributable to higher income before minority interests during 1999. Peru had minority interest benefits in 1998 related to net losses from operations. In 1999, the Latin America Group retained 100.0% of the losses of the operation because the minority partner's capital account had been depleted.

     YEAR ENDED NOVEMBER 30, 1998 COMPARED TO UNAUDITED PRO FORMA YEAR ENDED NOVEMBER 30, 1997

     OPERATING REVENUES

                                                           PRO FORMA
                                                             1997       1998    $ CHANGE   % CHANGE
                                                           ---------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela................................................   $  452     $  806     $354       78.3%
Argentina................................................      555        721      166       29.9%
Other....................................................      263        380      117       44.5%
                                                            ------     ------     ----
          Total operating revenues.......................   $1,270     $1,907     $637       50.2%
                                                            ======     ======     ====

     WIRELESS SERVICE REVENUES. Wireless service revenues increased $632 million, or 54.9%, from $1,152 million to $1,784 million. Venezuela accounted for $336 million of the increase and Argentina accounted for $176 million. The other combined entities had net increases of $120 million. These increases were principally related to customer growth and related billed minutes of use. The Latin America Group increased its customer base by 60.0% from 1,624,000 to 2,598,000 and increased total billed minutes of use by 69.0%.

     Chile accounted for a $15 million decrease in revenues. Competitive pressures, including significantly lower pricing, offset customer growth of 37.1% from 140,000 to 192,000 and billed minutes of use which increased 46.2%.

     EQUIPMENT SALES. Revenues from equipment sales decreased $11 million, or 19.0%, from $58 million to $47 million. The decrease was attributable to a 42.2% decline in average equipment revenue per customer addition. Higher equipment discounts were offered to customers in connection with efforts to increase penetration into high-usage, postpaid market segments. The impact of these discounts was offset by a 39.6% increase in gross customer additions.

     Total revenue growth in 1998 was negatively affected by changes in foreign exchange rates compared to the U.S. Dollar. The decrease was partially mitigated by rate increases that were made in response to the unfavorable changes.

     LONG DISTANCE. Long distance revenues declined $2 million as a result of changes in long distance rates in response to competition. The 8.9% average decline in the Chilean Peso against the U.S. Dollar also had a negative impact on revenues.

     OTHER. Other revenues increased $18 million, or 58.1%, from $31 million to $49 million. The increase was primarily attributable to higher revenues from Internet service offerings in Venezuela.

     CASH OPERATING EXPENSES

                                                           PRO FORMA
                                                             1997       1998    $ CHANGE   % CHANGE
                                                           ---------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela................................................    $262      $  433     $171       65.3%
Argentina................................................     431         518       87       20.2%
Other....................................................     293         416      123       42.0%
                                                             ----      ------     ----
          Total cash operating expenses..................    $986      $1,367     $381       38.6%
                                                             ====      ======     ====

     Cash operating expenses increased $381 million, or 38.6%, from $986 million to $1,367 million. The main contributors to the increase were the results in the Latin America Group's business in Venezuela with an increase of $171 million and in Argentina with an increase of $87 million. The other combined entities increased $123 million.

     Cost of services, products and equipment increased $183 million, or 43.8%, from $418 million to $601 million. The primary factors driving the change were as follows:

     - An increase in cost of services and products of $139 million, primarily related to interconnect charges related to higher volumes of traffic on the network in Venezuela and Argentina and costs associated with continued expansion of the Latin America Group's wireless footprint and networks; and

     - An increase of $44 million in cost of equipment sold, which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross customer additions. Of the gross customer additions, 60% were related to new customers in Venezuela and 25% were related to new customers in Peru.

     Selling, general and administrative expenses increased $198 million, or 34.9%, from $568 million to $766 million. The increase was due to several factors including:

     - An increase of $55 million in sales and marketing expenses associated with the 39.6% increase in gross customer additions. Venezuela and Peru accounted for the principal portion of the increase in these expenses;

     - An increase in customer service expenses of $27 million as a result of the expansion of operations to meet customer growth; and

     - An increase in general and administrative expenses of $116 million, primarily related to higher bad debt expense and other costs associated with the expansion of all businesses.

     Included in selling, general and administrative expenses was an allocation of the Latin America Group's share of BellSouth's corporate costs that amounted to $47 million for 1998 and $28 million for pro forma 1997. These charges related to certain selling, general and administrative services and shared services provided on a centralized basis.

     Operating expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar.

     EBITDA

                                                             PRO FORMA
                                                               1997      1998   $ CHANGE   % CHANGE
                                                             ---------   ----   --------   --------
                                                                (DOLLARS IN MILLIONS)
Venezuela..................................................    $191      $373     $182       95.3%
Argentina..................................................     123       203       80       65.0%
Other......................................................     (30)      (36)      (6)      20.0%
                                                               ----      ----     ----
          Total EBITDA.....................................    $284      $540     $256       90.1%
                                                               ====      ====     ====

     EBITDA increased $256 million, or 90.1%, from $284 million to $540 million. Venezuela accounted for $182 million of the increase and Argentina accounted for $80 million. Higher revenues and improved economies of scale associated with a larger customer base had a positive impact on EBITDA. The impact of significant competitive pressures experienced in Chile resulted in a decrease in its EBITDA of $46 million, partially offsetting the increases in Venezuela and Argentina.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $124 million, or 57.9%, from $214 million to $338 million. Depreciation expense increased $89 million, due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. Amortization expense increased $35 million in 1998 as a result of higher intangible assets. These intangibles arose from acquisitions in Ecuador and Peru as well as purchases of additional ownership interest in Venezuela.

     INTEREST EXPENSE. Interest expense increased $2 million, or 3.9%, from $51 million to $53 million. Average borrowings increased significantly during 1998 related to funding the digital conversion of the network in Venezuela and the continued build-out of the network in Argentina. These increases were offset by the capitalization of interest expense related to the start-up operations in Brazil.

     OTHER INCOME (EXPENSE), NET. Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income, net decreased $2 million, related to a $25 million asset impairment loss in Peru and offset by interest income and foreign currency gains.

     PROVISION FOR INCOME TAXES. The provision for income taxes for 1998 was $105 million compared to $13 million in 1997, a $92 million increase. The increased provision for income taxes was related to increases in earnings in Argentina and Venezuela.

     Other items that influenced the tax provision for the Latin America Group included:

     - Valuation allowances recorded for tax losses incurred in Chile, Ecuador and Peru. Factors considered in establishing the valuation allowances include the maturity of the businesses, the carryforward period, as well as other factors.

     - Differences between the U.S. tax rate of 35.0% and the statutory tax rates of the five combined operating companies of the Latin America Group.

     - Changes in foreign country tax laws in reaction to changing economic conditions.

     NET LOSSES OF EQUITY AFFILIATES. Net losses of equity affiliates increased by $41 million, from $16 million to $57 million. This was primarily due to increased losses in the Brazilian operations, the Latin America Group's share of which was $66 million. This increase was offset by improvements in each of the other equity affiliates resulting from increased revenues and economies of scale associated with higher customer bases.

     Increased losses in Brazil occurred because operations were in the development stage in 1997, incurring only pre-operating expenses, while 1998 reflected costs incurred to initiate service in mid-1998.

     MINORITY INTERESTS. Deductions for minority interests' share in income increased by $26 million during 1998, due primarily to an increase in Peru of $18 million as a result of the minority partner's capital account having been exhausted near the end of the year. Also contributing to the increase during 1998 were improved earnings at the Venezuelan operations.

ADVERTISING AND DIRECTORY PUBLISHING SEGMENT

                                                                   YEAR ENDED
                                                                  NOVEMBER 30,
                                                              ---------------------
                                                               1998          1999
                                                              -------      --------
                                                              (DOLLARS IN MILLIONS)
Advertising and directory publishing revenues...............    $--         $  69
Cost of services, products and equipment....................      6            34
Selling, general and administrative.........................     --            38
                                                                ---         -----
EBITDA......................................................     (6)           (3)
Depreciation and amortization...............................     --             4
                                                                ---         -----
Operating loss..............................................     (6)           (7)
Interest expense............................................     --             1
Other income (expense), net.................................     --            (2)
Benefit for income taxes....................................     (2)           --
Net losses of equity affiliates.............................     --            (5)
                                                                ---         -----
Segment net loss............................................    $(4)        $ (15)
                                                                ===         =====

EBITDA margin...............................................    N/M*         (4.3)%

---------------

* Not meaningful

     YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

     The change in operating revenues and expenses relates to the operations of Listel-Listas Telefonica, which the Latin America Group acquired during 1999. Net losses of equity affiliates of $5 million represents the Latin America Group's share of losses reported by OESP Midia Direta.

SUPPLEMENTAL QUARTERLY INFORMATION

     The following table sets forth certain unaudited quarterly combined statements of operations data for each of the four quarters in the period ended November 30, 1999. In the opinion of management, this unaudited information has been prepared on a basis consistent with the audited combined financial statements of the Latin America Group appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the combined financial statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                    YEAR ENDED NOVEMBER 30,
                                                         ----------------------------------------------
                                                          FIRST    SECOND     THIRD    FOURTH
                                                         QUARTER   QUARTER   QUARTER   QUARTER   TOTAL
                                                         -------   -------   -------   -------   ------
                                                                         (IN MILLIONS)
Total operating revenues...............................   $ 565     $578      $620      $642     $2,405
EBITDA.................................................     157      173       141        85        556
Net income (loss)......................................    (314)       5         8       (15)      (316)

     Net income in the first quarter of 1999 in Brazil was negatively impacted by the devaluation of the Brazilian Real. Foreign currency losses on U.S. Dollar-denominated liabilities, primarily long-term debt, were approximately $280 million in the first quarter.

     The decline in EBITDA and net income in the fourth quarter is the result of a significant increase in gross customer additions. Customer acquisition costs are recognized during the period the customer initiates service.

LIQUIDITY AND CAPITAL RESOURCES

     Cash infusions from the BLS Group and, to an increasing degree, cash flows from operations have been the Latin America Group's primary source of funding for capital requirements of existing operations and debt service. The BLS Group is not obligated, however, to serve as a source of financing in the event the Latin America Group cannot meet its own capital needs. Each of the Latin America Group's operating companies have used third-party sources of debt financing. While current liabilities exceed current assets, the Latin America Group's sources of funds are sufficient to meet all current obligations on a timely basis. The Latin America Group believes that these sources of funds will be sufficient to meet the needs of its business for the foreseeable future.

                                                                                        % CHANGE
                                                                                   -------------------
                                                                                   1998 VS.   1999 VS.
                                                      1997      1998      1999       1997       1998
                                                     -------   -------   -------   --------   --------
                                                        (DOLLARS IN MILLIONS)
NET CASH PROVIDED BY (USED FOR):
Operating activities...............................  $    55   $   476   $   568    765.5%      19.3%
Investing activities...............................   (1,440)   (1,387)   (1,099)    (3.7)%    (20.8)%
Financing activities...............................    1,569       902       651    (42.5)%    (27.8)%

     The following discussion relates only to the combined operations, which include Argentina, Chile, Ecuador, Peru, Venezuela, the Latin America Group's wholesale long distance voice, data access and transport and international roaming clearinghouse businesses and the Brazilian and Peruvian advertising and directory publishing companies.

     NET CASH PROVIDED BY OPERATING ACTIVITIES

     The increase in cash from operations primarily reflects better working capital management and higher EBITDA in 1999.

     NET CASH USED IN INVESTING ACTIVITIES

     During 1999, the Latin America Group invested $647 million for capital expenditures to expand, support and improve its wireless networks, promote the introduction of new products and services and increase operating efficiency and productivity.

     During 1999, the Latin America Group acquired a 100% interest in Listel and increased its ownership interests in the Peruvian and Venezuelan wireless operations. Total cash paid (net of cash acquired) during 1999 related to the purchases was $199 million. The Latin America Group also paid $23 million in cash for the purchase of a 40.0% interest in OESP Midia Direta.

     Also during 1999, the Latin America Group won bids to acquire additional wireless licenses in Argentina and Chile. The total cash paid during 1999 related to these purchases was $123 million. The Latin America Group will pay additional amounts approximating $150 million in 2000 and $80 million in 2001 for the purchases of these licenses.

     The Latin America Group projects capital expenditures of approximately $600 million for 2000. A majority of the expenditures will be to expand, enhance and modernize the wireless networks. Also included in the projection are $230 million in Argentina and $50 million in Chile for the buildout of networks in newly acquired licensed areas.

     The Latin America Group's Brazilian operations expect to make approximately $430 million in capital expenditures during 2000.

     NET CASH USED IN FINANCING ACTIVITIES

     During 1999 and 1998, the Latin America Group reduced the amounts generated by financing activities. The reductions were primarily a function of substantial increases in operating cash flows, which are discussed above.

FINANCIAL CONDITION

     The Latin America Group's debt to total capitalization ratio was 27.5% at November 30, 1999 compared to 31.0% at November 30, 1998. The decrease is a result of repayment of short-term debt.

     The Latin America Group's proportional ratio of debt to total capitalization was 44.1% at November 30, 1999. This ratio is calculated based on the Latin America Group's equity ownership in its various operating companies and equity affiliates multiplied by the short- and long-term debt balances of those entities. The substantial difference in the ratio as compared to the GAAP debt ratio is primarily a result of the debt issued by the Brazilian operations.

     Cash balances on a combined basis were $171 million as of November 30, 1998 and $287 million as of November 30, 1999. Committed credit lines aggregated to $930 million with various banks. Borrowings under the committed credit lines totaled $587 million at November 30, 1999 and $556 million at November 30, 1998. The Latin America Group also maintains uncommitted lines of credit aggregating to $530 million . Borrowings under the uncommitted lines of credit totaled $149 million at November 30, 1999 and $45 million at November 30, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

INFLATION

     Inflation has had and may continue to have negative effects on the economies and securities markets of emerging market countries and could have negative effects on the Latin America Group's operating companies and equity affiliates. Its operating companies, where permitted and subject to competitive pressures, intend to increase prices to mitigate for the effects of inflation. However, in those jurisdictions where prices are regulated or specified in the wireless license, the operating companies may not successfully mitigate the impact of inflation on their operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST RATE RISK

     The Latin America Group's exposure to market risk for changes in interest rates relates primarily to its variable-rate long-term debt. For a description of long-term debt, see note I to the combined financial statements. The general level of LIBOR rates affects the interest expense that the Latin America Group recognizes on its variable-rate debt.

     FOREIGN EXCHANGE MARKET RISK

     A significant portion of the long-term debt held by the Latin America Group's combined entities and equity affiliates is denominated in U.S. Dollars and is therefore subject to the effects of currency fluctuations and may affect reported earnings and losses. A significant change in the value of the U.S. Dollar against the various foreign currencies could result in a significant increase in foreign currency losses. As of November 30, 1999, short- and long-term debt issued by the Latin America Group's combined entities denominated in U.S. Dollars amounted to $860 million. In addition, the Latin America Group's proportionate share of U.S. Dollar denominated debt in its Brazilian operations was approximately $1.0 billion at November 30, 1999.

     The Latin America Group is subject to risk from changes in foreign exchange rates for operations that use a foreign currency as their functional currency and are translated into U.S. Dollars. Such changes result in cumulative translation adjustments which are included in Latin America Group equity. The Latin

America Group has translation exposure to various foreign currencies with the most significant being the Brazilian Real. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency and reflect translation gains and losses in the determination of net income.

     HEDGING POLICY

     Foreign exchange operating exposures that arise in the ordinary course of business may be managed using a variety of hedging techniques. Typically, the Latin America Group hedges against foreign exchange or other operating exposures through "natural hedges" by borrowing in local currencies to the extent that such loans are available and economically attractive. Under no circumstances are foreign exchange based derivatives contracts used without an underlying business purpose even if a gain might be expected to result.

     RISK SENSITIVITY

     The following table provides information, by maturity date, about the Latin America Group's interest rate sensitive financial instruments, which consist of fixed- and variable-rate debt obligations. Fair values for the majority of its long-term debt obligations are based on quotes from sources that the Latin America Group's management considers reliable.

                                                                                    TOTAL
                                                                                   RECORDED    FAIR
                        2000      2001     2002     2003     2004    THEREAFTER     AMOUNT     VALUE
                        -----    ------    -----    -----    ----    ----------    --------    -----
                                                   (DOLLARS IN MILLIONS)

DEBT

Fixed rate debt.......  $ 301    $   20    $   2    $   1     $--      $ 367         $691      $569
Average interest
  rate................   7.73%    21.82%    7.61%    7.61%    --        5.59%

Variable rate debt....  $   2    $  202    $  --    $  --     $--      $  --         $204      $204
Average interest
  rate................   7.82%     7.82%      --       --     --          --

     At November 30, 1999, an entity within the Latin America Group was a party to interest rate swaps with a notional amount totalling $30 million. Under the agreement, the Latin America Group pays fixed rate denominated in Venezuelan Bolivars and receives fixed rates denominated in U.S. Dollars averaging 8.0%. The swaps are subject to periodic settlement and mature in February 2001. Because the instruments were entered into at the end of the period, the recorded amount equaled the fair value.

NEW ACCOUNTING PRONOUNCEMENTS

     REVENUE RECOGNITION

     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements", (SAB 101). SAB 101 requires that revenues and costs of revenues derived from services rendered at the beginning of a contract or business relationship be deferred and recognized over the life of the related contract or relationship. The guideline in SAB 101 must be adopted during the second quarter 2000. The Latin America Group is currently assessing the impact that adoption of these guidelines will have on its results of operations and financial position.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the Latin America Group, this means that the standard must be adopted no later than January 1, 2001. The Latin America Group does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows.

                       RELATIONSHIP BETWEEN THE BLS GROUP
                          AND THE LATIN AMERICA GROUP

     Our board of directors has adopted a policy statement regarding BLS Group and Latin America Group matters. We have summarized below the material provisions of the policy statement. The summary is not complete. We encourage you to read the policy statement, which we have attached as Annex II to this proxy statement.

GENERAL POLICY

     Our policy statement provides that all material matters as to which the holders of BLS Group stock and the holders of Latin America Group stock may have potentially divergent interests will be resolved in a manner that our board of directors or the finance/strategic planning committee of our board of directors determines to be in the best interests of BellSouth, after giving fair consideration to the potentially divergent interests and all other relevant interests of the separate series of common stock of BellSouth. Under our policy statement, a process of fair dealing will govern the relationship between the BLS Group and the Latin America Group and the means by which the terms of any material transaction between the two groups will be determined.

THE FINANCE/STRATEGIC PLANNING COMMITTEE

     Our policy statement provides that the finance/strategic planning committee will exercise the power, authority and responsibility that our board of directors delegates to it with respect to BLS Group stock and Latin America Group stock. Our board of directors initially will authorize the finance/strategic planning committee to interpret, make determinations under and oversee the implementation of our policies set forth in our policy statement.

     In making determinations in connection with the policies set forth in our tracking stock policy statement, the members of the finance/strategic planning committee will act in the best interests of BellSouth.

SCOPE OF THE BUSINESS OF THE GROUPS; COMPETITION

     Our policy statement provides that the Latin America Group may engage in any business activity in South America, Central America, Mexico and the Caribbean area, not including the territories and possessions of the United States and the Commonwealth of Puerto Rico. Our policy statement defines this geographic area as "Latin America." The Latin America Group's business activities are limited to Latin America, except as described below.

     We expect that the Latin America Group initially will principally provide telecommunications and related services and products. These include:

     - all wireless and wireline and related services, which include voice, video and data, whether local or long distance;

     - Internet related services; and

     - the provision of advertising and directory publishing products and services, including The Real Yellow Pages(R) or white pages directories, whether in paper or electronic format.

     Our policy statement provides that the BLS Group may engage in any business activity, except for the provision of telecommunications and related services and products in Latin America, except as described below.

     The BLS Group and the Latin America Group may each provide, within the geographic region of the other group, telecommunications or related services or products that are incidental or ancillary to the provision of telecommunications or related services or products in their geographic region and may establish facilities related to such products and services within the geographic region of the other group.

For example, the BLS Group may establish facilities inside Latin America at which it hands off traffic to the Latin America Group or a third party. Similarly, the Latin America Group may establish facilities outside Latin America at which it hands off traffic to the BLS Group or a third party. In addition, the Latin America Group and the BLS Group currently share certain international long distance facilities.

     Our policy statement permits commercially reasonable contracts or other arrangements between the BLS Group and the Latin America Group for sales agency, resale, traffic termination, clearinghouse services, network interconnection or any other arrangement with respect to the businesses conducted by either the BLS Group or the Latin America Group.

CORPORATE OPPORTUNITIES

     Our policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the BLS Group and Latin America Group, in whole or in part, in a manner it considers to be in the best interests of BellSouth as contemplated by the other provisions of our policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of BellSouth. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation:

     - whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of one group's business, as described under "-- Scope of the Business of the Groups; Competition;" and

     - whether one group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business or assumed liability.

RELATIONSHIP BETWEEN THE BLS GROUP AND THE LATIN AMERICA GROUP

     Our policy statement provides that BellSouth will manage the BLS Group and the Latin America Group in a manner intended to maximize the operations, unique assets and value of both groups, and with complementary deployment of personnel, capital and facilities, with the continuing goal of positioning BellSouth as a unified source of telecommunications and related services and products.

  COMMERCIAL INTER-GROUP TRANSACTIONS

     All material transactions in the ordinary course of business between the BLS Group and the Latin America Group are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings, taking into account a number of factors, including quality, availability, volume and pricing.

  TRANSFERS OF OTHER ASSETS AND LIABILITIES

     We may reallocate assets and liabilities between the BLS Group and the Latin America Group not in the ordinary course of their respective businesses by:

     - increasing or decreasing, as applicable, a group's inter-group interest in the other group;

     - reallocating other assets, including cash, or liabilities from the group receiving the assets or transferring the liabilities; or

     - creating or reducing inter-group debt.

In each case, we will reallocate an amount equivalent to the fair value of the assets or liabilities. Our board of directors will approve any creation of, or increase or decrease in, an inter-group interest.

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  CASH MANAGEMENT

     We will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of debt and the issuance and repurchase of common stock and preferred stock.

  FINANCING ARRANGEMENTS

     Loans from the BLS Group to the Latin America Group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America Group would be able to obtain from third parties. Loans from the Latin America Group to the BLS Group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS Group would be able to obtain from third parties. This policy contemplates that loans will be made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties.

  INTELLECTUAL PROPERTY

     The BLS Group will manage, on a centralized basis, the intellectual property of BellSouth attributed to the Latin America Group and the intellectual property of BellSouth attributed to the BLS Group. The Latin America Group will manage the intellectual property attributed to it that is owned by the Latin America Group's operating companies.

     The Latin America Group and the BLS Group will have the right to use the intellectual property attributed to the other for appropriate business activities. Other than know-how, the BLS Group does not use any significant intellectual property of BellSouth attributed to the Latin America Group. The Latin America Group does use in its businesses some of the intellectual property of BellSouth that is attributed to the BLS Group. This intellectual property includes the BellSouth and The Real Yellow Pages(R) names and marks.

     Use of the names and marks is authorized under a license agreement between BellSouth and each operating company in which BellSouth has sufficient control over both the use of these names and marks and the quality of the goods and services sold under these names and marks so that it can protect the value of these names and marks. BellSouth establishes sufficient control by:

     - maintaining majority equity ownership;

     - maintaining a majority of the members of the board of directors of the operating company;

     - participating in or selecting the senior management of the operating company;

     - providing technical consulting services; or

     - through some combination of the foregoing.

Each license agreement requires the operating company to comply with BellSouth's corporate brand strategy, policies, graphics standards, advertising policies, quality control and restrictions on certain activities relating to the brand, including a prohibition on licensing and sublicensing without BellSouth's approval.

     Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the group that paid to develop the intellectual property being sold or licensed. Alternatively, if the intellectual property being sold or licensed was jointly developed by the BLS Group and the Latin America Group and the BLS Group and the Latin America Group agree to allocate fees obtained in proportion to the development costs incurred by each group, then any fees obtained through the sale or licensing will be so allocated. If the intellectual property being sold or licensed was not predominantly developed by either the BLS Group or the Latin America Group or was jointly developed by the BLS Group and the Latin America Group but the BLS Group and the Latin America Group do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through the sale or licensing
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will be allocated using the same allocation as overhead expenses, as described under "-- Financial Reporting; Allocation Matters."

DIVIDEND POLICY

     Our policy statement provides that, subject to the limitations on dividends set forth in our articles of amendment and to the limitations of Georgia law, the holders of BLS Group stock and the holders of Latin America Group stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

     The payment of dividends on BLS Group stock will be a business decision that our board of directors makes from time to time based primarily on the results of operations, financial condition and capital requirements of the BLS Group and of BellSouth as a whole and other factors that our board of directors considers relevant.

     Because the Latin America Group is expected to require significant capital commitments to finance its operations and fund its future growth, our policy statement provides that BellSouth does not expect to pay any dividends on shares of Latin America Group stock. If and when our board of directors determines to pay any dividends on shares of Latin America Group stock, our policy statement provides that determination will be based primarily on the result of operations, financial condition and capital requirements of the Latin America Group and of BellSouth as a whole and other factors that our board of directors considers relevant.

FINANCIAL REPORTING; ALLOCATION MATTERS

     Our policy statement provides that BellSouth will prepare and include in its filings with the SEC consolidated financial statements of BellSouth, combined financial statements of the Latin America Group for so long as Latin America Group stock is outstanding and pro forma financial information for the BLS Group for so long as BLS Group stock is outstanding. The financial information provided for each group will include allocated portions of our debt, interest, shared corporate services and taxes.

     In addition to allocating debt and interest as described above under "-- Relationship Between the BLS Group and the Latin America Group -- Financing Arrangements" and assets and liabilities as described above under "-- Relationship Between the BLS Group and the Latin America Group -- Transfers of Other Assets and Liabilities," our policy statement provides that shared corporate services and taxes will be allocated as follows:

  SHARED CORPORATE SERVICES

     We will directly charge specifically identified costs for shared corporate services to the BLS Group and the Latin America Group based upon their use of those services. Where determinations based on use alone are not practical, we will use other methods and criteria that our management believes are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.

  TAXES

     Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments to income taxes, will be calculated on either a separate, consolidated, combined or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined or unitary basis will be allocated between the BLS Group and the Latin America Group based on their respective contributions, positive or negative, to the consolidated, combined or unitary tax liability. Cumulative net tax benefits that cannot be used by the group generating those benefits but that can be used on a consolidated, combined or unitary basis will be credited on a current basis to the group that generated the benefit.

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AMENDMENT AND MODIFICATION OF THE POLICY STATEMENT

     Our board of directors may, without shareholder approval, amend, modify or rescind the policies set forth in our policy statement, including any resolution implementing the provisions of our policy statement. Our board of directors also may, without shareholder approval, adopt additional or other policies or make exceptions with respect to the application of the policies described in our policy statement in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties.

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                                   PROPOSAL 2
                    THE ADOPTION OF THE AMENDED AND RESTATED
                        BELLSOUTH CORPORATION STOCK PLAN

BACKGROUND AND REASONS FOR THE PROPOSAL

     On November 28, 1994, our board of directors adopted the BellSouth Corporation Nonemployee Director Stock Plan and on April 24, 1995, our board of directors adopted the BellSouth Corporation Stock Plan (together, the "prior stock plans"). On April 24, 1995, the prior stock plans were approved by our
shareholders. On      , 2000, our board of directors adopted the Amended and
Restated BellSouth Corporation Stock Plan (the "restated stock plan"), amending and restating the prior stock plans in a single plan document.

     The primary reason for the restated stock plan is to reflect the tracking stock proposal by authorizing grants of awards with respect to BLS Group stock and Latin America Group stock. Executives and key employees will be granted awards for both BLS Group stock and Latin America Group stock. With respect to management of the BLS Group, a preponderance of awards will be made for BLS Group stock, and, with respect to management of the Latin America Group, a preponderance of awards will be made for Latin America Group stock. Our board of directors believes that granting participants awards weighted toward the separate performance of the group in which the participants work and, in certain cases, the other group, is in the best interests of BellSouth. In addition, nonemployee directors will be granted awards of both BLS Group stock and Latin America Group stock.

     We currently intend to grant awards for Latin America Group stock on the date the planned initial public offering is completed to executives principally assigned to the Latin America Group, BellSouth executives, certain other employees and nonemployee directors.

     If approved by our shareholders, the restated stock plan will become effective upon the completion of the planned initial public offering of Latin America Group stock. We believe that the restated stock plan will promote the best interests of BellSouth by:

     - helping to attract and retain exceptional employees, officers and directors;

     - motivating the participants by means of stock options, stock appreciation rights, restricted stock awards, performance shares, dividend equivalent rights and stock payments to achieve long-term performance goals; and

     - enabling our employees, officers and directors to participate in our long-term growth and financial success.

     We have summarized below the material terms of our restated stock plan. The summary is not complete. We encourage you to read the restated stock plan which is attached to this proxy statement as Annex III.

SUMMARY OF AMENDMENTS TO THE BELLSOUTH CORPORATION STOCK PLAN AND THE BELLSOUTH CORPORATION NONEMPLOYEE DIRECTOR STOCK PLAN

     If approved by our shareholders, the restated stock plan would:

     - amend the provisions that currently limit the number of shares of our existing common stock that may be granted under the prior stock plans to provide that awards, other than stock payments, in any year may be granted to eligible employees up to a number of shares of:

      - BLS Group stock equal to 1.25% of the total number of the shares of BLS Group stock outstanding; and

      - Latin America Group stock equal to 1.25% of the total number of the shares of Latin America Group stock outstanding;

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     and, within those limits, stock of each such group equal to .25% of the total number of shares outstanding may be used for restricted stock awards and performance shares;

     - amend the provisions that currently limit the number of shares of our existing common stock that may be granted under the prior stock plans to provide that awards of stock payments in any year may be granted to eligible employees up to a number of shares of BLS Group stock and Latin America Group stock equal to .125% of the total number of outstanding shares of each such group:

     - amend the provisions that currently limit the number of shares of our existing common stock that may be granted to nonemployee directors under the prior stock plans to provide that nonemployee directors may be granted awards, other than stock payments, with respect to no more than
       1.2 million shares of BLS Group stock and 1.2 million shares of Latin America Group stock;

     - amend the provisions that currently limit the number of shares of our existing common stock that may be granted to nonemployee directors under the prior stock plans to provide that nonemployee directors may be granted awards of stock payments with respect to no more than 700,000 shares of BLS Group stock and 700,000 shares of Latin America Group stock;

     - amend the provisions that currently limit the number of shares of our existing common stock that may be granted under the prior stock plans to any eligible employee during any calendar year to provide that no participant may be granted awards, other than stock payments, for more than 2.5 million shares of BLS Group stock and 2.5 million shares of Latin America Group stock during any calendar year, and within this limit no more than 500,000 shares of BLS Group stock and no more than 500,000 shares of Latin America Group stock for restricted stock awards, performance shares and dividend equivalent rights;

     - amend the provisions that currently limit the number of shares of our existing common stock that may be granted under the prior stock plans to any eligible employee during any calendar year to provide that no participant may be granted awards of stock payments for more than 250,000 shares of BLS Group stock and 250,000 shares of Latin America Group stock, during any calendar year;

     - provide that all shares available in any year that have not been awarded under the prior stock plans or are not awarded under the restated stock plan will be available for awards in subsequent years;

     - in addition to the above shares, in the event of a distribution of Latin America Group stock to the holders of BLS Group stock, authorize the issuance of awards based on Latin America Group stock as an adjustment to existing awards based on BLS Group stock;

     - amend the provisions of the BellSouth Corporation Stock Plan to limit the aggregate number of shares that may be granted in the form of incentive stock options to no more than four million shares of BLS Group stock and no more than four million shares of Latin America Group stock;

     - amend the definition of "Shares" to provide for definitions of shares of BLS Group stock and shares of Latin America Group stock;

     - with respect to Latin America Group stock, the term "outstanding" shall include:

      - the total issued and outstanding shares of Latin America Group stock;
        and

      - the number of shares of Latin America Group stock issuable with respect to the BLS Group's inter-group interest in the Latin America Group on the particular reference date.

SUMMARY OF THE RESTATED STOCK PLAN

  TYPES OF INCENTIVES

     Incentives granted under the restated stock plan may be:

     - stock options, consisting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code"), and non-qualified stock options (collectively, "options");

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     - rights to receive a payment which reflects the appreciation in the fair market value of shares of BLS Group stock or Latin America Group stock ("stock appreciation rights");

     - shares of BLS Group stock or Latin America Group stock which may be subject to restrictions ("restricted stock awards");

     - shares of BLS Group stock or Latin America Group stock subject to performance goals ("performance shares");

     - rights to receive cash or shares of BLS Group stock or Latin America Group stock based on the value of dividends paid on BLS Group stock or Latin America Group stock ("dividend equivalent rights"); or

     - payments of shares of BLS Group stock or Latin America Group stock as a bonus, additional compensation or in lieu of the payment of cash compensation ("stock payments").

  ELIGIBILITY

     Under the terms of the restated stock plan, the following individuals are eligible to receive awards under the restated stock plan:

     - all of our employees, including executive officers and former employees;

     - all nonemployee directors (other than incentive stock options); and

     - all consultants performing significant services for us (other than incentive stock options).

  ADMINISTRATION

     With respect to employees who are or may become "covered employees" as defined under Section 162(m) of the Code and other executive officers of BellSouth, the restated stock plan will be administered by the Executive Nominating, Compensation and Human Resources Committee (the "compensation committee") of our board of directors, all of the members of which qualify as outside directors as defined under Section 162(m) of the Code and nonemployee directors as defined under Rule 16b-3 under the Securities Exchange Act of 1934.

     With respect to nonemployee directors, the restated stock plan will be administered by the Committee on Directors and Corporate Governance (the "director committee") of our board of directors.

     With respect to all other individuals eligible to receive awards under the restated stock plan, the restated stock plan will be administered by our chief executive officer or another individual designated by the compensation committee (the "administrator").

     The compensation committee, the director committee and/or the administrator will determine, subject to the restated stock plan, the employees, nonemployee directors and consultants to whom, and the time or times at which, it will grant awards, as well as the terms and provisions of each award.

  STOCK OPTIONS

     The purchase price of any share of stock covered by any option granted under the restated stock plan will not be less than the greater of the par value of the underlying stock and 100% of the fair market value of the underlying stock on the date of grant. The vesting period and all other terms and conditions of each option will be determined by the compensation committee, the director committee or the administrator.

     Unless otherwise determined by the director committee, each nonemployee director will automatically be granted an option to purchase shares of BLS Group stock and/or an option to purchase shares of Latin America Group stock at each annual meeting of shareholders.

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     Options will be exercisable only by the optionee or his or her guardian or legal representative, and may not be transferred except that non-qualified stock options may be transferred by certain optionees to:

     - certain members of the optionee's (and the optionee's spouse's) family;

     - a trust, the beneficiaries of which consist only of members of the optionee's (and the optionee's spouse's) family; or

     - a partnership, the partners of which consist only of members of the optionee's (and the optionee's spouse's) family.

After the death of an optionee, that optionee's options may be transferred pursuant to the laws of descent and distribution.

  STOCK APPRECIATION RIGHTS

     Stock appreciation rights may be granted either:

     - in tandem with an option; or

     - independent of an option.

The exercise price of a stock appreciation right will not be less than the greater of the par value of the underlying stock and 100% of the fair market value of the underlying stock on the date of grant. The vesting period and all other terms and conditions of each stock appreciation right will be determined by the compensation committee, the director committee or the administrator.

     Upon exercise of the stock appreciation right, the holder will be entitled to receive the excess of the fair market value of the shares of stock subject to the exercise over the exercise price of the shares. Payments may be made in cash, in shares of BLS Group stock or Latin America Group stock, as the case may be, or a combination of cash and shares.

     Stock appreciation rights will be exercisable only by the holder or his or her guardian or legal representative, and may not be transferred except by a holder to:

     - certain members of the holder's (and the holder's spouse's) family;

     - a trust, the beneficiaries of which consist only of members of the holder's (and the holder's spouse's) family; or

     - a partnership, the partners of which consist only of members of the holder's (and the holder's spouse's) family.

     After the death of a holder, the stock appreciation right may be transferred pursuant to the laws of descent and distribution.

  RESTRICTED STOCK AWARDS

     Restricted stock awards will be subject to restrictions, as determined by the compensation committee, the director committee or the administrator. Until those conditions are met, the recipient may not sell, assign, bequeath, transfer, pledge or otherwise dispose of the shares. Recipients of restricted stock awards will otherwise be entitled to the rights of a shareholder with respect to the shares of stock subject to restricted stock awards, including the right to vote and receive dividends and other distributions made with respect to the stock.

     If a recipient of a restricted stock award fails to meet the terms and the conditions of the restricted stock award before any applicable restrictions lapse, the shares subject to the restricted stock award will be forfeited.

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  PERFORMANCE SHARES

     Performance shares will become payable based on the attainment of performance goals. The performance goals with respect to employees who are or may become "covered employees" under Section 162(m) of the Code will meet the requirements of that section and the regulations under that section. These performance goals could relate to stock price, market share, sales, earnings per share, return on equity, costs, cash flow as well as other objective performance criterion, as determined by the compensation committee.

     A grant of performance shares may provide for the forfeiture of the shares in the event of termination of employment or other events, subject to exceptions for death, disability, retirement or other events, all as the compensation committee, the director committee or the administrator may determine. Payment of the performance shares may be made in the form of cash, shares of BLS Group stock or Latin America Group stock, as the case may be, or a combination of cash and shares.

  DIVIDEND EQUIVALENT RIGHTS

     Dividend equivalent rights may be granted either:

     - in tandem with the grant of options, stock appreciation rights or performance shares; or

     - independent of any other awards.

Payment under the dividend equivalent right may be subject to employment or service, the attainment of performance criteria or other conditions as the compensation committee, the director committee or the administrator may determine. Payments may be made in cash, in shares of BLS Group stock or Latin America Group stock, as the case may be, or a combination of cash and shares.

  STOCK PAYMENTS

     Stock payments may be granted by the compensation committee, the director committee or the administrator as a bonus or additional compensation or in lieu of obligations of BellSouth to pay cash compensation, with or without the election of the participant. A stock payment will be granted to each nonemployee director for the number of shares of BLS Group stock and/or Latin America Group stock, as determined by the director committee, equal to 50% of the retainer payable to each nonemployee director. The stock payment will be in lieu of the payment of 50% of the retainer. The participant will be entitled to the rights of a shareholder with respect to the stock payments, including the right to vote and receive dividends and other distributions made with respect to the stock. The compensation committee, the director committee or the administrator may, however, impose restrictions on the participant's ability to transfer the stock payments.

  LIMITATIONS ON GRANTS OF AWARDS

     Subject to adjustment as provided below under "-- Adjustments,":

     - the aggregate number of shares of BLS Group stock and Latin America Group stock that may be granted to participants (other than nonemployee directors) as restricted stock awards and performance shares in any calendar year may not exceed .25% of the shares of BLS Group stock and Latin America Group stock outstanding;

     - the aggregate number of shares of BLS Group stock and Latin America Group stock that may be granted to participants (other than nonemployee directors) as stock payments in any calendar year may not exceed .125% of the number of shares of BLS Group stock and Latin America Group stock outstanding;

     - in no event will more than four million shares of BLS Group stock and Latin America Group stock be granted with respect to incentive stock options; and

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     - in no event will more than 1.2 million shares of BLS Group stock and 1.2 million shares of Latin America Group stock be granted to nonemployee directors with respect to awards other than stock payments and in no event will more than 700,000 shares of BLS Group stock and 700,000 shares of Latin America Group stock be granted to nonemployee directors with respect to stock payments.

     In addition, subject to adjustment as provided below under "-- Adjustments," the number of shares of BLS Group stock and Latin America Group stock that may be granted as awards, other than stock payments, to a participant in any calendar year may not exceed 2.5 million shares of BLS Group stock and 2.5 million shares of Latin America Group stock. Within this limit, the number of shares of BLS Group stock and Latin America Group stock that may be granted as restricted stock awards, performance shares and dividend equivalent rights in any calendar year may not exceed 500,000 shares of BLS Group stock and 500,000 shares of Latin America Group stock. Finally, the number of shares of BLS Group stock and Latin America Group stock that may be granted as stock payments to a participant in any calendar year may not exceed 250,000 of shares of BLS Group stock and 250,000 shares of Latin America Group stock.

  CHANGE IN CONTROL

     The compensation committee, or the director committee with respect to nonemployee directors, may provide for the acceleration of vesting of restricted stock awards, performance shares, dividend equivalent rights and stock payments in the event of a change in control of BellSouth. In addition, all options and stock appreciation rights granted under the prior stock plans, subject in some cases to the participant's consent, and the restated stock plan will become fully and immediately exercisable in the event of a change in control.

     A change in control is defined for purposes of our restated stock plan as:

     - the acquisition by a party or certain related parties of 20% or more of total voting power of BellSouth;

     - a turnover of the majority of our board of directors in any period of two consecutive years;

     - a merger or similar transaction after which BellSouth's shareholders hold securities representing 70% or less of the total voting power of the surviving entity;

     - the sale or disposition of subsidiary or assets which produced for the most recent fiscal year more than 30% of BellSouth's total operating revenues or net income;

     - the dissolution of BellSouth or the sale of all or substantially all of the assets of BellSouth; or

     - the consummation of any other transaction which a majority of our board of directors determines to constitute a change in control.

  TERMINATION AND AMENDMENT

     No award may be made under the restated stock plan after December 31, 2004. Our board of directors may at any time prior to that date terminate the restated stock plan or make any amendment or modification it deems advisable. However, any such amendments will require shareholder approval, to the extent the approval is required by applicable law.

     No enactment, modification, suspension or termination of the restated stock plan will alter or impair any awards previously granted under the restated stock plan without the consent of the holder, unless otherwise required by law.

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  ADJUSTMENTS

     The restated stock plan provides that the compensation committee, the director committee or the administrator may adjust, in order to prevent dilution or enlargement of the rights of participants under the restated stock plan, as it deems appropriate:

     - the number and kind of shares that may be delivered in connection with awards;

     - the number and kind of shares that may be delivered or deliverable with respect to outstanding awards;

     - the number and kind of shares that may be granted as awards; and

     - the exercise price or purchase price relating to an award to reflect changes in the outstanding stock that occur because of stock dividends, stock splits, recapitalizations, reorganizations, share exchanges, liquidations or other similar events.

     In addition, the compensation committee, the director committee or the administrator, if deemed appropriate as a result of such events, may provide for a cash payment with respect to any outstanding awards.

  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     We believe that, based upon the laws as in effect on the date of this proxy statement, the following are the principal United States federal income tax consequences to participants and BellSouth of awards granted under the restated stock plan. State and local laws are not discussed, and special rules may apply if a participant has been a resident or citizen of a foreign country during his or her period of plan participation. THIS SUMMARY IS NOT A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO PARTICIPANTS AND BELLSOUTH AND DOES NOT DESCRIBE TAX CONSEQUENCES BASED ON PARTICULAR CIRCUMSTANCES. FOR THESE REASONS, PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY SPECIFIC QUESTIONS REGARDING THE TAX CONSEQUENCES OF AWARDS GRANTED UNDER THE RESTATED STOCK PLAN.

     INCENTIVE STOCK OPTIONS. If we issue shares to an employee upon the exercise of an incentive stock option granted under the restated stock plan during the employee's employment or within three months after the employee's termination of employment, then:

     - the employee will not recognize income at the time of the grant of the incentive stock option or upon exercise of the incentive stock option;

     - we will not be allowed a federal income tax deduction in connection with the grant or exercise of the incentive stock option; and

     - upon a sale or exchange of the shares after the later of (1) one year from the date of transfer of the shares to the employee and (2) two years from the date of grant of the incentive stock option, any amount received by the employee in excess of the incentive stock option price will be taxed to the employee as a capital gain, and any loss sustained by the employee will be a capital loss. The capital gain, if any, from sales or exchanges of shares is subject to tax at various rates depending upon the length of time the shares were held, the date of disposition and the income tax bracket of the employee.

     If the shares are disposed of before the holding period requirements are satisfied, then:

     - the employee will recognize ordinary income in the year of disposition in an amount (1) equal to the excess, on the date of exercise of the incentive stock option, of the fair market value of the shares received over the option price paid, but (2) limited to the excess of the amount received on the sale over the option price if the shares are disposed of at a loss;

     - we will be entitled to a deduction for the year equal to the ordinary income recognized by the employee; and

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     - the employee will have capital gain or loss equal to the difference between (1) the amount received by the employee upon the sale or exchange of the shares and (2) the option price paid by the employee increased by any ordinary income recognized.

     NON-QUALIFIED STOCK OPTIONS. A participant to whom a non-qualified stock option is granted will not recognize income at the time the option is granted. When the participant exercises the option, he or she will recognize ordinary income equal to the excess, if any, of the fair market value over the option price paid, as of the date of exercise, of the shares received. Subject to the Code and regulations under the Code, we will generally be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant. Any compensation included in an employee's gross income will be subject to federal employment taxes. Upon the sale of shares acquired through the exercise of a non-qualified stock option, the participant will have capital gain or loss equal to the difference between the amount received on the sale and the tax basis of the shares sold.

     STOCK APPRECIATION RIGHTS. A participant to whom a stock appreciation right is granted will not recognize income at the time the stock appreciation right is granted. When the participant exercises the stock appreciation right, he or she will recognize ordinary income equal to the fair market value of the shares received or the amount of cash received. Subject to the Code and regulations under the Code, we will generally be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     RESTRICTED STOCK AWARDS. No taxable income will be recognized by a participant upon the grant of a restricted stock award that is subject to a substantial risk of forfeiture unless the participant makes the election under
Section 83(b) of the Code referred to in the next paragraph. If the participant does not make an election, he or she will recognize ordinary income at the time his or her interest in the shares is either transferable or no longer subject to a substantial risk of forfeiture (the "Section 83 restrictions"). The amount of this ordinary income will be equal to the excess of the fair market value of the shares received at the time over the amount, if any, the participant paid for the shares. The participant's tax basis in the shares received at the lapse of the Section 83 restrictions will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized. Dividends paid on shares while they are subject to the Section 83 restrictions will be taxable as ordinary compensation income and not as dividends.

     A participant receiving shares under a restricted stock award may elect under Section 83(b) of the Code to be taxed at the time the participant receives the shares in an amount equal to the fair market value of the shares received, determined without regard to the Section 83 restrictions, at the time of transfer less the purchase price, if any, paid for the shares. If a Section 83(b) election is made, dividends paid on these shares will not be taxable as compensation income but will be taxable as dividends, and no additional compensation income will be recognized when the Section 83 restrictions lapse or are released. Participants should consult their tax advisor regarding the possible use of a Section 83(b) election, which must be made within 30 days following the transfer of the shares.

     PERFORMANCE SHARES. Generally, no income will be recognized by a participant upon the grant of performance shares and instead the participant will recognize ordinary income at the time the performance shares become payable and are no longer subject to Section 83 restrictions. The ordinary income will be equal to the excess of the fair market value of the shares at the time they become payable or non-forfeitable over the amount, if any, the participant paid for the shares. The participant's tax basis in the shares will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized with respect to the shares. Dividends paid on shares while they are subject to the Section 83 restrictions will be taxable as ordinary compensation income and not as dividends.

     A participant receiving performance shares that are subject to Section 83 restrictions may elect under Section 83(b) of the Code to be taxed at the time the participant receives the shares, as described above.

     DIVIDEND EQUIVALENT RIGHTS. No taxable income will be recognized by a participant upon the grant of a dividend equivalent right and instead the participant will recognize ordinary income at the time the participant receives payments under the dividend equivalent right. The ordinary income will equal the fair market value of the shares received or the amount of cash received.

     STOCK PAYMENTS. The participant will recognize ordinary income at the time the stock payments are paid and are no longer subject to Section 83 restrictions. The ordinary income will equal the fair market value of the shares at the time they become payable or non-forfeitable. The participant's tax basis in the shares will be equal to the amount of ordinary income recognized with respect to the shares. Dividends paid on shares while they are subject to the
Section 83 restrictions will be taxable as ordinary compensation income and not as dividends.

     A participant receiving stock payments that are subject to Section 83 restrictions may elect under Section 83(b) of the Code to be taxed at the time the participant receives the shares, as described above.

     LIMITS ON DEDUCTIONS. Under Section 162(m) of the Code, our deduction for compensation paid to our chief executive officer and our four other most highly paid executive officers during a particular year is limited to $1 million per person, except that compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

     Except where the compensation committee deems it to be in the best interest of BellSouth, the compensation committee will attempt to structure awards under the restated stock plan to qualify as performance-based under Section 162(m) of the Code. This qualification depends upon the shareholders approving the restated stock plan and assumes that the provisions of the restated stock plan relating to stock options and performance shares are followed. With respect to any awards under the restated stock plan that are not performance-based, any deduction we may claim will be subject to the limitations on deductibility in
Section 162(m) of the Code.

                  STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth ownership of shares of BellSouth stock by each director, by each executive officer named in the summary compensation table set forth under "Executive Compensation--Summary of Cash and Certain Other Compensation," and by all directors and executive officers as a group, as of February 1, 2000. These shares represent in the aggregate less than one percent of the outstanding shares.

                                                BENEFICIAL OWNERSHIP AS OF
                                                     FEBRUARY 1, 2000
                                                ---------------------------      SHARES AND
                                                 CURRENT     SHARES SUBJECT      STOCK UNITS
                                                BENEFICIAL         TO            HELD UNDER
NAME                                             HOLDINGS      OPTIONS(A)     DEFERRAL PLANS(B)     TOTAL
----                                            ----------   --------------   -----------------   ---------
F. Duane Ackerman.............................   192,703         970,384           104,416        1,267,503
Reuben V. Anderson............................     2,000          20,038             4,369           26,407
James H. Blanchard............................    14,738          27,694            16,743           59,175
J. Hyatt Brown................................    42,598          36,000            12,226           90,824
Armando M. Codina.............................    44,041           8,000            13,643           65,684
Phyllis Burke Davis...........................     7,007          34,904             7,296           49,207
Francis A. Dramis, Jr. .......................     1,137               0                 0            1,137
Jere A. Drummond..............................    76,416         534,074            31,689          642,179
Ronald M. Dykes...............................     5,742         251,729            28,574          286,045
Kathleen F. Feldstein.........................     2,000               0             2,002            4,002
Earle Mauldin(C)..............................    54,884       1,107,636            55,267        1,217,787
John G. Medlin, Jr. ..........................    10,000          31,116            20,235           61,351
Leo F. Mullin.................................    16,484           4,000             3,551           24,035
Eugene F. Murphy..............................     4,000               0               940            4,940
Robin B. Smith................................     4,000          16,100             2,412           22,512
C. Dixon Spangler, Jr. .......................     4,000          36,000            19,603           59,603
William S. Stavropoulos.......................     6,400           4,000             4,401           14,801
J. Tylee Wilson...............................    20,000          40,516             1,599           62,115
Directors and executive officers as a group
  (32 persons)................................   739,781       4,764,823           495,654        6,000,258

---------------

(A) Represents shares that may be acquired currently or within 60 days after February 1, 2000 through the exercise of stock options. The exercise price of options is the market price of BellSouth stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.
(B) Represents shares of BellSouth stock, phantom stock units and units representing accrued dividends, receipt of which has been deferred pursuant to various deferral plans. The phantom stock units are payable in cash, but track the performance of BellSouth stock. Neither the shares nor the units can be voted or transferred.
(C) Mr. Mauldin retired from BellSouth effective March 1, 2000. On that date, all of his outstanding stock options other than those granted in 2000 vested and became exercisable.

                             DIRECTOR COMPENSATION

FEES AND OTHER COMPENSATION

     During 1999, directors who were not employees of BellSouth received the following:

Annual retainer.................................  $30,000   (50% paid in our existing
                                                            common stock)
Attendance fee for each meeting of our board of
  directors.....................................    1,800
Attendance fee for each committee meeting.......    1,500
Annual retainer for each committee chaired......    5,000
Annual grant of our existing common stock.......      400   shares

Nonemployee directors also are provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. In 1999, the cost of these benefits was approximately $1,518 per director.

NONEMPLOYEE DIRECTOR STOCK PLAN

     Under the BellSouth Nonemployee Director Stock Plan, each nonemployee director receives an annual grant of non-qualified stock options to purchase 4,000 shares of our existing common stock together with tandem stock appreciation rights, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 1999, each of the 12 eligible nonemployee directors was granted options to purchase 4,000 shares of our existing common stock at a per share exercise price of $43.63.

STOCK OWNERSHIP INCENTIVES

     To further link director and shareholder interests, the Director Stock Plan provides for the award of additional stock options to each nonemployee director who owns our existing common stock valued at least five times the amount of the annual retainer for members of our board of directors. The director receives one additional option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 4,000 options. Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The following directors received grants of additional options at a per share grant price of $43.63 in 1999: Anderson (1,345 additional options), Blanchard (4,000 additional options), Brown (4,000 additional options), Codina (3,773 additional options), Davis (2,362 additional options), Medlin (4,000 additional options), Mullin (4,000 additional options), Smith (1,325 additional options), Spangler (4,000 additional options), Stavropoulos (1,818 additional options), and Wilson (2,178 additional options).

     The director realizes value from the stock options only when exercised, and only to the extent that the price of our existing common stock on the exercise date exceeds the price of the stock on the grant date.

RETIREMENT PLAN

     We have historically maintained a retirement plan for nonemployee directors who have served on our board of directors or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement. Effective April 30, 1997, the accrual of retirement benefits under this plan was discontinued.

NONEMPLOYEE DIRECTORS' CHARITABLE CONTRIBUTION PROGRAM

     The Nonemployee Directors' Charitable Contribution Program has been terminated with respect to new members of our board of directors; however, contributions will continue to be made on behalf of directors who were members of our board of directors prior to January 1997. This program was designed to acknowledge the service of our directors and to recognize the mutual interests of directors and us in supporting worthy institutions. The program provided that we would make a contribution to educational or cultural organization(s) designated by the director upon the director's death or retirement. Directors had to have five years of service on our board of directors or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of $1 million, payable after ten years of service. All charitable deductions for tax purposes accrue solely to us and the individual directors derive no direct financial benefit from the program.

             EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Nominating, Compensation and Human Resources Committee of the BellSouth board of directors (the "compensation committee") is responsible for the oversight and administration of BellSouth's executive compensation program. The compensation committee is composed entirely of independent, nonemployee directors.

     BellSouth's executive compensation program is based on a philosophy that the total compensation package must be competitive with similar companies in order to attract and retain executive talent. The program also seeks to emphasize variable compensation. The 1999 executive compensation program was based on the following principles:

     - base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities;

     - annual incentive awards are dependent upon BellSouth's performance against established target levels and its financial performance relative to its peers; and

     - long-term compensation, in the form of stock options, directly links officers' rewards to stock price appreciation.

The 1999 executive compensation program and a specific discussion regarding the compensation of BellSouth's chief executive officer are set out in detail below. The tables included elsewhere in this proxy statement reflect the results of the procedures and principles discussed below.

STOCK OWNERSHIP GUIDELINES

     In keeping with its belief that tying the financial interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the board of directors has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in BellSouth. In order to incent officers to exceed the targets, awards of incentive stock options are made to those who do exceed the targets. In 1999, BellSouth awarded 75,533 incentive stock options to 35 officers who exceeded their stock ownership targets.

BASE SALARY

     BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of the telecommunications industry specifically, and proxy materials of a peer group of other large United States telecommunications companies, including Bell Atlantic Corporation, GTE Corporation, SBC Communications, Inc. and U S West, Inc. The compensation committee reviewed the market competitiveness of each individual salary and the chief executive officer's recommendations regarding individual pay treatment and approved individual salary levels for BellSouth's officers.

ANNUAL INCENTIVE AWARDS

     The BellSouth Corporation Officer Short Term Incentive Award Plan (the "incentive award plan"), which was approved by BellSouth's shareholders in 1996, is designed to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing BellSouth to fully deduct these payments. The incentive award plan establishes an overriding performance goal prohibiting the payment of any short-term award to eligible officers unless BellSouth has positive consolidated earnings, as defined in the incentive award plan. Furthermore, the incentive award plan establishes maximum levels of awards payable to any one individual. The compensation committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer.

     The incentive award plan is intended to place a significant part of each executive's annual compensation at risk. An executive's annual incentive award for a particular year is based on the performance of BellSouth or the business unit of the executive for that year (measured by revenue growth, net income, customer satisfaction, and other factors), and the executive's individual achievement of personal commitments. The compensation committee approves performance objectives at the beginning of each year based on a projection of the results BellSouth will be required to achieve in order to be a top-performing company in its peer group. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. In addition, the officer's award can be adjusted by the compensation committee based upon a comparison of the financial performance of BellSouth or that business unit with the financial performance of the peer group of companies.

     The method used to determine the chief executive officer's annual incentive award is discussed below under "-- 1999 Compensation for the Chief Executive Officer."

LONG TERM INCENTIVE PROGRAM

     BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The compensation committee's intention is to incent BellSouth's officers to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors such as alternative local exchange service providers, cable companies, wireless service providers and long distance carriers.

     Awards in 1999: This philosophy is put into effect by basing BellSouth's long term incentive plans on the performance of BellSouth stock. Under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price on the date of grant. BellSouth does not issue options at less than fair market value at the date of grant, and the officer receives value from the options only if the stock price has appreciated on the date of exercise.

     The number of stock options granted to each officer for 1999 was determined by applying an annual grant level percentage against each individual executive's base salary. This percentage was comparable to the grant practices of high-performing companies, as determined by examining external surveys and data from proxy statements. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The compensation committee does not adjust each annual grant to reflect options outstanding or previously granted to a particular executive officer.

     Payments in 1999: In 1995, BellSouth's executives received grants of dividend equivalent rights under the Shareholder Return Cash Program. Each grant provided for five annual cash payments. The maximum payment was 100% of the value of the annual dividends paid by BellSouth on a share of BellSouth stock multiplied by the number of units granted. The actual amount of the payments is determined by comparing BellSouth's Total Shareholder Return ("TSR") with the median TSR of a peer group of companies. TSR is measured by adding the amount of appreciation in BellSouth's stock price to the amount of dividends paid to shareholders. The compensation committee compared BellSouth's TSR to the TSR of the peer group for the 1995 through 1999 performance periods and awarded the named executive officers the amounts set forth in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

     The Shareholder Return Cash Program was amended in 1996. In 1997, under the amended plan, BellSouth's executives received grants of units that provided for one cash payment at the end of a three-year performance period. Awards can vary from 0-200% of the value of the total dividends paid by BellSouth on a share of BellSouth stock, multiplied by the number of units granted. The actual award is based on the ranking of BellSouth's TSR as compared with the TSR of a peer group of companies. The compensation committee reviewed the numerical results and, after taking into account the impact of a corporate transaction within the peer group, awarded the named executive officers the amounts set forth in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Evaluation Procedure: In 1998, the Executive Nominating and Compensation Committee implemented, with the approval of the full board of directors, a procedure for evaluating the chief executive officer's performance. The compensation committee annually reviews the chief executive officer's accomplishments and develops an evaluation of the chief executive officer. Our full board of directors discusses the results of the evaluation and the compensation committee chair reviews these results with the chief executive officer.

     1999 Base Salary: In determining Mr. Ackerman's 1999 base salary, the compensation committee reviewed the chief executive officer's major accomplishments and developed an evaluation of his performance. It also reviewed reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Based upon this evaluation and its review of relevant market data, the compensation committee increased the chief executive officer's salary to the amount reported in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

     1999 Short Term Incentive Award: In determining the chief executive officer's short term incentive award for 1999 performance, the compensation committee applied the evaluation procedure discussed above. In early 2000, the compensation committee conducted a review of Mr. Ackerman's accomplishments during 1999 and concluded that, under Mr. Ackerman's leadership, BellSouth continued to achieve its overall financial and business goals in accordance with its corporate strategies. Based on these factors, the compensation committee exercised its judgment and awarded the chief executive officer the overall short term incentive award shown in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

     1999 Long Term Incentive Award: The compensation committee also approved payment to the chief executive officer of the amount shown in the summary compensation table for units granted under the Shareholder Return Cash Program for performance periods beginning in 1995 and 1997. The amount of this payment was determined by using the same method as is described for the executive officers in "-- Long Term Incentive Program -- Payments in 1999" above. The compensation committee also approved grants of stock options to Mr. Ackerman as shown in the "Option/SAR Grants in 1999" table set forth under "Executive Compensation -- Stock Options and Stock Appreciation Rights." The number of options granted was determined by using the same procedure as is described for the executive officers in "-- Long Term Incentive Program -- Awards in 1999" above.

INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

     The compensation committee is responsible for addressing issues raised by
Section 162(m) of the Internal Revenue Code ("Section 162(m)"). This section limits BellSouth's tax deduction for compensation paid to certain executive officers that does not qualify as "performance-based" to $1 million per executive officer. To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the compensation committee must certify that the performance goals were achieved before payments can be awarded.

     The compensation committee continues to carefully consider the impact of this rule and has taken several steps that are designed to comply with its provisions and to maximize the corporate tax deduction for performance-based compensation. First, it adopted the BellSouth Corporation Stock Plan, which was approved by BellSouth's shareholders in 1995. This plan establishes performance criteria that are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1 million limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan approved by BellSouth's shareholders in 1996. Awards made under this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1 million limitation. However, the compensation committee believes that in some instances it may be necessary to forsake a tax deduction in order to continue to attract and retain qualified executives.

                                          The Executive Nominating,
                                          Compensation and Human
                                          Resources Committee

                                          James H. Blanchard (Chair)
                                          John G. Medlin, Jr.
                                          C. Dixon Spangler, Jr.
                                          J. Tylee Wilson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee are former or current officers or employees of BellSouth or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                                ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                        -----------------------------------   ------------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              -------------------------   --------
                                                                  OTHER       RESTRICTED    SECURITIES
                                                                  ANNUAL        STOCK       UNDERLYING      LTIP      ALL OTHER
           NAME AND                                  BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   PAYOUTS    COMPENSATION
      PRINCIPAL POSITION         YEAR   SALARY($)    ($)(A)       ($)(B)        ($)(C)         (#)         ($)(D)       ($)(E)
      ------------------         ----   ---------   --------   ------------   ----------   ------------   --------   ------------
F. DUANE ACKERMAN..............  1999   $1,100.0    $2,400.0      $92.4                       589,992     $1,249.0      $244.5
Chairman of the Board,           1998      990.0     2,000.0       11.9        $6,345.3     1,942,918        802.4       136.2
President and Chief Executive    1997      825.0     1,300.0       11.0                       417,216        148.0       108.7
Officer
JERE A. DRUMMOND...............  1999   $  620.0    $1,002.0      $48.5                       260,692     $  543.2      $156.2
Vice Chairman -- External
Affairs                          1998      580.0       900.0       11.3                       302,574        497.4        99.5
                                 1997      500.0       522.5       11.2                       179,616         83.2        84.3
EARLE MAULDIN(F)...............  1999   $  562.7    $  774.5      $48.3                       226,992     $  504.4      $155.4
Vice Chairman                    1998      511.5       799.0       12.0                       256,174        454.5       116.7
                                 1997      465.0       523.5       12.9                       167,416         77.5       109.0
RONALD M. DYKES................  1999   $  483.3    $  925.0      $21.3                       160,692     $  326.2      $100.6
Chief Financial Officer          1998      428.0       553.0       12.8                       177,920        248.5        71.6
                                 1997      360.0       349.0       16.9                       112,592         35.1        65.4
FRANCIS A. DRAMIS, JR.(G)......  1999   $  431.3    $  992.0      $28.2                       135,100     $    0.0      $104.9
Chief Information and            1998       35.4       200.0        0.0                             0          0.0        29.3
Ecommerce Officer

---------------

(A) These amounts were earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The amounts reported for Mr. Dramis include special bonuses of $200.0 for 1999 and $200.0 for 1998 as part of his employment offer.
(B) Represents tax "gross ups" for the five named executive officers.
(C) This item shows the grant date value of shares of restricted stock awarded to Mr. Ackerman pursuant to the terms of an agreement approved by our board of directors on November 23, 1998, as described under "-- Executive Employment Agreements and Other Retirement and Change in Control Arrangements." The value shown in the table is based on the closing price of BellSouth stock on the New York Stock Exchange on the grant date, November 23, 1998. At December 31, 1999, Mr. Ackerman held 152,440 shares of restricted stock valued at $7,136.1, based on the closing price of $46.8125 of BellSouth stock on the New York Stock Exchange on December 31, 1999. Mr. Ackerman receives the dividends paid on these shares at the same rate as the dividend rate received by all shareholders.
(D) The amounts reported for 1999 include the amounts that were earned under the Shareholder Return Cash Program for the fifth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1997. The amounts reported for 1998 include the amounts that were earned under the Shareholder Return Cash Program for the fifth year of the five-year performance period beginning in 1994, the fourth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1996. The amounts reported for 1997 include the amounts that were earned under the fifth year of the five-year performance period beginning in 1993, the fourth year of the five-year performance period beginning in 1994, and the third year of the five-year performance period beginning in 1995.
(E) Included in this category for 1999 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $67.3, $51.3, $65.5, $43.3 and $0.0, respectively; (b) BellSouth matching contributions to certain employee benefit plans, $16.0, $17.8, $9.5, $16.8 and $12.9, respectively; (c)
    benefits substantially equal to BellSouth matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $56.4, $27.6, $27.5, $19.4 and $16.3, respectively; (d) value of life insurance premiums paid by BellSouth, $83.1, $42.2, $40.1, $10.1 and $16.7, respectively; and (e) value of benefits from premiums paid by BellSouth for split-dollar life insurance, $21.7, $17.3, $12.8, $11.0 and $0.0, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each split-dollar life insurance premium dollar attributable to the executive officer. BellSouth will recover the cost of premium payments from the cash value of the split-dollar life insurance policies. The amounts reported for Mr. Dramis include amounts paid in connection with his relocation of $59.0 for 1999 and $29.3 for 1998.

(F) Mr. Mauldin retired from BellSouth effective March 1, 2000 and received the amounts described under "-- Executive Employment Agreements and Other Retirement and Change in Control Arrangements -- Succession Planning Arrangements."
(G) Mr. Dramis was hired on December 1, 1998; therefore, information for prior periods is not reported. Bonus for 1999 includes special bonus of $200.0 as discussed in (A) above.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options to the five named executive officers during 1999. BellSouth utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Value" column. The officer realizes value from the stock options only to the extent that the price of BellSouth stock on the date the officer exercises the options exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below; these amounts should not be used to predict stock performance.

                           OPTION/SAR GRANTS IN 1999

                                  INDIVIDUAL GRANTS
                                      NUMBER OF         % OF TOTAL                                  GRANT DATE
                                     SECURITIES        OPTIONS/SARS     EXERCISE                      VALUE
                                     UNDERLYING         GRANTED TO         OR                       GRANT DATE
                                    OPTIONS/SARS        EMPLOYEES      BASE PRICE   EXPIRATION       PRESENT
NAME                                 GRANTED (#)      IN FISCAL YEAR     ($/SH)        DATE        VALUE ($000)
----                              -----------------   --------------   ----------   ----------     ------------
F. Duane Ackerman...............       587,700(A)          3.82%         $45.53       2/1/09       $   6,530.0(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
Jere A. Drummond................       258,400(A)          1.68%         $45.53       2/1/09       $   2,871.1(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
Earle Mauldin...................       224,700(A)          1.46%         $45.53       2/1/09       $   2,496.7(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
Ronald M. Dykes.................       152,300(A)           .99%         $45.53       2/1/09       $   1,692.2(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
                                         6,100(A)           .04           45.53      12/1/09              76.3(E)
Francis A. Dramis, Jr...........       130,000(A)           .85%         $45.53       2/1/09       $   1,444.4(C)
                                         5,100(A)           .03           45.53      12/1/09              63.8(E)

---------------

(A) Under provisions of the BellSouth Corporation Stock Plan, the board of directors granted stock options to key employees to purchase shares of BellSouth stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1999 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted to officers in 1999. All options vest immediately in the event of a change in control.
(B) Incentive stock options were awarded to certain officers based on their achievement of ownership of specified levels of BellSouth stock as established by the board of directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See
     "-- Executive Nominating, Compensation and Human Resources Committee Report on Executive Compensation."
(C) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 23%, dividend yield 1.67% and a risk-free rate of return of 4.73% based on options being outstanding for a five-year term.
(D) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 23%, dividend yield 1.74% and a risk-free rate of return of 5.20% based on options being outstanding for a five-year term.
(E) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 23%, dividend yield 1.67% and a risk-free rate of return of 6.29% based on options being outstanding for a five-year term.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the five named executive officers concerning the exercise of options/SARs during 1999 and unexercised options/SARs held on December 31, 1999.

                     AGGREGATE OPTION/SAR EXERCISE IN 1999
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBERS OF SECURITIES         VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                   SHARES                       OPTIONS/SARS AT               OPTIONS/SARS AT
                                 ACQUIRED ON    VALUE         FISCAL YEAR-END(#)          FISCAL YEAR-END ($000)
                                  EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                                 (#)        ($000)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
F. Duane Ackerman..............         0       $    0      280,984       3,451,418      $8,504.3       $42,519.6
Jere A. Drummond...............         0            0      189,474       1,047,800       5,751.8        18,168.8
Earle Mauldin..................         0            0      179,136         928,500       5,414.1        16,332.9
Ronald M. Dykes................    11,573        402.1       75,329         583,600       2,151.8         9,585.1
Francis A. Dramis, Jr..........         0            0            0         135,100           0.0           185.8

PENSION AND OTHER RETIREMENT BENEFITS

     The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits in excess of amounts permitted by certain Internal Revenue Code provisions on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the SERP, by an average Social Security Primary Insurance Benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                     ($000)

                                                                         YEARS OF SERVICE
REMUNERATION                                  10       15       20       25       30        35         40         45
------------                                ------   ------   ------   ------   ------   --------   --------   --------
$  400....................................  $ 61.9   $101.9   $141.9   $171.9   $201.9   $  221.9   $  241.9   $  261.9
   600....................................   101.9    161.9    221.9    266.9    311.9      341.9      371.9      401.9
   800....................................   141.9    221.9    301.9    361.9    421.9      461.9      501.9      541.9
 1,000....................................   181.9    281.9    381.9    456.9    531.9      581.9      631.9      681.9
 1,500....................................   281.9    431.9    581.9    694.4    806.9      881.9      956.9    1,031.9
 1,600....................................   301.9    461.9    621.9    741.9    861.9      941.9    1,021.9    1,101.9
 1,700....................................   321.9    491.9    661.9    789.4    916.9    1,001.9    1,086.9    1,171.9
 1,800....................................   341.9    521.9    701.9    836.9    971.9    1.061.9    1,151.9    1,241.9

     Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the summary compensation table set forth under "-- Summary of Cash and Certain Other Compensation." In addition, the number of whole years of credited service attained in 1999 is presented.

                                                               COVERED      YEARS OF SERVICE
NAME                                                         COMPENSATION         (#)
----                                                         ------------   ----------------
F. Duane Ackerman..........................................    $1,783.9            35
Jere A. Drummond...........................................    $  995.9            37
Earle Mauldin..............................................    $  898.9            35
Ronald M. Dykes............................................    $  649.5            28
Francis A. Dramis, Jr......................................    $  431.3             1

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Agreement with Chief Executive Officer: Upon Mr. Ackerman's election to the positions of chairman of the board, president and chief executive officer, BellSouth entered into a new retirement agreement with him, which became effective November 23, 1998. The new agreement is designed to incent Mr. Ackerman to remain with BellSouth beyond the age of 60 and to link compensation under the agreement to BellSouth's performance.

     Pursuant to the retirement agreement, Mr. Ackerman was awarded 152,440 shares of restricted stock and 1,348,918 nonqualified stock options. These shares of restricted stock will vest and these options will become exercisable over a period of five years, beginning with a 20% increment on Mr. Ackerman's 60th birthday, followed by subsequent 20% increments on his 61st, 62nd, 63rd and 64th birthdays, provided he remains employed by BellSouth.

     Upon Mr. Ackerman's retirement on or after his 65th birthday (or on or after his 60th birthday, with the consent of the board of directors), he would be entitled to an enhanced nonqualified pension benefit and certain perquisites (e.g., financial counseling for seven years and office space for life). Upon such retirement, all restricted stock would become fully vested and all options would become fully exercisable.

     The agreement provides for a severance payment to Mr. Ackerman in the event his employment is terminated by BellSouth (other than for cause) prior to his 65th birthday. The amount of such payment would be equal to two times his annual base pay in effect at the termination date plus two times his standard bonus for the year of termination. Mr. Ackerman would receive a bonus for the year of such termination in an amount no less than his standard bonus. In addition, all restricted stock would become fully vested and all options would become fully exercisable.

     Finally, the agreement provides that, in the event Mr. Ackerman dies or becomes disabled while still employed by BellSouth, he or his estate will be paid an amount equal to two times his base pay for the year in which such event occurs, plus two times his standard bonus for such year. If such event occurs after Mr. Ackerman's 60th birthday, all restricted stock would become fully vested and all options would become fully exercisable.

     Succession Planning Arrangements: BellSouth has entered into long range succession planning arrangements with Messrs. Drummond and Mauldin. These agreements require that the officers retire prior to the normal retirement age of 65. In order to compensate them for this early retirement, the agreements provide for the payment of certain severance and other benefits.

     Mr. Drummond's agreement was revised in October 1999 to provide that Mr. Drummond will retire from BellSouth no later than December 31, 2001. Upon such retirement, Mr. Drummond would receive benefits including payment of an amount equal to two times his annual base pay plus the standard bonus for the year of his retirement. In addition, he would receive an enhanced nonqualified pension benefit, an additional grant of stock options equal to the amount most recently granted, and financial counseling through age 67. The agreement also provides that if Mr. Drummond should die prior to retirement, his estate will receive a cash payment equal to the amounts he would otherwise have received upon retirement.

     Mr. Mauldin's agreement was amended in November 1999 and Mr. Mauldin retired from BellSouth, pursuant to the agreement, on March 1, 2000. He received payment of an amount equal to two times his annual base pay, equal to $1,180,000, plus the amount of his standard bonus, $590,000. He also received a grant of 371,900 options and will receive an annual enhanced nonqualified pension benefit payment of $96,765 and financial counseling through age 67.

     Change In Control Agreements: BellSouth has also entered into severance agreements (which are presently effective until January 1, 2003) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of BellSouth. In such event, in their current positions, each of Messrs. Ackerman, Drummond, Dykes and Dramis would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus. In addition, under these agreements, each of these officers would receive:

     - an immediate cash-out of his bonus for the year of termination equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination; and

     - an immediate cash-out of his dividend equivalent rights multiplied by the greater of 100% or actual performance results through the date of termination.

     All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain "gross up" payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

     A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by BellSouth (other than for cause) or by the executive for good reason. For these purposes, "cause" means the executive officer's willfully engaging in conduct materially injurious to BellSouth, and "good reason" includes the assignment to the executive officer of duties inconsistent with his prior status and position, certain reductions in compensation or benefits, and relocation or increased travel obligations.

     A "change in control" is defined for purposes of these agreements as:

     - the acquisition by a party or certain related parties of 20% or more of the total voting power of BellSouth;

     - a turnover of the majority of our board of directors in any period of two consecutive years;

     - a merger or similar transaction after which BellSouth's shareholders hold 70% or less of the total voting power of the surviving entity;

     - the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of BellSouth's total operating revenues or net income;

     - the dissolution of BellSouth or the sale of all or substantially all of the assets of BellSouth; or

     - the consummation of any other transaction which a majority of our board of directors determines to constitute a change in control.

     Should either Mr. Ackerman or Mr. Drummond become entitled to both the benefits described in his agreement discussed above and his change in control severance agreement, he may choose which agreement shall apply but will in no event be entitled to benefits under both.

                        FIVE-YEAR PERFORMANCE COMPARISON

     The following graph compares the cumulative total returns of BellSouth, the Standard & Poor's 500 Index, and a peer group of other large United States telecommunications companies (Bell Atlantic Corporation, GTE Corporation, SBC Communications, Inc., and U S West, Inc.) over a five-year period.

     The below performance chart assumes that $100 was invested on January 1, 1995, with dividends reinvested. Prices are as of the end of the period. Peer returns are weighted by market capitalization.

                      5-YEAR CUMULATIVE SHAREHOLDER RETURN


                   BellSouth             Peer Group           S&P 500
12/31/94            100.00                100.00               100.00
12/31/95            167.29                148.49               137.44
12/31/96            161.59                151.26               168.92
12/31/97            231.60                212.30               225.20
12/31/98            418.14                301.54               289.42
12/31/99            399.24                319.53               350.23

     For the years 1994-1996, NYNEX Corporation and Pacific Telesis Group were part of the peer group. During the second quarter of 1997, Pacific Telesis merged with SBC Communications. During the third quarter of 1997, NYNEX merged with Bell Atlantic. For the years 1994-1998, Ameritech Corporation was part of the peer group. During the fourth quarter of 1999, Ameritech merged with SBC Communications. The peer group returns were adjusted to reflect these mergers.

     For the years 1994-1997, prices and dividends of U S West Communications Group (USW) and U S West Media Group (UMG) were added together to compute total returns. During the second quarter of 1998, UMG separated from USW and the separation was treated as a one-time dividend to USW shareholders. The peer group returns were adjusted to reflect this separation.

                    INFORMATION ABOUT SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSALS FOR THE 2001 PROXY STATEMENT

     If you satisfy SEC requirements and wish to submit a proposal to be included in the proxy statement for our 2001 annual meeting of shareholders, you should submit the proposal in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. We must receive a proposal by November 9, 2000 in order to consider it for inclusion in the 2001 proxy statement.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE 2001 ANNUAL MEETING

     If you wish to present director nominations or any other business at our 2001 annual meeting of shareholders, you are required to notify the Corporate Secretary of your intent no later than February 12, 2001 and the notice must provide information as required in our by-laws. A copy of our by-laws will be provided upon request in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610.

     This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the 2001 proxy statement, nor does it apply to questions a shareholder may wish to ask at the annual meeting.

     We retain discretion to vote proxies we receive with respect to proposals received after February 12, 2001. We retain discretion to vote proxies we receive with respect to proposals received prior to February 12, 2001 provided:

     - we included in our 2001 Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion; and

     - the proponent does not issue its own proxy statement.

                            INDEPENDENT ACCOUNTANTS

     Representatives of PricewaterhouseCoopers LLP will attend the special meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at www.sec.gov.

     Our existing common stock is, and the BLS Group and Latin America Group stock will be, listed on the New York Exchange. You may inspect reports and other information concerning us at the offices of the New York Exchange, 20 Broad Street, New York, New York 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC. This means that we can disclose the information to you by referring in this proxy statement to information we have filed with the SEC. Under the SEC's regulations, any statement contained in the information incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement, or in any information contained in any subsequently filed amendments to Form 10-K for the year ended December 31, 1999.

     We incorporate into this proxy statement by reference our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements set forth in our annual report on Form 10-K for the year ended December 31, 1999 filed by us with the SEC, on March 2, 2000. Our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements are an important part of this proxy statement.

     Any person, including any beneficial owner, to whom this proxy statement is delivered may obtain the information incorporated by reference in, but not delivered with, this proxy statement by requesting it at no cost, by writing or telephoning us at the following address or telephone number:

                             BellSouth Corporation
                          1155 Peachtree Street, N.E.
                          Atlanta, Georgia 30309-3610
                      Attention: Office of the Controller
                             Phone: (800) 969-2372

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
LATIN AMERICA GROUP
Report of Independent Accountants...........................   F-2
Combined Statements of Operations for the years ended
  November 30, 1997, 1998 and 1999..........................   F-3
Combined Balance Sheets as of November 30, 1998 and 1999....   F-4
Combined Statements of Cash Flows for the years ended
  November 30, 1997, 1998 and 1999..........................   F-5
Combined Statements of Group Equity and Comprehensive Income
  for the years ended November 30, 1997, 1998 and 1999......   F-6
Notes to Combined Financial Statements......................   F-7
PRO FORMA FINANCIAL STATEMENTS
BLS GROUP
Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-24
Unaudited Pro Forma Condensed Combined Statement of Income
  for the year ended December 31, 1999......................  F-25
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  December 31, 1999.........................................  F-26
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of BellSouth Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and Group equity and comprehensive income present fairly, in all material respects, the financial position of the Latin America Group of BellSouth Corporation at November 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of BellSouth Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note B, these combined financial statements have been derived from the consolidated financial statements and accounting records of BellSouth Corporation and reflect certain assumptions and allocations. The financial position, result of operations and cash flows of the Latin America Group could differ from those that would have resulted had the Latin America Group operated autonomously or as an entity independent of BellSouth Corporation. As more fully discussed in Note B, the combined financial statements of the Latin America Group should be read in conjunction with the audited consolidated financial statements of BellSouth Corporation.

     As discussed in Note B to the combined financial statements, in 1999 the Latin America Group adopted AICPA Statement of Position 98-1 and changed its method of accounting for internal-use software development costs.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 28, 2000

                              LATIN AMERICA GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                    YEAR ENDED
                                                                   NOVEMBER 30,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----   ------   ------
Operating revenues..........................................  $940   $1,907   $2,405
                                                              ----   ------   ------
Operating expenses:
  Cost of services, products and equipment..................   344      607      867
  Selling, general and administrative.......................   455      766      982
  Depreciation and amortization.............................   140      338      450
                                                              ----   ------   ------
          Total operating expenses..........................   939    1,711    2,299
                                                              ----   ------   ------
Operating income............................................     1      196      106
Interest expense............................................    46       53       88
Other income (expense), net.................................    --       (1)      (5)
                                                              ----   ------   ------
Income (loss) before income taxes...........................   (45)     142       13
Provision (benefit) for income taxes........................     1      103     (116)
                                                              ----   ------   ------
Income (loss) before net earnings (losses) of equity
  affiliates and minority interests.........................   (46)      39      129
Net earnings (losses) of equity affiliates..................    14      (57)    (354)
Minority interests..........................................     4      (50)     (91)
                                                              ----   ------   ------
          Net loss..........................................  $(28)  $  (68)  $ (316)
                                                              ====   ======   ======

    The accompanying notes are an integral part of these combined financial statements.

                              LATIN AMERICA GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                     NOVEMBER 30,
                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................     $  171         $  287
  Temporary cash investments................................         19             66
  Accounts receivable, net of allowance for uncollectibles
     of $97 and $99.........................................        382            503
  Inventory.................................................         45             56
  Other current assets......................................        141            122
                                                                 ------         ------
     Total current assets...................................        758          1,034
                                                                 ------         ------
Investments and advances....................................        806            374
Property, plant and equipment, net..........................      1,454          1,723
Deferred charges and other assets...........................         94             72
Intangible assets, net......................................      1,059          1,471
                                                                 ------         ------
     Total assets...........................................     $4,171         $4,674
                                                                 ======         ======

                              LIABILITIES AND GROUP EQUITY
Current liabilities:
  Debt maturing within one year.............................     $  392         $  303
  Accounts payable..........................................        254            322
  Other current liabilities.................................        258            472
                                                                 ------         ------
     Total current liabilities..............................        904          1,097
                                                                 ------         ------

Long-term debt..............................................        564            592
                                                                 ------         ------
Noncurrent liabilities:
  Deferred income taxes.....................................        298            151
  Other noncurrent liabilities..............................         64            174
                                                                 ------         ------
     Total noncurrent liabilities...........................        362            325
                                                                 ------         ------

Minority interests..........................................        222            315
Group equity................................................      2,119          2,345
                                                                 ------         ------
     Total liabilities and group equity.....................     $4,171         $4,674
                                                                 ======         ======

    The accompanying notes are an integral part of these combined financial statements.

                              LATIN AMERICA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                YEAR ENDED NOVEMBER 30,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $   (28)  $   (68)  $  (316)
Adjustments to net loss:
  Depreciation and amortization.............................      140       338       450
  Provision for uncollectibles..............................       46        68        68
  Net losses (earnings) of equity affiliates................      (14)       57       354
  Foreign currency exchange losses..........................        3         1        10
  Minority interests in income (losses) of subsidiaries.....       (4)       50        91
  Deferred income taxes and investment tax credits..........       (3)      140       (59)
  Provision for asset impairment............................       --        25        --
Net change in:
  Accounts receivable and other current assets..............     (194)     (165)     (175)
  Accounts payable and other current liabilities............      138       120        69
  Deferred charges and other assets.........................        2       (43)       27
  Other liabilities and deferred credits....................      (42)      (28)       44
Other reconciling items, net................................       11       (19)        5
                                                              -------   -------   -------
          Net cash provided by operating activities.........       55       476       568
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (448)     (697)     (647)
Acquisitions, net of cash acquired..........................     (309)     (402)     (199)
Investments in and advances to equity affiliates............     (679)     (248)      (77)
Purchases of wireless licenses..............................       --       (31)     (123)
Other investing activities, net.............................       (4)       (9)      (53)
                                                              -------   -------   -------
          Net cash used for investing activities............   (1,440)   (1,387)   (1,099)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of short-term debt...............................      464       206        29
Repayments of short-term debt...............................     (143)     (487)      (59)
Proceeds from long-term debt................................      233       388        43
Repayments of long-term debt................................      (50)      (56)      (27)
Equity infusions from the BLS Group.........................    1,065       851       665
                                                              -------   -------   -------
          Net cash provided by financing activities.........    1,569       902       651
                                                              -------   -------   -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (10)        3        (4)
Net increase (decrease) in cash and cash equivalents........      174        (6)      116


Cash and cash equivalents at beginning of period.                   3       177       171
                                                              -------   -------   -------
Cash and cash equivalents at end of period..................  $   177   $   171   $   287
                                                              =======   =======   =======

    The accompanying notes are an integral part of these combined financial statements.

                              LATIN AMERICA GROUP

                    COMBINED STATEMENTS OF GROUP EQUITY AND
                              COMPREHENSIVE INCOME
                                 (IN MILLIONS)

                                                                                 ACCUMULATED
                                                                    RETAINED        OTHER
                                                          PAID-IN   EARNINGS    COMPREHENSIVE
                                                          CAPITAL   (DEFICIT)      INCOME       TOTAL
                                                          -------   ---------   -------------   ------
BALANCE AT NOVEMBER 30, 1996............................  $  425      $ (38)        $  (7)      $  380
Net loss................................................                (28)                       (28)
Other comprehensive income, net of tax:
  Foreign currency translation adjustments..............                               (3)          (3)
                                                                                                ------
Total comprehensive income..............................                                           (31)
Equity infusions by the BLS Group.......................   1,065                                 1,065
                                                          ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1997............................  $1,490      $ (66)        $ (10)      $1,414
                                                          ------      -----         -----       ------
Net loss................................................                (68)                       (68)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...............                              (78)         (78)
                                                                                                ------
Total comprehensive income..............................                                          (146)
Equity infusions by the BLS Group.......................     851                                   851
                                                          ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1998............................  $2,341      $(134)        $ (88)      $2,119
                                                          ------      -----         -----       ------
Net loss................................................               (316)                      (316)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...............                             (176)        (176)
                                                                                                ------
Total comprehensive income..............................                                          (492)
Conversion of note payable to equity....................      53                                    53
Equity infusions by the BLS Group.......................     665                                   665
                                                          ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1999............................  $3,059      $(450)        $(264)      $2,345
                                                          ======      =====         =====       ======

    The accompanying notes are an integral part of these combined financial statements.

                              LATIN AMERICA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

A.  ORGANIZATION

     BellSouth Corporation ("BellSouth" or the "Company") is an international communications company providing wireline telecommunications, wireless communications, cable and digital TV, advertising and publishing and Internet and data services to nearly 45 million customers in 19 countries worldwide. The Company is headquartered in Atlanta, Georgia.

     The Board of Directors (the "Board") has approved a proposal (the "Tracking Stock Proposal") that would result in the creation of two series of common stock intended to reflect separately the performances of the Company's Latin American businesses and its domestic and other international businesses. The Company's Latin American businesses are referred to as the "Latin America Group," the other businesses as the "BLS Group" and both groups collectively as the "Groups." The Company plans an initial public offering of shares of Latin America Group stock, all of the proceeds of which will be allocated to the Latin America Group. Immediately prior to the completion of that public offering, the BLS Group will hold an "inter-group interest" in the Latin America Group which represents 100% of the equity value of the Latin America Group.

     The Latin America Group provides mobile wireless telephone services, and is increasingly offering additional communications services, such as Internet access, wireless data services, long distance, data network services and wireless payphones. It also provides directory publishing services in Brazil and Peru and wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION AND PRESENTATION

     The combined financial statements of the Groups comprise all the accounts included in the consolidated financial statements of the Company. The financial statements of the Latin America Group reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's consolidated financial results. The separate Group combined financial statements give effect to the intergroup allocation policies described in Note C. The financial position, results of operations and cash flows of the Groups could differ from those that would have resulted had the Groups operated autonomously or as an entity independent of BellSouth. The combined financial statements for each Group were prepared on a basis that management believes is reasonable and appropriate and include:

     - The combined historical balance sheets, results of operations and cash flows for each of the Groups, with all significant intragroup transactions and balances eliminated.

     - In the case of the BLS Group's financial statements, corporate assets and liabilities of the Company and related transactions identified with the BLS Group, including allocated portions of the Company's debt and selling, general and administrative costs.

     - In the case of the Latin America Group's financial statements, allocated portions of the Company's selling, general and administrative costs.

     Intergroup sales between the Groups have not been eliminated in the Groups' financial statements.

     The Latin America Group combined financial statements provide shareholders with financial information about the Latin America Group operations. Investors in BLS Group stock and Latin America Group stock are BellSouth shareholders and are subject to benefits and risks related to all of BellSouth's businesses, assets and liabilities. The Company retains ownership and control of the assets and operations of each Group, other than minority interests. Financial effects arising from one Group that affect BellSouth's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial position of the other Group or the market price of the other Group's stock. In addition, net losses of either Group and dividends paid on shares of Latin America Group stock or BLS Group stock will reduce the Company's funds legally available for dividends on both Groups' stock. As a result, the Company's consolidated financial statements should be read along with the Latin America Group combined financial statements.

     The Board of Directors has adopted policies to govern allocation of shared corporate services costs, intergroup transactions, corporate opportunities and the preparation of the financial statements of the Latin America Group and pro forma financial statements of the BLS Group. These policies may be modified or rescinded, exceptions may be made with respect to the application of these policies, or additional policies may be adopted at any time without approval of the shareholders.

USE OF ESTIMATES

     These financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments in the combined balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $14 in 1999, $8 in 1998 and $2 in 1997.

INVENTORIES

     Inventories, which consist principally of handsets and accessories, are stated at the lower of cost (primarily average cost method) or replacement value. Any losses on the sales of handsets are recognized at the time of sale.

PROPERTY, PLANT AND EQUIPMENT

     The investment in property, plant and equipment is stated at original cost. The cost of property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Gains or losses on disposal of depreciable property, plant and equipment are recognized in the year of disposition as an element of other income (expense), net.

CAPITALIZED INTEREST

     The Latin America Group capitalizes interest costs related to the construction of significant additions to property, plant, and equipment and with the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives. Capitalized interest was $5 for 1999, $37 for 1998 and none for 1997.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Latin America Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Latin America Group intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

WIRELESS LICENSES

     The Latin America Group's operating companies hold cellular and PCS licenses issued by various government authorities. Licenses acquired are generally stated at estimated fair value as of the date of acquisition and amortized using the straight-line method over periods of benefit not to exceed 40 years. The licenses generally have provisions for renewal upon expiration.

INTANGIBLE ASSETS

     Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired in business combinations accounted for under the purchase method and include goodwill and customer lists. These assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such periods do not exceed 40 years. The carrying value of these assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business unit.

INTERNAL USE SOFTWARE

     Effective December 1, 1998, the Latin America Group adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires the capitalization of costs associated with software development for internal use. Adoption of the new standard resulted in an increase in earnings as a result of the capitalization of certain costs that had previously been expensed. The impacts were $18 on income before taxes and $15 on net loss.

FOREIGN CURRENCY

     Assets and liabilities of entities with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments to Group Equity as a component of other accumulated comprehensive income.

     Other operations consider the U.S. Dollar the functional currency (generally those in countries with hyperinflationary economies). The monetary assets and liabilities of these operations are re-measured into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. Resulting re-measurement gains or losses are recognized in the results of operations.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Latin America Group generally enters into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.

REVENUE RECOGNITION

     Wireless service revenues arise mainly from the provision of access to the cellular network (network access fees), usage of the cellular network (incoming and outgoing airtime and long distance revenues), activation services, net roaming and value-added services. Access revenue is recognized as earned. Airtime (including net roaming) and long distance revenues are recognized when the services are rendered. Equipment sales and other services revenues are recognized when the products are delivered and accepted by customers and when services are provided. Revenue associated with the sale of prepaid calling cards is deferred and recognized as the airtime is utilized or when the balances expire. Advertising and publishing revenues and related directory costs are recognized upon publication of directories. Allowances for uncollectible-billed services are adjusted monthly. The provision for such uncollectible accounts was $68 for 1999, $68 for 1998 and $46 for 1997.

MAINTENANCE AND REPAIRS

     The cost of maintenance and repairs of plant and equipment, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expense.

ADVERTISING

     The Latin America Group expenses advertising costs as they are incurred. The group's total advertising expense was $87 in 1999, $68 in 1998 and $54 in 1997.

INCOME TAXES

     The Latin America Group records deferred income taxes based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Net deferred tax assets are evaluated to determine if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Valuation allowances have been recorded to reduce the deferred tax asset to the amount that is more likely than not to be realized.

EARNINGS PER SHARE

     Historical per share information is omitted from the combined statements of operations because the Latin America Group common stock was not part of the capital structure of BellSouth for the periods presented. Following implementation of the Tracking Stock Proposal, earnings per share for the Latin America Group will be computed in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share will be computed by dividing the product of (i) net income for the period times (ii) the "outstanding interest fraction", by the weighted-average number of shares of Latin America Group stock outstanding. The outstanding interest fraction is equal to the number of outstanding shares of Latin America Group stock divided by the sum of the number of outstanding shares of Latin America Group stock and the number of shares of Latin America Group stock issuable with respect to the BLS Group's inter-group interest in the Latin America Group. Diluted earnings per share will be computed by dividing the product of (i) net income for the period times (ii) the outstanding interest fraction by the weighted-average number of shares of Latin America Group stock outstanding, including the dilutive effect of Latin America Group stock equivalents.

C.  INTERGROUP ALLOCATION POLICIES

     The combined financial statements of the Latin America Group reflect the application of the allocation policies adopted by the Board of Directors to various corporate activities, as described below.

GROUP FINANCING

     Loans from the BLS Group to the Latin America Group are made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America Group would be able to obtain from third parties. Loans from the Latin America Group to the BLS Group are made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS Group would be able to obtain from third parties. Under this policy, loans are made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties.

SHARED CORPORATE SERVICES

     BellSouth directly charges specifically identified costs for shared corporate services to the Latin America Group and the BLS Group based upon their use of those services. Where determinations based on use alone are not practical, BellSouth uses other methods and criteria that BellSouth's management believes are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.

INCOME TAXES

     Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments thereto, have been calculated on either a separate, consolidated, combined or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined or unitary basis have been allocated between the Groups based on their respective contributions (positive or negative) to the consolidated, combined, or unitary tax liability. Cumulative net tax benefits that were not used by the Group generating those benefits but that were used on a consolidated, combined, or unitary basis were credited on a current basis to the Group that generated the benefit.

D.  PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES

     The Latin America Group completed various transactions to further its strategy of expanding its wireless footprint in Central and South America. A summary of significant transactions during 1999, 1998 and 1997 follows:

  1999

     The Latin America Group raised its ownership interest in Peruvian communications company Tele2000 through a series of transactions totaling $238. This increased its ownership from 59.0% to 96.8%. Because Tele2000's liabilities exceeded its assets, the excess of purchase price over net assets acquired was $238.

     The Latin America Group invested $20 for a 60.0% non-controlling stake in a Guatemalan operation that in 1999 won a nationwide license to provide wireless communications service within Guatemala.

     The Latin America Group acquired an additional 1.7% of the operations in Panama from a minority partner for $4.

     The Latin America Group acquired stakes in two directory publishers in Brazil. It paid $23 for a 40.0% interest in OESP Midia Direta and $115 for 100.0% of Listel-Listas Telefonicas. The excess of the purchase price over the fair value of the assets acquired in these transactions was $122.

  1998

     During 1998, the Latin America Group acquired additional ownership stakes in three of its existing operations. These included the acquisition of an additional 20.9% interest in Venezuela for $337; an additional 28.2% interest in Ecuador for $65; an additional 3.5% interest in Brazil (Sao Paulo) and a 4.3% interest in Brazil (Northeast) for a total of $73. The interests were acquired from the Latin America Group's existing partners in each case. The excess of the purchase price over the fair value of the assets acquired in these transactions was $366.

  1997

     In September 1997, the Latin America Group acquired an additional 7% interest and gained a controlling seat on the Board of Directors of its wireless operation in Venezuela. The Latin America Group paid $60 in cash and established a payable of approximately $29 to be paid at a later date. The acquisition was accounted for as a purchase and, accordingly, the operating results of Venezuela were included in the Latin America Group's combined financial statements since the date of acquisition. The excess of the purchase price over the net assets acquired was approximately $45. The results of this operation were reflected in equity in earnings at the Latin America Group's ownership interest prior to the step acquisition.

     The following unaudited pro forma information presents the results of operations of Venezuela as if the acquisition had occurred at December 1, 1996:

                                                               1997
                                                              ------
Operating revenues..........................................  $1,270
Net loss....................................................  $  (33)

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the above date.

  Other transactions in 1997

     In early 1997, the Latin America Group acquired interests in three new entities. These included a 59.0% interest in Tele2000, a Peruvian communications company, for $136 in cash; a 61.2% ownership interest in Otecel, one of two nationwide cellular companies in Ecuador, for $155 in cash; and a 49.0% interest in Nicacel, a Nicaraguan wireless carrier, and an option to acquire an additional 40% interest, for $36 in cash. Because the acquisitions took place near the beginning of the year, the operations of these entities prior to combination did not have a material effect on the combined results of operations for 1997.

     The Latin America Group also increased its ownership by 7.7% in Movicom/BellSouth, an Argentine wireless company, for $30.

     The Latin America Group invested approximately $600 for noncontrolling stakes in two Brazilian ventures that won licenses to provide cellular services in Sao Paulo and the northeastern Brazilian states of Alagoas, Ceara, Paraiba, Pernambuco, Piaui and Rio Grande do Norte.

     In all transactions, the excess of the respective purchase price over the net assets acquired was allocated to customer lists, wireless licenses or goodwill. The excess consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit which do not exceed 40 years.

E.  INVESTMENTS AND ADVANCES

     The Latin America Group holds investments in seven international partnerships and ventures that are accounted for under the equity method. Investments and Advances as of November 30 consist of the following:

                                                              1998   1999
                                                              ----   ----
Investments in equity affiliates............................  $805   $348
Advances to equity affiliates...............................     1     26
                                                              ----   ----
          Total investments and advances....................  $806   $374
                                                              ====   ====

     Ownership in equity affiliates at November 30 is as follows:

                                                              1998    1999
                                                              ----    ----
Abiatar (Uruguay)...........................................  46.0%   46.0%
BellSouth Guatemala(1)......................................    --    60.0%
BellSouth Nicaragua(2)......................................  49.0%   49.0%
BellSouth Panama............................................  42.0%   43.7%
BCP - Sao Paulo (Brazil)....................................  44.5%   44.5%
BSE - Northeast (Brazil)....................................  46.8%   46.8%
OESP Midia Direta (Brazil)..................................    --    40.0%

---------------

(1) This investment is accounted for under the equity method due to the existence of significant minority rights that limit the Latin America Group's ability to exercise unilateral control over the operation.
(2) The Latin America Group expects to exercise an existing fully paid option to purchase an additional 40%.

     The following table is a rollforward of the Latin America Group's investments in equity affiliates:

                                                              1998   1999
                                                              ----   ----
Beginning of year...........................................  $684   $805
Additional investments......................................   248     54
Equity in net losses........................................   (57)  (354)
Currency translation adjustments............................   (70)  (157)
                                                              ----   ----
End of year.................................................  $805   $348
                                                              ====   ====

     The currency translation adjustment primarily reflects the effect of exchange rate fluctuations on the Latin America Group's investments in Brazil.

     At November 30, 1999 and 1998, the carrying value of investments accounted for under the equity method exceeded the Latin America Group's share of the underlying net assets by approximately $107 and $46. Amortization of excess carrying value of $7 in 1999, $3 in 1998 and $2 in 1997 is reflected as a component of Net earnings (losses) of equity affiliates in the accompanying combined statements of operations.

     The Latin America Group's investments in Brazil have cumulative net operating losses (NOLs) of approximately $1,271. No valuation allowance has been established against the deferred tax asset due to the unlimited carryforward period for NOLs in Brazil.

     Advances to affiliates represent short-term loans to equity investees. These advances bear interest at market rates.

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

     A summary of combined financial information as reported by the Latin America Group's equity investees is set forth below:

CONDENSED BALANCE SHEET INFORMATION                            1998     1999
-----------------------------------                           ------   ------
Current assets..............................................  $  475   $  361
Noncurrent assets...........................................   3,720    2,864
Current liabilities.........................................     399      624
Noncurrent liabilities......................................   2,114    2,040
Net equity..................................................   1,682      561

CONDENSED INCOME STATEMENT INFORMATION                        1997   1998     1999
--------------------------------------                        ----   -----   ------
Revenues....................................................  $ 69   $ 619   $1,020
Operating (loss) income.....................................   (22)     10       10
Net loss....................................................   (14)   (143)    (789)

DEVALUATION OF BRAZILIAN CURRENCY

     In mid January 1999, the Brazilian government changed its monetary exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Brazilian Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Brazilian Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in the Latin America Group's Brazilian wireless properties recording net currency losses related to their net U.S. Dollar-denominated liabilities. The Latin America Group's share of the foreign currency losses was $308 for 1999.

F.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows at November 30:

                                                             ESTIMATED
                                                            DEPRECIABLE
                                                               LIVES       1998     1999
                                                            -----------   ------   -------
                                                            (IN YEARS)
Wireless plant and equipment..............................      3-10      $1,253   $ 1,608
Operating and other equipment.............................      3-10         527       696
Buildings and building improvements.......................     10-30         163       207
Furniture and fixtures....................................      3-10          79        81
Land......................................................        --          19        21
Construction in progress..................................        --         196       209
Less: accumulated depreciation............................                  (783)   (1,099)
                                                                          ------   -------
  Property, plant and equipment, net......................                $1,454   $ 1,723
                                                                          ======   =======

G.  INTANGIBLE ASSETS

     Intangible assets are summarized as follows at November 30:

                                                               1998     1999
                                                              ------   ------
Licenses and concessions....................................  $  528   $  870
Goodwill....................................................     483      624
Customer lists..............................................     233      249
Capitalized software........................................      18       41
Less: accumulated amortization..............................    (203)    (313)
                                                              ------   ------
  Intangible assets, net....................................  $1,059   $1,471
                                                              ======   ======

     Amortization expense relating to intangible assets was $115 for 1999, $81 for 1998 and $37 for 1997. The increase in licenses and concessions in 1999 was attributable primarily to purchases in Argentina and Peru to expand the wireless footprint in those countries. Goodwill increased as a result of the investments in the directory publishers in Brazil and the acquisition of additional interest in the business in Peru.

H.  OTHER CURRENT LIABILITIES

     Other current liabilities are summarized as follows at November 30:

                                                              1998   1999
                                                              ----   ----
Accrued taxes...............................................  $125   $162
Accrual for network equipment received......................    55    137
License payable.............................................    --     78
Salaries and wages payable..................................    30     44
Advance billings and deposits...............................    17     25
Other.......................................................    31     26
                                                              ----   ----
  Other current liabilities.................................  $258   $472
                                                              ====   ====

I.  DEBT

DEBT MATURING WITHIN ONE YEAR

     Debt maturing within one year is summarized as follows at November 30:

                                                               1998     1999
                                                              ------    ----
Short-term credit facilities, denominated in U.S. Dollars;
  Interest rates ranging from 5.79% to 26.5%
  Argentina.................................................  $    1    $ 28
  Ecuador...................................................      51      53
  Peru......................................................     184     167
Short-term credit facilities, denominated in local
  currencies; Local interest rates ranging from 6.50% to
  38.0%
  Chile.....................................................      29       9
  Venezuela.................................................      13      --
Current maturities of long-term debt........................     114      46
                                                              ------    ----
          Total debt maturing within one year...............  $  392    $303
                                                              ======    ====
Weighted-average interest rate at end of period:
Short-term credit facilities................................   11.93%   7.41%

     Committed credit lines aggregated to $930 with various banks. Borrowings under the committed credit lines totaled $587 at November 30, 1999 and $556 at November 30, 1998. The Latin America Group also maintains uncommitted lines of credit aggregating to $530. At November 30, 1999, borrowings under the uncommitted lines of credit totaled $149 and $45 at November 30, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

LONG-TERM DEBT

     Long-term debt is summarized below. Interest rates and maturities in the table below are for the amounts outstanding at November 30, 1999:

                                             CONTRACTUAL
                                            INTEREST RATES    MATURITIES    1998   1999
                                            --------------    -----------   ----   ----
Argentina.................................            9.25%   2000 - 2008   $267   $270
Chile.....................................   5.73% -  6.65%   2000 - 2005    100    100
Ecuador...................................   7.61% - 11.36%   2000 - 2003     92     36
Peru......................................   5.79% - 11.54%   2000 - 2001     19     12
Venezuela.................................   7.19% - 23.00%      2001        200    220
                                                                            ----   ----
                                                                             678    638
Current maturities........................                                  (114)   (46)
                                                                            ----   ----
          Total long-term debt............                                  $564   $592
                                                                            ====   ====

     Maturities of long-term debt outstanding (principal amounts) at November 30, 1999 are summarized below:

MATURITIES
----------
2000........................................................  $ 46
2001........................................................   222
2002........................................................     2
2003........................................................     1
2004........................................................    --
Thereafter..................................................   367
                                                              ----
          Total.............................................  $638
                                                              ====

     These instruments contain certain covenants requiring certain financial ratios, limiting the incurrence of additional indebtedness and capital expenditures, and restricting the ability to pay dividends.

J.  OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities are summarized as follows at November 30:

                                                              1998   1999
                                                              ----   ----
License payable.............................................  $--    $ 79
Deferred credits............................................   36      33
Payable to related party....................................   --      25
Compensation related........................................   10      12
Other.......................................................   18      25
                                                              ---    ----
  Other noncurrent liabilities..............................  $64    $174
                                                              ===    ====

K.  STOCK COMPENSATION PLANS

     The Board of Directors has approved the proposed amendment of the BellSouth Corporation Stock Plan (the "Stock Plan") subject to shareholder approval. The Stock Plan authorizes grants of stock options, stock appreciation rights, restricted stock awards, performance shares, stock payments and dividend equivalent rights with respect to BLS Group stock and Latin America Group stock. Executives and key employees will be granted awards for both BLS Group stock and Latin America Group stock. With respect to management of the BLS Group, a preponderance of awards will be made for BLS Group stock, and, with respect to management of the Latin America Group, a preponderance of awards will be made for Latin America Group stock. In addition, nonemployee directors will be granted awards for both BLS Group stock and Latin America Group stock. The Board of Directors believes that permitting incentive awards to be made to participants with respect to the series of common stock weighted toward the separate performance of the Group's business in which the participants work and, in certain cases the other Group, is in the best interests of BellSouth.

     BellSouth's existing stock compensation plans which offer benefits in the form of, or based on the performance of, the existing common stock will be affected by the Tracking Stock Proposal.

1999 STOCK COMPENSATION PLANS

     At December 31, 1999, BellSouth has stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock
Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted under the Stock Plan in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the

BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

     The following table summarizes the activity for stock options outstanding:

                                                        1997         1998         1999
                                                     ----------   ----------   ----------
Options outstanding at January 1...................  37,142,784   45,122,812   59,202,910
Options granted....................................  12,507,766   17,963,592   15,385,731
Options exercised..................................  (4,001,490)  (2,784,312)  (1,839,933)
Options forfeited..................................    (526,248)  (1,099,182)  (1,049,627)
                                                     ----------   ----------   ----------
Options outstanding at December 31.................  45,122,812   59,202,910   71,699,081
                                                     ==========   ==========   ==========
Weighted -- average option prices per common share:
Outstanding at January 1...........................      $17.06       $18.67       $22.77
Granted at fair market value.......................      $22.23       $31.95       $45.51
Exercised..........................................      $14.69       $15.35       $15.74
Forfeited..........................................      $20.02       $23.47       $30.22
Outstanding at December 31.........................      $18.67       $22.77       $27.73
Weighted -- average fair value of options granted
  at fair market value during the year.............      $ 4.38       $ 7.22       $11.19
Options exercisable at December 31.................  12,065,032   14,733,210   19,114,773
Shares available for grant at December 31..........  19,835,596   19,504,179   18,825,466

     The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1997    1998     1999
                                                              ----    -----    ----
Expected life (years).......................................     5        5       5
Dividend yield..............................................  3.24%    2.40%   1.67%
Expected volatility.........................................  19.0     21.0    23.0
Risk-free interest rate.....................................  6.22     5.42    4.82

     The following table summarizes information about stock options outstanding at December 31, 1999:

                     OUTSTANDING                             EXERCISABLE
-----------------------------------------------------   ---------------------
                                             AVERAGE                 AVERAGE
                                   AVERAGE   EXERCISE                EXERCISE
EXERCISE PRICE RANGE   OPTIONS     LIFE(A)    PRICE      OPTIONS      PRICE
--------------------  ----------   -------   --------   ----------   --------
                      (MILLIONS)                        (MILLIONS)
$12.10 - 15.08           12.5       3.88      $14.28        8.7       $14.08
 15.13 - 21.28           14.4       5.63       20.33        5.5        20.01
 21.38 - 29.22           12.6       7.10       22.28        2.7        21.96
 30.91 - 37.92           15.5       8.11       31.06        1.6        31.02
 39.41 - 49.41           16.7       9.27       45.12        0.6        45.26
                         ----       ----      ------       ----       ------
$12.10 - 49.41           71.7       6.97      $27.73       19.1       $19.33
                         ====       ====      ======       ====       ======

---------------

(a) Average contractual life remaining in years.

OTHER

     BellSouth applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations in accounting for its stock-based compensation plans and discloses the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the stock option plans and employee stock purchase plans, as all options have been issued at fair market value. Since Latin America Group stock was not part of the capital structure of BellSouth for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of Latin America Group stock options on the accompanying historical combined financial statements is not presented.

L.  EMPLOYEE BENEFIT PLANS

PENSION PLANS

     BellSouth maintains a noncontributory defined benefit pension plan that covers selective domestic employees of the Latin America Group. The plan is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. Pension plan assets are administered by BellSouth and are principally invested in equity and fixed income securities. Funding of the plan is determined in accordance with statutory funding requirements. Pension expense allocated to the Latin America Group was $.8 in 1999, $.8 in 1998 and $.2 in 1997.

     BellSouth also maintains a nonqualified supplemental retirement plan that covers certain executives of the Latin America Group. Expense related to this plan allocated to the Latin America Group was $.7 in 1999, $.8 in 1998 and $.4 in 1997.

RETIREE HEALTH AND LIFE PLANS

     BellSouth provides certain health care and life insurance benefits to selective domestic employees of the Latin America Group who retire and satisfy certain service and age requirements. The postretirement benefit expense allocated to the Latin America Group was not material for 1999, 1998 or 1997.

DEFINED CONTRIBUTION PLANS

     BellSouth provides a 401(k) savings plan for most domestic employees of the Latin America Group. A portion of employees' eligible contributions to the Savings Plans is matched by BellSouth at rates determined annually by the Board of Directors. BellSouth contributions allocated to the Latin America Group were not material for 1999, 1998 or 1997.

M.  INCOME TAXES

     The combined balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the Latin America Group financial statements and as measured by tax laws using enacted tax rates.

     The provision (benefit) for income taxes is summarized as follows:

                                                              1997   1998   1999
                                                              ----   ----   -----
Federal
  Current...................................................  $(10)  $ (5)  $ (32)
Foreign
  Current...................................................    22     34      47
  Deferred, net.............................................    (3)    45      36
  Investment credits........................................    (8)    29    (167)
                                                              ----   ----   -----
          Total provision (benefit) for income taxes........  $  1   $103   $(116)
                                                              ====   ====   =====

     Temporary differences that gave rise to deferred tax assets and (liabilities) at November 30 were as follows:

                                                              1998    1999
                                                              -----   -----
Allowance for uncollectibles................................  $  15   $  15
Venezuelan telecommunications tax...........................     20      26
Other.......................................................     --      14
Net operating loss carryforwards............................     49      61
                                                              -----   -----
Deferred tax assets.........................................     84     116
Valuation allowance.........................................    (49)    (55)
                                                              -----   -----
Net deferred tax assets.....................................     35      61
                                                              -----   -----

Licenses....................................................   (139)   (147)
Customer lists..............................................    (54)    (36)
Capitalized interest........................................    (13)    (12)
Venezuelan ITC reserve......................................    (95)     --
Property related............................................    (19)    (17)
Other.......................................................    (13)     --
                                                              -----   -----
Deferred tax liabilities....................................   (333)   (212)
                                                              -----   -----
Net deferred tax asset (liability)..........................  $(298)  $(151)
                                                              =====   =====

     Although there can be no assurances, management believes that it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from net deferred tax assets of $61 at November 30, 1999.

     At November 30, 1999, the Latin America Group had cumulative net operating loss carryforwards and related deferred tax assets and valuation allowances as follows:

                                           RELATED       RELATED
                              NOL IN     DEFERRED TAX   VALUATION
         COUNTRY              U.S.$         ASSET       ALLOWANCE      CARRYFORWARD PERIOD
         -------            ----------   ------------   ---------   --------------------------
Chile.....................     $74           $11           $ 5      Unlimited
Ecuador...................      92            23            23      5 years; carryforwards
                                                                    expire
                                                                    between 2000 and 2005
Peru......................      89            27            27      4 years; carryforward
                                                                    period
                                                                    begins in first subsequent
                                                                    profitable year

     A reconciliation of the federal statutory income tax provision to the effective tax provision follows:

                                                              1997   1998   1999
                                                              ----   ----   -----
Tax at U.S. statutory rate..................................  $(16)  $ 50   $   5
Foreign tax rate differential...............................    (3)    12      20
Foreign investment tax credits..............................    (8)    29    (167)
Valuation allowances established............................    24     22      16
Other items, net............................................     4    (10)     10
                                                              ----   ----   -----
Reported provision (benefit)................................  $  1   $103   $(116)
                                                              ====   ====   =====

     At November 30, 1999, the deferred tax liability related to approximately $600 cumulative unrepatriated earnings on combined foreign subsidiaries and equity investments in unconsolidated businesses was excluded from recognition under Statement of Financial Accounting Standards No. 109 (SFAS 109) because such earnings are intended to be reinvested indefinitely. The determination of the deferred tax liability is not practicable at this time.

FOREIGN TAX CREDITS

     During 1998, the Latin America Group's operation in Venezuela (Telcel) was notified by the local taxing authority that its claims for investment tax credits taken in 1995, 1996 and 1997 had been disallowed. The tax assessments were appealed before the Sixth Upper Court in Tax Matters and in August 1999 the Court ruled in favor of Telcel; the taxing authority appealed the decision. As a result of the favorable outcome, and since there are sufficient grounds to believe that the government authorities will disregard the appeal, the credits were recognized in income in 1999.

N.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                           1997   1998   1999
                                                           ----   ----   ----
Cash paid for:
Income taxes.............................................  $35    $40    $42
                                                           ===    ===    ===
Interest.................................................  $46    $53    $89
                                                           ===    ===    ===

     In 1997, the Latin America Group began combining the Venezuelan operations that had previously been accounted for under the equity method. The combination resulted in an increase in assets of $382 (net of decreases of $262 in investments and advances) and corresponding increases in liabilities.

O.  SEGMENT INFORMATION

     Under the provisions of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," the Latin America Group operates in two segments: communications and advertising and directory publishing. All material operating units qualify for aggregation under SFAS 131 due to their similar economic characteristics, nature of products and services, procurement and distribution processes and identical customer base.

                                                               1997     1998     1999
                                                              ------   ------   ------
COMMUNICATIONS:
Operating revenues..........................................  $  940   $1,907   $2,336
Depreciation and amortization...............................     140      338      446
Operating income............................................       1      202      113
Interest expense............................................      46       53       87
Net earnings (losses) of equity affiliates..................      14      (57)    (349)
Provision (benefit) for income taxes........................       1      105     (116)
Segment net loss............................................  $  (28)  $  (64)  $ (301)

Segment assets..............................................  $3,098   $4,136   $4,483
Equity method investments...................................  $  684   $  805   $  323
Capital expenditures........................................  $  448   $  697   $  646

                                                               1997     1998     1999
                                                              ------   ------   ------
ADVERTISING AND DIRECTORY PUBLISHING:
Operating revenues..........................................  $   --   $   --   $   69
Depreciation and amortization...............................      --       --        4
Operating loss..............................................      --       (6)      (7)
Interest expense............................................      --       --        1
Net losses of equity affiliates.............................      --       --       (5)
Benefit for income taxes....................................      --       (2)      --
Segment net loss............................................  $   --   $   (4)  $  (15)
Segment assets..............................................  $   --   $   35   $  191
Equity method investments...................................  $   --   $   --   $   25
Capital expenditures........................................  $   --   $   --   $    1

GEOGRAPHIC INFORMATION

     For geographic reporting, revenues are attributed to the geographic location in which the customer is located. Long-lived assets consist primarily of wireless licenses and property, plant and equipment and are attributed to the geographic location in which they are located. Many of the Latin America Group's investments are accounted for under the equity method of accounting and, therefore, operating revenues and expenses of these investments as well as their long-lived assets are not reflected in the combined financial statements.

                                                                AT OR FOR THE YEAR
                                                                ENDED NOVEMBER 30,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----   ------   ------
Revenues:
  Argentina.................................................  $555   $  721   $  799
  Venezuela.................................................   122      806    1,109
  Other foreign.............................................   263      380      497
                                                              ----   ------   ------
          Total.............................................  $940   $1,907   $2,405
                                                              ====   ======   ======
Long-lived assets:
  Argentina.................................................         $  559   $  881
  Venezuela.................................................          1,112    1,171
  Other foreign.............................................          1,742    1,588
                                                                     ------   ------
          Total.............................................         $3,413   $3,640
                                                                     ======   ======

P.  FINANCIAL INSTRUMENTS

     The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. Fair value estimates for long-term debt are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that the Latin America Group could realize in a current market exchange.

     At November 30, 1999 and 1998, the recorded amount of the Latin America Group's long-term debt was $638 and $678. The estimated fair value of the long-term debt was $773 for 1999 and $714 for 1998.

INTEREST RATE SWAPS

     BellSouth occasionally enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At November 30, 1999, an entity within the Latin America Group was a party to interest rate swaps with a notional amount totalling $30. Under the agreement, the Latin America Group pays fixed rates denominated in Venezuelan Bolivars and receives fixed rates denominated in U.S. Dollars averaging 8%. The swaps are subject to periodic settlement and mature in February 2001. Because the instruments were entered into at the end of the period, the recorded amount equals the fair value.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Latin America Group to concentrations of credit risk consist principally of trade accounts receivable. The Latin America Group derives the majority of its operating revenues from individuals, businesses and government-owned fixed telephony companies (due to Calling Party Pays). The Latin America Group's allowance for doubtful accounts is based upon management's estimates and past experience.

Q.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Latin America Group has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $20 in 1999, $16 in 1998 and $12 in 1997. Capital leases currently in effect are not significant.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at November 30, 1999:

                                                              MINIMUM
                                                              RENTALS
                                                              -------
2000........................................................    $21
2001........................................................     19
2002........................................................     16
2003........................................................     12
2004........................................................     11
Thereafter..................................................      8
                                                                ---
          Total.............................................    $87
                                                                ===

PURCHASE COMMITMENTS

     In July 1998, the Venezuelan operation entered into an agreement with a major network vendor for the purchase, installation and maintenance of CDMA digital technology network equipment. The term of this agreement is three years, renewable for equal and consecutive one-year periods, subject to agreement between the parties. The initial total investment is estimated at approximately $200. During 1999 firm purchase orders for approximately $119 were placed under the terms of the agreement.

OTHER CLAIMS

     The Latin America Group is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions.

     While complete assurance cannot be given as to the outcome of any legal claims, the group believes that any financial impact would not be material to its results of operations, financial position or cash flows.

R.  RELATED PARTY TRANSACTIONS

     As discussed in Note B, the BLS Group has provided necessary working capital requirements through intercompany debt and cash contributions to the Latin America Group. These amounts are reflected in the accompanying combined balance sheets as intercompany debt due to the BLS Group.

                                                   RATE      1998     1999
                                                   -----     ----     ----
Argentina........................................  LIBOR     $117     $117
Ecuador..........................................   10.0%      77       23
                                                             ----     ----
                                                             $194     $140
                                                             ====     ====

     Intergroup interest on these loans was $14 in 1999, $10 in 1998 and $3 in 1997.

     Included in selling, general and administrative expenses are allocations to the Latin America Group for its share of BellSouth's shared corporate services. These amounts totalled $62 for 1999, $47 for 1998 and $28 for 1997.

     The Latin America Group has charged the BLS Group for various services to its European and Asian operations, including marketing, network engineering and information technology consulting, totaling $25 in 1999, $24 in 1998 and $21 in 1997. These amounts have been recorded as revenue or netted against selling, general and administrative expenses in the accompanying combined statements of operations. Additionally, the Latin America Group has recognized revenue in 1999 of $22 related to the provision of long distance and certain wireless administration services to the BLS Group's domestic and European operations.

     The Latin America Group recorded charges of $205 in 1999, $187 in 1998 and $203 in 1997 from minority shareholders for network and equipment for resale to customers.

S.  SUBSEQUENT EVENTS

     In December 1999, the Latin America Group acquired an additional wireless license in Chile that will expand its service area to the entire country. The Latin America Group paid approximately $85 for the license.

     In December 1999, the Nicaraguan regulations which restricted a foreign controlling ownership interest in an operation domiciled in that country were lifted. As a result, the Latin America Group will be able to exercise its existing, fully paid option to purchase an additional 40% ownership interest.

     In the first week of January 2000, the Ecuadorian government declared a national emergency and the Ecuadorian Sucre devalued approximately 40.0% against the U.S. Dollar. The effect on the Latin America Group is yet to be determined. On January 21, 2000, Ecuador suffered a military coup, which ousted Mr. Jamil Mahuad, the constitutionally-elected President of Ecuador, from office. The military junta was disbanded shortly thereafter, with power being ceded to Mr. Gustavo Noboa, who was formerly Vice President under Mr. Mahuad.

                                   BLS GROUP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma information set forth below for the BLS Group has been prepared assuming the Latin America Group was a separate group for the period presented, subject to the assumptions and adjustments in the accompanying notes to the pro forma information. The BLS Group will continue to have 100% of the legal ownership of the Latin America Group prior to the planned initial public offering. Accordingly, the BLS Group pro forma condensed combined financial statements are presented solely for the purpose of reporting the results of operations and financial position of the BLS Group after attributing the Latin America operations and making certain other adjustments to the Latin America Group.

     The unaudited pro forma condensed combined balance sheet does not purport to represent what the BLS Group financial position actually would have been had the Latin America Group been a separate group on December 31, 1999 or to project the BLS Group financial position for any future date. The unaudited pro forma condensed combined statements of operations for fiscal year 1999 does not purport to represent what the BLS Group operations actually would have been had the Latin America Group been a separate group for the period presented or to project operating results for any future period.

                                   BLS GROUP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                              LATIN
                                               BELLSOUTH     AMERICA      INTER-GROUP       PRO FORMA
                                              CORPORATION    GROUP(A)    ADJUSTMENTS(B)     BLS GROUP
                                              -----------    --------    --------------     ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues..........................    $25,224       $2,405          $(76)          $22,895
                                                -------       ------          ----           -------
Operating Expenses:
  Cost of services, products and
     equipment..............................      7,739          867           (20)            6,892
  Selling, general and administrative.......      6,057          982           (56)            5,131
  Depreciation and amortization.............      4,671          450            --             4,221
  Provision for asset impairment............        320           --            --               320
                                                -------       ------          ----           -------
          Total Operating Expenses..........     18,787        2,299           (76)           16,564
                                                -------       ------          ----           -------
  Operating Income..........................      6,437          106            --             6,331
  Interest Expense..........................      1,030           88           (14)              956
  Gain on Sale of Operations................         55           --            --                55
  Net earnings (losses) of equity
     affiliates.............................       (169)        (354)           --               185
  Other Income, net.........................        195          (96)          (14)              305
                                                -------       ------          ----           -------
  Income Before Income Taxes................      5,488         (432)           --             5,920
  Provision for Income Taxes................      2,040         (116)           --             2,156
                                                -------       ------          ----           -------
          Net Income........................    $ 3,448       $ (316)         $ --           $ 3,764
                                                =======       ======          ====           =======
Earnings Per Share (EPS) Calculation:
     Income attributable to common
       shareholders.........................    $ 3,448                                      $ 3,764
                                                =======                                      =======
Weighted-Average Common Shares Outstanding:
     Basic..................................      1,898                                        1,898
     Diluted................................      1,916                                        1,916
Earnings Per Share:
     Basic..................................    $  1.82                                      $  1.98
                                                =======                                      =======
     Diluted................................    $  1.80                                      $  1.96
                                                =======                                      =======
Dividends Declared Per Common Share.........    $  0.76                                      $  0.76
                                                =======                                      =======

    See notes to unaudited pro forma BLS Group condensed combined financial statements.

                                   BLS GROUP

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                                                                      LATIN                     PRO
                                                        BELLSOUTH    AMERICA   INTER-GROUP     FORMA
                                                       CORPORATION    GROUP    ADJUSTMENTS   BLS GROUP
                                                       -----------   -------   -----------   ---------
                                                                        (IN MILLIONS)
Current Assets:
  Cash and cash equivalents..........................    $ 1,069     $  287       $(218)      $ 1,000
  Temporary cash investments.........................        323         66         218            39
  Accounts receivable, net...........................      5,177        503         (60)        4,734
  Material and supplies..............................        451         56          --           395
  Other current assets...............................        367        122          --           245
                                                         -------     ------       -----       -------
          Total Current Assets.......................      7,387      1,034         (60)        6,413
                                                         -------     ------       -----       -------
Investments and Advances.............................      6,097        374        (117)        5,840
Property, Plant and Equipment, net...................     24,631      1,723          --        22,908
Deferred Charges and Other Assets....................      1,564         72          --         1,492
Intangible Assets, net...............................      3,774      1,471          --         2,303
                                                         -------     ------       -----       -------
          Total Assets...............................    $43,453     $4,674       $(177)      $38,956
                                                         =======     ======       =====       =======

Current Liabilities:
  Debt maturing within one year......................    $ 7,653     $  303       $ (23)      $ 7,373
  Accounts payable...................................      1,961        322         (37)        1,676
  Other current liabilities..........................      3,781        472          --         3,309
                                                         -------     ------       -----       -------
          Total Current Liabilities..................     13,395      1,097         (60)       12,358
                                                         -------     ------       -----       -------
Long-Term Debt.......................................      9,113        592        (117)        8,638
                                                         -------     ------       -----       -------
Noncurrent Liabilities:
  Deferred income taxes..............................      2,705        151          --         2,554
  Unamortized investment tax credits.................        126         --                       126
  Other noncurrent liabilities and minority
     interest........................................      3,299        489          --         2,810
                                                         -------     ------       -----       -------
          Total Noncurrent Liabilities...............      6,130        640          --         5,490
                                                         -------     ------       -----       -------
Total Shareholders' Equity...........................     14,815      2,345          --        12,470
                                                         -------     ------       -----       -------
          Total Liabilities and Shareholders'
            Equity...................................    $43,453     $4,674       $(177)      $38,956
                                                         =======     ======       =====       =======

    See notes to unaudited pro forma BLS Group condensed combined financial statements.

                                   BLS GROUP

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     A. This column deducts the historical combined results of operations and combined financial position of the Latin America Group.

     B. Inter-Group adjustments reflect transactions between the Latin America Group and BLS Group that are appropriately reflected in the separate financial statements of the two groups. These transactions are eliminated in BellSouth Corporation's consolidated financial statements. This column also reflects reclassifications made to the stand-alone financial statements of the Latin America Group, which need to be adjusted to reflect the BLS Group appropriately.

                                                                         ANNEX I

           TO BE ADOPTED BY OUR SHAREHOLDERS AT THE SPECIAL MEETING.

                         PROPOSED ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             BELLSOUTH CORPORATION

To the Secretary of State
State of Georgia

     Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, BellSouth Corporation (the "Corporation") delivers these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation to the Secretary of State of Georgia for filing.

                                       1.

     The name of the Corporation is BellSouth Corporation.

                                       2.

     Article 5 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting the first two paragraphs thereof and substituting therefor the text of the amendments attached hereto as Exhibit A and incorporated by reference herein.

                                       3.

     The amendments herein provided for were adopted by the Board of Directors
of the Corporation on          , 2000 and were duly approved by the shareholders
of the Corporation on               , 2000 in accordance with the provisions of
Section 14-2-1003 of the Georgia Business Corporation Code.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment
to be executed by its duly authorized officer, this      day of             ,
2000.

                                          BELLSOUTH CORPORATION

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                    Annex I-1

                                                                       EXHIBIT A

     The aggregate number of shares which the Corporation is authorized to issue
is        shares, of which        shares shall be designated "Common Stock" and
have a par value of $1 per share and 100,000,000 shares shall be designated "First Preferred Stock" and have a par value of $1 per share.

     The number of authorized shares of any class or classes may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock having a majority of the votes entitled to be cast by the holders of all shares, voting together as a single voting group, and without a vote of the holders of any class or series of stock, voting as a separate voting group, unless a vote of any such holders is required pursuant to the terms of such class or series or by law.

     The following is a description of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions of the Common
Stock:

     All shares of Common Stock shall be identical except that the Board of Directors of the Corporation is expressly authorized and empowered to divide the Common Stock into one or more series and prior to the issuance of any of such shares in any particular series, to fix and determine, in the manner provided by law, the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of shares of such series, permitted by law and these Articles of Incorporation. Each share of Common Stock within an individual series shall be identical in all respects with the other shares of such series, but each series may have voting powers, preferences, designations, rights, qualifications, limitations or restrictions different from those of any other series.

     After the Board of Directors of the Corporation has established a series in accordance with applicable law and the terms of these Articles of Incorporation and unless otherwise specifically provided in the original articles of amendment establishing such series, the Board of Directors may at any time and from time to time increase or decrease the number of shares contained in such series, but not below the number of shares thereof then issued, in accordance with applicable law.

     Except as otherwise provided by law or by any provision of the Articles of Incorporation and subject to all the rights of any outstanding First Preferred Stock, the Common Stock shall together have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution. Such voting rights and rights upon dissolution may be allocated among one or more series of Common Stock pursuant to the terms of such series as fixed or as determined by the Board of Directors in the manner permitted by law and these Articles of Incorporation. If at any time there shall be outstanding shares of only one series of Common Stock or only shares have identical rights with all other outstanding shares of Common Stock, such shares shall together have all such voting rights and rights upon dissolution.

     The Common Stock of the Corporation as authorized by these Articles of Incorporation prior to the effectiveness of any Articles of Amendment to these Articles of Incorporation adopted by the Board of Directors dividing the Common Stock into or designating one or more series (the "Old Common Stock") shall be convertible into a new series of Common Stock designated as "BellSouth Corporation -- BLS Group Common Stock" (the "BLS Group Stock") as follows. Upon the effectiveness of such Articles of Amendment creating the BLS Group Stock with the voting powers, preferences, designation, rights, qualifications, limitations and restrictions approved in the resolutions adopted by the Board of
Directors of the Corporation on           , 2000, and the proposed Articles of
Amendment approved in such resolutions, copies of which resolutions and proposed Articles of Amendment shall be made available by the Corporation at any time on request to the holder of any share of Old Common Stock, each share of the Corporation's Old Common Stock outstanding at such time or held in the treasury of the Corporation shall be automatically redesignated, reclassified and converted into one share of BLS Group Stock.

                                    Annex I-2

                                                                        ANNEX II

                             BELLSOUTH CORPORATION
                               BOARD OF DIRECTORS

                           POLICY STATEMENT REGARDING
                   BLS GROUP AND LATIN AMERICA GROUP MATTERS

1. GENERAL POLICY

     It is the policy of the Board of Directors of BellSouth Corporation ("BellSouth") that:

          (A) all material matters as to which the holders of BLS Stock and Latin America Stock may have potentially divergent interests shall be resolved in a manner that the Board of Directors or the Finance/Strategic Planning Committee of the Board of Directors determines to be in the best interests of BellSouth, after giving fair consideration to the potentially divergent interests and all other relevant interests of the separate series of Common Stock of BellSouth; and

          (B) a process of fair dealing will govern the relationship and the means by which the terms of any material transaction between the Groups will be determined.

2. ROLE OF FINANCE/STRATEGIC PLANNING COMMITTEE

     The Finance/Strategic Planning Committee of the Board of Directors shall have and exercise such power, authority and responsibilities as the Board of Directors shall delegate to the Finance/Strategic Planning Committee with respect to the BLS Stock and the Latin America Stock, which initially shall include authority to interpret, make determinations under and oversee the implementation of these policies.

3. SCOPE OF BUSINESS OF GROUPS; COMPETITION

          (a) The Latin America Group may engage in any business activity in South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico (collectively, "Latin America") only, except as provided in Paragraphs 3(c) and (d).

          (b) The BLS Group may engage in any business activity, except for the provision of telecommunications and related services and products in Latin America, except as provided in Paragraphs 3(c) and (d). For this purpose, telecommunications and related services and products include all wireless and wireline services, including voice, video and data, whether local or long distance, Internet related services and the provision of The Real Yellow Pages(R) or white pages directories, whether in paper or electronic format.

          (c) The Latin America Group may provide outside Latin America telecommunications or related services or products that are incidental or ancillary to the provision of telecommunications services or products in Latin America and may establish facilities related to such products and services outside Latin America. The BLS Group may provide in Latin America telecommunications or related services or products that are incidental or ancillary to the provision of telecommunications services or products outside Latin America and may establish facilities related to such products and services in Latin America.

          (d) Paragraphs 3(a) and (b) shall not preclude the formation of commercially reasonable contracts or other arrangements between the BLS Group and the Latin America Group for sales agency, resale, traffic termination, clearinghouse services, network interconnection or any other arrangement with respect to the businesses conducted by either the BLS Group or the Latin America Group.

                                   Annex II-1

4. CORPORATE OPPORTUNITIES

     The Board of Directors will review any significant matter which involves the allocation of any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the BLS Group and the Latin America Group, in whole or in part, in a manner it considers to be in the best interests of BellSouth as contemplated by this Policy Statement. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board of Directors in its business judgment or in accordance with procedures adopted by the Board of Directors from time to time to ensure that decisions will be made in the best interests of BellSouth. Any such allocation may involve the consideration of a number of factors that the Board of Directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of a Group's business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

5. RELATIONSHIPS BETWEEN GROUPS

     BellSouth will seek to manage the BLS Group and the Latin America Group in a manner designed to maximize the operations, unique assets and value of both Groups, and with complementary deployments of personnel, capital and facilities, with the continuing goal of positioning BellSouth as a unified source for telecommunications and related services and products.

          (A) Commercial Inter-Group Transactions. All material transactions in the ordinary course of the business between the BLS Group and the Latin America Group are intended, to the extent practicable, to on terms consistent with those that would be applicable to arm's-length dealings, taking into account a number of factors, including quality, availability, volume and pricing.

          (B) Other Transfers of Assets and Liabilities. BellSouth may reallocate assets (including cash) and liabilities between the BLS Group and the Latin America Group in addition to transfers resulting from commercial transactions in the ordinary course of the businesses of the Groups described in Paragraph 5(a). Any reallocation of assets and liabilities between the Groups not in the ordinary course of their respective businesses shall be effected by:

             (i) the reallocation by the transferee Group to the transferor Group of other assets or consideration or liabilities;

             (ii) the creation of inter-group debt owed by the transferee Group to the transferor Group;

             (iii) the reduction of inter-group debt owed by the transferor Group to the transferee Group;

             (iv) the creation of, or an increase in, an Inter-Group Interest in the transferee Group held by the transferor Group;

             (v) the reduction of an Inter-Group Interest in the transferor Group held by the transferee Group held; or

             (vi) a combination of any of the foregoing,

     in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group and, in the case of the creation of or an increase or decrease in an Inter-Group Interest, in accordance with the provisions of the Amended and Restated Articles of Incorporation. The Board of Directors will approve any creation of, or increase or decrease in, an Inter-Group Interest.

          (C) Cash Management. BellSouth will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment

                                   Annex II-2
     of debt and the issuance and repurchase of Common Stock and preferred stock for the account of each Group.

          (D) Financing Arrangements. Loans from the BLS Group or the Latin America Group to the other Group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the borrowing Group would be able to obtain from third parties, including the public markets. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which those funds may have been acquired. In the case of debt incurred for the Latin America Group, the difference, if any, between the interest rate charged to the Latin America Group and the borrowing cost, including fees and expenses, of such debt will be allocated to the BLS Group as compensation for use of the BLS Group's credit capacity. Any fees incurred in connection with debt incurred for a particular Group will be allocated to the borrowing Group.

          (E) Intellectual Property. The BLS Group will manage on a centralized basis the intellectual property of BellSouth attributed to the Groups. The Latin America Group will manage the intellectual property attributed to it that is owned by the operating companies in the Latin America Group.

          Each Group will have the right to use the intellectual property attributed to the other Group for appropriate business activities.

          Each operating company within the Latin America Group will be permitted to operate under the BellSouth mark and other BellSouth owned names and marks such as The Real Yellow Pages(R) for appropriate business activities in its capacity as a majority owned division or subsidiary of BellSouth or as a joint venture of BellSouth through which BellSouth is actively and substantially engaged in the operation of the business or in the provision of goods and services under the BellSouth mark and subject to the terms of a license agreement between BellSouth and each operating entity.

          Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the Group that paid to develop the intellectual property sold or licensed. If the intellectual property being sold or licensed was jointly developed by the Groups and the Groups agree to allocate fees obtained in proportion to the development costs incurred by each Group, then any fees obtained through the sale or licensing will be so allocated. If such intellectual property was not predominantly developed by any one Group or was jointly developed by the Groups but the Groups do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through such sale or licensing will be allocated using the same general allocation as overhead expenses.

6. DIVIDEND POLICY

          Subject to the limitations set forth in Amended and Restated Articles of Incorporation, including any preferential rights of any series of preferred stock of BellSouth, and to the limitations of applicable law, holders of shares of BLS Stock or Latin America Stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board of Directors.

          The payment of dividends on the BLS Stock will be a business decision to be made by the Board of Directors from time to time based upon the results of operations, financial condition and capital requirements of BellSouth and such other factors as the Board of Directors considers relevant. Payment of dividends on the BLS Stock may be restricted by loan agreements, indentures and other transactions entered into by BellSouth from time to time.

          Because the Latin America Group is expected to require significant capital commitments to finance its operations and fund its future growth, BellSouth does not expect to pay any dividends on shares of Latin America Stock for the foreseeable future. If and when the Board of Directors does determine to pay any dividends on shares of Latin America Stock, any such determination will also be subject to factors similar to those described above with respect to the payment of dividends on the BLS Stock.
                                   Annex II-3

7. FINANCIAL REPORTING; ALLOCATION MATTERS

          (A) Financial Reporting. BellSouth will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of BellSouth, combined financial statements of the Latin America Group (for so long as the Latin America Stock is outstanding) and pro forma financial information for the BLS Group (for so long as BLS Stock is outstanding). The combined financial statements of the Latin America Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

          (B) Shared Corporate Services. A portion of BellSouth's shared corporate services (such as executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology) will be allocated to the BLS Group and the Latin America Group based upon specific identification of such services used by that Group. Where determinations based on use alone are impracticable, other methods and criteria shall be used that management believes are fair and provide a reasonable estimate of the cost attributable to the Groups.

          (C) Taxes. Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments thereto, will be calculated on either a separate, consolidated, combined, or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined, or unitary basis will be allocated between the Groups based on their respective contributions (positive or negative) to the consolidated, combined, or unitary tax liability. Cumulative net tax benefits that cannot be used by the Group generating those benefits but that can be used on a consolidated, combined, or unitary basis will be credited on a current basis to the Group that generated the benefit.

8. AMENDMENT AND MODIFICATION OF POLICY

          This Policy Statement and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board of Directors, and the Board of Directors may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board of Directors may determine, consistent with its fiduciary duties to BellSouth.

9. DEFINITIONS

          Capitalized terms not defined in this Policy Statement shall have the meanings set forth in the Amended and Restated Articles of Incorporation. "Amended and Restated Articles of Incorporation" means the Amended and Restated Articles of Incorporation of BellSouth, as amended from time to time.

                                   Annex II-4

                                                                       ANNEX III

                            THE AMENDED AND RESTATED
                        BELLSOUTH CORPORATION STOCK PLAN
                            EFFECTIVE APRIL 24, 1995
                                   AS AMENDED

                                   ARTICLE I

                                    PURPOSE

     The purpose of this Plan is to promote the interests of BellSouth by granting stock-related Awards to Eligible Employees and Non-Employee Directors to:

          (1) attract and retain Eligible Employees and Non-Employee Directors;

          (2) provide Eligible Employees and Non-Employee Directors with long term financial incentives to increase the value of BellSouth; and

          (3) provide Eligible Employees and Non-Employee Directors with a stake in the future of BellSouth which corresponds to the stake of each of BellSouth's shareowners.

Only Eligible Employees and Non-Employee Directors shall be eligible for Awards under this Plan.

                                   ARTICLE II

                                  DEFINITIONS

     2.1. DEFINITIONS. Each term set forth in this Article II shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

     "Additional Option" means an Option granted to a Non-Employee Director pursuant to Section 6.4 based upon his or her level of Stock ownership.

     "Administrator" means the Compensation Committee, the Director Committee or the Company Administrator, as applicable.

     "Agreement" means the written agreement which sets forth the terms and conditions of the grant of an Award as provided in this Plan and such additional terms and conditions, not inconsistent with this Plan, as the Administrator determines are appropriate.

     "Award" means an Option, SAR, Restricted Share, Performance Share, Dividend Equivalent Right or Stock Payment granted to a Participant under this Plan.

     "Basic Option" means an Option granted to a Non-Employee Director pursuant to Section 6.3.

     "BellSouth" means BellSouth Corporation, a Georgia corporation.

     "Beneficiary" means the person entitled to receive any payments or exercise any rights following the death of a Participant as determined pursuant to
Section 10.5.

     "BLS Share" means one share of BLS Stock.

     "BLS Stock" means the BellSouth Corporation -- BLS Group Common Stock, par value $1 per share.

     "Board" means the Board of Directors of BellSouth.

                                   Annex III-1

     "Change in Control" means the occurrence, effective on or after January 1, 2000, of any of the following:

          (i) any "person" (as such term is defined in the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of BellSouth (or of another entity owned directly or indirectly by the shareholders of BellSouth in substantially the same proportions as their ownership of stock of BellSouth), becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of BellSouth representing 20% or more of the total voting power represented by BellSouth's then outstanding voting securities;

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director whose election by the Board or nomination for election by BellSouth's shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

          (iii) the consummation of a merger, plan of reorganization, consolidation, share exchange, or other transaction, in one or a series of related transactions, involving BellSouth, if immediately following such merger, plan of reorganization, consolidation, share exchange, or other transaction or transactions the holders of the voting securities of BellSouth outstanding immediately prior thereto hold securities representing 70% or less of the combined voting power represented by the voting securities of BellSouth or such surviving entity outstanding immediately after such merger, plan of reorganization, consolidation, share exchange, or other transaction or transactions;

          (iv) the consummation of a transaction involving the sale or other disposition by BellSouth or one or more of its subsidiaries (defined for purposes of this subparagraph (iv) only as any corporation in which 50% or more of the total combined voting power of all classes of stock is owned directly or indirectly by BellSouth and any joint venture, partnership, limited liability company, or other similar entity of which 50% or more of the capital or profits interest is owned directly or indirectly by BellSouth), in one or a series of related transactions, of interests in an entity or entities, or of assets, which for the most recent audited twelve-month period produced total operating revenues or net income aggregating more than 30% of the total operating revenues or net income of BellSouth and its subsidiaries (taken as a whole), if following such transaction or transactions, any such entity is no longer a subsidiary or such assets are no longer held by a subsidiary;

          (v) the dissolution of BellSouth or the sale of all or substantially all of the assets of BellSouth; or

          (vi) the consummation of any other transaction which a majority of the Board, in its sole and absolute discretion, shall determine constitutes a Change in Control, for this purpose.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company Administrator" means the chief executive officer of BellSouth, the senior officer of BellSouth responsible for human resources matters or such other person or persons as are designated by the Compensation Committee to administer the Plan on behalf of Participants who are neither Non-Employee Directors nor Covered Employees.

     "Compensation" means all compensation payable to a Non-Employee Director for service to BellSouth as a director, other than reimbursement for expenses, including retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof.

     "Compensation Committee" means the Executive Nominating, Compensation and Human Resources Committee of the Board, or any successor committee of the Board which administers this Plan as provided in Article V.

     "Covered Employee" means with respect to any grant of an Award a Participant whom the Compensation Committee deems may be or become a covered employee as defined in Section 162(m)(3)

                                   Annex III-2
of the Code for any year that such Award may result in remuneration to the Participant and for which year such Participant may receive remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Plan and any other "qualified performance-based compensation" plan (as defined under Section 162(m) of the Code) of BellSouth; provided, however, that the Compensation Committee may determine that a Participant has ceased to be a Covered Employee prior to Settlement of any Award.

     "Director Committee" means the Committee on Directors and Corporate Governance of the Board, or any successor committee of the Board which administers this Plan as provided in Article V.

     "Dividend Equivalent Right" means a right, granted to a Participant under
Section 9.4, to receive cash or Shares based on the value of dividends paid with respect to a Share.

     "Eligible Employee" means any employee (including an Officer, Executive Officer or director who is an employee and including for purposes other than ISOs any former employee) of BellSouth or any Subsidiary. Such term also includes for purposes other than ISOs any non-employee advisor, consultant or independent contractor to BellSouth or any Subsidiary, and any references to employment or termination of employment under this Plan shall be deemed to apply to such an advisor, consultant or independent contractor, for purposes of this Plan only, as if the services of such person constitute employment services.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Executive Officer" means an Officer or other employee or former employee of BellSouth or a Subsidiary who is subject to the reporting requirements of
Section 16(a) of the Exchange Act.

     "Fair Market Value" for any day means the average of the high and low daily sale prices of a Share on the New York Stock Exchange for that day or, if there are no sales on such day, for the most recent prior day on which a Share was sold on the New York Stock Exchange.

     "IPO" means the initial public offering of the Latin America Shares.

     "ISO" or "Incentive Stock Option" means an option granted under this Plan to purchase Shares which is intended by BellSouth to satisfy the requirements of Code Section 422.

     "Latin America Share" means one share of Latin America Stock.

     "Latin America Stock" means the BellSouth Corporation -- Latin America Group Common Stock, par value $1 per share.

     "Non-Employee Director" means a member of the Board who is not an officer or employee of BellSouth or its affiliates.

     "NQSO" or "Non-Qualified Stock Option" means an option granted under this Plan to purchase Shares which is not intended by BellSouth to be treated as an ISO.

     "Number of Shares Issuable with Respect to the Inter-Group Interest" has the meaning set forth in the Amended and Restated Articles of Incorporation.

     "Officer" means any executive of BellSouth or any Subsidiary who is a member of the executive compensation group under BellSouth's compensation practices (but not necessarily an Executive Officer).

     "Option" means an NQSO or ISO granted under this Plan.

     "Option Price" means the price determined in accordance with Section 6.4 which shall be paid to purchase one Share upon the exercise of an Option granted under this Plan.

     "Parent Corporation" means any corporation which is a parent of BellSouth within the meaning of Code Section 424(e).

     "Participant" means an Eligible Employee or a Non-Employee Director to whom an Award is made.

                                   Annex III-3

     "Performance Objective" means, as described in Section 10.2, a performance objective specified in the Agreement for a Performance Share, or for any other Award which the Administrator determines to make subject to a performance objective, upon which the vesting or Settlement of such Award is conditioned.

     "Performance Period" means the period of time specified in an Agreement over which Performance Shares are to be earned.

     "Performance Share" means a bookkeeping entry that records the equivalent of one share awarded pursuant to Section 9.2 of this Plan.

     "Plan" means this Amended and Restated BellSouth Corporation Stock Plan, as effective as of the date of the completion of the IPO and as thereafter amended from time to time.

     "Prior Plan" means the BellSouth Corporation Stock Option Plan, the BellSouth Enterprises, Inc. Key Manager Incentive Compensation Plan, the BellSouth Executive Long Term Incentive Plan, the BellSouth Corporation Shareholder Return Cash Plan, the BellSouth Corporation Key Manager Shareholder Return Cash Plan and the BellSouth Corporation Non-Employee Director Stock Option Plan, as applicable.

     "Prior Stock Plan" means the BellSouth Corporation Non-Employee Director Stock Plan.

     "Public Offering" means the first day as of which sales of Shares are made to the public in the United States pursuant to an underwritten public offering of the Shares.

     "Restricted Period" means the period of time from the date of grant of a Restricted Share until the lapse of restrictions attached thereto under the terms of the applicable Agreement.

     "Restricted Share" means a Share which has been awarded to a Participant subject to restrictions under Section 8.1.

     "Retainer Multiple" has the meaning set forth in Section 6.4(a).

     "Rule 16b-3" means Rule 16b-3 under the Exchange Act.

     "SAR" or "Stock Appreciation Right" means the contractual right granted to a Participant pursuant to Section 7.1 to receive a payment upon the exercise of such right which reflects the appreciation in the Fair Market Value of the number of Shares for which such right was granted.

     "SAR Exercise Date" means the date on which the exercise of an SAR occurs under the related Agreement.

     "SAR Exercise Price" means the Fair Market Value of a Share on the SAR Exercise Date.

     "SAR Grant Price" means the price which would have been the Option Price for one Share if the SAR had been granted as an Option or, if the SAR is granted in tandem with an Option, the Option Price for the related Option.

     "Settlement Date" means:

          (i) with respect to any Option that has been exercised in whole or in part, the date or dates upon which Shares are to be delivered to the Participant and the Option Price therefor paid;

          (ii) with respect to any SARs that have been exercised, the date or dates upon which a cash payment is to be made to the Participant, or in the case of SARs that are to be settled in Shares, the date or dates upon which such Shares are to be delivered to the Participant;

          (iii) with respect to Performance Shares, the date or dates upon which cash or Shares are to be delivered to the Participant;

          (iv) with respect to Dividend Equivalent Rights, the date upon which payment thereof is to be made; and

                                   Annex III-4

          (v) with respect to Stock Payments, the date upon which payment thereof is to be made, in each case, determined in accordance with the terms of this Plan and the Agreement under which any such Award was made.

     "Share" means a BLS Share or Latin America Share, as the case may be.

     "Stock" means BLS Stock or Latin America Stock, as the case may be.

     "Stock Payment" means payment of compensation in the form of Shares pursuant to Section 9.3.

     "Subsidiary" means:

          (i) with respect to an Award other than an ISO, any corporation, joint venture or partnership in which BellSouth owns directly or indirectly (A) with respect to a corporation, stock possessing at least 10% of the total combined voting power of all classes of stock in the corporation, or (B) in the case of a joint venture or partnership, a 10% interest in the capital or profits of such joint venture or partnership; and

          (ii)any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of BellSouth by reason of being in an unbroken chain of corporations (beginning with BellSouth) in which each corporation in the unbroken chain (except the last such corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "Ten Percent Shareowner" means a person who owns (after taking into account the attribution rules of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of either BellSouth, or Subsidiary or Parent Corporation.

     2.2. REFERENCES. All pronouns are masculine, solely for ease of reading, and should be read as feminine where applicable. Unless the context clearly requires otherwise, the singular shall include the plural and the plural shall include the singular. All references to sections of the Code or other laws or regulations shall include amendments and successor provisions thereto unless otherwise specifically stated or clearly required by the context.

                                  ARTICLE III

                             SHARES SUBJECT TO PLAN

     3.1 AGGREGATE LIMITS.

     (a) BLS SHARES. The aggregate number of BLS Shares with respect to which the grant of Awards, other than Stock Payments and Awards to Non-Employee Directors, may be made in any calendar year under this Plan shall not exceed 1.25% of the total number of BLS Shares outstanding at the time of such grant; provided, however, that the number of such BLS Shares with respect to which grants are not made in any calendar year shall be available for grant in a subsequent calendar year; provided, further, however, that the number of BLS Shares available for such Awards shall be increased by the excess of the number of shares available under the Plan in calendar years prior to the IPO for such Awards over the number of shares with respect to which grants of such Awards were made. Within such total, the aggregate number of BLS Shares with respect to which the grant of Performance Shares and Restricted Shares may be made in any calendar year under this Plan shall not exceed in combination .25% of the total number of BLS Shares outstanding at the time of grant. Furthermore, in no event shall ISOs with respect to more than 4,000,000 BLS Shares be granted under this Plan. The aggregate number of BLS Shares with respect to which the grant of Stock Payments may be made in any calendar year under this Plan shall not exceed
 .125% of the total number of BLS Shares outstanding at the time of grant. Finally, the aggregate number of BLS Shares with respect to which Awards, other than Stock Payments, may be made to Non-Employee Directors shall not exceed 1,200,000, and the aggregate number of BLS Shares with respect to which Stock Payments may be granted to Non-Employee Directors shall not exceed 700,000.

                                   Annex III-5

     (b) LATIN AMERICA SHARES. The aggregate number of Latin America Shares with respect to which the grant of Awards, other than Stock Payments and Awards to Non-Employee Directors, may be made in any calendar year under this Plan shall not exceed 1.25% of the total number of Latin America Shares outstanding at the time of such grant; provided, however, that the number of such Latin America Shares with respect to which grants are not made in any calendar year shall be available for grant in a subsequent calendar year. Within such total, the aggregate number of Latin America Shares with respect to which the grant of Performance Shares and Restricted Shares may be made in any calendar year under this Plan shall not exceed in combination .25% of the total number of Latin America Shares outstanding at the time of grant. Furthermore, in no event shall ISOs with respect to more than 4,000,000 Latin America Shares be granted under this Plan. The aggregate number of Latin America Shares with respect to which the grant of Stock Payments may be made in any calendar year under this Plan shall not exceed .125% of the total number of Latin America Shares outstanding at the time of grant. Finally, the aggregate number of Latin America Shares with respect to which Awards, other than Stock Payments, may be made to Non-Employee Directors shall not exceed 1,200,000, and the aggregate number of Latin America Shares with respect to which Stock Payments may be granted to Non-Employee Directors shall not exceed 700,000.

     For purposes of this Section 3.1, the total number of Latin America Shares outstanding shall include the sum of (i) the number of Latin America Shares issued and outstanding; and (ii) the Number of Shares Issuable with Respect to the Inter-Group Interest in the Latin America Group held by the BLS Group. In the event of a distribution of Latin America Shares to holders of BLS Shares, any grant of an Award of Latin America Shares to adjust an Award of BLS Shares to reflect such distribution shall not reduce the number of Latin America Shares available for grant under the Plan.

     3.2 INDIVIDUAL LIMITS.

     (a) BLS SHARES. The number of BLS Shares with respect to which the grant of Awards, other than Stock Payments, may be made to any Participant in any calendar year under this Plan shall not exceed 2,500,000 BLS Shares. Within such total, the number of BLS Shares with respect to which the grant of each of Performance Shares, Restricted Shares and Dividend Equivalent Rights may be made to any Participant in any calendar year under this Plan shall not exceed in combination 500,000 BLS Shares. Finally, the number of BLS Shares with respect to which the grant of Stock Payments may be made to any Participant in any calendar year under this Plan shall not exceed 250,000 BLS Shares.

     (b) LATIN AMERICA SHARES. The number of Latin America Shares with respect to which the grant of Awards, other than Stock Payments, may be made to any Participant in any calendar year under this Plan shall not exceed 2,500,000 Latin America Shares. Within such total, the number of Latin America Shares with respect to which the grant of each of Performance Shares, Restricted Shares and Dividend Equivalent Rights may be made to any Participant in any calendar year under this Plan shall not exceed in combination 500,000 Latin America Shares. Finally, the number of Latin America Shares with respect to which the grant of Stock Payments may be made to any Participant in any calendar year under this Plan shall not exceed 250,000 Latin America Shares. In the event of a distribution of Latin America Shares to holders of BLS Shares, any grant of an Award of Latin America Shares to adjust an Award of BLS Shares to reflect such distribution shall not reduce the number of Latin America Shares available for grant to any Participant under the Plan for the calendar year in which such distribution occurs.

     3.3 APPLICATION OF LIMITS. No grant of an Award shall be made at any time during a calendar year to the extent the number of Shares subject to such Award and the number of Shares subject to Awards previously granted during such year (or during the life of the Plan in the case of ISOs) would exceed a limit in
Section 3.1 or 3.2. The number of Shares subject to an Award shall be:

          (i) the number of Shares subject to an Option or subject to a SAR that is not granted in tandem with an Option (including a SAR that can be settled in cash);

          (ii) the number of Shares subject to a grant of Restricted Shares;

                                   Annex III-6

          (iii) the maximum number of Shares that could be issued upon Settlement of a grant of Performance Shares (or upon which a cash payment could be based) as determined under the Agreement for such grant and this Plan;

          (iv) the number of Shares with respect to which Dividend Equivalent Rights are granted, but excluding Shares subject to Dividend Equivalent Rights which are granted in tandem with another Award grant which otherwise does not provide for the payment of dividends to the Participant; and

          (v) the number of Shares that are paid as a Stock Payment.

     3.4 ADJUSTMENTS. The limits in Sections 3.1 and 3.2 shall be adjusted as provided in Section 10.6. If any Shares subject to an Award are forfeited or such Award otherwise terminates, such number of Shares shall be available for new Awards under the Plan. In addition, Shares surrendered in payment of any exercise or purchase price or in payment of taxes relating to any such Award shall be deemed to constitute Shares not delivered to the Participant and shall be deemed to be available for new Awards under the Plan for purposes of Section
3.1 only.

     3.5 SHARES. BellSouth shall reserve from time to time Shares for use under this Plan, and such Shares shall be reserved to the extent BellSouth deems appropriate from authorized but unissued Shares and from Shares which have been reacquired by BellSouth.

                                   ARTICLE IV

                          EFFECTIVE DATE AND DURATION

     4.1 EFFECTIVE DATE. The effective date of the amendment and restatement of this Plan shall be the date of the completion of the IPO. This Plan, as amended and restated, will become effective only if approved by the shareholders of BellSouth.

     4.2 PRIOR PLAN. This Plan is a successor to each Prior Plan and the Prior Stock Plan. No further grants of stock options, stock appreciation rights, performance shares, dividend equivalent rights, shareholder return cash units or other interests shall be made (i) under the Prior Plans on or after April 24, 1995 and (ii) under the Prior Stock Plan on or after the date of the completion of the IPO, if the Plan is approved by the shareholders. Options and stock appreciation rights, or performance shares, dividend equivalent rights, shareholder return cash units or other outstanding interests under a Prior Plan or Prior Stock Plan shall continue to be governed by the terms of the Prior Plan or Prior Stock Plan, as the case may be; provided, that, effective on and after September 23, 1996, terms of this Plan shall constitute an amendment to the terms of a Prior Plan or Prior Stock Plan, and to the terms of outstanding grants under a Prior Plan or Prior Stock Plan where applicable, when expressly so provided in this Plan.

     4.3 DURATION. This Plan shall terminate on December 31, 2004, unless earlier terminated by the Board pursuant to Article XI. No Award shall be granted after the date this Plan terminates. The applicable terms of this Plan, and any terms and conditions applicable to Awards granted prior to such date, shall survive the termination of the Plan and continue to apply to such Awards.

                                   ARTICLE V

                                 ADMINISTRATION

     5.1 ADMINISTRATOR. The Plan shall be administered by the Compensation Committee with respect to Covered Employees, the Director Committee with respect to Non-Employee Directors and, subject to regulations and guidelines that may be established by the Compensation Committee, by the Company Administrator with respect to all other Eligible Employees. The Compensation Committee or the Director Committee may adopt such regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan. Subject to such rules, regulations or guidelines, the Company Administrator shall have the power to adopt rules, regulations and guidelines to permit it to administer the Plan with respect to Eligible Employees other than Covered Employees.
                                   Annex III-7

     5.2 COMPENSATION COMMITTEE AND DIRECTOR COMMITTEE RESPONSIBILITIES. The Compensation Committee shall consist solely of at least two individuals who are intended to qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto). No member of the Compensation Committee or the Director Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or Awards. All members of the Compensation Committee and the Director Committee shall be fully protected by BellSouth, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation.

     5.3 ADMINISTRATOR RESPONSIBILITIES. The Administrator shall (a) determine the amount of all grants of Awards under this Plan, (b) determine the terms and conditions of grant Agreements and all election and other forms, which terms and conditions shall not be inconsistent with this Plan, (c) interpret the Plan and
(d) make all other decisions relating to the operation of the Plan. The Administrator may adopt, amend or rescind rules or guidelines as it deems are appropriate to implement the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable.

     5.4 DETERMINATIONS. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participants, BellSouth and all other interested persons.

                                   ARTICLE VI

                                    OPTIONS

     6.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator from time to time may grant such Options to such Eligible Employees and such Non-Employee Directors to purchase Shares as the Administrator acting in its sole discretion deems are appropriate under the circumstances. Each grant of an Option shall be evidenced by an Agreement, and each Agreement shall incorporate such terms and conditions as the Administrator in its sole discretion deems are consistent with the terms of this Plan, including conditions on the exercise of such Option which relate to the employment or service of the Participant or the requirement that the Participant exchange a prior outstanding Option and/or SAR; provided, if the Administrator grants an ISO and NQSO to an Eligible Employee, the right of the Eligible Employee to exercise one such Option shall not be conditioned on his failure to exercise the other such Option. The Administrator may issue new Options equal to the number of Shares surrendered by a Participant upon exercise of a previously granted stock option.

     6.2 SPECIAL RULES FOR INCENTIVE STOCK OPTIONS. The grant of ISOs shall be subject to the following additional restrictions:

          (a) ELIGIBLE INDIVIDUALS. Incentive Stock Options shall only be granted to an Eligible Employee who at the time of grant is a common law employee of BellSouth or a Subsidiary.

          (b) TIME OF GRANT. No Incentive Stock Option shall be granted pursuant to this Plan more than 10 years after the effective date of the Plan under Section 4.1.

          (c) ANNUAL LIMIT. The aggregate Fair Market Value (determined at the time the ISO is granted) of the Shares with respect to which one or more ISOs are exercisable for the first time by a Participant during any calendar year under the Plan or with respect to which any incentive stock options described in Section 422 of the Code are so first exercisable under any other stock plan of BellSouth or a Parent Corporation or any Subsidiary shall not exceed $100,000 or such other maximum amount permitted under
     Section 422 of the Code.

          (d) OPTION TERM. The term of an ISO shall not exceed 10 years from the date of grant.

                                   Annex III-8

          (e) TEN PERCENT SHAREHOLDER. If any Participant to whom an ISO is to be granted pursuant to the provisions of the Plan is, on the date of grant, a Ten Percent Shareholder, then the following special provisions shall be applicable to the ISO granted to such individual:

             (i) the Option Price of shares subject to such ISO shall not be less than 110% of Fair Market Value on the date of grant; and

             (ii) the Option shall not have a term in excess of 5 years from the date of grant.

Any Option purporting to constitute an ISO in violation of the restrictions in this Section 6.2 shall constitute a NQSO.

     6.3 NON-EMPLOYEE DIRECTOR BASIC OPTIONS.

          (a) Unless otherwise determined by the Director Committee, on the date of each BellSouth annual shareholders' meeting, each individual who is at that time serving as a Non-Employee Director, whether or not such individual is first elected as a Board member at that meeting or whether or not such individual is standing for reelection as a Board member at that meeting, shall be granted an Option to purchase BLS Shares and/or an Option to purchase Latin America Shares as determined by the Director Committee.

     6.4 NON-EMPLOYEE DIRECTOR ADDITIONAL OPTIONS.

          (a) Unless otherwise determined by the Director Committee, each Non-Employee Director who receives a grant of a Basic Option under Section
     6.3 on the date of an annual shareholders' meeting shall be granted Additional Options to purchase BLS Shares and/or Latin America Shares on such date if:

             (i) the number of BLS Shares and Latin America Shares owned by such Non-Employee Director (as determined under paragraph (b) below) as of the immediately preceding December 31 (adjusted to appropriately reflect the tracking stock transactions) exceeds

             (ii) the sum of (A) the number of BLS Shares and Latin America Shares determined by: (I) dividing a portion of the product of (a) five multiplied by (b) the amount of the annual retainer for Board members in effect on such December 31 (the "Retainer Multiple") by the representative BLS Share price on such December 31, and (II) dividing a portion of the Retainer Multiple by the representative Latin America Share price on such December 31 (as determined under paragraph (c) below) and (B) the number of BLS Shares and Latin America Shares subject to Additional Options previously granted to such Non-Employee Director under this Section 6.4 (whether or not any such previously granted Additional Option has been exercised or has expired). The portion of the Retainer Multiple to be applied to BLS Shares and Latin America Shares shall be in proportion to the number of BLS Shares and Latin America Shares granted as Basic Options for such year.

Such Additional Option shall be for the number of BLS Shares and/or Latin America Shares equal to the excess of (A) one half (rounded to the next highest whole number) of the number by which Section 6.4(a)(i) exceeds Section 6.4(a)(ii)(A) over (B) Section 6.4(a)(ii)(B), limited to a maximum annual grant of BLS Shares and Latin America Shares as determined by the Director Committee.

          (b) For purposes of this Section 6.4 only, a Non-Employee Director shall be deemed to "own" the number of Shares equal to the sum of:

             (i) those BLS Shares and Latin America Shares, whether registered in the owner's name or in nominee name, which (1) are owned by the Non-Employee Director or his spouse (or jointly) or (2) are owned by a trust with respect to which the Non-Employee Director or his spouse (or both) contributed the BLS Shares or Latin America Shares (or the money or other property used by the trustee to purchase the BLS Shares and/or Latin America Shares) and also holds the power to vote and dispose of such Shares; and

                                   Annex III-9

             (ii) the number of stock units (i.e., bookkeeping units which reflect the price changes and dividends on a Share) credited to the Non-Employee Director pursuant to any deferred compensation plan maintained by BellSouth.

          (c) For purposes of this Section 6.4 only, the representative price of a BLS Share or Latin America Share on any December 31 will equal the average of the Fair Market Value of such Share for the last five trading days on the New York Stock Exchange for the year ending that December 31 and the first five such trading days in the next succeeding year.

     6.5 OTHER OPTIONS. The Administrator may establish rules with respect to, and may grant to Eligible Employees or Non-Employee Directors, Options which comply with any amendment to the Code providing for special tax benefits for stock options made after the effective date of this Plan, provided such rules otherwise are consistent with the terms of this Plan.

     6.6 OPTION PRICE. The Option Price for each Share subject to an Option shall not be less than the greater of (i) the par value of a Share or (ii) the Fair Market Value of a Share on the date the Option is granted.

     6.7 OPTION PERIOD AND EXERCISABILITY.

          (a) ELIGIBLE EMPLOYEES.   Each Option granted to an Eligible Employee
     under this Plan shall be exercisable at such time or times as set forth in the related Agreement over the period which begins on the date such Option is granted, and each Option shall expire automatically on the earliest of
     (i) the date such Option is exercised in full, (ii) the date such Option expires in accordance with the terms of the related Agreement or (iii) the date such Option is forfeited or deemed to expire upon the exercise of any tandem SAR. An Agreement may provide for the exercise of an Option after the employment of an Eligible Employee has terminated for any reason whatsoever, including retirement, death or disability, but such provision shall have no force or effect whatsoever and shall be inoperative if the Administrator determines that such termination was for "cause" or was a result of misconduct in connection with his employment. Upon such termination, the Option shall be forfeited.

          (b) NON-EMPLOYEE DIRECTORS.

             (i) Unless otherwise provided in an Agreement, an Option granted to a Non-Employee Director shall become exercisable on the first anniversary of the Grant Date; provided, however, in the event that, prior to such first anniversary, (1) the Non-Employee Director terminates his service on the Board by reason of (A) death, (B) disability, or (C) retirement (which shall mean termination of service on the Board after the Non-Employee Director has attained age 55 and completed at least five years of service as a director on the Board), or
        (2) a Change in Control shall occur, then an Option shall become immediately exercisable upon the occurrence of such event or, if later, the expiration of the six-month period following the Grant Date. Subject to the foregoing, an Option shall be exercisable at any time in whole or in part (but if in part, in an amount equal to at least 100 Shares or, if less, the number of Shares remaining to be exercised under the Option) on any business day of BellSouth before the date such Option expires under Section 6.5.

             (ii) Unless otherwise provided in an Agreement, an Option shall expire on the earlier of:

                (1) the first date on or after the Grant Date and prior to a Change in Control on which the Non-Employee Director (A) resigns from or is not re-elected to the Board prior to being eligible for retirement under clause (b)(i)(1)(iii) of this Section 6.7; (B) resigns for the purpose of accepting, or retires and subsequently accepts, a directorship or employment, or becomes associated with, employed by or renders service to, or owns an interest in (other than as a shareholder with a less than 5% interest in a publicly traded company) any business that is competitive with any BellSouth company or with any other business in which any of the BellSouth companies have a substantial direct or indirect

                                  Annex III-10
           interest; or (C) resigns as a result of an interest or affiliation which would prohibit continued service as a director;

                (2) the date the Option (or a tandem SAR) has been exercised in full; or

                (3) one day after the expiration of the ten-year period which begins on the Option Grant Date or, in the case of a Non-Employee Director who dies within six months prior to such day, the last day of the six month period which begins on the date of the Non-Employee Director's death.

     6.8 METHOD OF EXERCISE.

          (a) EXERCISE OF OPTION. An Option may be exercised by properly completing and actually delivering to BellSouth an exercise form prescribed by the Administrator for this purpose, together with payment in full of the Option Price for the Shares the Participant desires to purchase through such exercise in the manner specified in the exercise form. Payment may be made:

             (i) in cash or its equivalent (e.g., by check);

             (ii) in BLS Shares or Latin America Shares, as the case may be, having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Administrator; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Administrator or generally accepted accounting principles);

             (iii) partly in cash and partly in such Shares;

             (iv) through the delivery of irrevocable instruments to a broker to deliver promptly to BellSouth an amount equal to the aggregate option price for the shares being purchased; or

             (v) in the form of other property as determined by the Administrator.

     Any Shares which are tendered in payment shall be valued at their Fair Market Value on the Settlement Date.

          (b) ATTESTATION. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case BellSouth shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

                                  ARTICLE VII

                           STOCK APPRECIATION RIGHTS

     7.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator may grant a SAR to any Eligible Employee or Non-Employee Directors either (i) in tandem with the grant of an ISO in the case of an Eligible Employee, (ii) in tandem with the grant of an NQSO or (iii) independent of the grant of an ISO or NQSO. The Administrator may grant a SAR to each Non-Employee Director in tandem with each grant of a Basic Option and an Additional Option. Each grant of a SAR which is in tandem with the grant of an ISO or an NQSO shall be evidenced by the same Agreement as the ISO or NQSO which is granted in tandem with such SAR and such SAR shall relate to the same number of Shares as such Option. Each SAR which is granted independent of an ISO or NQSO shall be evidenced by a separate Agreement which shall state the number of Shares to which such SAR shall relate and such other terms and conditions as the Administrator in its sole discretion deems are consistent with the terms of this Plan, including conditions on the exercise of such SAR which relate to the employment or service of the Participant or the requirement that the Participant exchange a prior outstanding Option and/or SAR.
                                  Annex III-11

     7.2 PAYMENT AT EXERCISE. Upon the settlement of a SAR in accordance with the terms of the related Agreement, the Participant shall (subject to the terms and conditions of this Plan and such Agreement) receive a payment equal to the excess, if any, of the SAR Exercise Price for the number of Shares of the SAR being exercised at that time over the SAR Grant Price for such Shares. Such payment may be made in whole Shares or in cash, or partially in Shares and partially in cash, as determined under the SAR Agreement. If payment is made in whole or in part in Shares, such Shares shall be valued for this purpose at the SAR Exercise Price on the date the SAR is exercised, and any payment in Shares which calls for a payment in a fractional Share automatically shall be paid in cash based on such valuation.

     7.3 SPECIAL TERMS AND CONDITIONS. Each Agreement which evidences the grant of a SAR shall incorporate such terms and conditions as the Administrator in its absolute discretion deems are consistent with the terms of this Plan and the Agreement for the ISOs and NQSOs, if any, granted in tandem with such SAR except that (i) if a SAR is granted in tandem with an ISO or a NQSO, the SAR shall be exercisable only when the related ISO or NQSO is exercisable and (ii) the Participant's right to exercise a SAR granted in tandem with an ISO or NQSO shall be forfeited to the extent that he exercises the related ISO or NQSO and his right to exercise the ISO or NQSO shall be forfeited to the extent he exercises the related SAR, but any such forfeiture shall not count as a forfeiture for purposes of making the Shares subject to such Option or SAR again available for use under Article III.

                                  ARTICLE VIII

                               RESTRICTED SHARES

     8.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator may grant Restricted Shares to any Eligible Employee or Nonemployee Director as provided in this Article VIII. Each grant of Restricted Shares shall be evidenced by an Agreement which shall state such terms and conditions as the Administrator deems are consistent with the terms of this Plan.

     8.2 RESTRICTIONS. Restricted Shares shall be subject to such conditions and restrictions as the Administrator shall determine and specify in the related Agreement, which may include, but are not limited to, continued employment or service with BellSouth or a Subsidiary and achievement of Performance Objectives, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Administrator may determine and so specify. Except to the extent restricted under the terms of the Plan and the Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

     8.3 FORFEITURE. If a Participant fails to meet the terms and conditions of the Agreement for such Restricted Shares during the Restricted Period, Restricted Shares still subject to restrictions shall be forfeited, and all rights of the Participant to such Shares shall terminate without further obligation on the part of BellSouth. An Agreement may provide that the Restricted Period will end upon the retirement, death or disability of a Participant while an employee or director or upon such other event or events as the Administrator shall determine or may otherwise provide that such an event will not result in forfeiture of the Restricted Shares.

     8.4 CERTIFICATES FOR SHARES. Restricted Shares granted under the Plan may be evidenced in such manner as the Administrator shall determine. The Administrator may place a legend on the Share certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the Share certificates, together with duly endorsed stock powers, in the custody of BellSouth or its transfer agent or to maintain evidence of Share ownership, together with duly endorsed stock powers, in a certificateless book-entry account with BellSouth's transfer agent.

     8.5 ADJUSTMENTS. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or pursuant to an adjustment under Section 10.6, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.
                                  Annex III-12

                                   ARTICLE IX

                               OTHER STOCK RIGHTS

     9.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator may grant Performance Shares, Stock Payments or Dividend Equivalent Rights as provided in this Article IX. A grant of Performance Shares and Dividend Equivalent Rights shall be evidenced by an Agreement, and a grant of Stock Payments may be evidenced by an Agreement, which Agreement shall contain such terms and conditions as the Administrator deems are consistent with the terms of this Plan.

     9.2 PERFORMANCE SHARES. Performance Shares shall become payable to a Participant based upon the achievement of specified Performance Objectives and upon such other terms and conditions as the Administrator may determine and specify in the Agreement evidencing such Performance Shares. Each grant shall satisfy the conditions for performance-based Awards under Section 10.2. A grant may provide for the forfeiture of Performance Shares in the event of termination of employment or other events, subject to exceptions for death, disability, retirement or other events, all as the Administrator may determine and specify in the Agreement for such grant, provided that no exception shall apply if the Administrator determines that the termination was for "cause" or was a result of misconduct in connection with his employment or service. Payment may be made at such time and in such form, either cash or Shares, or a combination thereof, as the Administrator shall determine and specify in the Agreement.

     9.3 STOCK PAYMENTS.

          (a) ELIGIBLE EMPLOYEES. The Administrator may grant Stock Payments to an Eligible Employee as a bonus or additional compensation or in lieu of the obligation of BellSouth or a Subsidiary to pay cash compensation under other compensatory arrangements, with or without the election of the Eligible Employee. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Payment upon the Participant becoming holder of record of such Shares; provided, however, the Plan Administrator may impose such restrictions on the assignment or transfer of such Shares as it deems are appropriate and specifies in an Agreement for such Stock Payment. A Stock Payment shall be subject to such other terms as the Administrator deems are consistent with the terms of this Plan and specifies in any Agreement for such Stock Payment.

          (b) NON-EMPLOYEE DIRECTORS. The Director Committee may grant Stock Payments to a Non-Employee Director as additional compensation or in lieu of the obligation of BellSouth to pay cash compensation. In addition, unless otherwise determined by the Director Committee, for each date that a retainer payment otherwise is due to a Non-Employee Director, BellSouth shall pay such Non-Employee Director a Stock Payment for the number of BLS Shares and/or Latin America Shares, as determined by the Director Committee, equal to 50% of such retainer payment based upon the average of the high and low daily sales prices of a BLS Share and/or a Latin America Share on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such retainer payment date (or the period of five trading days immediately preceding such date if the NYSE is closed on such date). Such Stock Payment will be made in lieu of the cash payment of such 50% of the retainer. Certificates or other evidence of all whole Shares will be delivered promptly following each Stock Payment. Any payment for a fractional Share automatically will be made in cash.

     9.4 DIVIDEND EQUIVALENT RIGHTS. The Plan Administrator may grant Dividend Equivalent Rights in tandem with the grant of Options, SARs, or Performance Shares that otherwise do not provide for the payment of dividends on the Shares subject to such Awards for the period of time to which such Dividend Equivalent Rights apply, or may grant Dividend Equivalent Rights that are independent of any such Award. A Dividend Equivalent Right granted in tandem with another Award may be evidenced by the Agreement for such other Award; otherwise, a Dividend Equivalent Right shall be evidenced by a separate Agreement. Payment may be made in cash or Shares, or a combination thereof, may be immediate or deferred, and may be subject to such employment, Performance Objectives or other conditions as the Administrator may determine and specify in the Agreement for such Dividend Equivalent Rights. The

                                  Annex III-13
total payment attributable to a Share subject to a Dividend Equivalent Right shall not exceed 100% of the equivalent dividends payable with respect to a Share during the term of such Dividend Equivalent Right, taking into account any assumed reinvestment (including assumed reinvestment in Shares) or interest earnings on such equivalent dividends as determined under the Agreement in the case of deferred payment, provided that such percentage may increase to a maximum of 200% if the Dividend Equivalent Right is subject to a Performance Objective as described in Section 10.2.

                                   ARTICLE X

                    SPECIAL PROVISIONS APPLICABLE TO AWARDS

     10.1 RULE 16B-3 COMPLIANCE.

          (a) SIX-MONTH HOLDING PERIOD. Unless a Participant could otherwise exercise a derivative security or dispose of Shares delivered upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) Shares delivered under the Plan other than upon exercise or conversion of a derivative security granted under the Plan shall be held for at least six months from the date of acquisition, and (ii), with respect to a derivative security granted under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

          (b) REFORMATION TO COMPLY WITH EXCHANGE ACT RULES. It is the intent of BellSouth that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-l(c)(3) under the Exchange Act in connection with any grant of Awards to, or other transaction by, a Participant who is subject to Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules). Accordingly, if any provision of this Plan or any Agreement relating to an Award does not comply with the requirements of Rule 16b-3 or Rule 16a-l(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-l(c)(3) so that such Participant shall avoid liability under Section 16(b).

          (c) PRIOR PLAN WINDOW PERIOD SARS. Effective November 24, 1996, in light of the elimination by the Securities and Exchange Commission of the condition for exemption from Section 16(b) of the Exchange Act that stock appreciation rights be exercised for cash only during a specified "window period", outstanding stock appreciation rights tandem to non-qualified options issued under the BellSouth Corporation Stock Option Plan are amended to remove the window period restriction for cash exercise such that such stock appreciation rights granted in 1989 and 1990 are now exercisable for cash at any time and that such stock appreciation rights granted in all other years are now exercisable for either cash or Shares at any time, provided in all cases that such a stock appreciation right can only be exercised if the optionee meets all other applicable requirements for the exercise of such stock appreciation right under the terms of the Prior Plan and the applicable grant agreement, including any requirement relating to the optionee's status under Section 16(a) of the Exchange Act at the time of grant or exercise. This Section 10.1(c) shall constitute an amendment to the BellSouth Corporation Stock Option Plan, and to outstanding non-qualified stock option and tandem stock appreciation right agreements thereunder, to the extent necessary to effect this change to such outstanding stock appreciation rights under such plan. A Prior Plan participant's (or beneficiary's) election to exercise such an outstanding stock appreciation right during any expanded period provided by this
     Section 10.1(c) shall constitute any required consent by the participant (or beneficiary) to such amendment.

     10.2 PERFORMANCE-BASED AWARDS.

          (a) GENERAL. Each Agreement for the grant of Performance Shares shall specify the number of Performance Shares subject to such Agreement, the Performance Period and the Performance Objective, and each Agreement for the grant of any other Award that the Administrator determines
                                  Annex III-14
     to make subject to a Performance Objective similarly shall specify the applicable number of Shares, the period for measuring performance and the Performance Objective. Each Agreement for a performance-based grant shall specify in respect of a Performance Objective the minimum level of performance below which no payment will be made, shall describe the method for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the Performance Objective, and shall specify the maximum percentage payout under the Agreement. Such maximum percentage in no event shall exceed 100% in the case of performance-based Restricted Shares and 200% in the case of Performance Shares or performance-based Dividend Equivalent Rights.

          (b) PERFORMANCE OBJECTIVE. The Administrator shall determine and specify the Performance Objective in the Agreement for a Performance Share or for any other performance-based Award, which Performance Objective shall consist of (i) one or more business criteria, including (except as limited under Section 10.2(c) below for Awards to Covered Employees) financial, service level and individual performance criteria, and (ii) a targeted level or levels of performance with respect to such criteria. Performance Objectives may differ between Participants and between types of Awards and from year to year.

          (c) ADDITIONAL RULES APPLICABLE TO COVERED EMPLOYEES. The Performance Objective for Performance Shares and any other performance-based Award granted to a Covered Employee shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code and shall be based on one or more of the following business criterion: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income;
     (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; and (xix) total shareholder return. The foregoing criterion may relate to BellSouth, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. Achievement of this Performance Objective shall be measured over a period of years not to exceed ten as specified by the Compensation Committee in the Agreement for the performance-based Award. No business criterion other than that named above in this Section 10.2(c) may be used in establishing the performance objective for an Award to a Covered Employee under this Section 10.2. For each such Award relating to a Covered Employee, the Compensation Committee shall establish the targeted level or levels of performance for such business criterion (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The Compensation Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award under this Section 10.2(c), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Compensation Committee as to the achievement of Performance Objectives under this Section 10.2(c) shall be made in writing. The Compensation Committee may not delegate any responsibility under this Section 10.2(c).

          (d) INTENT WITH REGARD TO CODE SECTION 162(M). It is the intent of BellSouth that, unless otherwise determined by the Compensation Committee, Options, SARs, and Awards subject to Performance Objectives specified under this Section 10.2, granted under the Plan to persons who are Covered Employees, shall constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, unless otherwise determined by the

                                  Annex III-15

     Compensation Committee, if any provision of the Plan or any Award agreement relating to such an Award granted to a Covered Employee does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder (including Proposed Regulation 1.162-27 unless and to the extent it is superseded by an interim or final regulation), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Compensation Committee or any other person discretion to increase the amount of compensation otherwise payable to a Covered Employee in connection with any such Award upon attainment of the Performance Objectives.

     10.3 CHANGE IN CONTROL.

          (a) GENERAL. The Compensation Committee shall have the right in its sole discretion to include with respect to any Award granted to a Participant under this Plan provisions accelerating the vesting or Settlement of such Award upon a Change in Control, subject to the restrictions on dispositions of equity securities set forth in Sections 10.1(a) and 12.1 and the restrictions in Section 10.3(d) below. Such acceleration rights may be included as part of the Agreement for such Award or may be included at any time after the Award has been granted to the Participant. Such acceleration rights may include, or be made subject to, such restrictions as the Compensation Committee may deem are appropriate to avoid or ameliorate the federal income tax impact of excess parachute payments as defined in Section 280G(b) of the Code.

          (b) OPTIONS AND SAR GRANTS. Any Option or SAR granted under the Plan on and after September 23, 1996 shall become fully vested and exercisable upon a Change in Control. Such Option or SAR following a Change in Control accordingly (i) shall be exercisable without regard to any dates specified in the applicable grant Agreement and (ii) any conditions specified in the grant Agreement or otherwise in the Plan for the forfeiture of the Option or SAR, including any conditions related to termination of employment or noncompetition, shall not apply, subject in both cases to the continued application of the expiration date specified in the grant Agreement on which the Option or SAR will expire in all events.

          (c) OUTSTANDING NON-QUALIFIED STOCK OPTIONS AND SARS. Effective September 23, 1996, Section 10.3(b) also shall apply to all outstanding non-qualified stock options and tandem stock appreciation rights under this Plan and also those issued under the BellSouth Corporation Stock Option Plan, subject in both cases to the consent of the applicable participant in accordance with rules established by BellSouth. This Section 10.3 (and related definitions) shall constitute an amendment to the BellSouth Corporation Stock Option Plan, and to all outstanding non-qualified stock options and tandem stock appreciation rights under this Plan and under the Prior Plan, to the extent necessary to effect this change to all such outstanding non-qualified stock options and stock appreciation rights.

          (d) POOLING OF INTERESTS ACCOUNTING TREATMENT.   Notwithstanding
     anything to the contrary in this Plan, if the application of this Section
     10.3 would preclude the use of pooling of interests accounting treatment with respect to a transaction for which such treatment otherwise is available and to be adopted by BellSouth, the provisions of this Section
     10.3 shall be modified as it applies to such transaction, to the minimum extent necessary to prevent such impact, including if necessary the invalidation of such provisions to the extent they otherwise would have been triggered by such transaction. If the pooling of interests accounting rules require modification or invalidation of one or more provisions of this Section 10.3 as it applies to such transaction, the adverse impact on the Participant (including for this purpose a Prior Plan participant) shall, to the extent reasonably possible, be proportionate to the adverse impact on other similarly situated Participants of BellSouth. The Board shall, in its sole and absolute discretion, make all determinations necessary under this subsection; provided, that determinations regarding the application of the pooling of interests accounting rules for these purposes shall be made by BellSouth with the concurrence of BellSouth's independent auditors at the time such determination is to be made.

                                  Annex III-16

     10.4 TRANSFERABILITY DURING LIFETIME.

          (a) GENERAL RULE. During the lifetime of a Participant to whom an Award is granted, only the Participant (or such Participant's legal representative) may exercise or receive payment of an Award. No Award (other than unrestricted Stock Payments upon receipt) may be sold, assigned, transferred (except as provided in the sentence above), exchanged, or otherwise encumbered or made subject to any creditor's process, whether voluntary, involuntary or by operation of law, and any attempt to do so shall be of no effect. This Section 10.4(a) shall apply to all Awards except as provided in Sections 10.4(b) and 10.4(c) below.

          (b) LIMITED EXCEPTION FOR CERTAIN NQSOS AND SARS. Unless the terms of the applicable grant Agreement for an NQSO or SAR specifically provides that this Section 10.4(b) shall not apply, a Participant who is an Officer or a Non-Employee Director (or a retired Officer or Non-Employee Director) may transfer such Participant's rights under any NQSO or SAR Agreement (other than a SAR tandem to an ISO) granted on or after November 24, 1996 by properly completing and delivering to the executive compensation group at BellSouth headquarters a Non-Qualified Stock Option Assignment Form and satisfying such other conditions as BellSouth may impose, provided that such transfer is without consideration and to (i) one or more of the Participant's spouse, parents, spouse's parents, siblings, siblings' lineal descendants, children, children's lineal descendants, children's spouses and children's spouses' lineal descendants, including in all cases legally adopted individuals, or (ii) a trust, partnership or similar entity for the benefit solely of one or more of the family members described above. The rights of any such transferee thereafter shall be nontransferable except that such transferee, where applicable under the terms of the transfer by the Participant, shall have the right previously held by the Participant to designate a Beneficiary. A Participant may make such a transfer of the Participant's rights with respect to less than all of the total number of Shares subject to an Option or SAR Agreement provided that each such transfer shall apply to at least 20% of the total number of Shares initially subject to such Agreement. Upon the transfer by a Participant of any rights under an SAR Agreement or under an NQSO Agreement which includes a tandem SAR, any right under the SAR to exercise such SAR for cash automatically is eliminated with respect to such transferred interest. Notwithstanding Section 12.5 or the terms of any Agreement, BellSouth or any Subsidiary shall not withhold any amount attributable to the Participant's tax liability from any payment of cash or Shares to a transferee or transferee's Beneficiary under this Section 10.4(b) upon exercise of a transferred NQSO or SAR by such person, but may require the payment of an amount equal to BellSouth's or any Subsidiary's withholding tax obligation as a condition to such exercise or as a condition to the release of cash or Shares upon such exercise.

          (c) OUTSTANDING NON-QUALIFIED STOCK OPTIONS AND SARS. Effective November 24, 1996, Section 10.4(b) also shall apply to all non-qualified stock options and stock appreciation rights tandem to non-qualified stock appreciation rights outstanding under the Plan and also to all outstanding non-qualified stock options and tandem stock appreciation rights issued under the BellSouth Corporation Stock Option Plan. This Section 10.4 (and related Plan provisions on transferability) shall constitute an amendment to the BellSouth Corporation Stock Option Plan, and to all outstanding non-qualified stock option and tandem stock appreciation right grant agreements under this Plan and the Prior Plan, to the extent necessary to effect this change to such outstanding non-qualified stock options and tandem stock appreciation rights. The election by a Participant or Beneficiary (including for this purpose a participant or beneficiary under the Prior Plan) to transfer any such non-qualified stock option and tandem stock appreciation right pursuant to this Section 10.4(c) shall constitute any required consent by the Participant (or Beneficiary) to such amendment.

     10.5 TRANSFERS TO DEATH BENEFICIARY. In the event of a Participant's death, all of such person's outstanding Awards, including his or her rights to receive any accrued but unpaid Stock Payments, will transfer to the maximum extent permitted by law to such person's Beneficiary (except to the extent a permitted transfer of a NQSO or SAR previously was made pursuant to Section 10.4). Each Participant may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or
                                  Annex III-17
successively) as his or her Beneficiary for purposes of this Plan. Each designation shall be on a form prescribed by the Administrator, will be effective only when delivered to BellSouth, and when effective will revoke all prior designations by the Participant. If a Participant dies with no such beneficiary designation in effect, such person's Beneficiary shall be his or her estate and such person's Awards will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

     10.6 ADJUSTMENTS. In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under this Plan, then the Administrator, in such manner as it may deem equitable, shall adjust any or all of (i) the number and kind of shares which may thereafter be delivered in connection with Awards, (ii) the number and kind of shares that may be delivered or deliverable in respect of outstanding Awards, (iii) the number and kind of shares with respect to which Awards may be granted as set forth in Article III, and (iv) the exercise price, grant price, or purchase price relating to any Award, or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. Any such adjustment made by the Administrator, including any cancellation of an outstanding Award made as part of such adjustment, will be final and binding. The terms of this Section 10.6 (and related definitions) shall apply to all outstanding grants and awards under the Prior Plans, and this Section 10.6 shall constitute an amendment to the terms of the Prior Plans and to the terms of all such outstanding grants and awards.

                                   ARTICLE XI

                           AMENDMENTS AND TERMINATION

     The Board shall have the right to amend, modify, suspend or terminate the Plan at any time; provided, that following the approval of the Plan by BellSouth shareholders, this Plan may not be amended without further approval by shareholders, to the extent such approval is required by the Code, the Exchange Act or other applicable law. No enactment, modification, suspension or termination of the Plan shall alter or impair any Awards previously granted under this Plan without the consent of the holder thereof, unless otherwise required by law. It is conclusively presumed for this purpose that any adjustment for changes in capitalization pursuant to Section 10.6 of this Plan does not affect any right of the holder of an Award. Notwithstanding approval by shareholders, the Board may amend this Plan without further shareholder approval to add provisions required or enabled by changes to Rule 16b-3.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 STOCK RESTRICTIONS. BellSouth shall have the right under this Plan to restrict or otherwise delay the issuance of any Shares purchased or paid under this Plan until the requirements of any applicable laws or regulations and any stock exchange requirements have been in BellSouth's judgment satisfied in full. Furthermore, any Shares which are issued as a result of purchases or payments made under this Plan shall be issued subject to such restrictions and conditions on any resale and any other disposition as BellSouth shall deem necessary or desirable under any applicable laws or regulations or in light of any stock exchange requirements.

     12.2 TERM OF SERVICE. The granting of an Award to a Participant under this Plan shall not obligate BellSouth to provide that Participant upon the termination of his or her employment or service with any benefit whatsoever except as provided under the terms and conditions of that Award or obligate the Participant to remain an employee.

                                  Annex III-18

     12.3 NO SHAREHOLDER RIGHTS. No Award shall confer on any Participant, or anyone claiming on his behalf, any of the rights of a shareholder of BellSouth unless and until Shares are duly issued or transferred on the books of BellSouth in accordance with the terms and conditions of the Award.

     12.4 NO RIGHT TO EMPLOYMENT/CONTINUED SERVICE OR AWARDS. The granting of an Award under the Plan shall impose no obligation on BellSouth or any Subsidiary to continue the employment or service of a Participant and shall not lessen or affect BellSouth's or Subsidiary's right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

     12.5 UNFUNDED PLAN. This Plan shall be unfunded and BellSouth shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither BellSouth, its affiliates, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between any such party and a Participant or anyone claiming on his or her behalf. To the extent a Participant or any other person acquires a right to receive payment pursuant to an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of BellSouth.

     12.6 TAXES. BellSouth or any Subsidiary shall withhold from any payment of cash or Shares to a Participant or other person under this Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Award under this Plan. BellSouth or any Subsidiary shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by BellSouth or any Subsidiary to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Award.

     12.7 BINDING EFFECT. The provisions of this Plan, and any applicable Agreement, election, Beneficiary designation or other related document, shall be binding upon each Participant and any of his Beneficiaries, transferees, heirs, assignees, distributees, executors, administrators, personal representatives or any other person claiming any rights under this Plan. Any such person claiming any rights under this Plan shall be subject to the terms and conditions of this Plan and all such documents and such other terms and conditions, not inconsistent with this Plan, as the Administrator may impose pursuant to Article V.

     12.8 CHOICE OF LAW AND VENUE. This Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the conflict of laws provisions thereof (except to the extent provisions of federal law may be applicable). Acceptance of an Award shall be deemed to constitute consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia for all purposes in connection with any suit, action, or other proceeding relating to such Award, including the enforcement of any rights under this Plan or any Agreement or other document, and shall be deemed to constitute consent to any process or notice of motion in connection with such proceeding being served by certified or registered mail or personal service within or without the State of Georgia, provided a reasonable time for appearance is allowed.

                                  Annex III-19